As filed with the Securities and Exchange Commission on May 30, 2008

File No. 333-[                                    ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARGYLE SECURITY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1540	20-3101079
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

200 Concord Plaza, Suite 700

San Antonio, TX 78216

(210) 828-1700

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Bob Marbut

Chairman and Co-Chief Executive Officer

Argyle Security, Inc.

200 Concord Plaza, Suite 700

San Antonio, TX 78216

(210) 828-1700

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Mitchell S. Nussbaum, Esq.

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

(212) 407-4000

Fax: (212) 407-4990

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

		Proposed		Proposed
		Maximum		Maximum
Title of Each Class of	Amount Being	Offering Price		Aggregate	Amount of
Security Being Registered	Registered(1)	Per Security		Offering Price	Registration Fee
Shares of common stock, par value $.0001 per share(3)	1,180,000	$6.45	(2)	$7,611,000	$299.11
Shares of common stock, par value $.0001 per share(4)	192,500	$10.00	(5)	$1,925,000	$75.65
Shares of common stock, par value $.0001 per share(6)	112,500	$8.00	(7)	$900,000	$35.37
Total	1,485,000			$10,436,000	$410.13

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, the shares of common stock offered hereby also include such presently indeterminate number of shares of the Registrant’s common stock as shall be issued by the Registrant to the selling stockholders named in this registration statement as a result of stock splits, stock dividends or similar transactions.

(2) Calculated pursuant to Rule 457(c) under the Securities Act of 1933 based on average high and low price of the common stock as quoted through the Over-The-Counter Bulletin Board on May 27, 2008.

(3) Represents shares of the Registrant’s common stock being registered for resale that have been issued to the selling stockholders named in this registration statement.

(4) Represents shares of the Registrant’s common stock underlying promissory notes and being registered for resale by the selling stockholders named in this registration statement.

(5) Estimated based on the conversion price of the promissory notes in accordance with Rule 457(g) under the Securities Act of 1933, as amended.

(6) Represents shares of the Registrant’s common stock underlying warrants being registered for resale by the selling stockholders named in this registration statement.

(7) Estimated based on the conversion price of the warrants in accordance with Rule 457(g) under the Securities Act of 1933, as amended.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS              SUBJECT TO COMPLETION, MAY 30, 2008

1,485,000 Shares of Common Stock

ARGYLE SECURITY, INC.

This prospectus relates to 1,485,000 shares of common stock of Argyle Security, Inc., a Delaware corporation, that may be sold from time to time by the Selling Stockholders named in this prospectus. This includes 192,500 shares of our common stock underlying promissory notes in the aggregate principal amount of $1,925,000 and warrants to purchase 112,500 shares of our common stock. We will not receive any of the proceeds from the sale of the shares under this prospectus, although if the notes are converted into shares of our common stock it will reduce our outstanding debt and if all of the warrants are exercised, we will receive $900,000 upon exercise.

The prices at which the Selling Stockholders may sell their shares will be determined by the prevailing market price for the shares or pursuant to privately negotiated transactions. Information regarding the Selling Stockholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus.

Our common stock, warrants and units are traded on the Over-the-Counter Bulletin Board under the symbols “ARGL,” “ARGLW” and “ARGLU,” respectively. On May 27, 2008, the closing sale price of the common stock, warrants and units was $6.45, $1.60 and $8.15, respectively. You are urged to obtain current market quotations of our common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

The Selling Stockholders, and any broker-dealer executing sell orders on behalf of the Selling Stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933. See “Plan of Distribution.”

These securities involve a high degree of risk. Please carefully review the section titled “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2008.

This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

ARGYLE SECURITY, INC.

PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus, including “Risk Factors,” our consolidated financial statements and the related notes thereto and condensed consolidated financial statements and the related notes thereto, and the other documents to which this prospectus refers, before making an investment decision. In this prospectus, the terms the “Company,” “we,” “our” and “us” refer to Argyle Security, Inc., a Delaware corporation, and its subsidiaries.

Overview

Argyle Security, Inc. is a holding company whose primary business operations are conducted through its wholly owned subsidiary Argyle Security USA (which consists of the business of our wholly owned subsidiary ISI Security Group, Inc. and all of its operating subsidiaries). We refer to Argyle Security USA as “AUSA” in this prospectus and where the context indicates, to the historical business of ISI Security Group, Inc. as ISI.

We acquired ISI on July 31, 2007, when our newly formed subsidiary merged into ISI Detention Contracting Group, Inc. and pursuant to which ISI Detention Contracting Group, Inc. became our wholly owned subsidiary and changed its name to ISI Security Group, Inc. Shortly thereafter, we changed our name from “Argyle Security Acquisition Corporation” to “Argyle Security, Inc.”

In February 2008, we reorganized our business under the name of Argyle Security USA, or AUSA, through which we provide physical security solutions to commercial, governmental, and correctional customers.  Argyle Security USA has two reporting segments, Argyle Corrections and Argyle Commercial Security.  Prior to this date the we had three reporting segments contained in the historical business of ISI Security Group, Inc. (ISI) which included ISI Detention, MCS Detention, and MCS Commercial.

Argyle Corrections consists of all of our businesses in the corrections sector including ISI, Metroplex Control Systems (MCS) as well as Com-Tec Security, LLC (Com-Tec) and Peterson Detention, Inc. (PDI).  Com-Tec and PDI were acquired in January 2008.  These acquisitions are referred to elsewhere in the document.  This segment includes:

• ISI (also referred to historically as ISI-Detention) designs, engineers, supplies, installs, and maintains a full array of detention systems and equipment, targeting correctional facilities throughout the United States;

• MCS (also referred to historically as MCS-Detention) designs, engineers, supplies, installs and maintains complex, customized security, access control, video and electronic security control system solutions at correctional and government facilities;

• PDI is a full-service, turnkey solutions provider that manufactures high security metal barriers, high security observation window systems, detention furniture and accessories; and

• Com-Tec is an industry leader in the custom design and manufacture of electronic security and communications systems.

Argyle Commercial Security focuses on the commercial security sector and provides turnkey, electronic security systems to the commercial market. Currently, MCS Commercial Fire & Security is the only member of this group and is referred to historically as MCS-Commercial.

On January 1, 2008, MCFSA, Ltd. (MCFSA), all of the partnership interests of which are directly or indirectly wholly owned by AUSA, acquired substantially all of the business assets and liabilities of Fire Quest Inc. (Fire Quest). Fire Quest is engaged in the business of alarm system sales and service.

On January 4, 2008, AUSA acquired substantially all of the business assets and liabilities of PDI.  PDI is a full-service, turnkey solutions provider that manufactures high security metal barriers, high security observation window systems, detention furniture and accessories.

On January 31, 2008, ISI Controls, Ltd. (ISI-Controls), a wholly owned subsidiary of AUSA, which in turn is a wholly owned subsidiary of the Company, closed a transaction, pursuant to which ISI-Controls acquired 100% of the outstanding units of Com-Tec, resulting in Com-Tec becoming a wholly owned subsidiary of ISI-Controls. Com-Tec is engaged in the business of custom design, manufacture and installation of electronic security and communication systems.

Background and History of ISI

ISI, Argyle’s wholly owned subsidiary (now part of AUSA), along with its subsidiaries, has been furnishing and installing detention equipment in more than 1,600 correctional facilities since its inception in 1976. AUSA offers a complete array of electronic security system solutions revolving around electronic locking systems and hardware, security doors and frames, jail furniture, security glazing and other security-based systems. AUSA acts as prime contractor or as a subcontractor for projects spanning all levels of security. More than 60% of the revenue for ISI during 2005, 2006, and 2007 has been the result of contracts with repeat customers. Its expertise and track record position ISI-Detention favorably among the nation’s leading providers of products and solutions for correctional facilities.

Corporate Information

Our executive offices are located at 200 Concord Plaza, Suite 700 San Antonio, Texas 78216 and our telephone number at that location is (210) 828-1700. Our website is www.argylesecurity.com. Our operating subsidiary AUSA maintains a website at www.isidet.com. Information contained in our website does not constitute part of this prospectus.

Risks Affecting Us

In evaluating the resale of the shares of our common stock, you should carefully read this prospectus and especially consider the factors discussed in the section titled “Risk Factors.”

The Offering

This prospectus relates to the resale by the Selling Stockholders identified in this prospectus of up to 1,485,000 shares of our common stock, of which 1,180,000 were issued in connection with our acquisition of ISI, 192,500 underlie convertible promissory notes in the aggregate principal amount of $1,925,000 and warrants to purchase 112,500 shares of our common stock. We currently have a total of 5,964,342 shares of common stock issued and outstanding. We will not receive any proceeds from any sale of shares of common stock by the Selling Stockholders, although if the notes are converted into shares of our common stock it will reduce our outstanding debt and if all of the warrants are exercised, we will receive $900,000 upon exercise. Any amounts we receive from such exercise will be used for general working capital purposes.  The Selling Stockholders may sell their shares of common stock from time to time at prevailing market prices.

SUMMARY FINANCIAL DATA

(U.S. Dollars in Thousands, Except Per Share Data)

In July 2007, Argyle acquired all of the assets and liabilities of ISI through the merger of its subsidiary into ISI. Prior to the acquisition of ISI, Argyle had no operations and was considered a blank check company.   On January 31, 2008, ISI Controls, Ltd. (ISI-Controls), a wholly owned subsidiary of ISI, which in turn is a wholly owned subsidiary of the Company, closed a transaction, pursuant to which ISI-Controls acquired 100% of the outstanding units of Com-Tec Security, LLC (Com-Tec), resulting in Com-Tec becoming a wholly owned subsidiary of ISI-Controls.  The unaudited proforma condensed combined financial statements appearing on page F-105 of this prospectus gives effect to the acquisitions of ISI and Com-Tec as if such acquisitions had occurred on January 1, 2007.  In February 2008, Argyle reorganized its acquired businesses under the name Argyle Security USA, which will include two reporting segments in future periods, Argyle Corrections Group (which in turn includes ISI, MCS Detention, PDI and Com-Tec) and Argyle Commercial Security (which includes MCS Commercial).

The following table sets forth our condensed consolidated financial statement of operations data for the period from our inception through December 31, 2005, and for the years ended December 31, 2006 and December 31, 2007 and the three months ended March 31, 2008. We are also providing pro forma condensed consolidated statement of operations data for the three months ended March 31, 2007 and 2008 after giving effect to the acquisition of ISI, Com-Tec, PDI, and Fire Quest as if such acquisitions had occurred on January 1, 2007 and January 1, 2008, respectively.  The condensed consolidated balance sheet data is provided as of December 31, 2006 and 2007 and March 31, 2008.

Our financial statements included in this prospectus may not necessarily reflect our future results of operations, financial position or cash flows. Accordingly, our historical results should not be relied upon as an indicator of our future performance. In addition, the unaudited pro forma statement of operations data and other financial data are presented for informational purposes only and are not necessarily indicative of our operating results had the ISI, Com-Tec, PDI, and Fire Quest acquisitions occurred as of the dates indicated, nor is it necessarily indicative of future operating results.

You should read this table in conjunction with “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included in this prospectus.

Argyle Security, Inc.

(in thousands except share data)

Condensed Consolidated Statement of Operations Data:

	June 22, 2005 (inception) through December 31,

				Three Months
		Year Ended December 31,		Ended March 31,
	2005	2006	2007	2008
Revenues	$—	$—	$44,053	$37,597
Cost of revenues	—	—	34,020	31,193
Gross profit	—	—	10,033	6,404
Total operating expenses	8	1,024	9,812	6,782
Income / (loss) from operations	(8)	(1,024)	221	(378)
Interest income	—	1,352	1,005	26
Interest expense	—	(64)	(838)	(799)
Income / (loss) before income taxes	(8)	264	388	(1,151)
Income tax expense / (benefit)	—	91	169	(417)
Net income / (loss)	$(8)	$173	$219	$(734)
Net income / (loss) per share:
Basic	$(0.01)	$0.04	$0.04	$(0.13)
Diluted	$(0.01)	$0.04	$0.04	$(0.13)

Proforma Condensed Consolidated Statement of Operations Data (unaudited):

	Year Ended December 31,		Three Months Ended March 31,
	2006	2007	2008	2007
Revenues	$57,752	$87,186	$39,315	$23,173
Cost of revenues	49,330	69,496	32,599	19,433
Gross profit	8,422	17,690	6,716	3,740
Total operating expenses	12,461	17,580	7,097	4,693
Income from operations	(4,039)	110	(381)	(953)
Interest income	459	246	26	59
Interest expense	(1,501)	(1,703)	(844)	(754)
Income / (loss) before income taxes	(5,081)	(1,347)	(1,199)	(1,648)
Income tax expense	(1,497)	(1,093)	(451)	(691)
Net income / (loss)	$(3,584)	$(254)	$(748)	$(957)
Net income / (loss) per share:
Basic	$(0.65)	$(0.04)	$(0.13)	$(0.17)
Diluted	$(0.65)	$(0.04)	$(0.13)	$(0.17)

Condensed Consolidated Balance Sheet Data:

	Predecessor (ISI)	Argyle
	December 31,	December 31,	December 31,	March 31
($ in thousands, except per share data)	2006	2006	2007	2008
Total current assets	$25,113	$30,182	$40,507	$59,131
Total assets	$31,617	$30,681	$81,148	$108,867
Total current liabilities	$19,056	$1,905	$20,520	$31,909
Common stock, warrants and deferred interest subject to possible redemption	$5,019	$5,914	$—	$—
Total stockholders’ equity (deficit)	$(13,247)	$22,862	$36,664	$36,488

RISK FACTORS

Any investment in our common stock involves a high degree of risk.  You should consider carefully the following information about the risks described below, together with the other information contained in this prospectus before you decide whether to buy our common stock.  If any of the following risks actually occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected.  In those circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Budget constraints of federal, state and local governments could reduce our revenues.

Contracts for which federal, state or local governments are the ultimate customer have historically accounted for a major portion of AUSA’s business. The detention systems segment, the largest business segment, outfits correctional facilities and courthouses. Many state and local governments operate under very tight budget constraints. These budget constraints could cause them to delay, reduce the scope of, or cancel pending projects, which could reduce our revenues.

Our failure to obtain and/or maintain required local/state licenses could reduce our revenue.

A portion of our business depends upon obtaining and maintaining required licenses. All such licenses are subject to audit by the relevant government agency. Any failure to obtain or maintain required licenses could result in the termination of certain of our contracts or cause us to be unable to bid or re-bid on certain contracts. In addition, we and/or our employees may be required to maintain certain facility security clearances. If we or our employees were found not to be in compliance, we could be excluded from bidding on certain contracts, removed from projects and/or fined, all of which would adversely impact our financial condition and good standing.

AUSA has been subject to one audit of its licensing. In 2005, the Arkansas Licensing Board conducted a hearing regarding the renewal of AUSA’s Contractor License for the State of Arkansas. The outcome of the hearing was successful, and AUSA was issued a Contractor’s License.

We operate under fixed price contracts, and our failure to accurately estimate our costs may reduce our profitability.

Approximately 90% of our revenues result from fixed price contracts. If we do not accurately estimate our costs on projects, we could suffer losses on fixed price contracts. Unanticipated increases in the cost of raw materials could also result in our losing money on contracts. If we suffer losses on our contracts, our profitability will be reduced. In addition, the revenues that we record under these contracts are recognized under the “percentage of completion method of accounting.” This method requires considerable judgment and, as a result, the estimates derived at any point in time could differ significantly and result in material discrepancies between the estimates and the financial reality of the applicable contract.

Our ability to obtain payment and/or performance bonds is critical to our ability to conduct business.

Performance and payment bonds are an important component of our business, because many customers require that performance and payment bonds be delivered to the customer before the customer will enter into a contract. Approximately 39% of contract revenues and 35% of overall company revenues for 2007 were generated by “bonded” contracts (contracts that require performance and payment bonds), and approximately 37% of AUSA revenues in the past three years have been derived from bonded contracts.

From 2004 through the acquisition of ISI in July 2007, bonding capacity had been made available to ISI through ISI*MCS, an entity created and owned by the Chief Executive Officer and President of ISI, Sam Youngblood and Don Carr, respectively. Since the consummation of the acquisition of ISI, ISI*MCS has not provided any new bonded contracts for ISI or Argyle.  Since our acquisition of ISI, ISI has been receiving bonding for individual jobs as needed. Subject to the final determination by a bonding company, we believe that sufficient new bonding capacity to address the total expected business in 2008 will be available to us because in April 2008  we closed a private placement of our Series A Convertible Preferred Stock for gross proceeds of $15.0 million. However, if we are unable to secure increasing lines of bonding capacity, then we will not be able to enter into contracts that require such bonds. This would significantly reduce our expected sales and reduce the level of our future financial performance. Some of the additional factors that might cause AUSA to be unable to obtain such bonds include, but are not limited to, unacceptably high premium rates for such bonds, the unavailability of bonding capacity at an acceptable cost from a bonding company with an acceptable financial rating, or the collateral/financial requirements of the bonding company. Such requirements are generally intended to provide liquidity to a bonding company should it become obligated to pay a claim. These requirements can include minimum cash reserves, letters of credit for the benefit of the bonding company and other irrevocable commitments of working capital that are unacceptably high. In addition, because ISI*MCS no longer has a relationship with us, we no longer have the benefit of a long-standing relationship with a bonding company.

The bonding company that issued the performance and payment bonds is an interested party in all matters regarding the bonded contracts. A bonding company is obligated to complete a project for which it has issued bonds and will typically seek recovery of its costs to complete the contract from all available parties. The result is that a dispute with an owner or general contractor arising from a bonded contract must also include consideration of the interests of the bonding company, typically a well-financed and highly sophisticated party. The addition of this sophisticated party to disputes regarding bonded contracts increases the risk that a default or breach of a bonded contract by AUSA will result in a loss to AUSA. Even if AUSA is able to resolve or avoid a dispute with an owner or general contractor, resolving a dispute with a bonding company that has paid a claim to complete a project will increase the potential risk of loss to AUSA.

If we are required to make any significant payments as a result of our indemnification obligations arising from specified ISI*MCS bonding contracts or guarantees, such payments may negatively impact our results of operation.

Argyle agreed that after the acquisition of ISI was consummated, it would indemnify and hold harmless Sam Youngblood and Don Carr, their spouses, attorneys, agents and permitted assignees against any losses incurred arising from a contract or agreement that is the subject of a performance or payment bond provided by ISI*MCS or guarantees by the indemnitees relating to any of the performance or payment bonds provided by ISI*MCS, to the extent such contract had not been fully paid as of the closing of the acquisition. These indemnification obligations survive until July 30, 2011 and the obligations are not subject to a cap or maximum amount. Although it is not anticipated that Argyle will be required to make any payments under this provision, if Argyle were required to do so, it could result in Argyle having to pay Mr. Youngblood and/or Mr. Carr a significant amount of money. AUSA management estimates that the potential risk for Argyle on such indemnification could be approximately $11,497,632, which consists of all potential liability that could arise from all bonded contract obligations due and owing by AUSA as of March 31, 2008 and assumes that all work performed or to be performed on bonded contracts is unsatisfactorily completed.

If we are unable to design and market our product offerings in a timely and efficient manner, we may not remain competitive.

Some of our markets are characterized by continuing technological advancement, changes in customer requirements, and evolving product standards. In particular, the detention segment specializes in the development, implementation, and support of complex, integrated software systems, and accordingly, we devote a substantial amount of resources to product development. To compete successfully, we must develop and market new products that provide increasingly higher levels of performance and reliability. Product development is highly uncertain and we cannot guarantee that we will successfully develop new products. Our inability to develop and market these products or to achieve customer acceptance of these products could limit our ability to compete in the market.

In addition, we offer a wide variety of products. If the design or marketing of a product, or products, is not successful and we must allocate more resources to ensure the products’ success, it could lower the profitability of the product, or products, or affect customer perceptions as to the quality of the products and services being offered.

We depend on third-party hardware for our customized security solutions.

We purchase the hardware for our customized security solutions from third-party vendors. Currently our ISI-Detention and MCS-Detention divisions do not have long-term agreements with the third-party vendors with whom they do business. Any reduction or interruption in the supply or manufacturing of hardware from these third-party vendors could limit our ability to offer and deliver complete security solutions to its customers and could result in reduced revenues.

Our MCS-Commercial division has distribution agreements in place with some of its third-party vendors. If any of these vendors were to terminate or cancel its agreement with MCS-Commercial, this division would lose its ability to market that vendor’s specific product line to our customers. To the extent that we are unable to find a competing brand with the same level of acceptance among our customers, we could suffer the loss of some customers.

We are subject to substantial government regulation that could cause delays in the delivery of our products and services and may subject Argyle to audits or other similar review processes.

As a contractor and subcontractor to agencies of various federal, state and local governments, we are obligated to comply with a variety of regulations governing our operations and the workplace. Unforeseen problems in the performance of contracts could cause the loss of licensing to do business within a particular city, county, state, or other governmental entity resulting in us losing contracts with that entity. In addition, changes in federal, state and local laws and regulations may impact our ability to secure new contracts or require us to make costly changes to our operations which could reduce our profitability in order to obtain contracts.

Our inability to effectively integrate acquisitions could reduce our profitability.

Part of our business strategy is to grow through strategic acquisitions, and since December 31, 2007, we have acquired PDI, Com-Tec and Fire Quest. For the acquisition of these and other new businesses to be successful, we must integrate the operations, systems and personnel from those acquired businesses into Argyle. This integration process requires, among other things, that we continually evaluate our operations, financial systems and controls and, when necessary, enhance and adjust those systems and controls. If the acquired businesses are not successfully integrated into Argyle, the key employees and their relationships with new customers, as well as their expertise and reputation in the industry, could be lost and/or destroyed, resulting in lower than expected sales and reduced repeat business, if any, from those acquired customers. Additionally, the new customers acquired could be lost which would reduce expected revenues from the acquisition and reduce expected profitability.

We may need additional financing for bonding requirements, working capital, and capital expenditures and additional financing may not be available on favorable terms.

In order to operate the business, we may need to obtain additional surety bonds, maintain working capital, or make significant capital expenditures. In order to do any of those things, we may need to obtain additional capital. Therefore, our ability to operate and grow is dependent upon, and may be limited by, among other things, the availability of financing arrangements. If we are not able to obtain the additional capital necessary to pursue new projects or maintain our operations, we may not be able to grow as quickly as we plan. In addition, even if we are able to obtain additional financing, the additional financing may not be on terms which are favorable to us and could hamper our profitability.

We could potentially incur liability to clients and others.

Our involvement in the public security and justice business exposes us to potential liability claims from our clients. Our products are used in applications where their failure could result in serious personal injuries or death. In the area of corrections, prisoners are generally viewed as litigious. We have sought ways to minimize losses from these sources by obtaining product liability and professional liability insurance policies; however, a successful claim could result in liability in excess of coverage limits or the cancellation of insurance coverage and result in our having to pay a large amount of our working capital to cover those claims.

We are dependent upon key personnel.

We depend on the expertise, experience and continued services of our senior management and key employees such as:

•

Bob Marbut — Chief Executive Officer of Argyle Security, Inc. Mr. Marbut is the chief executive of Argyle, and his knowledge of our business and reputation in the industry make him important to our success.

•

Ron Chaimovski — Chief Executive Officer of Argyle Security, Inc. Mr. Chaimovski is the co-chief executive of Argyle, and his knowledge of our business and reputation in the industry make him important to our success.

•

Donald Neville — Executive Vice President and Chief Financial Officer of Argyle Security, Inc. Mr. Neville is the chief financial officer of Argyle, and his knowledge and experience in capital markets make him important to our success.

•

Sam Youngblood — President of Argyle Security USA. Mr. Youngblood is President of Argyle Security USA, and his knowledge of our business and reputation in the industry make him important to our success.

•

Don Carr — President of Argyle Security USA — Corrections Division. Mr. Carr is the key manager of sales for the Corrections Division of AUSA. His experience and management capabilities have made him a major part of the historical success of the Company.

•

Mark McDonald — Chief Technology Officer of Argyle Security USA. Mr. McDonald is the principal creator of the proprietary software utilized by AUSA in estimating the cost and pricing of a project. Mr. McDonald’s expertise in the use and refinement of this software and his knowledge of the technological perspective of the security industry are significant.

Our operations and most decisions concerning the business of AUSA will be made or significantly influenced by such individuals. The loss of members of senior management or key employees could result in the deterioration or loss of relationships with certain customers or suppliers, which could result in a material loss of business for AUSA.

We are in a competitive industry with well financed competitors.

As a result of increasing consolidation in the corrections and security industries and increasing attention from venture funds and private equity groups, many of our competitors, some of which were already larger and better financed than us, have grown and obtained significant financing. Accordingly, we expect competition to increase in the near future. We also expect that some of our competitors will feel increasing pressure to underbid government and commercial projects, in order to deploy their workforces and maintain or step up their activity levels. This may make it more difficult for us to prevail on competitive bids for projects to the degree AUSA has historically experienced.

Many of our new contracts are subject to competitive bidding.

Most governmental agencies and many commercial customers require that their significant contracts be competitively bid. Typically they utilize the “Request for Proposal” (RFP) method where several competitors submit their sealed proposals for a particular project, or the “Request for Qualifications” (RFQ) process where competitors submit their qualifications for consideration by the customer. Some contracts are open for bidding, using the standard “Straight Bid” process where the detailed specifications for a project are published and contractors submit a “Bid” or fixed price, for the contract to build the project. Other competitive bidding processes are also utilized. Our success in responding to an RFP, RFQ, Straight Bid, or other competitive bidding process is dependent upon the quality of our estimating process, knowledge of the industry, knowledge of our customers and other factors requiring significant judgment and expertise. Because of the nature of the bidding process, we cannot know if we will be successful on any given bid, which makes it difficult to accurately forecast the timing of projects and budget the allocation of resources. To the extent we have made significant capital expenditures in the development and estimating of a contract or project, we may not recover our entire capital investment in that project.

When seeking competitive bids, one of the factors that most governmental entities and commercial customers evaluate is the financial strength of the bidders. To the extent they believe we do not have sufficient financial resources, we will be unable to effectively compete for contracts.

Our ability to win new contracts depends on many factors outside of our control.

Our growth in the corrections industry is generally dependent upon our ability to win new contracts. This depends on a number of factors we cannot control, including crime rates and sentencing patterns in various jurisdictions. Accordingly, the demand for security related goods and services for new correctional facilities could be adversely affected by the relaxation of enforcement efforts, leniency in conviction and sentencing practices or through the legal decriminalization of certain activities that are currently proscribed by criminal laws. For instance, changes in laws relating to drugs and controlled substances or illegal immigration could reduce the number of persons arrested, convicted and sentenced, thereby potentially reducing demand for new correctional facilities to house them. Similarly, reductions in crime rates could lead to reductions in arrests, convictions, and sentences requiring new correctional facilities.

Furthermore, desirable locations for proposed correctional facilities may be in or near populated areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site. Such actions could substantially delay a correctional project or cause the project to be reduced in scope or be eliminated completely.

We offer some bids for new contracts directly to government agencies and commercial customers as a direct contractor to provide the security solutions for a project. In other instances, we provide our bid for security solutions to a general contractor, who adds our pricing to all the other pricing for an entire project. In those instances we act as a subcontractor to the general contractor. The owner of the project (the governmental entity or commercial owner) will choose whether they wish to receive bids only from general contractors, or whether they wish to receive bids separately from the entities providing security solutions, such as us and our competitors. When we are acting as a subcontractor to a general contractor, we have far less control and input over the final price for the project submitted to the owner by the general contractor than when AUSA submits a bid directly and such circumstances therefore reduce our ability to win contracts.

Governmental agencies may investigate and audit our contracts and, if any improprieties are found, we may be required to refund revenues, pay unexpected taxes, forego anticipated revenues and/or may be subject to penalties and sanctions, including prohibitions on our bidding in response to competitive bidding processes.

Governmental agencies and most commercial customers will have the authority to audit and investigate our contracts with them. As part of that process, some governmental agencies review our performance on the contract, our pricing practices, change orders, other compliance with the terms of the contracts, and applicable laws, regulations and standards. For example, if an agency determines that we have improperly classified a specific contract as non-taxable, we could be required to pay sales, use or other taxes for which no reserve was created at the time the bid was submitted by us. If the agency determines that we have improperly billed the governmental entity in violation of the terms of the contract, we could be required to refund revenues, or forgo anticipated revenues. If a government audit uncovers improper or illegal activities by us or it otherwise determines that these activities have occurred, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with the government.

If we fail to satisfy our contractual obligations, our ability to compete for future contracts will be limited.

Our failure to comply with contract requirements or to meet our clients’ performance expectations when performing a contract could injure our reputation, which, in turn, would impact our ability to compete for new contracts. Our failure to meet contractual obligations could also result in substantial actual and consequential damages. In addition, our contracts often require us to indemnify clients for our conduct that causes losses to the client. Some contracts may contain liquidated damages provisions and financial penalties related to performance failures. Although we have liability insurance, the policy limits may not be adequate to provide protection against all potential liabilities.

We derive a significant portion of our revenues from a small number of customers and the loss of a significant customer could have a material adverse effect on our results of operations.

Our customer base and revenues are concentrated among a limited number of customers and the loss of any one of these customers could have a material adverse impact on our results of operations.  For fiscal year 2006, ISI generated 16% of its revenues from its top customer, 26% from the top two and 34% from the top three. ISI’s largest customer represented $9.5 million of revenues in 2006. Other large customers represented 10%, 8%, and 5% of revenues in fiscal year 2006.  For fiscal year 2007, ISI generated 8% of its revenues from its top customer, 15% from the top two and 20% from the top three. ISI’s largest customer represented $6.7 million of revenues in 2007. Other large customers represented 7%, 6%, and 5% of revenues in fiscal year 2007. During the three months ended March 31, 2008, revenue from our top three customers, which were all from the Corrections segment, represented 42% of total Company revenues.  During the three months ended March 31, 2008, revenues from our top two customers, which were all from the Corrections segment, represented 20% and 12% of total Company revenues.

Negative media coverage, including inaccurate or misleading information, could injure our reputation and our ability to bid for government contracts.

The media frequently focuses its attention on contracts with governmental agencies. If the media coverage regarding the contracts for the design, development, construction, financing or operation of a new correctional facility project is negative, it could influence government officials to slow the pace of building a correctional project or cause the cancellation of a planned correctional facility.

Jails, prisons and other public correctional projects may prompt higher than normal media scrutiny. In that atmosphere, inaccurate, misleading, or negative media coverage about us could harm our reputation and, accordingly, our ability to bid for and win new contracts.

If outstanding public warrants are exercised, the underlying common shares will be eligible for future resale in the public market. “Market overhang” from the warrants results in dilution and could keep the market price of our stock lower than it would otherwise be.

Outstanding warrants and options to purchase an aggregate of 4,075,046 shares of common stock issued in connection with Argyle’s initial public offering and in connection with financing transactions are currently exercisable. If they are exercised, a substantial number of additional shares of our common stock will be eligible for resale in the public market, which could keep the market price of our stock lower than it would otherwise be.

Registration rights held by our stockholders may keep the market price of our stock lower than it would otherwise be.

Some of our stockholders, including those who purchased common stock prior to our initial public offering and the holders of our Series A Convertible Preferred Stock, are entitled to demand that we register the resale of their shares at various times. If such stockholders exercise their registration rights with respect to all of their shares, there will be significant additional shares of common stock eligible for trading in the public market. The presence of these additional shares could keep the market price of our stock lower than it would otherwise be.

Because we do not intend to pay dividends on our common stock, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We have never declared or paid any cash dividends on our shares of common stock. We intend to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our Board of Directors and will depend on factors the Board of Directors deems relevant, including among others, our results of operations, financial condition and cash requirements, business prospects, and the terms of our credit facilities, preferred stock, and other financing arrangements. The debt financing arrangements we put into place prohibits us from declaring or paying dividends without the consent of our lenders. Accordingly, realization of a gain on stockholders’ investments will depend on the appreciation of the price of our common stock. There is no guarantee that our common stock will appreciate in value.

Our securities are quoted on the Over-the-Counter Bulletin Board, which may limit the liquidity and price of our securities more than if the securities were quoted or listed on an exchange.

Our securities are quoted on the Over-the-Counter Bulletin Board, a FINRA-sponsored and operated inter-dealer automated quotation system. Quotation of our securities on the Over-the-Counter Bulletin Board will limit the liquidity and price of our securities more than if the securities were quoted or listed on an exchange.

We may choose to redeem our outstanding warrants at a time that is disadvantageous to the warrant holders.

Subject to there being a current prospectus under the Securities Act of 1933, Argyle may redeem all of its outstanding warrants at any time after they become exercisable at a price of $.01 per warrant, upon a minimum of 30 days prior written notice of redemption, if and only if, the last sale price of our common stock equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending three business days before Argyle sends the notice of redemption. Calling all of our outstanding warrants for redemption could force the warrant holders:

•	To exercise the warrants and pay the exercise price for such warrants at a time when it may be disadvantageous for the holders to do so;

•	To sell the warrants at the then current market price when they might otherwise wish to hold the warrants; or

•	To accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

Our warrant holders may not be able to exercise their warrants, which may create liability for us.

Holders of the warrants we issued in our initial public offering and private placement will be able to receive shares upon exercise of the warrants only if (i) a current registration statement under the Securities Act of 1933 relating to the shares of its common stock underlying the warrants is then effective and (ii) such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although we have agreed to use our best efforts to maintain a current registration statement covering the shares underlying the warrants to the extent required by federal securities laws, and we intend to comply with such agreement, we cannot assure that we will be able to do so. In addition, some states may not permit us to register the shares issuable upon exercise of our warrants for sale. The value of the warrants will be greatly reduced if a registration statement covering the shares issuable upon the exercise of the warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Holders of warrants who reside in jurisdictions in which the shares underlying the warrants are not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants in the open market or allow them to expire unexercised. If and when the warrants become redeemable, we may exercise our redemption right even if we are unable to qualify the underlying securities for sale under all applicable state securities laws. Since our obligations in this regard are subject to a “best efforts” standard, it is possible that, even if we are able to successfully assert a defense to a claim by warrant holders due to the impossibility of registration, a court may impose monetary damages on us to compensate warrant holders due to the change in circumstances that led to us being unable to fulfill our obligations.

The agreements governing our shares of convertible preferred stock contain covenants and restrictions that may limit our ability to operate our business.

The terms of our Series A Convertible Preferred Stock limit our ability to, among other things, declare or pay dividends or distributions on our common equity securities, create or incur additional preferred stock, and repurchase common stock.  These restrictions could adversely affect our ability to raise additional equity to fund our future operations.  In addition, upon any sale or liquidation, the holders of the preferred stock would be entitled to receive payment of their liquidation preference prior to any payment to our common stockholders.  The holder of our preferred stock also have registration rights, which if exercised would result in additional shares of our common stock being available for resale and could adversely impact the market price of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders.  The proceeds from the sale of each Selling Stockholder’s shares of common stock will belong to that Selling Stockholder, although if the notes are converted into shares of our common stock it will reduce our outstanding debt and if all of the warrants are exercised, we will receive $900,000 upon exercise. Any amounts we receive from such exercise will be used for general working capital purposes.  ..

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock and do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Payments of future dividends on our common stock, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors may deem relevant.  In addition, our credit facilities and Series A Convertible Preferred Stock place limitations on our ability to pay dividends on our common stock.

SELECTED FINANCIAL DATA

(in thousands)

The following tables summarize our selected historical consolidated financial information and selected consolidated financial information of ISI (now part of Argyle Security USA), which should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this document. The information as of and for the periods ended December 31st, and for the seven month period ended July 31, 2007 for ISI, are derived from the respective audited financial statements of Argyle and ISI and the information as of and for the other periods presented are derived from their respective unaudited interim financial statements.

ISI Security Group, Inc.

	Year Ended December 31,					For the Seven Months Ended
($ in thousands)	2002	2003	2004	2005	2006	July 31, 2007
Revenues	$25,881	$34,726	$37,303	$24,758	$37,897	$26,394
Revenues - related party(1)	0	0	2,872	14,476	19,855	16,740
Total revenues	25,881	34,726	40,175	39,234	57,752	43,134
Cost of revenues	17,931	25,082	30,984	30,865	45,969	33,516
Gross profit	7,950	9,644	9,191	8,369	11,783	9,618
General and administrative expenses	6,892	6,342	6,083	6,908	8,860	6,432
Management special bonus	—	—	5,151	—	—	1,364
Total operating expenses	6,892	6,342	11,234	6,908	8,860	7,796
Income/(loss) from operations	1,058	3,302	(2,043)	1,461	2,923	1,822
Interest expense	59	0	813	3,178	3,830	3,010
Other income/(loss)	105	(55)	(85)	8	211	4
Income/(loss) before income taxes	1,104	3,247	(2,941)	(1,709)	(696)	(1,184)
Income tax expense (benefit)	486	1,165	(894)	(525)	(8)	(1,053)
Net income/(loss)	$618	$2,082	$(2,047)	$(1,184)	$(688)	$(131)

(1)

“Revenues - related party” are those revenues generated by work sub-contracted from ISI*MCS (an entity owned 67% by Sam Youngblood, CEO of ISI, and 33% by Don Carr, President of ISI). Messrs. Youngblood and Carr created ISI*MCS in 2004 to provide bonding on contracts that require bonding. The performance of those contracts is subcontracted to ISI as a subcontractor to ISI*MCS. The subcontracted work is for third party customers of ISI*MCS that require bonded contracts. Since the acquisition of ISI by Argyle, ISI*MCS no longer provides bonding and subcontract work to ISI and ISI will secure its own bonding capacity and use that bonding capacity to directly enter into bonded contracts with third party customers, thereby eliminating the need to contract for the work as a subcontractor to ISI*MCS. The amount of “Revenues - related party” will decrease annually as the contracts with ISI*MCS, outstanding at the time of the acquisition, are completed.

Argyle Security, Inc.

(in thousands except share data)

Condensed Consolidated Statement of Operations Data:

	June 22, 2005 (inception) through December 31,

				Three Months
		Year Ended December 31,		Ended March 31,
	2005	2006	2007	2008
Revenues	$—	$—	$44,053	$37,597
Cost of revenues	—	—	34,020	31,193
Gross profit	—	—	10,033	6,404
Total operating expenses	8	1,024	9,812	6,782
Income / (loss) from operations	(8)	(1,024)	221	(378)
Interest income	—	1,352	1,005	26
Interest expense	—	(64)	(838)	(799)
Income / (loss) before income taxes	(8)	264	388	(1,151)
Income tax expense / (benefit)	—	91	169	(417)
Net income / (loss)	$(8)	$173	$219	$(734)
Net income / (loss) per share:
Basic	$(0.01)	$0.04	$0.04	$(0.13)
Diluted	$(0.01)	$0.04	$0.04	$(0.13)

Condensed Consolidated Balance Sheet Data:

	Predecessor (ISI)	Argyle
	December 31,	December 31,	December 31,	March 31
($ in thousands, except per share data)	2006	2006	2007	2008
Total current assets	$25,113	$30,182	$40,507	$59,131
Total assets	$31,617	$30,681	$81,148	$108,867
Total current liabilities	$19,056	$1,905	$20,520	$31,909
Common stock, warrants and deferred interest subject to possible redemption	$5,019	$5,914	$—	$—
Total stockholders’ equity (deficit)	$(13,247)	$22,862	$36,664	$36,488

PRICE RANGE OF SECURITIES AND DIVIDENDS

Argyle’s common stock, warrants and units are quoted on the OTC Bulletin Board under the symbols ARGL, ARGLW and ARGLU respectively.

Argyle’s units commenced public trading on January 30, 2006, and common stock and warrants commenced public trading on March 2, 2006. The table below sets forth, for the calendar quarters indicated, the high and low bid prices for the securities as reported on the OTC Bulletin Board in U.S. dollars. These quotations reflect inter-dealer prices, without markup, markdown or commissions, and may not represent actual transactions.

	Common Stock		Warrants		Units
	High	Low	High	Low	High	Low
First Quarter 2006	7.55	7.25	1.35	0.93	8.85	7.90
Second Quarter 2006	7.45	7.22	1.56	1.02	8.86	8.00
Third Quarter 2006	7.30	7.14	1.08	0.88	8.30	8.00
Fourth Quarter 2006	7.45	7.15	1.55	0.75	8.80	7.94

First Quarter 2007	7.50	7.35	1.10	0.80	8.50	8.14
Second Quarter 2007	7.90	7.42	1.90	0.74	9.75	8.20
Third Quarter 2007	7.90	7.30	2.15	1.81	9.80	9.30
Fourth Quarter 2007	7.60	6.33	2.15	1.45	9.55	7.75

First Quarter 2008	7.95	6.44	2.40	1.50	10.00	8.15
Second Quarter 2008 (through May 27, 2008)	7.30	6.12	1.88	1.25	9.00	7.30

Number of Holders of Common Stock

As of May 27, 2008, there were of record 14 holders of common stock, three of warrants, and one of units.  The number of beneficial holders of each of these securities is significantly greater than the number of record holders.   As of May 27, 2008, there were 109 beneficial holders of common stock, 85 of warrants, and 27 of units.  The foregoing was confirmed by our proxy solicitor in connection with our Annual Meeting.

Dividends

We have never declared or paid cash dividends on our capital stock and do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Payments of future dividends on our common stock, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors may deem relevant. In addition, our credit facilities and Series A Convertible Preferred Stock place limitations on our ability to pay dividends on our common stock.

Recent Sales of Unregistered Securities

On January 25, 2008 we issued 55,000 unregistered shares of our common stock to officers and key employees listed below. These shares vest December 31 in three equal tranches on each of 2008, 2009, and 2010.

Stockholders	Number of Shares
Bob Marbut	15,000
Ron Chaimovski	15,000
Sam Youngblood	10,000
Don Carr	5,000
Don Neville	10,000

On January 25, 2008 we issued 30,000 unregistered shares of our common stock to the directors listed below. These shares are not subject to vesting restrictions.

Stockholders	Number of Shares
Lloyd Campbell	10,000
Wesley Clark	5,000
Walter Klein	10,000
John Smith	5,000

Such shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were issued to officers and directors of Argyle.

On April 23, 2008, we closed on a private placement of 18,750 shares of our Series A Convertible Preferred Stock (convertible initially into 1,875,000 shares of our common stock), for an aggregate purchase price of $15,000,000.  The offering was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act. The units were offered and sold only to “accredited investors,” as that term is defined under Rule 501 of Regulation D.  Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc., served as the exclusive placement agent for the offering and received $900,000 as a placement fee.

Series A Preferred Shares have no voting rights, except as required by law.

Each Series A Preferred Share is convertible into the Company’s common stock, $0.0001 par value (“Common Stock”), at any time, at the option of the holder, initially at a conversion price of $8.00 per share of Common Stock, subject to adjustment for stock dividends, stock splits or similar capital reorganizations, and weighted average price protection for certain issuances below the conversion price.

The holders of the Series A Preferred Shares shall be entitled to receive, on a cumulative basis, cash dividends, when, as and if declared by the Company’s Board of Directors, at the greater of (i) 3% per annum or (ii) the dividend payable on the equivalent amount of Common Stock into which the Series A Preferred Shares could be converted; provided, however, that such cash dividend must be paid at the earliest any of the following occur:  (A) the Company pays a dividend on the Common Stock, (B) the Company liquidates or there is a change in control, or (C) upon conversion of the Series A Preferred Shares, but only with respect to those Series A Preferred Shares so converted.

The Series A Preferred Shares have a liquidation preference to the Common Stock equal to the greater of (i) the sum of the original issue price (subject to adjustment for stock dividends, stock splits or similar capital reorganizations) plus all accrued but unpaid dividends, or (ii) the amount the holder would receive if all Series A Preferred Shares had been converted into Common Stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus.  The following discussion contains forward-looking statements.  Our actual results may differ significantly from those projected in the forward-looking statements.  Factors that may cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” and elsewhere in this prospectus.

Overview

Argyle Security, Inc. is a Delaware corporation incorporated on June 22, 2005 in order to serve as a vehicle for the acquisition of an operating business through a merger, capital stock exchange, asset acquisition or other similar business combination.  Argyle completed its initial public offering in January 2006.  As provided in its certificate of incorporation, Argyle was required, by July 30, 2007, to consummate a business combination or enter a letter of intent, agreement in principle or definitive agreement relating to a business combination, in which case Argyle would be allowed an additional six months to complete the transactions contemplated by such agreement.

On July 31, 2007, pursuant to the terms of a merger agreement, dated December 8, 2006, as amended on June 29, 2007 and July 11, 2007 (the “Merger Agreement”), Argyle acquired all of the assets and liabilities of ISI Detention Contracting Group, Inc. (“ISI”) through the merger of Argyle’s wholly owned subsidiary, ISI Security Group, Inc., into ISI. As a result of the merger, ISI became a wholly owned subsidiary of Argyle. ISI is a provider of physical security solutions to commercial, governmental and correctional customers.

In February 2008, we reorganized our business under the name of Argyle Security USA, or AUSA, through which we provide physical security solutions to commercial, governmental, and correctional customers.  Argyle Security USA has two reporting segments, Argyle Corrections and Argyle Commercial Security.  Prior to this date we had three reporting segments contained in the historical business of ISI Security Group, Inc. (ISI) which included ISI Detention, MCS Detention, and MCS Commercial.

Argyle Corrections consists of all of our businesses in the corrections sector including ISI, Metroplex Control Systems (MCS) as well as Com-Tec Security, LLC (Com-Tec) and Peterson Detention, Inc. (PDI).  Com-Tec and PDI were acquired in January 2008.  These acquisitions are referred to elsewhere in the document.  This segment includes:

• ISI (also referred to historically as ISI-Detention) designs, engineers, supplies, installs, and maintains a full array of detention systems and equipment, targeting correctional facilities throughout the United States;

• MCS (also referred to historically as MCS-Detention) designs, engineers, supplies, installs and maintains complex, customized security, access control, video and electronic security control system solutions at correctional and government facilities;

• PDI is a full-service, turnkey solutions provider that manufactures high security metal barriers, high security observation window systems, detention furniture and accessories; and

• Com-Tec is an industry leader in the custom design and manufacture of electronic security and communications systems.

Argyle Commercial Security focuses on the commercial security sector and provides turnkey, electronic security systems to the commercial market. Currently, MCS Commercial Fire & Security is the only member of this group and is referred to historically as MCS-Commercial.

On January 1, 2008, MCFSA, Ltd. (MCFSA), all of the partnership interests of which are directly or indirectly wholly owned by AUSA, acquired substantially all of the business assets and liabilities of Fire Quest Inc. (Fire Quest). Fire Quest is engaged in the business of alarm system sales and service.

On January 4, 2008, AUSA acquired substantially all of the business assets and liabilities of PDI.  PDI is a full-service, turnkey solutions provider that manufactures high security metal barriers, high security observation window systems, detention furniture and accessories.

On January 31, 2008, ISI Controls, Ltd. (ISI-Controls), a wholly owned subsidiary of AUSA, which in turn is a wholly owned subsidiary of the Company, closed a transaction, pursuant to which ISI-Controls acquired 100% of the outstanding units of Com-Tec, resulting in Com-Tec becoming a wholly owned subsidiary of ISI-Controls. Com-Tec is engaged in the business of custom design, manufacture and installation of electronic security and communication systems.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based on the accompanying consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. As such, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. Our management reviews its estimates on an on-going basis, including those related to revenue recognition based on the percentage-of-completion methodology, recognition of service sales revenues, the allowance for doubtful accounts, and income taxes. We base our estimates and assumptions on historical experience, knowledge of current conditions and our understanding of what we believe to be reasonable that might occur in the future considering available information. Actual results may differ from these estimates, and material effects on our operating results and financial position may result.

Percentage-of-Completion Estimates – AUSA uses percentage-of-completion accounting to determine revenue and gross margin earned on projects. Estimating the percentage completion on a project is a major critical estimate that AUSA depends on. This estimate is determined as follows:

Construction Contracts:

1. The contract amount and all contract estimates are input into a job cost accounting system with detail of all significant estimates of purchases by vendor type, subcontractor, and labor.

2. As the project is performed and purchases and costs are incurred, these are recorded in the same detail as the original estimate.

3. The contract amount and estimated contract costs are updated monthly to record the effect of any contract change order received.

4. On a monthly basis, management, along with project managers who are overseeing the contracts, review these estimated costs to complete the project and compare them to the original estimate and the estimate that was used in the prior month to determine the percentage-of-completion. If the cost to complete, determined by management and the project managers for the current month, confirms that the estimate used in the prior month is correct, then no action is taken to change the estimate and/or the percentage complete in that current month. However, if the current cost to complete estimate calculated by the management and the project managers differs, then adjustments are made. If the costs are in excess of the estimate used in the prior month, then a decrease in the percentage complete on the project through the current month in the accounting period is made. If the costs are less than the estimate used in the prior accounting period, then the new estimate increases the percentage complete on the project.

5. Revenues from construction contracts are recognized on the percentage-of-completion method in accordance with SOP
81-1. AUSA recognizes revenues on signed contracts and change orders. AUSA generally recognizes revenues on unsigned change orders where it has written notices to proceed from the customer and where collection is deemed probable. Percentage-of-completion for construction contracts is measured principally by the percentage of costs incurred and accrued to date for each contract to the estimated total costs for each contract at completion. AUSA generally considers contracts to be substantially complete upon departure from the work site and acceptance by the customer. If any jobs are identified during the review process which are estimated to be a loss job (where estimated costs exceed contract price), the entire estimated loss is recorded in full, without regard to the computed percentage of completion.

These estimates of percentage completion of a project determine the amounts of revenues and gross margin that are earned to date on a project. For example, if a contract is $100,000 with a 20% gross margin of $20,000, then a project that is estimated to be 50% complete accrues $50,000 in revenues and $10,000 in gross margin. If the percentage completed is adjusted to 25%, then the revenues on the contract would be $25,000, and the earned gross margin would be $5,000. These estimates would be changed in the current month, and the actual accrual of the revenue and gross margin earned on this project would be reduced in the current month.

Another effect of the change in the estimated costs and percentage complete is that it changes the percentage of gross margin earned. For example, in the project mentioned above, if the estimated costs changed to 90% from 80% because of projected cost overruns, this would then reduce the gross margin percentage to 10% from 20%. Management attempts to recognize losses (overruns of cost estimates) as soon as they can be quantified. Management attempts to recognize gains (under-runs of cost estimates) when they can be quantified and are certain.

Costs incurred prior to award of contracts are expensed as incurred. The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on our experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

The current asset “Costs and estimated earnings in excess of billings on incomplete contracts” represents revenues recognized in excess of amounts billed which management believes will be billed and collected within the subsequent year. The current liability “Billings in excess of costs and estimated earnings on incomplete contracts” represents billings in excess of revenues recognized.

Service Sales - Service revenues are recognized when the services have been delivered to and accepted by the customer. These are generally short-term projects which are evidenced by signed service agreements or customer work orders or purchase orders. These sales agreements/customer orders generally provide for billing to customers based on time at quoted hourly or project rates, plus costs of materials and supplies furnished by the Company.

IBNR Estimates for Health Insurance - On an annual basis, Argyle estimates its health insurance cost, for its self-insured employee base at ISI and Com-Tec, based upon expected health insurance claims for the current year. The insurance company which provides both the stop loss and total aggregate insurance coverages also provides the average or expected and maximum claims for each class. The average and maximum claims are based on our demographics and prior claim history. Argyle uses the average claims history for the trailing twelve months as its basis for accruing health care cost. This accrual is automated and is part of the payroll function for each pay period.

Deferred income taxes - Deferred income taxes are provided for temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts for tax purposes. Valuation allowances are provided against the deferred tax asset amounts when the realization is uncertain.

Allowance for Doubtful Accounts - Argyle provides an allowance for bad debt through an analysis in which the bad debts that had been written off over a previous period are compared on a percentage basis to the aggregate sales for the same period. The resulting percentage is applied to the sales for year to date and a monthly reserve is accrued accordingly. Additionally, management analyzes specific customer accounts receivable for any potentially uncollectible accounts and will add such accounts to the reserve or write them off if warranted, after considering lien and bond rights, and then considers the adequacy of the remaining unallocated reserve compared to the remaining accounts receivable balance (net of specific doubtful accounts).

Non Cash Compensation Expense - On January 1, 2006, Argyle adopted SFAS No. 123 (revised 2004), Share Based Payment. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.

Purchase options (ISO / non-qualified) grants:

On a quarterly basis, Argyle computes the value of newly issued purchase options (ISO and non-qualified) by utilizing the Black-Scholes valuation model based upon their expected life vesting period, industry comparables for volatility and the risk-free rate on US Government securities with matching maturities. The value of the purchase options are then straight-line expensed over the life of the purchase options.

Restricted and performance stock grants:

On a quarterly basis, Argyle computes the value of newly issued stock grants based on the share price as of the award date. The values of the common shares are then straight-line expensed over the life of the corresponding vesting period.

The existing performance units awards vest on December 31, 2010 if certain performance goals to be determined by the Board of Directors are achieved.  The Company recognizes compensation expense on the performance share awards based on the fair value of the underlying common stock at the end of each quarter over the remaining vesting period.  The final plan metrics for determination of the award was not approved by the Board of Directors until March 25, 2008.  As a result, we did not recognize compensation expense related to the performance share awards in the year-ended December 31, 2007.  We will begin recognizing compensation expense related to the performance awards in the quarter-ended June 30, 2008.

Since we acquired ISI in July 2007 and Fire Quest, PDI and Com-Tec in January 2008, we do not believe a comparison of the results of operations and cash flows for the three months ended March 31, 2008 versus March 31, 2007 is beneficial to our stockholders. In order to assist investors in better understanding the changes in our business between the three months ended March 31, 2007 and March 31, 2008, we are presenting in management’s discussion and analysis section below in the pro forma and adjusted pro forma results of operations for the Company and the acquisitions for the three months ended March 31, 2008 and March 31, 2007 as if the acquisitions occurred on January 1, 2008 and January 1, 2007, respectively. We derived the pro forma results and adjusted pro forma results of operations from (i) the unaudited consolidated financial statements of ISI from January 1, 2007 to March 31, 2007, (ii) the unaudited consolidated financial statements of Com-Tec for the one month ended January 31, 2008 and the three months ended March 31, 2007, (iii) the unaudited financial statements of PDI for the three months ended March 31, 2007, (iv) the unaudited financial statements of Fire Quest for the three months ended March 31, 2007 and (v) the unaudited consolidated financial statements of the Company for the three months ended March 31, 2008 and 2007. We are presenting the pro forma and the adjusted pro forma information in order to provide a more meaningful comparison of our operating results with prior periods.

Adjusted pro forma net income is an alternative view of performance used by management and we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report adjusted pro forma net income in order to present the results of our major operations - the construction, installation, marketing, and sale of various electronic security systems for commercial accounts and detention hardware (including security doors and frames, jail furniture, security glazing, and other security-based systems) and electronic control systems for correctional facilities - prior to considering certain income statement elements, principally amortization of intangible assets. We have defined adjusted pro forma net income as net income before the impact of purchase accounting for acquisitions, acquisition-related costs, discontinued operations and certain significant items including one time expenses associated with stock appreciation rights. The adjusted pro forma net income measure is not, and should not be viewed as, a substitute for U.S. GAAP net income.

The adjusted pro forma net income measure is an important internal measurement for us. We measure the performance of the overall Company on this basis. The following are examples of how the adjusted pro forma net income measure is being utilized:

•	Senior management receives a monthly analysis of our operating results that is prepared on an adjusted pro forma net income basis;

•	Our annual budgets are prepared on an adjusted pro forma net income basis; and

•

Annual and long-term compensation, including annual cash bonuses, merit-based salary adjustment, and share-based payments for various levels of management will consider financial measures that include adjusted pro forma net income and the associated earnings per share. The adjusted pro forma net income measure will represent a significant portion of target objectives that are utilized to determine the annual compensation for various levels of management, although the actual weighting of the objective may vary by level of management and job responsibility and may be considered in the determination of certain long-term compensation plans.

Despite the importance of this measure to management in goal setting and performance measurement, we stress that adjusted pro forma net income is a non-GAAP financial measure that has no standardized meaning under US-GAAP and therefore, has limits in its usefulness to investors. Because of its non-standardized definition, adjusted pro forma net income (unlike U.S. GAAP net income) may not be comparable with the calculation of similar measures for other companies. Adjusted pro forma net income is presented solely to permit investors to more fully understand how management assesses our performance.

We also recognize that, as an internal measure of performance, the adjusted pro forma net income and the associated earnings per share measure has limitations and we do not restrict our performance-management process solely to this metric. A limitation of the adjusted pro forma net income measure is that it provides a view of our operations without including all events during a period such as the effects of an acquisition or amortization of purchased intangibles and does not provide a comparable view of our performance to other companies in the security detention and construction industry.

In addition, annual and long-term compensation, including annual cash bonuses, merit-based salary adjustments and share-based payments for various levels of management that will be made in future years will likely include a non-discretionary formula that measures our performance using revenue growth and relative total shareholder return.

EBITDA is used by management as a performance measure for benchmarking against the Company’s peers and competitors. The Company believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in the security industry. Additionally, we use EBITDA for internal performance measurements. EBITDA is not a recognized term under GAAP. Argyle and AUSA compute EBITDA using the same consistent method from quarter to quarter. EBITDA includes net income, interest, taxes, depreciation, and amortization. The presentation of EBITDA is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

 The adjusted pro forma results of operations are not necessarily indicative of the results of operations that may have actually occurred had the merger taken place on the dates noted, or the future financial position or operating results of us or AUSA. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The presentation of EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted pro forms results is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Below is a table showing Argyle’s Adjusted Pro Forma Consolidated Statements of Operations.  The Pro Forma Consolidated Statements of Operations are included in the notes to the financial statements included elsewhere in the document.

Argyle Security, Inc.

Adjusted Pro Forma Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	Three Months Ended
	March 31,	March 31,
	2008	2007

Revenues:
Contract revenues	$26,906	$11,806
Contract revenues - related party	6,943	5,801
Service and other revenues	5,466	5,566
Total revenues	39,315	23,173
Cost of revenues:
Contract costs	27,040	13,813
Service and other costs, excluding amortization of intangibles	4,270	4,332
Total cost of revenues	31,310	18,145
Gross profit	8,005	5,028
Operating expenses:
Salaries and related expense, including $558 stock-based compensation in 2008	3,577	2,489
Consulting fees and outside services	948	295
Depreciation	462	302
Other general and administrative expenses	1,668	1,165
Amortization of intangible assets	—	—
Total operating expenses	6,655	4,251
Operating income	1,350	777
Other income (expense):
Interest income	26	59
Interest expense	(844)	(754)
Total other income (expense)	(818)	(695)
Income before provision for income taxes	532	82
Provision (benefit) for income taxes	207	(33)
Net income (loss)	$325	$115

EBITDA Calculation:
Interest, net	$818	$695
Depreciation	462	352
Taxes, net	207	(33)
EBITDA	$1,812	$1,129

Weighted-average number of shares outstanding:
Basic	5,749,342	5,749,342
Diluted	6,707,072	6,751,123
Net income per share:
Basic	$0.06	$0.02
Diluted	$0.05	$0.02

Below is a reconciliation of GAAP net income (loss) to: pro forma net income (loss); adjusted pro forma net income (loss); and to pro forma EBITDA. The presentation of EBITDA is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Reconciliation of GAAP Net Income to Pro Forma Net Income

Adjusted Pro Forma Net Income and Pro Forma EBITDA

(unaudited)

(in thousands)

	Three Months Ended
	March 31,	March 31,
	2008	2007
GAAP net income (loss)	$(734)	$52
Pro forma adjustments - addbacks (reductions)
Argyle salary expense (increase) for management team in 2007	—	(222)
Non-cash compensation expense (increase) for 2007	—	(142)
Depreciation expense (increase) on revalued assets in 2007	—	(78)
Amortization of intangible expense (increase) in cost of goods sold for 2008 and 2007	(37)	(1,289)
Amortization of intangible expense (increase) in operating expenses for 2008 and 2007	(21)	(354)
Reduction in rent expense for 2008 and 2007	5	17
Interest income increase / (reduction) for 2008 and 2007	—	(324)
Interest expense (increase) / reduction for 2008 and 2007	(39)	247
Income / (loss) from predecessor - Argyle Security USA for Q1 2007		123
Income / (loss) from predecessor – Fire Quest for Q1 2007	—	80
Income / (loss) from predecessor - PDI for Q1 2007	—	156
Income / (loss) from predecessor - Com-Tec for January 2008 and Q1 2007	44	(38)
Provision (benefit) for income taxes on pro forma adjustments for 2008 and 2007	34	815
Pro forma net income (loss)	$(748)	$(957)
Amortization of intangible expense in cost of goods sold for 2008 and 2007	1,289	1,289
Amortization of intangible expense in operating expenses for 2008 and 2007	442	442
Provision (benefit) for income taxes on pro forma adjustments for 2008 and 2007	(658)	(659)
Adjusted pro forma net income (loss)	$325	$115
Interest, net	818	695
Depreciation expense	462	352
Taxes, net	207	(33)
Pro forma EBITDA	$1,812	$1,129

Below is a table of adjusted pro forma revenues, cost of sales, and gross margins for the three months ended March 31, 2008 and 2007.

	Three Months March 31, 2008			Three Months March 31, 2007			Percent Increase (Decrease)
	Corrections	Commercial	Total	Corrections	Commercial	Total	Corrections	Commercial	Total
Net revenues
Contract revenues / contract revenues - related party	$28,251	$5,598	$33,849	$12,101	$5,506	$17,607	133.5%	1.7%	92.2%
Service and other revenues	3,505	1,961	5,466	$1,914	$3,652	5,566	83.1%	-46.3%	-1.8%
Total net revenues	$31,756	$7,559	$39,315	$14,015	$9,158	$23,173	126.6%	-17.5%	69.7%
% of total
Cost of revenues
Contract costs / contract costs - related party	$22,595	$4,445	$27,040	$9,245	$4,568	$13,813	144.4%	-2.7%	95.8%
Service and other costs	2,620	1,650	4,270	1,320	3,012	4,332	98.5%	-45.2%	-1.4%
Total cost of revenues	$25,215	$6,095	$31,310	$10,565	$7,580	$18,145	138.7%	-19.6%	72.6%
Gross margin
Contract margins / contract margins - related party	$5,656	$1,153	$6,809	$2,856	$938	$3,794	98.0%	22.9%	79.5%
Service and other margins	$885	$311	$1,196	594	640	1,234	-49.0%	-51.4%	-3.1%
Total gross margin	$6,541	$1,464	$8,005	$3,450	$1,578	$5,028	89.6%	-7.2%	59.2%
Gross margin percentage
Contract revenues / contract revenues - related party	20.0%	20.6%	20.1%	23.6%	17.0%	21.5%	-15.3%	21.2%	-6.5%
Service and other revenues	25.2%	15.9%	21.9%	31.0%	17.5%	22.2%	18.7%	-9.1%	-1.4%
Total gross margin percentage	20.6%	19.4%	20.4%	24.6%	17.2%	21.7%	-16.3%	12.8%	-6.0%

Corrections segment revenues increased by 126.7% from the same period in 2007. Commercial segment revenues fell by 17.5%, but when a single $1.8 million service revenue transaction in 2007 is excluded, the growth for the same period was 2.7%.  The total Company margin decrease from 21.7% to 20.4% was directly attributable to the decreased margins in the Corrections segment (decreased 16.3%) while the Commercial segment margins increased by 12.8% over the same period.

Discussion of Financial Results

Revenues

More than 90% of AUSA’s revenues are generated by fixed-price contracts. The success of a fixed-price contract is based in large part upon the quality of the process utilized when estimating the costs that will be incurred in performing the contract. The larger the project and the longer the term of completion of the contract, the greater the number of variable factors there are to be considered and evaluated in estimating costs. A successful estimating process requires substantial experience and judgment. Management is aware of the significant need for experience and qualified estimating personnel and regularly monitors the estimating process and its results.

The most obvious benchmark that management considers in evaluating the estimating process is whether the amount estimated, and submitted as a bid, was reasonably similar to the amount bid by AUSA’s competitors on the same project. Other bidders may bid exceptionally low (even at a loss) in order to secure a contract that the competitor may desperately need in order to maintain at least a modest level of cash flow, or for other reasons. Management must evaluate the bids that were submitted in competition with AUSA’s bid, based on their knowledge of each competitor’s history and character (for example, some typically bid high, some typically bid low), the condition of the market, the complexity of the project, the type of construction and other factors. This review, conducted regularly, provides management with an ongoing general basis for evaluating the estimating process that result in fixed price contracts. Evaluating the results of bidding competitions allows management to evaluate the Company’s estimating capabilities at the beginning or “front-end” of a new contract or project. Other benchmarks are used to evaluate the estimating process while a project is ongoing.

AUSA also generates service revenues. These are generally short-term projects which are evidenced by signed service agreements, customer work orders or purchase orders. These sales agreements/customer orders generally provide for billing to customers based on time at quoted hourly or project rates, plus costs of materials and supplies furnished by AUSA. Service revenues are recognized when the services have been delivered to and accepted by the customer.

This is our third quarter of reportable revenues. Prior to our acquisition of AUSA, we had no revenues.

Cost of Revenues

Cost of revenues consists of the direct costs to complete a material fixed-price contract and includes variable costs related to the project, such as material, direct labor, project management costs, travel related expenses to the projects, hotel costs spent while the project is on-going, truck expenses utilized on those projects and cell phones of the personnel while they are on those projects. We also review our inventories for indications of obsolescence or impairment and provide reserves as deemed necessary.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of salaries and benefits for selling and administrative personnel, including the human resources, executive, finance and legal. These expenses also include fees for professional services and other administrative expenses.

Results of Operations for the Three Months Ended March 31, 2008

Revenues

This is our third quarter of reportable revenues. Prior to our acquisition of AUSA, we had no revenues.

Pro Forma Net Revenues

The following table presents pro forma net revenues for the three months ended March 31, 2008 and 2007 (in thousands):

	Pro Forma Revenue
	Three Months Ended		Three Months Ended
	March 31, 2008		March 31, 2007		Year to Year
		% of		% of	Increase (Decrease)
	Amount	Revenues	Amount	Revenues	Amount	%
Contract revenues	$26,906	68.4%	$11,806	51.0%	$15,100	127.9%
Contract revenues - related party	6,943	17.7%	5,801	25.0%	1,142	19.7%
Service and other revenues	5,466	13.9%	5,566	24.0%	(100)	-1.8%
Total revenues	$39,315	100.0%	$23,173	100.0%	$16,142	69.7%

On a pro forma basis, the Company had revenues of $39.3 million (including related party revenue of $6.9 million) and $23.2 million (including related party revenue of $5.8 million) for the three months ended March 31, 2008 and 2007, respectively, representing an increase of $16.1 million or 69.7%. The significant increase in contract revenues is primarily due to several major factors including, but not limited to, the addition of new products through the development of internal software applications that has allowed us to capture a larger part of its market. Year over year service revenues have decreased by ($0.1) million for the quarter ended March 31, 2008 versus 2007.  There is such a significant decrease because we had an unusually large $1.8 million service revenue contract recognized in the same period 2007.  When excluding the $1.8 million opportunity in the quarter-ended March 31, 2007 service and other sales actually increased by $1.7 million or 45.1% over the same period.  We have focused on building its service revenue base by adding salespeople and improving performance to retain more customers and to the increase service revenues.

As used in this analysis, “related party” revenue is that revenue that is generated by work sub-contracted from ISI*MCS (an entity owned by Sam Youngblood, President of AUSA, and by Don Carr, President of AUSA – Corrections).  Messrs. Youngblood and Carr created ISI*MCS in 2004 to provide bonding on contracts that required bonding. The performance of those contracts was subcontracted to ISI as a subcontractor to ISI*MCS.  The sub-contracted work was for third party customers of ISI*MCS that required bonded contracts.  Since the acquisition of ISI by Argyle, ISI*MCS has not provided bonding and subcontract work to ISI now referred to AUSA in 2008.  AUSA is in the process of securing its own bonding capacity and will use that bonding capacity to directly enter into bonded contracts with third party customers.  After the merger, the amount of “Revenues - related party” will continue to decrease as the contracts with ISI*MCS, outstanding at the time of the merger, are completed.

The pro forma revenue mix was 86.1% contract revenues and 13.9% service revenues for the three months ended March 31, 2008 compared to 76.0% and 24.0%, respectively, for the corresponding period in 2007.

In the last three years the entire corrections and commercial security markets have been growing, which has been a factor in a portion of our success.  Should these markets continue to grow, the Company, with its strong market position, should continue to see increasing revenue opportunities.   Since January 2008, we have been implementing plans to increase revenues.  Some of the expected increases will be derived from the marketing of packaged products from the portfolios of the companies Argyle acquired in January 2008.

Cost of Revenues

This has been our third quarter of reportable cost of revenues. Prior to our acquisition of AUSA, we had no cost of revenues.

Adjusted Pro Forma Cost of Revenues

The following table reconciles adjusted pro forma cost of revenues to pro forma cost of revenues for the three months ended March 31, 2008 and 2007 (in thousands):

	Adjusted Pro Forma Cost of Revenue
	Three Months Ended		Three Months Ended
	March 31, 2008		March 31, 2007		Year to Year
		% of		% of	Increase (Decrease)
	Amount	Revenues	Amount	Revenues	Amount	%
Contract costs	$27,040	68.8%	$13,813	59.6%	$13,227	95.8%
Service and other costs, excluding amortization of intangibles	4,270	10.9%	4,332	18.7%	(62)	-1.4%
Adjusted pro forma total cost of revenues	31,310	79.6%	18,145	78.3%	13,165	72.6%
Amortization of intangibles	1,289	3.3%	1,289	5.6%	—	0.0%
Pro forma cost of revenues, including amortization of intangibles	$32,599	82.9%	$19,434	83.9%	$13,165	67.7%

On a pro forma basis, cost of revenues increased by $13.2 million, or 67.9%, to $32.6 million for the three months ended March 31, 2008, compared to $19.4 million for the corresponding period in 2007. On an adjusted pro forma basis, cost of revenues increased by $13.2 million, or 72.6%, to $31.3 million for the three months ended March 31, 2008, compared to $18.1 million for the corresponding period in 2007. The increase in cost of sales resulted from AUSA working on a greater number of projects in 2008 than in 2007.

The amortization of acquired backlog has been allocated to cost of revenues. The impact of this amortization (which was excluded from adjusted pro forma cost of revenues) for the three months ended March 31, 2008 was $1.3 million.

The Company has been implementing its plan to reduce costs and improve efficiencies.  Some of these efforts include implementing the best technology in all organizations.  For example, we discovered that some of the technology used by the acquired companies was superior to our own, especially with respect to production costs.  Additionally, we discovered that some of the technology we developed is faster and more efficient than that of the acquired companies. The current effort to “swap technology” is proceeding as planned and production cost savings are expected results of these efforts.

Gross Margin

This has been our third quarter of reportable gross margin. Prior to our acquisition of AUSA, we had no gross margin.

Adjusted Pro Forma Gross Margin

The following table reconciles adjusted pro forma gross margin to pro forma gross margin for the three months ended March 31, 2008 and 2007 (in thousands):

	Adjusted Pro Forma Gross Margin
	Three Months Ended		Three Months Ended
	March 31, 2008		March 31, 2007		Year to Year
		% of		% of	Increase (Decrease)
	Amount	Revenues	Amount	Revenues	Amount	%
Adjusted pro forma gross margin	$8,005	20.4%	$5,028	21.7%	$2,977	59.2%
Amortization of intangibles	(1,289)	-3.3%	(1,289)	-5.6%	—	0.0%
Pro forma gross margin	$6,716	17.1%	$3,739	16.1%	$2,977	79.6%

On a pro forma basis for the three months ended March 31, 2008, there was gross margin of $6.7 million compared to a gross margin of $3.8 million for the corresponding period in 2007. On an adjusted pro forma basis for the three months ended March 31, 2008, there was gross margin of $8.0 million compared to a gross margin of $5.0 million for the corresponding period in 2007.

The amortization of acquired backlog in the cost of sales section has been allocated to cost of revenues and represents the only difference between pro forma gross margins and adjusted pro forma gross margins for the three months ended March 31, 2008 and 2007.

Operating Expenses

Operating expenses consist primarily of salaries and benefits for selling and administrative personnel, including human resources, executive, finance, and legal. These expenses also include fees for professional services and other administrative expenses as well as amortization of intangible assets.  Operating expenses increased to $6.8 million for the three months ended March 31, 2008, compared to $0.3 million for the corresponding period in 2007. Substantially all of the expense increase is attributed to the acquisition of ISI on July 31, 2007 and Com-Tec, PDI, and Fire Quest in the quarter ended March 31, 2008.

Adjusted Pro Forma Operating Expenses

The following table reconciles adjusted pro forma operating expenses to pro forma operating expenses for the three months ended March 31, 2008 and 2007 (in thousands):

	Adjusted Pro Forma Operating Expenses
	Three Months Ended		Three Months Ended
	March 31, 2008		March 31, 2007		Year to Year
		% of		% of	Increase (Decrease)
	Amount	Revenues	Amount	Revenues	Amount	%
Adjusted pro forma total operating expenses	$6,655	16.9%	$4,251	18.3%	$2,404	56.6%
Amortization of intangible assets	442	1.1%	442	1.9%	—	0.0%
Pro forma total operating expenses	$7,097	18.1%	$4,693	20.3%	$2,404	51.2%

On a pro forma basis, operating expenses increased $2.4 million, or 51.2% to $7.1 million for the three months ended March 31, 2008 from $4.7 million for the corresponding period in 2007. On an adjusted pro forma basis, operating expenses increased $2.4 million, or 56.6% to $6.7 million for the three months ended March 31, 2008 from $4.3 million for the corresponding period in 2007. The increase is primarily due to additional expenses needed to support the increased number of projects on which AUSA is working, increased sales and marketing efforts to promote future growth, and corporate services expenses associated with the parent company entity.  Growth in operating expenses for 2008 is planned at approximately the same rate as the growth in revenues to build infrastructure to support growth in the coming years.

Additionally, $0.6 million in non-cash compensation expense related to restricted stock grants and employee stock options was included in the operating expenses for the quarter ended March 31, 2008 and $0.2 million for the same period in 2007. The amortization of customer base and software has been allocated to operating expenses and primarily relates to the acquisition of ISI on July 31, 2007 and Com-Tec, PDI , and Fire Quest in the quarter ended March 31, 2008.  The impact of this amortization, which was excluded from pro forma operating expenses, was $0.4 million.

Other Income / Expense

Prior to July 2007, total other income/expense represented interest earned on the net proceeds of our initial public offering and the private placement held in trust through the date of the acquisition of ISI.  Interest expense represents interest on our line of credit, unsecured subordinated debt, and notes issued in January 2008 in connection with the acquisition of Com-Tec, PDI, and Fire Quest. Total other income/expense for the three months ended March 31, 2008 was an expense of $0.8 million compared to income of $0.4 million for the corresponding period in 2007.

Pro Forma Interest Income and Interest Expense

The following table presents pro forma interest and other income for the three months ended March 31, 2008 and 2007 (in thousands):

	Pro Forma Other Income (Expense)
	Three Months Ended		Three Months Ended
	March 31, 2008		March 31, 2007		Year to Year
		% of		% of	Increase (Decrease)
	Amount	Revenues	Amount	Revenues	Amount	%
Interest income	$26	0.1%	$59	0.3%	$(33)	-55.9%
Interest expense	(844)	-2.1%	(754)	-3.3%	(90)	11.9%
Total other income (expense)	$(818)	-2.1%	$(695)	-3.0%	$(123)	17.7%

Pro forma net interest for the three months ended March 31, 2008 mainly represents interest earned on the net proceeds of our initial public offering and the private placement held in trust through the date of the acquisition of ISI. Interest expense increased to ($0.8) million for the three months ended March 31, 2008 from ($0.7) million for the corresponding period in 2007. Interest expense for the three months ended March 31, 2008 and 2007 mainly represents interest on our line of credit, unsecured subordinated debt, and our notes issued in January 2008 for the acquisition of Com-Tec, PDI and Fire Quest.

Net Income / (Loss)

For the three months ended March 31, 2008, we had net loss of ($0.7) million compared to net income of $52,000 for the corresponding period in 2007. The results of operations for the three months ended March 31, 2008 include the results of operations for AUSA, Fire Quest and PDI from January 1, 2008 and the results of operations of Com-Tec from February 1, 2008. Our primary source of income prior to the consummation of our initial business combination with ISI was interest earned on the funds held in the trust account.

Adjusted Pro Forma Net Income (Loss)

The following table reconciles adjusted pro forma net income (loss) to pro forma income / (loss) for the three months ended March 31, 2008 and 2007 (in thousands):

	Pro Forma Net Income (Loss)
	Three Months Ended		Three Months Ended
	March 31, 2008		March 31, 2007		Year to Year
		% of		% of	Increase (Decrease)
	Amount	Revenues	Amount	Revenues	Amount	%
Adjusted pro forma net income (loss)	$325	0.8%	$115	0.5%	$210	182.6%
Amortization of intangible assets	(1,731)	-4.4%	(1,731)	-7.5%	—	0.0%
Taxes, net	658	1.7%	659	2.8%	(1)	-0.2%
Total pro forma net income (loss)	$(748)	-1.9%	$(957)	-4.1%	$209	-21.8%

For the three months ended March 31, 2008, we had a pro forma net loss of ($0.7) million compared to a pro forma net loss of ($1.0) million for the corresponding period in 2007. For the three months ended March 31, 2008, we had an adjusted pro forma net income of $0.3 million compared to an adjusted pro forma net income of $115,000 for the corresponding period in 2007. The adjusted pro forma results for the three months ended March 31, 2008 include the pro forma results of operations for AUSA, Fire Quest and PDI from January 1, 2008 and the results of operations of Com-Tec from February 1, 2008. Our primary source of income prior to the consummation of our initial business combination with AUSA was interest earned on the funds held in a trust account.

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

Pro Forma EBITDA
	Three Months Ended		Three Months Ended
	March 31, 2008		March 31, 2007		Year to Year
		% of		% of	Increase (Decrease)
	Amount	Revenues	Amount	Revenues	Amount %
Pro forma EBITDA	$1,812	4.6%	$1,129	4.9%	$683	60.5%

Pro forma EBITDA rose by $0.7 million to $1.8 million in the three months ended March 31, 2008, compared to $1.1 million in the corresponding period in 2007. The EBITDA margin decreased to 4.5 % from 4.9% in the corresponding period in 2007.   The March 31, 2008 EBITDA includes $0.6 million in non-cash compensation expense related to restricted stock grants and employee stock options for that period compared to $0.2 million for the same period in 2007.

Results of Operations for the Year Ended December 31, 2007 Compared to Results of Operations for the Year Ended December 31, 2006

Revenues

The year ended December 31, 2007 was  our first year of reportable revenues. Prior to our acquisition of ISI, we had no revenues.

Pro Forma Net Revenues

The following table presents pro forma net revenues for the years ended December 31, 2007 and 2006 (in thousands):

	Pro Forma Net Revenues
	Year Ended		Year Ended
	December 31, 2007		December 31, 2006		Year to Year
		% of		% of	Increase / (Decrease)
		Net		Net		% Inc /
	Amount	Revenue	Amount	Revenue	Amount	(Decr)
Contract revenues	$43,516	50.0	$30,968	53.6	$12,548	40.5%

Contract revenues - related party	32,560	37.3	19,855	34.4	12,705	64.0%

Service and other revenues	11,110	12.7	6,929	12.0	4,181	60.3%

Net revenues	$87,186	100.0	$57,752	100.0	$29,434	51.0%

On a pro forma basis, AUSA had revenues of $87.2 million (including related party revenue of $32.6 million) and $57.8 million (including related party revenue of $19.9 million) for the years ended December 31, 2007 and 2006, respectively, representing an increase of $29.4 million or 51.0%. The significant increase in contract revenues is primarily due to several major factors including, but not limited to, the addition of new products through the development of internal software applications that has allowed us to capture a larger part of its market. Also, the Company has focused on building its service revenue base by adding salespeople and improving performance to retain more customers, which has contributed to the increase in service revenues by approximately 60.3% over the same period last year.

As used in this analysis, “related party” revenue is that revenue that is generated by work sub-contracted from ISI*MCS (an entity owned by Sam Youngblood, President of AUSA, and by Don Carr, President of ISI-Detention, a subsidiary of AUSA).  Messrs. Youngblood and Carr created ISI*MCS in 2004 to provide bonding on contracts that require bonding. The performance of those contracts is subcontracted to ISI as a subcontractor to ISI*MCS.  The sub-contracted work is for third party customers of ISI*MCS that require bonded contracts.  Since the acquisition of ISI by Argyle, ISI*MCS no longer provides bonding and subcontract work to AUSA and AUSA will secure its own bonding capacity and use that bonding capacity to directly enter into bonded contracts with third party customers, thereby eliminating the need to contract for the work as a subcontractor to ISI*MCS. After the merger, the amount of “Revenues - related party” will decrease annually as the contracts with ISI*MCS, outstanding at the time of the merger, are completed.

The pro forma revenue mix was 87.3% contract revenues and 12.7% service revenues for the year ended December 31, 2007 compared to 88.0% and 12.0%, respectively, for the corresponding period in 2006.

In the last three years the entire corrections and commercial security markets have been growing, which has been a factor in a portion of our success.  Should these markets continue to grow, the Company with its strong market position should continue to see increasing revenue opportunities.   Since January 2008, we have been implementing plans to increase revenues.  Some of the expected increases will be derived from the marketing of packaged products from the portfolios of the companies Argyle acquired in January 2008.  A brief discussion of those acquisitions is included in Note 23 to the Consolidated Financial Statements – Subsequent Events.

Cost of Revenues

The year ended December 31, 2007 was our first year of reportable cost of revenues. Prior to our acquisition of ISI, we had no cost of revenues.

Adjusted Pro Forma Cost of Revenues

The following table reconciles adjusted pro forma cost of revenues to pro forma cost of revenues for the years and December 31, 2007 and 2006 (in thousands):

	Adjusted Pro Forma Cost of Revenues
	Year Ended December 31, 2007		Year Ended December 31, 2006		Year to Year Increase /
		% of		% of	(Decrease)
		Net		Net		% Inc /
	Amount	Revenue	Amount	Revenue	Amount	(Decr)
Contract costs / contract costs – related party	$58,061	66.6	$41,130	71.2	$16,931	41.2%
Service and other costs, excluding amortization of intangibles	8,074	9.3	4,839	8.4	3,235	66.9%
Adjusted pro forma total cost of revenues	$66,135	75.9	$45,969	79.6	$20,166	43.9%
Amortization of intangibles	3,361	3.8	3,361	5.8	—	—
Pro forma cost of revenues	$69,496	79.7	$49,330	86.4	$20,166	40.9%

On a pro forma basis, cost of revenues increased by $20.2 million, or 40.9%, to $69.5 million for the year ended December 31, 2007, compared to $49.3 million for the corresponding period in 2006. On an adjusted pro forma basis, cost of revenues increased by $20.2 million, or 43.9%, to $66.2 million for the year ended December 31, 2007, compared to $46.0 million for the corresponding period in 2006. The increase in cost of sales resulted from AUSA working on a greater number of projects in 2007 than in 2006. However, while the number of projects rose from 2006, the relative percentage of material cost and labor cost remained relatively constant between the two periods.

The amortization of acquired backlog has been allocated to cost of revenues and primarily relates to the developed technology acquired from the acquisition of ISI on July 31, 2007. The impact of this amortization (which was excluded from adjusted pro forma cost of revenues) for the year ended December 31, 2007 was $3.4 million.

The Company has been implementing its plan to reduce costs and improve efficiencies.  Some of these efforts include implementing the best technology in all organizations.  For example, we discovered that some of the technology used by the acquired companies was superior to our own, especially with respect to production costs.  Additionally, we discovered that some of the technology we developed is faster and more efficient than that of the acquired companies. The current effort to “swap technology” is proceeding as planned and production cost savings are expected results of these efforts

Gross Margin

The year ended December 31, 2007 was our first year of reportable gross margin. Prior to our acquisition of ISI, we had no gross margin.

Adjusted Pro Forma Gross Margin

The following table reconciles adjusted pro forma gross margin to pro forma gross margin for the years ended December 31, 2007 and 2006 (in thousands):

	Adjusted Pro Forma Gross Margin
	Year Ended December 31, 2007		Year Ended December 31, 2006		Year to Year Increase /
		% of		% of	(Decrease)
		Net		Net		% Inc /
	Amount	Revenue	Amount	Revenue	Amount	(Decr)
Adjusted pro forma gross margin	$21,051	24.1	$11,784	20.4	$9,267	78.6%
Amortization of intangibles	(3,361)	(3.8)	(3,361)	(5.8)	—	—
Pro forma gross margin	$17,690	20.3	$8,423	14.6	$9,267	110.0%

On a pro forma basis for the year ended December 31, 2007, there was gross margin of $17.7 million compared to a gross margin of $8.4 million for the corresponding period in 2006. On an adjusted pro forma basis for the year ended December, 2007, there was gross margin of $21.1 million compared to a gross margin of $11.8 million for the corresponding period in 2006. The increase in adjusted gross margin was directly attributable to our stronger pricing position which provides higher margins and development of software to automate production, which allows for efficiencies in production and thus lowers costs, thus increasing gross margins. A major contributor to the increase in gross margin is the increase in service revenues as a percentage of the overall revenues. Service revenues enjoy a higher gross margin than the contract revenues. The Company also increased gross margin by controlling costs through the upgrading of project management processes to support installations and services.

The amortization of acquired backlog in the cost of sales section has been allocated to cost of revenues and represents the only difference between pro forma gross margin and adjusted pro forma gross margin for the year ended December 31, 2007 and 2006.

As previously discussed in revenues and cost of revenues sections Argyle has been implementing its plans to increase revenues, improve efficiencies, and reduce costs, all with the expectation to improve gross margins in coming periods.  Argyle has also seen margins improve over the last year due to the following:

•                  Lower margin work was completed in prior years and quarters;

•                  Service revenues with higher margins continue to increase, therefore increasing overall margin percentages; and

•                  Production and delivery variable costs have been reduced through software tools development, code compression, and training which has improved margin percentages.

Operating Expenses

Operating expenses consist primarily of salaries and benefits for selling and administrative personnel, including human resources, executive, finance, and legal. These expenses also include fees for professional services and other administrative expenses as well as amortization of intangible assets.  Operating expenses increased to $9.8 million for the year ended December 31, 2007, compared to $1.0 million for the corresponding period in 2006. Substantially all of the expense increase is attributed to the acquisition of ISI on July 31, 2007.

Adjusted Pro Forma Operating Expenses

The following table reconciles adjusted pro forma operating expenses to pro forma operating expenses for the year ended December 31, 2007 and 2006 (in thousands):

	Adjusted Pro Forma Operating Expenses
	Year Ended December 31, 2007		Year Ended December 31, 2006		Year to Year Increase /
		% of		% of	(Decrease)
		Net		Net		% Inc /
	Amount	Revenue	Amount	Revenue	Amount	(Decr)
Adjusted pro forma total operating expenses	$16,248	18.6	$11,129	19.3	$5,119	46.0%
Amortization of intangible assets	1,332	1.5	1,332	2.3	—	0.0%
Pro forma total operating expenses	$17,580	20.1	$12,461	21.6	$5,119	41.1%

On a pro forma basis, operating expenses increased $5.1 million (or 41%) to $17.6 million for the year ended December 31, 2007 from $12.5 million for the corresponding period in 2006. On an adjusted pro forma basis, operating expenses increased $5.1 million (or 46%) to $16.2 million for the year ended December 31, 2007 from $11.1 million for the corresponding period in 2006. The increase is primarily due to additional expenses needed to support the increased number of projects on which AUSA is working, increased sales and marketing efforts to promote future growth, and corporate services expenses associated with the parent company entity.  The 2007 expense growth at over 45% and while less than the 51% increase in pro forma revenues will be lower in following years as 2007 had large increases to build infrastructure to support growth in future years.

Additionally, $1.4 million in compensation expense related to stock appreciation rights granted in connection with the acquisition that were recorded by ISI in July 2007 has been excluded from pro forma and adjusted pro forma operating expenses. The amortization of customer base and software has been allocated to operating expenses and primarily relates to the acquisition of ISI on July 31, 2007. The impact of this amortization, which was excluded from pro forma operating expenses, was $1.3 million.

Other Income/Expense

Total other income/expense represents interest earned on the net proceeds of our initial public offering and the private placement held in trust through the date of the acquisition and interest expense for interest on our line of credit, unsecured subordinated debt, and our bridge notes issued in April 2007. Total other income/expense for the year ended December 31, 2007 was $.02 million compared to $1.3 million for the corresponding period in 2006.

Pro Forma Interest Income and Interest Expense

The following table presents pro forma interest and other income for the years ended December 31, 2007 and 2006 (in thousands):

	Pro Forma Other Income/Expense
	Year Ended December 31, 2007		Year Ended December 31, 2006		Year to Year Increase /
		% of		% of	(Decrease)
		Net		Net		% Inc /
	Amount	Revenue	Amount	Revenue	Amount	(Decr)
Interest on cash and cash equivalents held in trust	$246	0.3	$460	0.8	$(214)	(46.5)%
Interest expense	(1,703)	(1.9)	(1,502)	(2.6)	(201)	13.4%
Interest, net	$(1,457)	(1.6)	$(1,042)	(1.8)	$(415)	39.8%

Pro forma net interest for the year ended December 31, 2007 mainly represents interest earned on the net proceeds of our initial public offering and the private placement held in trust through the date of the acquisition. Interest expense increased to $(1.7) million from for the year ended December 31, 2007 from $(1.5) million for the corresponding period in 2006. Interest expense for the year ended December 31, 2007 and 2006 mainly represents interest on our line of credit, unsecured subordinated debt, and our bridge notes issued in April 2007.

Net Income/(Loss)

For the year ended December 31, 2007, we had net income of $219,000 compared to a net income of $173,000 for the corresponding period in 2006. The results of operations for the year ended December 31, 2007 include the results of operations for AUSA from August 1, 2007 through December 31, 2007. Our primary source of income prior to the consummation of our initial business combination with ISI was interest earned on the funds held in the trust account.

Adjusted Pro Forma Net Income / (Loss)

The following table reconciles adjusted pro forma net income / (loss) to pro forma income / (loss) for the year ended December 31, 2007 and 2006 (in thousands):

	Adjusted Pro Forma Net Income / (Loss)
	Year Ended December 31, 2007		Year Ended December 31, 2006		Year to Year Increase /
		% of		% of	(Decrease)
		Net		Net		% Inc /
	Amount	Revenue	Amount	Revenue	Amount	(Decr)
Adjusted pro forma net income / (loss)	$2,656	3.0	$(674)	(1.1)	$3,330	494.1. %
Amortization of intangibles	4,693	5.4	4,693	8.1	0	0.0%
Taxes, net	(1,783)	(2.1)	(1,783)	(3.0)	0	0.0%
Pro forma net income / (loss)	$(254)	0.3	$(3,584)	(6.2)	$3,330	93.0%

For the year ended December 31, 2007, we had pro forma net loss of ($254,000) compared to a pro forma net loss of ($3.6) million for the corresponding period in 2006. For the year ended December 31, 2007, we had an adjusted pro forma net income of $2.7 million compared to an adjusted pro forma net loss of ($674,000) for the corresponding period in 2006. The adjusted pro forma results for the year ended December 31, 2007 include the pro forma results of operations for AUSA from January 1, 2007 through December 31, 2007. Our primary source of income prior to the consummation of our initial business combination with ISI was interest earned on the funds held in a trust account.

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

Pro Forma EBITDA
	Year Ended December 31, 2007		Year Ended December 31, 2006		Year to Year Increase /
		% of		% of	(Decrease)
		Net		Net		% Inc /
	Amount	Revenue	Amount	Revenue	Amount	(Decr)
Pro Forma EBITDA	$6,094	7.0%	$1,786	3.1%	$4,308	241.2%

Pro forma and adjusted pro forma EBITDA rose by $4.3 to $6.1 million in the year ended December 31, 2007, compared to $1.8 million in the prior year period. The EBITDA margin increased to 7.0% from 3.1%.  The increase in EBITDA was due largely to the increase in gross margins from 14.6% to 20.3% which has been previously discussed.

Results of Operations for the Year Ended December 31, 2006

Argyle reported net income of $172,512 for the year ended December 31, 2006, before the deduction of $175,747 of interest income, net of taxes, attributable to common stock subject to possible redemption. Argyle incurred a net loss of $7,743 for the period from inception (June 22, 2005) through December 31, 2005.

Argyle’s trust account earned interest of $1,332,087 for the year ended December 31, 2006, and its funds outside the trust account earned interest of $20,242. Argyle had no funds in trust as of December 31, 2005.

For the year ended December 31, 2006, Argyle incurred expenses of $469,943 for consulting and professional fees, $130,632 for stock compensation, $148,516 for franchise taxes, $82,411 for insurance expense, $61,467 for rental expense pursuant to Argyle’s lease of office space and other operating costs of $131,521.

The consulting and professional fees of $469,943 for the year ended December 31, 2006 relate primarily to monthly consulting fees that, cumulatively, totaled approximately $288,000, legal fees of approximately $52,000, auditing, tax and accounting fees of approximately $103,000 and bankers’ fees and expenses of approximately $25,000. As of December 31, 2006, four consultants (Alan Wachtel, Graham Wallis, Cindy Kittrell and Mark Mellin, whose services are described above) were assisting Argyle. The consultants are being paid (and have been paid since August 2006) a total of approximately $24,000 per month and are assisting Argyle in the identification of target businesses, due diligence, securities compliance and administration. Additionally, Argyle paid an outstanding obligation of approximately $53,000 in March 2006 to Liberty Defense Group LLC. Alan Wachtel was paid approximately $71,000 during the twelve months ended December 31, 2006 in addition to his compensation as a part-time employee at SecTecGLOBAL, Inc.

On February 1, 2006, Argyle’s officers and directors exercised options and purchased 18,761 shares of common stock for an aggregate cost of $507. The compensation cost associated with these options of $130,632 was recorded in the first quarter of 2006 and was computed utilizing the Black-Scholes pricing model.

The franchise tax expense of $148,516 for the year ended December 31, 2006 was due to the state of Delaware, and approximately $145,000 of this amount was paid in the first quarter of 2007.

The insurance expense of $82,411 for the year ended December 31, 2006 relates to the amortization of the prepaid directors and officers insurance policy which was acquired in January 2006.

The other operating costs of $131,520 for the year ended December 31, 2006 relate primarily to travel expenses of approximately $48,000, computer server hosting expense of approximately $21,000, communications expenses of approximately $12,000, stock transfer fees of $13,000, office supplies and expenses of approximately $6,000 and other miscellaneous costs of approximately $31,000.

Results of Operations for the Period from June 22, 2005 (inception) to December 31, 2005

Argyle had a net loss of $7,743 for the period ended December 31, 2005 as a result of formation and operating costs. Additionally, deferred offering costs of approximately $295,000 were incurred in 2005. These costs consisted of professional fees of approximately $203,000, road show and travel expenses of approximately $25,000, and regulatory and filing fees of approximately $67,000. Argyle had no income in 2005.

Liquidity and Capital Resources

As of March 31, 2008, we had $2.5 million in cash and cash equivalents.

In January 2006, Argyle completed a private placement of 125,000 units to its executive officers and their affiliates and received net proceeds of approximately $0.9 million. On January 30, 2006, Argyle consummated its initial public offering of 3,700,046 units (which included 75,046 units sold as part of the underwriter’s over-allotment option). Each unit in both the private placement and the public offering consisted of one share of common stock and one redeemable common stock purchase warrant. Each warrant entitles the holder to purchase from Argyle one share of Argyle’s common stock at an exercise price of $5.50 per share.

Net proceeds from the sale of Argyle’s units, after deducting certain offering expenses of approximately $2.4 million, including underwriting discounts of approximately $1.8 million, were approximately $28.2 million. Approximately $27.3 million of the proceeds from the Public Offering and the Private Placement were placed in a trust account for Argyle’s benefit. Except for $0.6 million in interest that was earned on the funds contained in the trust account and that was released to Argyle to be used as working capital, and the amounts released to Argyle for the payment of taxes, Argyle was not able to access the amounts held in the trust until it consummated a business combination. The amounts held outside of the trust account were used by Argyle to provide for business, legal, and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Prior to releasing the funds held in trust, the trust account contained $1.4 million reserved for the compensation of Argyle’s underwriters in its Public Offering which was paid to them upon completion of the business combination. All amounts held in trust were released at July 31, 2007 to fund the ISI acquisition.

In connection with the Public Offering and the Private Placement, Argyle’s officers and directors placed all the shares owned by them before the Private Placement and the Public Offering into an escrow account. Except in certain circumstances, the shares held in escrow may not be released prior to January 24, 2009.

On April 16, 2007, Argyle’s officers and directors, an affiliate of Bob Marbut, Argyle’s Chairman and Co-Chief Executive Officer, and certain of Argyle’s consultants, pursuant to a note and warrant acquisition agreement, loaned Argyle an aggregate of $0.3 million and in exchange received promissory notes in the aggregate principal amount of $.3 million and warrants to purchase an aggregate of 37,500 shares of Argyle’s common stock. The promissory notes were repaid in full plus accrued interest in August 2007.

On July 31, 2007, Argyle consummated a business combination, acquiring 100% of the outstanding capital stock of ISI Detention Contracting Group, Inc. and its subsidiaries, the value of which the Board of Directors determined was greater than 80% of Argyle’s assets at the time of the merger. Prior to the acquisition of ISI, Argyle had no operations and was considered a developmental stage enterprise. ISI is deemed to be a “predecessor” to the combined company. The accompanying consolidated balance sheet includes the assets and liabilities related to the acquisition of ISI, adjusted to fair value pursuant to Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations.

Argyle used an estimated $20.5 million (excluding Argyle and ISI transaction costs) of the net proceeds of the initial public offering to acquire ISI. At the closing of the merger, the following consideration was paid by the Company to the stockholders and debt holders of ISI:

•                  $18.6 million in cash;

•                  1,180,000 shares of common stock of Argyle (valued at approximately $9.2 million); and

•                  $1.9 million of unsecured promissory notes convertible into shares of common stock of the Company at a conversion price of $10 per share.

Additionally, Argyle incurred total transaction costs of approximately $1.7 million, including legal costs paid to Loeb & Loeb of $0.5 million, $0.6 million related to certain Macquarie Securities (USA) Inc.’s (formerly Giuliani Capital Advisors) advisory fees and fairness opinion, $0.3 million paid in M&A fees to WFG Investments and additional costs of $0.3 million related to accountants, consultants, printer fees and other miscellaneous expenses. Such costs did not include transaction costs of approximately $1.0 million incurred by ISI (related primarily to attorney, brokerage and accounting fees).

As part of the ISI merger, public stockholders holding 211,965 of the aggregate number of shares sold in the Public Offering elected to redeem such shares. The per share redemption price was equal to $7.80 per share including interest earned thereon in the trust account, net of taxes paid and payable, $0.6 million of interest income which was released from the trust account in September 2006 to fund our working capital, and amounts owed to the underwriter for the Private Placement (approximately $0.5 million plus interest). Approximately $1.6 million was paid to redemptive shareholders in August of 2007.

In April 2008, Argyle completed a private placement of 18,750 shares of Series A Convertible Preferred Stock (convertible initially into 1,875,000 shares of common stock) to two accredited investors and received gross proceeds of $15 million. Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc., served as the exclusive placement agent for the offering and received $900,000 and warrants to purchase an aggregate of 112,500 shares of Argyle’s common stock at an exercise price of $8.00 per share as a placement fee.

Working Capital

Our primary liquidity needs are for financing AUSA’s working capital (including premiums and fees incurred in connection with bid and performance bonds) and their purchase of computers and related equipment. The nature of its business and operations as a detention contractor causes cash flow from operations to be highly volatile. Its large construction contracts can produce or consume cash. The production or consumption of cash is dependent on factors inherent to the construction industry, including billing and payment terms of the contracts. AUSA has in place a credit facility to allow it to manage its working capital requirements.

At March 31, 2008, we had current assets of $59.1 million and current liabilities of $31.9 million resulting in a working capital surplus of approximately $27.2 million compared to a surplus of $20.0 million based upon ISI’s current assets and liabilities at December 31, 2007.

Long-Term Debt

Notes payable and long-term debt consists of the following (in thousands):

	March 31,	December 31,
Collateral	2008	2007
Notes payable:
Vehicles and equipment	$214	$190
Unsecured debt - related party	11,057	5,952
Unsecured convertible debt - stockholders	1,925	1,925
Seller notes	6,765	—
Line of credit and acquisition line	12,970	7,979
	$32,931	$16,046
Less - current maturities	413	81
Long term debt	$32,518	$15,965

Vehicles and Equipment

Amount includes notes related to Company vehicles and various equipment. Vehicle and equipment notes are staggered in regards to their maturity, each amortizing over 36 – 48 month periods. Interest rates on the individual notes range from fixed rate of 7% up to Prime plus 1.0%. Included with the equipment is a note related to the phone system with a fixed rate of interest at 9.0% which matures in April 2008.

Unsecured Debt — Related Party

These refer to notes payable to a significant stockholder of Argyle. On January 2, 2008 an additional $5.0 million in unsecured debt was funded by the same related party to which $6.0 million was due. All notes are unsecured and subordinated to the line of credit facility. The unsecured note agreements contain prepayment options with prepayment penalties. Interest accrues at 11.58% per annum and is payable quarterly in arrears, deferred interest at the rate of 8.42% per annum, and default interest at 2% per annum. The total debt of $11.0 million is due and payable in one single payment on January 31, 2010. There are both financial and restrictive covenants associated with the note agreements. As of March 31, 2008, the Company was in compliance with all covenants except two technical, non financial, covenants. We obtained a waiver from the lender to remedy these defaults.

Unsecured Convertible Debt — Stockholders

As part of the ISI merger consideration, the Company issued unsecured convertible debt to the stockholders in the amount of $1.9 million which bears interest at 5% per annum, paid semiannually. The notes mature five years from the date of issuance on July 31, 2012. The notes may be converted in whole or in part into shares of our common stock at the election of the note holder at a share price of $10.00 any time after January 1, 2008. The debt may be redeemed by us at $10.00 per share any time after January 1, 2009.

Unsecured Debt — Stockholders

In April 2007, Argyle’s officers and directors, an affiliate of Argyle’s Chairman and Co-Chief Executive Officer, and certain of Argyle’s consultants, pursuant to a note and warrant acquisition agreement, loaned Argyle an aggregate of $0.3 million and in exchange received promissory notes in the aggregate principal amount of $0.3 million and warrants to purchase an aggregate of 37,500 shares of Argyle’s common stock. The warrants are exercisable at $5.50 per share of common stock and expire on January 24, 2011.

The warrants also may be exercised on a net-share basis by the holders of the warrants. The Company has estimated, based upon a Black-Scholes model, that the fair value of the warrants on the date of issue was approximately $2.48 per warrant (a total value of approximately $93,000 using an expected life of 2 years, volatility of 2.39%, and a risk-free rate of 5%. However, because the Company’s warrants have a limited trading history, the volatility assumption was based on information currently available to management. The promissory notes had an interest at a rate of 4% per year and were repayable 30 days after the consummation of a business combination. The notes and the associated accrued interest were paid in full in August 2007.

Seller Notes

In connection with the Fire Quest acquisition, the Company issued a promissory note in the aggregate principal amount of $250,000. The Fire Quest promissory notes bear interest at the rate of 7.25% per year and will become due and payable on January 1, 2009.

In connection with the PDI acquisition, the Company issued convertible promissory notes (the PDI promissory notes) in the aggregate principal amount of $3.0 million. The aggregate principal amount of the PDI promissory notes may be reduced depending on the occurrence of certain events described in the asset purchase agreement. The payment of the PDI promissory notes are guaranteed by and secured by the assets of AUSA and Argyle and bear interest at 6% paid quarterly through December 2009. After December 2009, principal and interest payments of $133,000 are due monthly with final payment occurring on December 31, 2012. On June 1, 2009 through November 15, 2009, the Company has the option to (i) convert $500,000 of the outstanding principal into our common stock based on 95% of the closing price of our common stock for a 20 day trading period; or (ii) extend the payment date to January 3, 2011 for an additional payment of $15,000 plus accrued interest. The aforementioned options to convert or extend the PDI promissory notes have resulted in the creation of compound embedded derivatives for which we performed valuations as of March 31, 2008. We will mark to market the derivatives, for which any changes in fair value will be recognized in the statement of operations, in all the subsequent quarters until they are exercised or have expired. The valuations of these derivatives held a nominal value as of March 31, 2008.

In connection with the Com-Tec acquisition, the Company issued a secured subordinated promissory note in the aggregate principal amount of $3.5 million. The Com-Tec promissory note is guaranteed by and secured by the assets of AUSA and Argyle, bears interest at 7% per year and will become due and payable on April 1, 2011.

Line of Credit Facility

At March 31, 2008, the Company had a line of credit facility totaling $12.0 million and an acquisition loan facility in the amount of $4.3 million. The line of credit is secured by all tangible and intangible assets of AUSA excluding vehicles. The line calls for all accounts receivable collections to be deposited directly to a lockbox. The outstanding balance on the credit facility and the acquisition loan facility at March 31, 2008 was $8.7 million, due January 23, 2010, and $4.3 million, due June 30, 2011, respectively.  Interest is payable quarterly at prime plus 0.75% for the credit facility and at prime plus 1.25% for the acquisition loan through December 31, 2008.  After December 31, 2008, the interest rate is based on a ratio of total debt to earnings before interest, taxes, depreciation and amortization ranging from prime to prime plus 0.75% for the credit facility and ranging from prime plus 0.5% to prime plus 1.25% for the acquisition note.  The agreement contains both financial and restrictive covenants, including a restriction on the payment of dividends. As of March 31, 2008, the Company was in compliance with all covenants except four technical, non financial, covenants. We obtained a 90 day extension to remedy two of the defaults which it believes is probable to cure during the grace period. We obtained a waiver from the lender to remedy the remaining two defaults. In the event that we do not receive a permanent waiver or cure by other means during the 90 day extension period, Argyle may cure such default by agreeing to guarantee the obligations of AUSA to its senior lender.

The Company has agreed to pay an annual commitment fee of 0.5% per year on the unused borrowing capacity, which was $3.3 million and $1.0 million at March 31, 2008 and December 31, 2007, respectively.

Capital Leases

ISI sold its owner-occupied real estate to a partnership owned by ISI’s stockholders during 2004 and entered into a leaseback of the properties with the partnership. ISI entered into a second lease on another property owned by the same partnership in 2006. Both leases were triple net leases. A triple net lease is a lease agreement on a property where the tenant or lessee agrees to pay all real estate taxes, building insurance, and maintenance (the three ‘Nets’) on the property in addition to any normal fees that are expected under the agreement (rent, etc.). In such a lease, the tenant or lessee is responsible for all costs associated with repairs or replacement of the structural building elements of the property.

The terms of the aforementioned leases were modified on July 31, 2007 to extend the expiration date from 2018 to 2019 and increase the monthly rental from $23,667 to $24,000. The modification did not materially affect the carrying value of the assets or related liabilities recorded in the accompanying consolidated balance sheet. The Company reassessed these leases for proper classification under SFAS No. 13, Accounting for Leases, and determined they remain properly classified as capital leases.

Commitments

AUSA leases office space and equipment under operating leases expiring through 2012. The corporate office lease space of Argyle expired as of July 31, 2007 and Argyle operated under a month-to-month lease arrangement until it was renewed in January 2008. The new lease expands the space from approximately 2,500 square feet to 5,500 square feet for a total expense in 2008 of $121,000. Rental expense was $196,000 and $17,000 for the three months ended March 31, 2008 and 2007, respectively, and $71,000 for the three months ended March 31, 2007 (Predecessor).

As part of the PDI acquisition that occurred at January 4, 2008 the Company assumed its existing lease. The PDI lease is a 4 year lease, for the 42,000 square foot facilities, with monthly payments at $16,000. As part of the Com-Tec acquisition that occurred at January 31, 2008 we signed new leases for Com-Tec’s existing facility. The Com-Tec lease is a 5 year lease for the 33,000 square foot facility, with monthly payments of $14,000 beginning in year 3 with the total rent expense being straight line amortized over the life of the lease.

In August 2007 we entered into a letter of credit facility with a financial institution. The letter of credit may not exceed $500,000. The facility requires a 1% annual commitment fee on the unused portion of the letter of credit facility. The commitment fee is to be paid quarterly.

Off Balance Sheet Arrangements

Argyle does not have any off-balance sheet arrangements.

Contractual Obligations

Contractual Obligations as of March 31, 2008
(Unaudited)

	Total	< 1 Year	1- 3 Years	3 - 5 Years	> 5 Years
Principal on Long Term Debt Obligations	$32,931	$413	$21,777	$10,741	$—
Capital Lease Obligations	3,285	216	576	576	1,917
Operating Lease Obligations	2,258	394	943	734	187
Interest on Long Term Debt Obligations	9,495	3,380	4,717	1,398	—
Total	$47,969	$4,403	$28,013	$13,449	$2,104

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices, and other market-driven rates or prices.

At March 31, 2008, the Company had a line of credit facility totaling $12.0 million and an acquisition loan facility in the amount of $4.3 million. The line of credit is secured by all tangible and intangible assets of AUSA excluding vehicles. The outstanding balance on the credit facility and the acquisition loan facility at March 31, 2008 was $8.7 million, due January 23, 2010, and $4.3 million, due June 30, 2011, respectively.  Interest is payable quarterly at prime plus 0.75% for the credit facility and at prime plus 1.25% for the acquisition loan through December 31, 2008.  After December 31, 2008, the interest rate is based on a ratio of total debt to earnings before interest, taxes, depreciation and amortization ranging from prime to prime plus 0.75% for the credit facility and ranging from prime plus 0.5% to prime plus 1.25% for the acquisition note.

Changes in market rates may impact the bank’s LIBOR rate or prime rate. For instance, if either the LIBOR or prime rate were to increase or decrease by one percentage point (1.0%), our annual interest expense would change by approximately $163,000 based on the total credit available to Argyle.

BUSINESS

Background

Argyle Security, Inc., formerly Argyle Security Acquisition Corporation, is a Delaware corporation that was incorporated on June 22, 2005 in order to serve as a vehicle for the acquisition of an operating business through a merger, capital stock exchange, asset acquisition or other similar business combination. Argyle completed its initial public offering in January 2006. As provided in its certificate of incorporation, Argyle was required, by July 30, 2007, to consummate a business combination or enter a letter of intent, agreement in principle or definitive agreement relating to a business combination, in which case Argyle would be allowed an additional six months to complete the transactions contemplated by such agreement.

During February 2006, after the Argyle initial public offering was completed, Argyle’s management developed a list of 15 criteria to be used in screening and evaluating target companies for Argyle to acquire. These criteria were approved by Argyle’s Board of Directors at its March 6, 2006 meeting and were utilized during the ensuing months by Argyle in the search and evaluation process. While management felt it would not have been possible to find a target company that fully met all of the criteria, Argyle sought to identify those companies with characteristics that were in close alignment with the criteria.

Following is a summary of the criteria used by the Argyle team in the process:

1.     Business Sectors Served: Highest priority given to video surveillance, access control and perimeter/outdoor.

2.     Markets Served: Highest priority given to U.S. and European companies.

3.     Channels Served: Highest priority given to security IT/IP integrators and security value added resellers.

4.     Products Offered to Include One or More of the Following: Part of a solutions strategy, competitively positioned, scalable, favorable obsolescence factor, strong brand equity.

5.     Annual Sales: At least $20 million.

6.     Gross Margin: If video or access control - 50%, if perimeter/outdoor or if intrusion protection - 40%.

7.     Operating Margin: 10% or more, or the potential to reach 10% in the next 12-18 months.

8.     Annual Cash Flow: At least $1.5 million.

9.     Relative Competitive Advantage: Clear competitive advantage in at least one key area.

10.   R&D Capability: Ability to continuously integrate into company’s other offerings, ability to add value to Argyle’s other targeted sectors and companies, in-house R&D leadership or management capability.

11.   Management Capabilities: Strong in at least one key functional area.

12.   Location: Located so as to be cost effective in interacting/communicating with Argyle management.

13.   Relative Attractiveness: To investors and to other targeted companies.

14.   Opportunities/Potential: For revenue growth, for improving margin percentages, for synergies with other target sectors/companies, to improve/expand offerings, for channel expansion.

15.   Target Company’s Culture: Senior management supportive of Argyle vision and strategy, customer focused, senior management familiar with and supportive of a solutions strategy.

On July 31, 2007, pursuant to the terms of a merger agreement, dated December 8, 2006, as amended on June 29, 2007 and July 11, 2007, Argyle acquired all of the assets and liabilities of ISI Detention Contracting Group, Inc. (“ISI”) through the merger of Argyle’s wholly owned subsidiary, ISI Security Group, Inc., into ISI. As a result of the merger, ISI became a wholly owned subsidiary of Argyle. ISI is a provider of physical security solutions to commercial, governmental and correctional customers.

At the closing of the merger, the following consideration was paid by Argyle to the stockholders and debt holders of ISI:

•                   $18.6 million in cash;

•                   1,180,000 shares of common stock of Argyle (valued at approximately $9.2 million); and

•                   $1.9 million of unsecured promissory notes convertible into shares of common stock of the Company at a conversion price of $10 per share.

The value of Argyle common stock issued as merger consideration is based on the average closing price of Argyle’s common stock for the two days prior to, including the day of, and two days subsequent to the second amendment to the merger agreement resulting in the final negotiated purchase price (June 29, 2007) of $7.78 per share. Based on the cash paid, common stock and convertible promissory notes issued, and capitalized merger transaction costs of $2.7 million, the transaction was valued for accounting purposes at $32.4 million.

The ISI acquisition met the previously set criteria in terms of: business sectors served (access control and perimeter / outdoor), markets served (US), channels served (IT / IP integrators), and products offered (solutions strategy and strong brand equity). ISI had financial metrics of revenues, gross margins, operating margins, and cash flows all exceeding the previously set acquisition criteria. The close proximity of ISI to the Company’s headquarters in San Antonio, the experience and expertise of the ISI management team, and the similar corporate culture and philosophy made the acquisition particularly attractive.

In February 2008, we reorganized our business such that Argyle Security, Inc. is the parent company whose primary business operations are conducted under the name Argyle Security USA, or AUSA, which conducts the business of our wholly owned subsidiary ISI Security Group, Inc. and all its operating subsidiaries. We refer to Argyle Security USA as AUSA in this prospectus and where the context indicates, to the historical business of ISI Security Group, Inc. as ISI.

Through Argyle Security USA (AUSA), we provide physical security solutions to commercial, governmental, and correctional customers. Argyle USA has two reporting segments, Argyle Corrections and Argyle Commercial Security.

Argyle Corrections consists of all of our businesses in the corrections sector including ISI, Metroplex Control Systems (MCS) as well as Com-Tec Security LLC (Com-Tec) and Peterson Detention, Inc. (PDI). This group includes:

•  ISI (also referred to historically as ISI-Detention) designs, engineers, supplies, installs, and maintains a full array of detention systems and equipment, targeting correctional facilities throughout the United States;

•  MCS (also referred to historically as MCS-Detention) designs, engineers, supplies, installs and maintains complex, customized security, access control, video and electronic security control system solutions at correctional and government facilities;

•  PDI is a full-service, turnkey solutions provider that manufactures high security metal barriers, high security observation window systems, detention furniture and accessories; and

•  Com-Tec is an industry leader in the custom design and manufacture of electronic security and communications systems.

Argyle Commercial Security focuses on the commercial security sector and provides turnkey, electronic security systems to the commercial market. Currently, MCS Commercial Fire & Security is the only member of this group and is referred to historically as MCS-Commercial.

On January 1, 2008, MCFSA, Ltd. (MCFSA), all of the partnership interests of which are directly or indirectly wholly owned by AUSA, acquired substantially all of the business assets and liabilities of Fire Quest Inc. (Fire Quest). Fire Quest is engaged in the business of alarm system sales and service.

On January 4, 2008, AUSA acquired substantially all of the business assets and liabilities of PDI. PDI is a full-service, turnkey solutions provider that manufactures high security metal barriers, high security observation window systems, detention furniture and accessories.

On January 31, 2008, ISI Controls, Ltd. (ISI-Controls), a wholly owned subsidiary of AUSA, which in turn is a wholly owned subsidiary of the Company, closed a transaction, pursuant to which ISI-Controls acquired 100% of the outstanding units of Com-Tec, resulting in Com-Tec becoming a wholly owned subsidiary of ISI-Controls. Com-Tec is engaged in the business of custom design, manufacture and installation of electronic security and communication systems.

Overview of AUSA

ISI, the wholly owned subsidiary of Argyle and now part of Argyle Security USA, is the parent company of several subsidiaries, including three solution providers in the physical security industry: ISI Detention Contracting (referred to historically as ISI-Detention), Metroplex Control Systems (referred to historically as MCS-Detention), and Metroplex Control Fire and Security Alarms (referred to historically as MCS-Commercial). Metroplex Control Systems (or MCS) was formed in 1988 and was acquired by ISI in 2000. After the acquisition, MCS was restructured into two separate subsidiary entities (each under its own management): MCS-Detention and MCS-Commercial. MCS-Detention specializes in turnkey installations for public and privately owned/operated detention facilities. MCS-Commercial has built a parallel business targeting commercial and industrial facilities. The following describes each of the individual operating companies that comprise each of the two previously described business segments – Corrections and Commercial.

ISI-Detention

ISI-Detention has been involved in furnishing and installing detention equipment in more than 1,900 correctional facilities since its inception in 1976. ISI-Detention designs, engineers, supplies, installs, and maintains a full array of detention systems and equipment, targeting correctional facilities throughout the United States. Its expertise and track record position ISI-Detention favorably among the nation’s leading providers of products and solutions for correctional facilities. Its custom-designed systems meet local standards and are in full compliance with the applicable standards of the American Correctional Association, a voluntary organization whose standards for correctional facility design, operation and construction are the recognized industry benchmark for quality and safety.

ISI-Detention offers a complete array of electronic security system solutions revolving around electronic locking systems and hardware, security doors and frames, jail furniture, security glazing and other security-based systems. ISI-Detention acts as prime contractor or as a subcontractor for projects spanning all levels of security. More than 60% of the revenue for ISI-Detention and MCS-Detention during 2004, 2005, and 2006 has been the result of contracts with repeat customers.

Contracting Structure: Most transactions in which ISI-Detention becomes involved result in a contract with a customer who is an owner or construction manager (where ISI-Detention is a prime contractor), an agreement with a general contractor or electrical contractor (where ISI-Detention is a subcontractor). Approximately 70% of the total revenues of ISI are derived from work performed for general contractors, whereas approximately 30% comes from work performed directly for the end user. ISI-Detention may seek these projects on its own as a stand-alone vendor or as part of a team that has been assembled to pursue the project.

Team Contracting: A team is typically assembled by a general contractor, architect, engineer, developer, or a private correctional facility operator to submit a proposal to negotiate with a customer or submit a competitive bid on a correctional project. Within these teams, ISI-Detention is the “Security Solutions Principal”. The members of the team negotiate the amount and terms of the contract for their respective parts of the project. This means that ISI-Detention and the other construction related members of the team would enter into a contract with a general contractor without having to directly participate in a bid competition. This can occur because the members of the team have previously worked together, and the team members have experience in dealing with most, if not all, of the other team members, and know their capabilities. In many instances, ISI-Detention will have previously developed a relationship with more than one member of the team, which facilitates the contracting process. Once the security and other components of the proposal are completed, the team submits the proposal in a competition, or commences negotiations with the ultimate customer. For purposes of actually submitting the proposal, a “lead contractor” structure is utilized. This means that the principals of the team enter into agreements with the general contractor, and the construction portion of the team’s proposal is submitted in the name of the general or lead contractor.

Contracts with owners, construction managers, general contractors and electrical contractors are pursued in both competitively bid situations and negotiated transactions. These constitute approximately 90% of ISI-Detention’s annual project volume. The processes related to competitively bid contracts and negotiated transactions are as follows:

(i)           Competitively bid contract: ISI-Detention, acting alone or as the Security Solutions Principal for a team, is asked to submit a proposal with a price to a customer (owner, general contractor, construction manager or electrical subcontractor) for a portion of the work on a corrections project. There are usually other organizations competing with ISI-Detention also submitting proposals with pricing. The customer collects all the bids from the vendors or teams, chooses the best one, and then submits a bid or proposal to their prospective customer in a bid competition. If ISI-Detention’s customer is an owner or construction manager, and the owner selects ISI-Detention as the winning bidder, then ISI-Detention enters into an agreement with the owner or construction manager. If ISI-Detention’s customer is a general contractor or an electrical engineer, and that customer is selected as the winning bidder, then the customer engages ISI-Detention for that portion of the project for which ISI-Detention submitted a proposal or bid. In many bid competitions, the successful bidder is determined by which party has submitted the “best” bid, not necessarily the “lowest” bid. We believe that the relationships we have developed with architects, engineers, general contractors and others, has facilitated ISI-Detention occasionally being selected as the “best” bidder (and winning the contract) in situations where it was not the lowest bidder. However, there have been other situations where ISI-Detention has not been the successful bidder when it was, in fact, the lowest bidder.

(ii)        Negotiated transaction: ISI-Detention, acting alone or as the Security Solutions Principal for a team, prepares a proposal for a portion of the work on a correctional project that is being submitted to a prospective customer for a negotiated transaction. The parties negotiate the terms of the agreements without competitive bidding. Many of these negotiated transactions are with repeat customers of ISI-Detention. This arrangement allows ISI-Detention to enter into a contract with a customer without the price pressure and elimination of value-added services that is common in competitively bid transactions.

Product solutions for ISI-Detention primarily include detention hardware (prison bars, locks and locking systems), security glass, security furniture (metal furniture), detention grade hollow metal doors, frames and windows and labor to install these items. All of these items are purchased from third-party vendors and sold through ISI-Detention to its customer. ISI-Detention does not manufacture the hardware installed as part of its security solutions. Hardware is purchased from third parties and installed as required by the plans and specifications for each project. All of these products are sold to general contractors that are building, expanding or renovating a jail or prison, or they are sold to the owner (governmental or private entity) of a jail or prison that is being built, expanded or renovated. In either situation, these products are installed in city lockups, county jails, state prisons and federal prisons.

The security solution created by ISI for each customer is a unique combination of different security devices, made by many different manufacturers. These devices include access controls (keypads, card swipe readers, and key fob proximity readers at doorways), electric locks, closed circuit television equipment, fire alarm systems and smoke detectors, etc. These many different devices were not originally manufactured to work together in an integrated system. Each manufacturer developed its product to work in a “typical” environment, and each manufacturer determined what “typical” would be.

At the beginning of a project (the design phase), ISI-Detention works with architects, engineers and contractors to help design the project by writing specifications, developing schedules (detailed lists) of doors, windows, door hardware and glazing for the customer. During this stage of development, ISI-Detention writes specifications for specific locking systems, analyzes particular conditions and requirements and recommends products that correspond to the needs of that correctional facility, depending on the type of security that is required and the underlying budget. The design process provides all the vendors and contractors with a clear outline of what is needed for the project, without drawing every detailed plan that will be needed for construction. This provides the customer with a detailed list of the precise items that ISI-Detention will supply to the customer, and the cost for those items.

To determine the pricing of a project, ISI-Detention will obtain the design drawings of the project in question (which are basically the building construction drawings) and determine the precise quantity of each item needed for the project. (For example, a list will be prepared showing exactly how many left-swinging 3ftx7ft doors and frames, as well as how many right-handed doors and frames of the same size, are required on a project. A similar list is prepared for each type of door, window, lock, hinge, light fixture, toilet and every other detention product that will be required in the project.) ISI-Detention provides these lists of required items to the appropriate vendors. Some vendors perform their own quantity determinations (“takeoffs”) rather than relying upon the take-offs prepared by ISI-Detention. The vendor then provides ISI-Detention with the price for the items required. Once all the costs are received from vendors, and ISI-Detention determines the cost of the services that it will provide, ISI-Detention then adds profit and overhead, depending on many factors, including but not limited to what other competitors are known to be bidding on the project, local labor and other conditions, size of the project, complexity of the project, schedule for completion, etc. ISI-Detention then determines a sales price. This price is given to ISI-Detention’s customer. That customer may be a general contractor or the owner of the project — a city, county, state or federal agency.

In many cases, ISI is part of a team that prepares a bid. This team works together to create a total construction bid. The head of the team is usually a general contractor or private prison operator. Typically, ISI is invited to be part of this team because of its repeat customer relationship. The team then competes for the contract as a group. This type of repeat customer relationship allows ISI-Detention the ability to negotiate most of the work sold to repeat customers.

Typically, when ISI-Detention creates an initial budget for a project (before the detailed formal estimating of all job costs is completed), ISI-Detention typically estimates that 13% of the construction dollars will be allocated to ISI-Detention’s scope of work on that project, including the security electronics portion. This is an initial estimate that ISI-Detention uses in the early stages of a project before final design is completed. While the final amount of the ISI-Detention scope of work changes from project to project, depending on many factors relating to the design and the intended use of the facility being built or renovated, management has found that an initial budget of 13% of the estimated total construction amount for a project has proven to be a reliable basis for estimating the size of ISI’s portion of the project.

Most governmental agencies require that their significant contracts be competitively bid. Typically, they utilize the “Request for Proposal” (RFP) method where several competitors submit their sealed proposals for a particular project, or the “Request for Qualifications” (RFQ) process where competitors submit their Qualifications for consideration by the customer. Some contracts are let upon the standard “Straight Bid” process where the detailed plans and specifications for a project are published and contractors submit a “Bid” or fixed price, for the contract to build the project. Other competitive bidding processes may also be utilized, such as the Construction Manager at Risk model, where a Construction Manager is hired for a fee to build the project for a fixed price, or “cost plus profit and overhead” basis. When ISI-Detention responds to an RFP, RFQ, Straight Bid, or other competitive bidding process, it typically provides the response to a general contractor (where ISI-Detention is one of several contractors in different disciplines that are part of the total design/bid team providing a proposal with prices) or directly to the owner (governmental agency or private entity) of a correctional project. The quality of ISI-Detention’s estimating process, knowledge of the industry, knowledge of its customers and other issues requiring significant judgment and expertise are key factors in determining whether ISI-Detention will ‘win’ the competitive bid process and be offered the contract for the project.

When the customer sends ISI-Detention a contract, it contains typical construction contract terms and conditions, such as provision for retainage, certification of completion for progress payments, fixed markup on change orders, coordination responsibility, and similar provisions. Most contracts allow for progress payments on a monthly basis, and most contracts are fixed price.

Progress payments and retainage provisions control the amount and timing of payments to ISI-Detention. For example, upon execution of a contract, an agreed upon mobilization payment may be paid to ISI-Detention. Thereafter, each month ISI-Detention certifies to the customer the percentage of the total work that has been completed through the preceding month. A third party (typically an architect) also provides the owner of the project with a certification of the percentage of completion. If the third party agrees with ISI-Detention’s certification of its percentage of completion, then ISI-Detention is entitled to receive that percentage of the entire contract amount, less the amount of retainage (typically 5% to 10%). (For example, if ISI-Detention claims that 60% of its work under its contract has been completed, then ISI-Detention is entitled to be paid 60% of the contract amount, less the retainage amount). At the conclusion of the project, assuming no other changes or charges, ISI-Detention should have been paid the full contract amount less the retainage. When the owner of the project, ISI-Detention’s customer and the third party have all certified that the project is complete and that all sub-contractors of ISI-Detention have been paid or other appropriate documentation provided, the retainage amount is paid to ISI-Detention.

After a project is sold and ISI-Detention receives a contract, ISI-Detention prepares engineering drawings and schedules or lists creating more detail and information than in the design phase, which takes place early on in the development of a project. During the construction phase of the project, ISI-Detention orders materials from vendors and arranges for those materials to be shipped to the project site. Typically, ISI-Detention sends its employees to the job site to install this equipment. ISI-Detention’s projects usually take 9 to 14 months; some larger projects may run longer.

From time to time, ISI-Detention’s customers require that ISI-Detention provide not only the detention equipment but the security electronics as well. When this occurs, ISI-Detention uses MCS-Detention (a wholly owned subsidiary of ISI) to provide the security electronics to ISI-Detention. The price for the detention equipment and the price for the security electronics (closed circuit television, infra-red alarms, access control systems, etc.) are combined together and submitted by ISI-Detention to its customer as a package price.

When competitive bids are solicited in connection with the construction of a correctional facility, ISI-Detention bids for the detention equipment portion of the overall project as a direct contractor or as one of the subcontractors for a general contractor. The furnished and installed package proposed by ISI-Detention typically includes security locking systems and hardware, security hollow metal (doors and frames), detention furniture (tables, bunks, benches, mirrors, etc.), security electronic controls (closed circuit television, intercom, etc.) and security glass and glazing. By providing this complete package furnished and installed, ISI-Detention is able to provide a warranty program and insure that all the pieces and components are fully integrated and inter-operate correctly.

ISI-Detention’s typical warranty is a limited warranty of one year and is provided in more than 95% of the contracts entered into. This warranty provides for repair or replacement of defective materials or workmanship, if a failure occurs within one year of installation of the product. In very limited circumstances, ISI-Detention will provide an extended warranty of two years (with the same repair and replacement obligations as the one year warranty) when it is demanded by a significant customer or is otherwise required to secure a contract. In even more limited circumstances, an extended warranty of three years (with the same repair and replacement obligations as the one year warranty) will be provided.

The aggregate cost of fulfilling ISI Detention’s warranty obligations on completed contracts in 2006 and 2007 has been less than $150,000 for those years combined, and there have been no claims asserted by customers or users of ISI’s products that are outside the normal scope of warranty work required. Additionally, since all of the products sold by ISI are manufactured by others, the ultimate burden for warranty of those items is passed on to the manufacturers by ISI.

MCS-Detention

MCS-Detention provides electronic security systems for correctional facilities. MCS-Detention develops electronic security systems for its customers using door controls, intercoms, closed circuit television (CCTV) and other low voltage electronic security systems that can all be controlled from one location at one console. MCS-Detention does not manufacture any of the hardware that is sold and installed as part of its security solutions. Hardware is purchased from third parties and installed as required by the plans and specifications for each project. MCS-Detention’s expertise lies in designing, engineering, supplying, installing and maintaining complex, customized security, access control, video and electronic security control system solutions at correctional and government facilities. Typically, the ultimate structure of most transactions in which MCS Detention becomes involved is a situation where MCS-Detention is a subcontractor to another entity, which entity could be a general contractor, ISI-Detention or a competitor of ISI-Detention.

Many solutions are simultaneously provided for the customer, because MCS-Detention determines the needs of its customer and puts systems together (from many different manufacturers) to fit those needs. More importantly, MCS-Detention can integrate the operation of those varied systems so that they work together without conflict. Because of the complexity of the systems involved, MCS-Detention regularly designs the security electronic systems and prepares the drawings for architects and engineers. This complex design work involves coordination of wiring and conduit on a project, plus developing the requirements for local control and satellite control stations. Included in their offerings are access control, closed circuit television (including cameras, camera management and video image mass storage), detention control, fire alarm, intercom, perimeter protection, sound/paging, video visitation and other custom designed systems. Experience in planning, installation and service, combined with state-of-the-art equipment, provides MCS-Detention with a distinct advantage in marketing and developing customized solutions for clients.

Contracting Structure: Most transactions in which MCS-Detention becomes involved result in a contract with a customer who is an owner or construction manager (where ISI is a prime or direct contractor), or an agreement with a general contractor or electrical contractor (where ISI is a subcontractor). MCS-Detention’s customers also include ISI-Detention and competitors of ISI-Detention that lack the in-house capability to undertake a security electronics project. MCS-Detention may seek these projects on its own as a stand-alone vendor or as part of a team that has been assembled to pursue the project. The team approach is more commonly utilized by ISI-Detention, though it is an important part of MCS-Detention’s business model to act as a stand alone vendor.

Team Contracting: A team is typically assembled by a general contractor, architect, engineer, developer or a private correctional facility operator to submit a proposal to negotiate with a customer or submit a competitive bid on a correctional project. In these teams, MCS-Detention is the “Electronic Security Solutions Principal”. The members of the team negotiate the amount and terms of the contract for their respective parts of the project. This means that MCS-Detention (and the other construction-related members of the team) would enter into a contract with a general contractor without having to directly participate in a bid competition. This can occur because the members of the team have previously worked together, and the team members have experience in dealing with most, if not all, of the other team members, and know their capabilities. Once the security and other components of the proposal are completed, the team submits the proposal in a competition or commences negotiations with the ultimate customer. For purposes of actually submitting the proposal, a “lead contractor” structure is utilized. This means that the principals on the team enter into agreements with the general contractor, and the construction portion of the team’s proposal is submitted in the name of the general or lead contractor.

Contracts with owners, construction managers, general contractors and electrical are pursued in both competitively-bid situations and negotiated transactions. These constitute approximately 90% of MCS-Detention’s annual project volume. The processes related to competitively bid contracts and negotiated transactions are as follows:

(i)           Competitively bid contract: MCS-Detention, acting alone or as the Electronic Security Solutions Principal for a team, is asked to submit a proposal with a price to a customer (owner, general contractor, construction manager or electrical subcontractor) for a portion of the work on a corrections project. There are usually other organizations competing with MCS-Detention that are also submitting proposals with pricing. The customer collects all the bids from the many vendors or teams, chooses the best one, and then submits a bid or proposal to its prospective customer in a bid competition. If MCS-Detention’s customer is an owner or construction manager, and the owner selects MCS-Detention as the winning bidder, then MCS-Detention enters into an agreement with the owner or construction manager. If MCS-Detention’s customer is a general contractor or an electrical engineer and that customer is selected as the winning bidder, then the customer engages MCS-Detention for that portion of the project for which MCS-Detention submitted a proposal or bid. In many bid competitions, the successful bidder is determined by which party has submitted the “best” bid, not necessarily the “lowest” bid. We believe that the relationships we have developed with architects, engineers, general contractors and others, has occasionally facilitated MCS-Detention being selected as the “best” bidder (and winning the contract) in situations where it was not the lowest bidder. However, there have been other situations where MCS-Detention has not been the successful bidder when it was, in fact, the lowest bidder.

(ii)        Negotiated transaction: MCS-Detention, acting alone or as the Electronic Security Solutions Principal for a team, prepares a proposal for a portion of the work on a correctional project that is to be submitted to a prospective customer for a negotiated transaction. The parties negotiate the terms of the agreements without competitive bidding. Many of these negotiated transactions are with repeat customers. This arrangement allows MCS-Detention to enter into a contract with a customer without the price pressure and elimination of value-added services that are common in competitively bid transactions.

(iii)     Intercompany Transaction: When MCS-Detention’s customer is ISI-Detention, an intercompany arrangement for billing and receivables are created.

MCS-Detention maintains its sales force in San Antonio, Texas and in Indianapolis, Indiana. Sales are pursued nationwide from those locations.

MCS-Detention estimates the cost and pricing of a project in a process that is similar to that of ISI-Detention. MCS-Detention will review the design drawings and written specifications, to create the same “take-offs,” or lists, of products and materials that are required on a project. MCS-Detention will then distribute the lists to vendors, receive the vendors’ bids on their respective portions of the project, and then MCS-Detention will calculate the costs to furnish and install the products required. MCS-Detention then adds profit and overhead to its calculations and determines the final price for the customer. In determining the final price, MCS-Detention uses the same subjective criteria that ISI-Detention uses.

The contracts that MCS-Detention secures are subject to similar competitive bidding processes as are the contracts entered into by ISI-Detention. All products supplied by MCS-Detention are purchased from third-party vendors, assembled and prepared by MCS-Detention, and then sold by MCS-Detention to its customer. Typically, all MCS-Detention systems are installed and tested by MCS personnel. The terms of the contracts MCS-Detention enters into with its customers are similar to the types of contracts entered into by ISI-Detention. The types of customers that are served by MCS-Detention are the same types of customers that are served by ISI-Detention. The electronic security products of MCS-Detention are linked into an integrated system using applications software developed and provided by MCS-Detention.

MCS-Commercial

MCS-Commercial designs, engineers, supplies, installs, and maintains professional security, access control, video and fire alarm system solutions for large commercial customers.

Contracting Structure: Approximately 34% of the work of MCS-Commercial is negotiated service work, which is not subject to competitive bidding and is billed on an hourly basis for time and materials. The remaining 66% of MCS-Commercial’s work is generally equally divided between negotiated contracts and competitively bid transactions on commercial (not correctional) projects. Most non-service work transactions result in a contract with a customer who is an owner or construction manager of a project (where MCS-Commercial is a prime or direct contractor) or an agreement with a general contractor or electrical contractor on a project (where MCS-Commercial is a subcontractor).

MCS-Commercial has focused upon relationship selling and negotiated contracts, because in the commercial (non-governmental) arena, competitive bidding is not mandated by law, and the parties have the option of negotiating a contract should they choose to do so. MCS-Commercial will continue to focus upon the negotiated transaction sector of its business, by aggressively seeking out and courting relationships with owner/customers.

MCS-Commercial pursues the majority of its work on its own as a stand-alone vendor, though a smaller portion is pursued as part of a team that has been assembled to pursue the project. The team approach is more commonly utilized by ISI Detention, though it is an important part of MCS-Commercial’s business model.

Team Contracting: A team is typically assembled by a general contractor, architect, engineer, developer, or electric commercial project. In these teams, MCS-Commercial is the “Electronic Security Solutions Principal”. The members of the team negotiate the amount and terms of the contract for their respective parts of the project. This means that MCS-Commercial enters into a contract with a general contractor or electrical contractor without having to directly participate in a bid competition. This can occur because the members of the team have previously worked together, and the team members have experience in dealing with most, if not all, of the other team members, and know their capabilities. Once the security and other components of the proposal are completed the team submits the proposal in a competition or commences negotiations with the ultimate customer. For purposes of actually submitting the proposal, a “lead-contractor” structure is utilized. This means that the principals on the team enter into agreements with the general contractor, and the team’s proposal is submitted in the name of the general or lead contractor.

Contracts with owners, construction managers, general contractors and electrical contractors are pursued in both competitively bid situations and negotiated transactions. These constitute approximately 66% of MCS-Commercial’s annual project volume. The processes related to competitively bid contracts and negotiated transactions are as follows:

(i)           Competitively bid contract: MCS-Commercial, acting alone or as the Electronic Security Solutions Principal for a team, is asked to submit a proposal with a price to customer (owner, general contractor, construction manager or electrical subcontractor) for a portion of the work on a commercial (non-correctional) project. There are usually other organizations competing with MCS-Commercial, also submitting proposals with pricing. The customer collects all the bids from the many vendors or teams, chooses the best one, and then submits a bid or proposal to their prospective customer in a bid competition. If MCS-Commercial’s customer is an owner or construction manager, and the owner selects MCS-Commercial as the winning bidder, then MCS-Commercial enters into an agreement with the owner or construction manager for their portion of the project. If MCS-Commercial’s customer is a general contractor or an electrical engineer, and that customer is selected as the winning bidder, then the customer engages MCS-Commercial for that portion of the project for which MCS-Commercial submitted a proposal or bid. In many bid competitions the successful bidder is determined by which party has submitted the “best” bid, not necessarily the “lowest” bid. We believe that the relationships we have developed with architects, engineers, general contractors and others, have facilitated ISI occasionally being selected as the “best” bidder” (and winning the contract) in situations where it was not the lowest bidder. However, there have been other situations where MCS-Commercial has not been the successful bidder when it was, in fact, the lowest bidder.

(ii)        Negotiated transaction: MCS-Commercial, acting alone or as the Electric Security Solutions Principal for a team, prepares a proposal for a portion of the work on a commercial (non-correctional) project, which is to be submitted to a prospective customer for a negotiated transaction. The parties negotiate the terms of the agreements without competitive bidding. This arrangement allows MCS-Commercial to enter into a contract with a customer without the price pressure and elimination of value-added services that is common in competitively bid transactions.

MCS-Commercial supplies security electronic products to end-users and contractors. These products include: access control systems, fire alarms, video, CCTV, sound paging systems and structured cabling. In contrast to ISI-Detention and MCS-Detention, which sell their products to the corrections industry for jails and prisons, MCS-Commercial typically sells its products to contractors that are building or renovating commercial projects, or to owners of commercial properties. MCS-Commercial does not manufacture any of the hardware that is sold and installed as part of its security solutions. Hardware is purchased from third parties and installed as required by the plans and specifications for each project. Although the products of MCS-Commercial and MCS-Detention are similar in many respects (i.e. access control systems, CCTV, etc.), MCS-Commercial sells products only to commercial customers for commercial projects.

MCS-Commercial maintains sales/service offices in Dallas, San Antonio, Austin and Houston, Texas as well as in Denver, Colorado. Each office is responsible for selling and servicing MCS-Commercial products in its respective geographical area.

The process of estimating and pricing projects for MCS-Commercial is substantially the same process used by ISI-Detention and MCS-Detention. Additionally, MCS-Commercial enters into contracts that are similar, if not identical, in terms and conditions to the contracts entered into by ISI-Detention and MCS-Detention. MCS-Commercial buys and resells all of its products to its customers. Installation is performed by MCS-Commercial employees and also by subcontractors.

As used above, the term ‘hardware’ is intended to mean hard goods generally related to all facets of modern security systems. Therefore this term includes not only operational computer terminals (with software loaded upon them), computer monitors and networking devices, but it also includes security grade doors, windows, locks, hinges, door closers, door handles, cameras, sensors, intercoms, fire alarms, smoke alarms, access controls, installation hardware (screws, nuts, bolts, cables, etc.) and similar goods involved in modern correctional, governmental and commercial security systems.

PDI

PDI is a full-service, turnkey solutions provider that manufactures high security metal barriers, high security observation window systems, detention furniture and accessories.

PDI derives substantially all its revenue through the design, manufacturing, and sale of detention products. Revenue is recognized when the products are shipped.

PDI maintains sales/service offices in Orange County, California and its primary manufacturing facility in Tucson, Arizona. Substantially all of its sales are made to customers located in the United States.

Com-Tec

 Com-Tec is an industry leader in the custom design and manufacture of electronic security and communications systems. Com-Tec provides largely the same products and services as those provided by MCS-Detention except that it does so in a different geographic location in the United States. This expanded geographic coverage also extends AUSA’s customer base and addressable market.

Com-Tec maintains its principal site of operations in Appleton, Wisconsin where substantially all of its contract sales are made to customers in the northern half of the mid-west United States.

General

None of AUSA’s divisions manufactures the hardware that it sells, with the exception of PDI, which manufactures high security metal barriers, high security observation window systems, detention furniture and accessories. Hardware is generally purchased from third parties and resold. ISI-Detention and MCS-Detention do not have long-term agreements with their third-party hardware vendors. Most of the hardware that these two divisions typically recommend be used in any particular customized security solution for a customer is available to them from more than one hardware vendor. Accordingly we do not believe that such long-term agreements are necessary. MCS-Commercial has distribution agreements in place with some of its third-party vendors to distribute certain product lines. Computers are included in the hardware that the divisions sell to their customers. Those computers require software, and that software is purchased from third parties. None of our proprietary software is sold separately to our customers. The divisions load the third-party software on the computers (or it is installed by the manufacturer of the computer) and insure that the computers are working properly before they are sold and shipped to the customer.

Hardware re-sales are not impacted by whether we act as a contractor or subcontractor on a particular project. In either instance, whether as a subcontractor or a contractor, we purchase hardware, pre-assemble and test it, and once approved, ship the goods to the jobsite, where the hardware is installed. Whether we are a subcontractor to a general contractor, or a party to a direct contract with an owner of a project, these internal processes at AUSA do not change. The key relevant difference in AUSA acting as a general/prime contractor or a subcontractor with regard to hardware re-sales is merely the identity of the party with whom AUSA contracts and the party to whom AUSA looks for initial payment.

Whether we are acting as a general/prime contractor or a subcontractor, the cost of the hardware is included in Cost of Revenue/Contract Costs in our financial statements, and the revenue generated by the sale of that hardware is reflected in Contract Revenues in our financial statements. The profit from the sale of hardware is first reflected in Gross Profit in our financial statements, which is then reduced by general, sales and administrative costs, etc. In either situation, the results of the resale of the hardware are reflected in the internal financial results of each project, and ultimately in our financial results, as any other component of a project such as labor, utilities, or supplies.

The security solution created by us for each customer is a unique combination of different security devices, made by many different manufacturers. These devices include access controls (keypads, card swipe readers, and key fob proximity readers at doorways), electric locks, closed circuit television equipment, fire alarm systems and smoke detectors, etc. These many different devices were not originally manufactured to work together in an integrated system. Each manufacturer developed its product to work in a “typical” environment, and each manufacturer determines what “typical” would be.

Each project presents us with a unique combination of a one-of-a-kind array of security related devices in a unique geographical configuration and utilization, and security deployment environment. Examples of those disparate environments include a city jail in a humid coastal area with hundreds of prisoners being booked in and out each day, the searing heat of a desert prison with long-term inmates where classroom education is the key activity, or a downtown high-rise with residents and business tenants demanding comprehensive 24/7 personal safety that does not intrude upon their private or business lives. Making these systems work together is a key value-added service that the AUSA divisions provide.

The unusual communication and operational problems between systems presented to us in each project requires project-specific programming to resolve. The cost of such project-dedicated programming is charged to each individual project. The programming solution is stored for use at a later time should a similar requirement arise. Over time, we have developed a library or warehouse of these unique software solutions, which helps us solve the communication conflicts between disparate systems quickly and accurately.

This library of unique software solutions, created on a project-by-project basis is the foundation of the proprietary TotalWerks suite of software programs that we use to solve communication conflicts between security devices. This suite of software is a development tool used by us and it is not sold to any customer. The TotalWerks suite allows the fabrication and engineering personnel of MCS-Detention and MCS-Commercial to quickly create the software solutions that are needed for a specific project.

Before any system is shipped to a customer, it is first assembled in the MCS-Detention or MCS-Commercial offices, in a simulated real-world environment. The TotalWerks software is used during this intensive testing, and allows the engineering and fabrication staff to test every input/output device (door switch, card swipe reader, security keyboard, night watchman guard tour signal device, etc.) in the expected real-world environment for that project in order to insure that each device works properly with all the other required systems, before the system is shipped to the customer.

The TotalWerks suite of software is essentially a combination of the adaptations and tools that AUSA has created for individual projects, and the cost of developing almost all of the component pieces of the Suite was charged to individual projects for which each separate adaptation or tool was created. The cost of the additional work completed on the TotalWerks suite to streamline its operation has been minimal. Therefore, AUSA does not maintain a separate research and development program.

In 2005, we purchased 90 computers for resale to its customers for a total cost of approximately $252,000. In 2006, we purchased 104 computers for resale to its customers for a total cost of approximately $291,200. In 2007, we purchased 110 computers for resale to its customers for a total cost of approximately $79,220. Those computers, which were used for our touch screen solution utilized in the corrections market, required software, and that software was purchased from third parties.

There are two software packages that are loaded on these computers that require licensing, and the transfer of the license to AUSA’s customer is handled differently for each of the packages:

(i)           Microsoft Windows XP — This operating system software package is well known to the business community. AUSA pays the manufacturer of the computer for the license for this software package for each computer that AUSA purchases for resale to its customers. The license for Windows XP is purchased in the name of an entity. The license is not registered in our name or that of our customer. The license is purchased from the computer manufacturer, and Windows XP is installed on the computer by the computer manufacturer. All of the licensing documentation that establishes that the software on each computer is properly licensed and is delivered by the computer manufacturer to us. Upon completion of the project for which the computer was purchased, we deliver to our customer all of the authenticating documentation for the software package. The validation certificates, registration numbers, discs containing the software, and all similar authenticating data are provided to our customer. This provides the customer with the documentation required to substantiate its unfettered ownership of the software package. The cost of each license for Windows XP is included in the cost of the computer. In 2005, we paid approximately $8,100 for 90 licenses for Windows XP, at a per-copy price of approximately $90. In 2006 we paid approximately $9,360 for 104 licenses for Windows XP, at a per copy price of approximately $90. In 2007 we paid approximately $9,900 for 110 licenses for Windows XP, at a per copy price of approximately $90.

(ii)        Wonderware — This software is a graphics interface program that, among other things, makes “touch screens” actually touchable. The license for this software is actually registered in the name of our customer. The license for the software is issued to our customer and bears the name of the customer. The license is purchased from the software manufacturer and is installed on the computer by us. All of the licensing documentation which establishes that the software on each computer is properly licensed to our customer and is delivered by the computer manufacturer to us. Upon completion of the project for which the computer was purchased, we deliver to our customer all of the authenticating documentation for the software package. The validation certificates, registration numbers, discs containing the software and all similar authenticating data are provided to our customer. This provides the customer with the documentation required to substantiate its unfettered ownership of the software package. The cost of each license for Wonderware is $750.00. The amount paid annually for such licenses will vary with the number of computers sold. In 2005, we spent approximately $108,000 on 90 copies of Wonderware, at a per-copy price of approximately $1,200. In 2006, we spent approximately $124,800 on 104 copies of Wonderware, at a per-copy price of approximately $1,200. In 2007, we spent approximately $57,000 on 75 copies of Wonderware, at a per-copy price of approximately $760.

We have made a concerted effort to become a total solutions provider of security and detention for the corrections design/build market. In the security industry, a “total solutions provider” means that a vendor has the ability to design customized solutions for a wide range of security needs, and provide all of the hardware and software for those solutions, rather than designing a wide array of solutions, but only actually fulfilling the design in one or two areas. If a customer selects a series of security vendors, each providing a separate and independent system that addresses only a limited security need, then the numerous systems required to provide overall security can cause many unanticipated problems in operations, maintenance, and upgrades. AUSA, as a “total solutions provider,” can provide its customers with one source for a wide range of security solutions that are tested and proven to work together.

Our operating units provide a range of products as well as value-added services such as design assistance to architects, engineers and owners through writing specifications, providing CAD documents, equipment selection and vendor recommendation. The breadth of its offerings has enabled us to establish a leadership position in the design/build corrections market; in turn, this recognized expertise in providing customized, high-level solutions to the most demanding of customers has allowed us to acquire projects in other security-sensitive sectors, such as the healthcare industry, water treatment plants, federal courthouses and upscale private commercial buildings.

Through our design assistance and performance, we develop relationships that make repeat business with customers more likely. For example, more than 60% of the revenue for ISI-Detention and MCS-Detention during 2005, 2006, and 2007 has been the result of contracts with repeat customers. These repeat customers typically allow AUSA to negotiate the work, especially on design-build projects. Design-build projects are contracts where AUSA provides substantial design assistance to its customers.

Bonding

Performance and payment bonds are an important component of our business, because many customers require that performance and payment bonds be delivered to the customer before the customer will enter into a contract. Approximately 39% of contract revenues and 35% of overall company revenues for 2007 were generated by “bonded” contracts (contracts that require performance and payment bonds), and approximately 37% of AUSA revenues in the past three years have been derived from bonded contracts.

From 2004 through the ISI merger in July 2007, bonding capacity had been made available to us through ISI*MCS, an entity created and owned by the former Chief Executive Officer and President of ISI, Sam Youngblood and Don Carr, respectively. Since the consummation of the acquisition of ISI, ISI*MCS has not provided any new bonded contracts for ISI or Argyle. Subject to the final determination by a bonding company, we believe that sufficient new bonding capacity to address the total expected business in 2008 will be available to us now that we have received approximately $15.0 million in preferred stock financing in April 2008; however, if we are unable to secure increasing lines of bonding capacity, then we will not be able to enter into additional contracts that require such bonds. This would significantly reduce our expected sales and reduce the level of our future financial performance. Some of the additional factors that might cause AUSA to be unable to obtain such bonds include, but are not limited to, unacceptably high premium rates for such bonds, the unavailability of bonding capacity at an acceptable cost from a bonding company with an acceptable financial rating, or the collateral/financial requirements of the bonding company. Such requirements are generally intended to provide liquidity to a bonding company should it become obligated to pay a claim. These requirements can include minimum cash reserves, letters of credit for the benefit of the bonding company and other irrevocable commitments of working capital that are unacceptably high. In addition, because ISI*MCS no longer has a relationship with us, we no longer have the benefit of a long-standing relationship with a bonding company.

The bonding company that issued the performance and payment bonds is an interested party in all matters regarding the bonded contracts. A bonding company is obligated to complete a project for which it has issued bonds and will typically seek recovery of its costs to complete the contract from all available parties. The result is that a dispute with an owner or general contractor arising from a bonded contract must also include consideration of the interests of the bonding company, typically a well-financed and highly sophisticated party. The addition of this sophisticated party to disputes regarding bonded contracts increases the risk that a default or breach of a bonded contract by AUSA will result in a loss to AUSA. Even if AUSA is able to resolve or avoid a dispute with an owner or general contractor, resolving a dispute with a bonding company that has paid a claim to complete a project will increase the potential risk of loss to AUSA.

Acquisitions

Prior to its acquisition of ISI, Argyle, either itself or through its subsidiaries, sought to acquire companies that met many of the following criteria and Argyle continues to seek to acquire companies that are synergistic with one or more of its existing businesses and / or that fit into many of the following criteria:

•               Has demonstrated competitive advantage in at least one key area;

•               Enhances existing geographic footprint;

•               Increases market share in existing vertical markets or channels;

•               Facilitates entry into targeted new vertical markets or channels;

•               Brings products or technology that can serve existing markets or channels;

•               Offers a new technology that is complementary to Argyle’s strategy;

•               Has international presence or potential;

•               Is profitable, or can quickly become profitable;

•               Has potential/opportunity for attractive revenue and margin growth;

•               Has strong share in a relevant market;

•               Has capable management team that shares Argyle’s vision and strategy;

•               Has a customer-focused, solutions philosophy;

•               Has track record of capitalizing on convergence opportunities; and

•               Is fairly priced.

On July 31, 2007, Argyle consummated a business combination, acquiring 100% of the outstanding capital stock of ISI Detention Contracting Group, Inc. and its subsidiaries, the value of which the Board of Directors determined was greater than 80% of Argyle’s assets at the time of the merger. Prior to the acquisition of ISI, Argyle had no operations and was considered a developmental stage enterprise. ISI is deemed to be a “predecessor” to the combined company. The accompanying consolidated balance sheet includes the assets and liabilities related to the acquisition of ISI, adjusted to fair value pursuant to Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations.

Argyle used an estimated $20.5 million (excluding Argyle and ISI transaction costs) of the net proceeds of the initial public offering to acquire ISI. At the closing of the merger, the following consideration was paid by the Company to the stockholders and debt holders of ISI:

•               $18.6 million in cash;

•               1,180,000 shares of common stock of Argyle (valued at approximately $9.2 million); and

•               $1.9 million of unsecured promissory notes convertible into shares of common stock of the Company at a conversion price of $10 per share.

Additionally, Argyle incurred total transaction costs of approximately $1.7 million, including legal costs paid to Loeb & Loeb of $0.5 million, $0.6 million related to certain Macquarie Securities (USA) Inc.’s (formerly Giuliani Capital Advisors) advisory fees and fairness opinion, $0.3 million paid in M&A fees to WFG Investments and additional costs of $0.3 million related to accountants, consultants, printer fees and other miscellaneous expenses. Such costs did not include transaction costs of approximately $1.0 million incurred by ISI (related primarily to attorney, brokerage and accounting fees).

The ISI acquisition met the previously set criteria in terms of: business sectors served (access control and perimeter / outdoor), markets served (US), channels served (IT / IP integrators), and products offered (solutions strategy and strong brand equity). ISI had financial metrics of revenues, gross margins, operating margins, and cash flows all exceeding the previously set acquisition criteria. The close proximity of ISI to the Company’s headquarters in San Antonio, the experience and expertise of the ISI management team, and the similar corporate culture and philosophy made the acquisition particularly attractive.

On January 1, 2008, MCFSA, Ltd. (“MCFSA”), all of the partnership interests of which are directly or indirectly wholly owned by AUSA, acquired substantially all of the business assets and liabilities of Fire Quest, Inc. Fire Quest is engaged in the business of alarm system sales and service. In consideration for the sale of its assets to MCFSA, Fire Quest received cash in the amount of $0.75 million and a promissory note in the aggregate principal amount of $0.25 million . The Fire Quest promissory note bears interest at the rate of 7.25% per year and will become due and payable on January 1, 2009.

On January 4, 2008, AUSA acquired substantially all of the business assets and liabilities of PDI for cash in the amount of $1.5 million and convertible promissory notes in the aggregate principal amount of $3.0 million. The aggregate principal amount of the PDI promissory notes may be reduced depending on the occurrence of certain events described in the asset purchase agreement. The payment of the PDI promissory notes are guaranteed by and secured by the assets of AUSA and Argyle and bear interest at 6% paid quarterly through December 2009.  After December 2009, principal and interest payments of $133,000 are due monthly with final payment occurring on December 31, 2012.  On June 1, 2009 through November 15, 2009, the Company has the option to (i) convert $500,000 of the outstanding principal into our common stock based on 95% of the closing price of our common stock for a 20 day trading period; or (ii) extend the payment date to January 3, 2011 for an additional payment of $15,000 plus accrued interest.  The aforementioned options to convert or extend the PDI promissory notes have resulted in the creation of compound embedded derivatives for which we performed valuations as of March 31, 2008.  We will mark to market the derivatives, for which any changes in fair value will be recognized in the statement of operations, in all the subsequent quarters until they are exercised or have expired.  The valuations of these derivatives held a nominal value as of March 31, 2008.

On January 31, 2008, ISI Controls, Ltd. (“ISI-Controls”), a wholly owned subsidiary of ISI, closed a transaction, pursuant to which ISI-Controls acquired 100% of the outstanding units of Com-Tec, resulting in Com-Tec becoming a wholly owned subsidiary of ISI-Controls. Com-Tec is engaged in the business of custom design, manufacture and installation of electronic security and communication systems. In consideration for the sale of the units to ISI-Controls, the holders of units in Com-Tec received cash in the amount of $3.0 million and a secured subordinated promissory note in the aggregate principal amount of $3.515 million . The aggregate principal amount of the promissory note may be reduced depending on the occurrence of certain events described in the unit purchase agreement by and among ISI-Controls, the Seller and Jeffrey E. Corcoran as the Seller Representative. The promissory note is guaranteed by and secured by the assets of ISI and the Company; bears interest at 7% per year and will become due and payable on April 1, 2011.

Customers

Our company is customer focused and takes pride in its customer retention. We continuously focus on finding ways to better serve our clients.

Our diverse customer base consists primarily of contractors, construction companies and architects catering to publicly and privately run detention facilities and commercial construction. For fiscal year 2006, ISI generated 16% of its revenues from its top customer, 26% from the top two and 34% from the top three. ISI’s largest customer represented $9.5 million of revenues. Other large customers represented 10%, 8%, and 5% of revenues in fiscal year 2006. For fiscal year 2007, AUSA generated 8% of its revenues from its top customer, 15% from the top two and 20% from the top three.  AUSA’s largest customer represented $6.7 million of revenues. Other large customers represented 7%, 6%, and 5% of revenues in fiscal year 2007. During the three months ended March 31, 2008, revenue from our top three customers, which were all from the Corrections segment, represented 42% of total Company revenues.  During the three months ended March 31, 2008, we had revenues from our top two customers, which were all from the Corrections segment, representing 20% and 12% of total Company revenues.

Competition

The security services industry is a large and competitive market. We compete for contracts based on our strong client relationships, successful past performance record, significant technical expertise and specialized knowledge. We often compete against defense contractors, as well as specialized information technology consulting and outsourcing firms. ISI-Detention’s competitors include Norment Security Group (part of Compudyne), Cornerstone Detention Products, Sierra Steel, CCC Group, G-S Company, and Pauly Jail Building Company. There are also several smaller regional companies that compete with ISI-Detention.

MCS-Detention’s competitors for its hardware/software solutions include: Norment Security Group, Stanley Integrator (part of Stanley Works), Simplex Grinnell (part of Tyco), ESi Companies, Southwest Communications, and Accurate Controls. MCS-Commercial faces a much broader array of competitors such as: Koetter, Siemens, DSS, Fire Alarm Services, Fire Alarm Control Services, Tyco, Chubb and Lone Star. Management does not expect competition in any of the sectors to decline in the foreseeable future.

Some of the companies we compete with are much larger than us, and such companies have significantly greater resources than us. However, the larger conglomerates that compete in the detention sector offer only the electronic portion of our detention security solution. There are very few companies that provide both electronic and physical security solutions, Norment (part of Compudyne) being the most prominent, allowing general contractors to deal with a single supplier for all of their correctional security needs. The commercial security sector has always had a few very large competitors and many moderate size competitors. The latter companies continue to thrive on the basis of their sales capability, project execution performance and their after-project service. The commercial security market has proven to be large enough in prior years to support growth for both large and moderate size security companies.

Employees

As of April 30, 2008, we had approximately 602 full-time employees. Future success depends significantly on our ability to attract, retain and motivate qualified personnel. We are not a party to any collective bargaining agreement, have not experienced any strikes or work stoppages and consider our relationship with our employees to be satisfactory.

Facilities

The principal properties of the Company at April 30, 2008 were as follows:

	Approximate
	Square
Location	Footage	Type
San Antonio, Texas
Offices - Corporate headquarters	5,457	Lease
Offices - AUSA administrative	8,000	Lease
Warehouse - ISI-Detention and MCS-Detention	6,175	Lease
Offices - ISI administrative, ISI-Detention and MCS-Detention headquarters	16,000	Lease	(1)
Offices - MCS-Commercial headquarters and regional office	8,000	Lease	(1)
Offices - MCS-Detention	7,000	Lease	(1)
Austin, Texas
Warehouse - MCS-Commercial	400	Lease
Offices - MCS-Commercial	800	Lease
Dallas, Texas
Warehouse - MCS-Commercial	659	Lease
Offices - MCS-Commercial	14,350	Lease
Denver, Colorado
Warehouse - MCS-Commercial	1,100	Lease
Offices - MCS-Commercial	6,680	Lease
Houston, Texas
Warehouse - MCS-Commercial	900	Lease
Offices - MCS-Commercial	4,328	Lease
Noblesville, Indiana
Warehouse and offices - MCS-Commercial	900	Lease
Appleton, Wisconsin
Warehouses and offices - Com-Tec Security	33,000	Lease
Tucson, Arizona
Warehouses and offices - PDI	26,300	Lease
Orange, California
Warehouses and offices - PDI	15,500	Lease

(1)  Properties leased by Green Wing Management, Ltd., an entity owned and controlled by Sam Youngblood and Don Carr. The leases on these properties were amended as part of the acquisition of ISI to reflect a term of 12 years ending in 2019 and to require that an appraisal be completed by a qualified appraiser to determine the market rate of the leases. The rental rate to be paid on these properties, after the acquisition of ISI, is limited to no more than 90% of the market rate determined by the third-party appraiser. Additional appraisals by a third-party appraiser are to be conducted every three years during the 12 year terms and the annual lease rate in the leases can increase at the time of these appraisals, but only to a level that does not to exceed 90% of the market rate determined by the third-party appraiser. Argyle has the right to purchase these three properties at any time, at the then current market value; however, the purchase price cannot be less than the value determined in the last appraisal preceding the effective date of the acquisition of ISI.

Market

Our focus markets include the corrections market and the commercial security market in attractive geographic areas throughout the world. The graphic below depicts our current comprehensive focus areas as well as our anticipated future service offerings.

We seek opportunities in the Outdoor & perimeter, Access control, and Intrusion detection markets in each of which Video surveillance is a common market element. We are actively seeking acquisition targets that can serve these markets and can be complementary to one another in the access to these customers and markets. We believe we have key competencies in Consulting and Project Management, and although we currently provide some services in Risk & Threat Analysis we may seek to expand our service offering in those areas.

Our company is a comprehensive security solutions provider to our diverse customer base because it addresses the majority of their physical electronic security requirements. We meet these requirements with a broad range of specific but custom integrated security solutions delivered on a turnkey basis. Our goal is to become a trusted resource to our customers, and in doing so develop long standing relationships, through which we then become an ongoing provider of recurring maintenance and support services for both systems installed by us as well as legacy systems. We view our most important asset, as well as our ongoing and continuous focus, to be the value and trust that we have developed with our customers by meeting or exceeding their expectations. In both our corrections and commercial markets, our long term customer relationships represent a growing source of predictable future installation revenue as well as recurring services – at growth rates that well exceed that of our competitors. Currently, our primary business is the delivery of these solutions as a systems integrator, though we currently produce some of our own proprietary software and hardware for the corrections market, which we will also sell to other system integrators. As we consider potential acquisition candidates, our goal is to extend our national footprint in the commercial / government systems integration market sector and we may determine that it is in our best interests to acquire selective technologies in software and hardware that have been developed by successful organizations. We will only consider such acquisitions if we determine that our ownership of such technologies will not compromise the best possible products and services to our customer base and will not disturb the sales channels of these products to their respective markets.

Detention Market. The detention market has been expanding in recent years. At the end of 2006, there were 2,385,213 prisoners (up from 2,320,359 at end of 2005) being held in federal or state prisons or in local jails or juvenile facilities. Statistically, 1 in every 133 U.S. residents (up from 1 in every 136 in 2005) was in prison or jail in 2006. The latter was an increase of 2.8% from year end 2005. The average growth in both the prison and jail populations during the previous ten years has been approximately 3% per year. At the end of 2006, state prisons were operating between 2% below and 14% above capacity, and federal prisons were operating at 34% above capacity. As a result of this situation, some states have had to move their excess prisoners to other states where detention facilities have some excess capacity to absorb additional prisoners. Management believes that we are well positioned to take advantage of the continued growth in population in detention facilities. The statistics presented above were obtained from publicly available U.S. Department of Justice Bureau of Justice Statistics Bulletins.

The current prison construction programs of various federal agencies, states, counties and cities are driven by many different factors pertaining to inmate populations. In addition to annual increases in inmate population, these factors include the increase in the rate of juvenile and female incarceration, the segmenting of violent sexual predators, the segmenting of aging inmates, the recent rapid increase in the rate of illegal alien incarceration, plus the significant transient movement of the population, which also causes an increase in incarceration rates in different locations.

Private prison operators are growing at a much faster rate than the 2.5% to 3.0% increase in inmate growth (Bureau of Justice Statistics Bulletin). One of the reasons for this accelerated growth is the increasing acceptance of the financing plans that have been developed by the private operators. We are planning to pursue projects by private prison operators in 2008.

Commercial Security Market. The North American electronic security market reached $23.8 billion by the end of 2005, of which 70% was in the commercial/industrial sector — MCS-Commercial’s market. The fastest growing sectors within that market are video (10% per year) and access control (8 - 9% per year), both areas in which MCS-Commercial competes. MCS-Commercial also competes in the fire protection area. MCS-Commercial is also able to design and provide fire alarm products and services. The fire alarm market is a potential catalyst for garnering video and access control business because of the unique licensing requirements mandated by state and local authorities which oversee an industry that is focused more on life-safety than on property protection. Many of the organizations vying for commercial/industrial business lack the fire alarm certification licensing needed to provide a total system solution.

Note: The statistics presented above were obtained from documents originally published by JP. Freeman & Co., IMS Research, and The Freedonia Group, market research organizations serving the physical security industry.

Business Strategy

Solutions Focus. As the industry continues to grow, we are focusing our efforts in a manner that will allow us to respond to the needs of our customers. In order to accomplish the goals of our clients, we have implemented a business strategy that is client-oriented and solutions focused. The key elements of the strategy include:

•                Capitalize on the opportunities emerging from digital convergence, new technologies and growing markets to offer customers total security solutions:

PRODUCTS + SOFTWARE + SERVICE = SOLUTIONS

•                  Employ both organic growth and strategic acquisitions to create a publicly held global security company that operates in the areas of our focus markets and channels.

•                  Capitalize on acquisition targets in a globally fragmented market.

•                Move expeditiously to reach critical mass – a size sufficient to attract global customers, larger acquisition candidates, exceptional people and efficient capital.

•                  Leverage technology, products, channels and skill sets.

•                  Enhance and leverage valuable brands and relationships across new geographic regions and channels.

Specific Objectives for 2008 – 2010

We have outlined the following items as critical success milestones to be met in the next three years:

•             Effectively assimilating acquisitions by realizing targeted synergies.

•             Annually increase corrections and commercial recurring revenues.

•             Retain significant number of large customers and focus on adding new customers to mitigate risk.

•             Expand U.S. Commercial footprint by year end 2008, with a presence in at least 15 cities.

•             By year end 2009, acquire perimeter capabilities that open new markets for the Company and are synergistic with existing commercial channels.

•             Establish international footprint, by year end 2010.

Design-build/ Negotiated Market Sector

We plan to focus our growth efforts on the design-build/negotiated market sector. In order to accomplish that growth, management will need to hire additional personnel. Our management has slated specific positions in sales and project development that must be filled with quality people to meet this growth goal. Although no firm targets have been set, benchmarks to determine the progress will be based on the increase of the backlog of work and in new customers from new territories and markets. How successfully the plan is being executed will be determined by whether we are able to stay within budget, maintain planned growth in sales and earnings and by periodically checking on new projects. New projects will be monitored to determine increased sales activity and to determine probable sales closing success rates.

We anticipate that the continued focus on growth in the design build/negotiated sector will consume the majority of our available resources. We are planning expansion in this sector because we believe we can add value through design expertise that allows us to satisfy customers and eliminate the “bid and chase,” or competitive bidding environment, where we are not always able to provide higher added value services to the customer.

Detention Market Sector

In the detention sector, concentrating on the design-build/negotiated market offers us the following advantages applicable to the detention market customer base:

•                   Develops a customer relationship at the initiation of projects, thereby maximizing the probability of success in the sales opportunity;

•                   Limits the exposure to competition, since the project requirements can be written around unique company product capabilities;

•                   Positions us on the “customer’s side of the table” for a consolidated team sales effort relative to the facility operator/owner; and

•                   Avoids the “low bidder take all” sector of the market in which reduced margins are typical in order to position us for better margin returns.

Key Alliances

In the detention sector, creating, maintaining and enhancing key alliances with general contractors involved in the development and construction of detention facilities is critical for the development of a steady and recurring revenue stream in a market that is steadily growing.

In the commercial sector, the focus is to develop alliances with very large and multi-site regional or national organizations that will then utilize our capabilities for their security needs in growth/expansion projects and/or in many locations, so as to provide a steady and profitable revenue stream for us. The technology partners that are critical to our success are in five primary areas; access control, video, fire detection, printers, and intercom. We have established relationships with companies in each of those fields.

Access Control	Video	Fire Detection / Printers / Intercom

GE Security	American Dynamics	EST
Info Graphic Systems	DVTEL	FARGO
AMAG Technology	NICE	AIPHONE
DSX	KALATEL	Zenitel
Access Specialists, Inc.	SONY
Lenel Systems International, Inc.	Panasonic
Casi Rusco	Bosch
Cernium

Geographic Expansion and Strategic Acquisitions

In both sectors of the business, the acquisition of comprehensive video development/manufacturing capability that can be tightly integrated with Argyle’s other products will greatly enhance our competitive posture in capturing business and will also result in more of the project revenue remaining in-house for enhanced margin. In addition, through our strategic acquisitions, we are obtaining office locations throughout the US, resulting in our detention sector having the ability to better service our customers.

In the commercial sector, either acquisition of existing solution providers in some of the larger metropolitan markets in the U.S., or internal expansion to address those markets, will greatly enlarge our national footprint and better enable us to service the multi-site organizations that are being sought as customers. External acquisitions will give us access to new customers in the regions that are of interest and would give us a running start as opposed to the slower build-up that would ensue from internal expansion.

Marketing Initiatives

We intend to develop a market for our integrated detention electronic security solution utilizing our proprietary software system. We plan to focus on three markets that we have not significantly penetrated at this time — the Midwest, Northeast and West coast — by establishing a local sales presence in these geographic markets to sell our detention solutions to contractors and integrators there. We have enlisted the support of an experienced sales professional with a background in the detention systems market to spearhead this effort.

Sales

Our Sales organization and goals can be characterized as follows:

•                  Focus on sales and marketing to niche target markets.

•                  Maintain a dedicated national account sales team with the necessary credentials to capture larger scale and multi-site commercial security opportunities.

•                  Support a committed sales team to sell our hardware/software solutions to organizations that compete with the parent, but lack their own in-house capabilities.

•                  Target organizations operating in regions of the market that are not currently addressed today.

•                  Sustain a highly motivated and organized sales organization that is instrumental to profitability, that rewards excellence, and that quickly weeds out non-performers.

Marketing

Successfully branding ourselves and each of our divisions and to create greater visibility in the industry and across the nation is the central goal of our marketing efforts. The following provides a list of our marketing initiatives and objectives:

•                  Coordinate media relation and public relation campaigns for all Argyle products and services, and the AUSA development team.

•                  Support and promote Argyle industry experts by securing speaking engagements, interviews, quotes, and mentions.

•                  Continue to develop and improve a centralized database system where all sales and marketing staff can track sales leads and customer information.

•                  Increase association membership and certification opportunities through staff affiliation (i.e. Design Build Institute of America).

•                  Develop and implement marketing strategies for all acquisitions.

•                  Continue to enhance project bid spreadsheet for cost code & pricing structure.

•                  Roll-out revised project “turn-over” procedures.

•                  Continue to review sales bids and how the project can impact the Company as a whole (i.e. market vs. capacity);

•                  Develop a risk analysis format.

•                  Upgrade Argyle website to one that provides interactive features.

•                  Establish new ideas regarding ways to promote Argyle/ISI/MCS brand, service, company, and industry experts through researching news and daily events.

•                  Establish a newsletter that will be mailed out nationally to current and potential clients.

•                  Create or redevelop marketing collateral that emphasizes our commitment to our customers by offering services as well as solutions.

•                  Develop new booth design for conventions that showcases our organization.

•                  Facilitate and refine “smarts & parts” bidding requirements.

Competitive Strengths

Our management team is competitively well positioned and believes that it has a number of strengths versus the competition:

•             Ability to react to changing technological needs.

•             A software platform that lends itself to very rapid adaptation to the specific requirements of individual facilities and to the use of the two major operating systems in the market-Windows and Linux, with minimal effort.

•             A broad array of software drivers that allow our solutions to utilize a wide variety of security system peripherals from many different third-party suppliers.

•             A solid reputation in both the detention and the commercial market sectors with its customers for on-time project execution, security solution performance and customer service that results in a significant amount of repeat business being garnered. For example, more than 60% of the revenue for AUSA during 2005, 2006, and 2007 has been the result of contracts with repeat customers.

Many of our competitors do not have the in-house capability for electronic system solutions. We provide these solutions to our customers thereby further enhancing our value to clients. Furthermore, we believe that we have leading edge solutions, including touch screen and PDA wireless control for the detention industry, plus a software development process that provides timely and efficient security solutions for customers.

Research and Development

A software development team within MCS provides our operating arms with new features and capabilities in developing security solutions. Software development from the R&D team allows new technologies to be reviewed and incorporated into our product lines. The development team not only looks at software advances but also hardware breakthroughs. The development team has projects in various stages of development which, when completed, will provide us with technology and integration advantages over our competition. For example, technology is being developed to allow our customers to have a more active role in modifications to their own products. Technologies using RFID, Bluetooth, Multi-Touch, RSS, Pod casting, Ultra-wideband and VoIP will bring enhancements and new feature sets to an already technologically well positioned product line. Product lines acquired during recent acquisitions are being researched. New hardware and software feature sets for these products are being developed which will again set standards in the marketplace but also reduce the fabrication time allowing quicker jobsite deployments.

Government Regulations

Various states within the United States require companies performing the type of work performed by us in detention facilities to be licensed. We maintain active licenses in every state in which we do business that requires licensing. Outside of detention facilities, many states and local municipalities require companies that provide turnkey electronic security systems for commercial facilities to obtain and maintain special security licenses.

The process of obtaining specialty security licenses is bureaucratic. We have designated personnel to oversee the process for maintaining all of our licenses. Obtaining new licenses typically requires that a test be taken in that state, if it requires a state license. If a state license expires or is revoked for any reason, it could prevent us from being authorized to enter into a contract in that state. If a local license expires or is revoked for any reason, we may be assessed a fine, depending on the delinquency in regard to that license.

The following is a list of the specialty licenses that we have secured as of April 30, 2008:

Alabama - Detention & Security Equipment

Arkansas - Sound & Intercom Systems, Fire Detection Systems, Signal & Burglar Alarm Systems, Computer Cabling
Arizona - Low Voltage Communication Systems
California - Low Voltage Systems
Florida - Alarm System Contractor
Georgia - Unrestricted Low Voltage
Iowa - Subcontractor
Idaho - Electrical Limited Energy Specialty Contractor
Louisiana - Electrical Controls
Minnesota - Technology Systems Contractor
Mississippi - Security, Burglar & Fire Alarms

Montana - Subcontractor

North Carolina - Low Voltage Electrical and Alarm

North Dakota - Subcontractor

Nebraska - Subcontractor

New Mexico - Sound, Intercommunication, Alarm System

Nevada - Low Voltage Systems Tennessee - Electrical Controls

Texas - Private Security Alarm License and Fire Alarm License

Virginia - Electronic Communications

City of Arvada - Building Subcontractor

City of Aurora - Fire Alarm Contractor and Fire Alarm Supervisor

City of Boulder - Fire Alarm Systems

City of Broomfield - Contractor

City of Centennial - Business license and Access Control and Security

City of Colorado Springs - Fire Alarm

City of Denver - Access Control System and Electrical Signal

City of Lakewood - Contractor

City of Littleton - Miscellaneous

City of Loveland - Fire Alarm

City of Thornton - Contractor - Fire Alarm

City of Westminster - General Building Contractor

City of Wheat Ridge - Electrical Signal

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information with respect to each director and executive officer as of April 30, 2008:

Name	Age	Position with the Company and Principal Occupation	Held Office Since	Current Board Term Expires

Bob Marbut	73	Chairman of the Board and Co-Chief Executive Officer	2005	2010

Ron Chaimovski	48	Vice Chairman of the Board and Co- Chief Executive Officer	2005	2010

Don Neville	42	Chief Financial Officer	2007	N/A

Gen. Wesley Clark	63	Director	2005	2009

John Smith	60	Director	2005	2008

Walter Klein	61	Director	2008	2009

Lloyd Campbell	50	Director	2008	2008

Sam Youngblood	52	President of Argyle Security USA	1991	N/A

Don Carr	56	President of Argyle Security USA – Corrections Division	1991	N/A

Mark McDonald	53	Chief Technology Officer	2000	N/A

Business Experience

Bob Marbut has been our Chairman of the Board and Co-Chief Executive Officer since our inception. From November 2004 to the present, Mr. Marbut has been the Executive Chairman of Electronics Line 3000 Ltd., an intrusion protection security company, and from July 2002 to the present he has been the Executive Chairman of SecTecGLOBAL, Inc., a sales and marketing subsidiary of Electronics Line 3000 Ltd., and was the Chief Executive Officer of SecTecGLOBAL from July 2002 to February 2006. From October 2001 to the present, Mr. Marbut has served as the Managing Director of Argyle Global Opportunities, LP, an investment partnership which owns a 41% interest in Electronics Line 3000 Ltd. From January 2001 to January 2003, Mr. Marbut served as the Chairman of Hearst-Argyle Television, Inc., a non-network owned television group, where he had served as its first Chairman and Co-Chief Executive Officer from August 1997 until January 2000.  Prior to 1997, Mr. Marbut had been founder, Chairman and CEO of Argyle Television Holding from 1993 through March 1995, and then from October 1994 through August 1997 was co-founder, Chairman and CEO of Argyle Television, Inc. (a separate television company).  In addition to the Board of Directors of Electronics Line 3000 Ltd., Mr. Marbut currently serves on the boards of directors of Hearst-Argyle Television, Tupperware Brands, and Valero Energy Corporation. Mr. Marbut, through control of the general partner of Argyle Joint Venture, manages Argyle Joint Venture, one of Argyle’s stockholders which was formed to make equity investments in companies. He has a Masters of Business Administration degree with Distinction from Harvard University and holds a Bachelors of Industrial Engineering from Georgia Tech.

Ron Chaimovski has been our Vice Chairman of the Board and Co-Chief Executive Officer since our inception. Mr. Chaimovski has served as the Vice Chairman of Electronics Line 3000 Ltd. since November 2004 and as a partner in Argyle Global Opportunities, LP since January 2001. From October 1998 to August 2001, Mr. Chaimovski served as the Israeli Economic Minister to North America. From 1991 to 1998, Mr. Chaimovski was a partner in an Israeli law firm. Mr. Chaimovski was the co-founder of Transplan Enterprises Group, an investment group, and served as its Co-Chairman from 1993 to 1998. Mr. Chaimovski served in the Israeli Navy from 1977 to 1983 in various command roles, including those of combat officer and flotilla commander. Mr. Chaimovski, through entities controlled by him or his spouse, owns limited partnership interests in Argyle Joint Venture. Mr. Chaimovski is a member of the Israeli Bar. Mr. Chaimovski received an LLB from Tel Aviv University and an LLM from the University of London.

Donald Neville was appointed as our Chief Financial Officer and Executive Vice President on September 7, 2007. Mr. Neville had been providing various financial consulting services to the Company from August 1, 2007 until September 7, 2007, and Tatum, LLC and Mr. Neville received an aggregate of $48,000 for such services. From June 2004 to June 2007, Mr. Neville was the CFO, Secretary and Treasurer of ClearCube Technology, Inc., an Austin, Texas based developer of centralized computing solutions. From December 2001 to October 2003, Mr. Neville was CEO of NexGen Solutions, a private internet retail marketing company that operated the website “mall.com”. Mr. Neville has been partner of Tatum, LLC since 1999, the largest CFO firm in the country providing a wide variety of companies with experienced financial executives, and will remain a partner of Tatum, which will allow him access to a variety of professional resources provided by Tatum, LLC to its partners.

Gen. (Ret.) Wesley Clark joined our Board of Directors in September 2005. In January 2008, he was named as Chairman of the Executive Committee. Since March 2003, he has been the Chairman and Chief Executive Officer of Wesley K. Clark & Associates, a business services and development firm based in Little Rock, Arkansas. In February 2006, Gen. Clark joined Rodman & Renshaw Holdings, LLC, which controls Rodman & Renshaw, LLC, one of the co-managing underwriters in the initial public offering, as Chairman of the Board and as a member of their Advisory Board. Gen. Clark also serves on the board of directors of AMG-Safeguard, Nutracea, and Prysmian Sri. From March 2001 to February 2003 he was the Managing Director of the Stephens Group Inc., a private investment bank. From July 2000 to March 2001 he was a consultant for Stephens Group Inc. Prior to that time, Gen. Clark served as the Supreme Allied Commander of NATO and Commander-in-Chief for the United States European Command. Gen. Clark retired from the United States Army as a four-star general in July 2000 after 38 years in the military and received many decorations and honors during his military career. Gen. Clark is a graduate of the United States Military Academy and studied as a Rhodes Scholar at the Magdalen College at the University of Oxford.

John “Chip” Smith has been one of Argyle’s directors since our inception. In January 2008, he was named as Chairman of the Compensation Committee. He has been the Director of Security for the Bank of New York since February 2000. At the Bank of New York, Mr. Smith directs and supervises a worldwide security program that encompasses the investigation and prevention of fraud-related activities, as well as the physical protection of corporate assets, employees, customers and executives. Mr. Smith retired from the United States Secret Service in January 2000 after 24 years of service. He held a variety of positions in field offices and headquarters, culminating with his appointment as the Special Agent in Charge of the New York Field Office, the Service’s largest and busiest office. During his career, Mr. Smith was assigned to the Vice Presidential Protective Division, the Presidential Protective Division and as the Special Assistant to the Treasury Secretary. He served as the security coordinator for several high profile protective venues, including: the U.S. delegation attending the Olympic Games in Barcelona, Spain, 1992; the Presidential Inaugural activities of 1993; the dedication of the Holocaust Museum, Washington, DC, 1994; and the visit of Pope John Paul II to New York, 1995. In 1996, he supervised the protective detail assigned to Presidential Candidate Robert Dole. Mr. Smith holds bachelors and masters degrees in Criminal Justice from West Chester University in West Chester, Pennsylvania.

Walter Klein joined our Board of Directors in January 2008 and was named as Chairman of the Audit Committee. He currently serves on the Board of Spartech Corporation, as Chair of its Audit Committee. From 1981 through 2002, he worked at Stepan Company, most recently as Vice President of Finance. Stepan Company, a producer of specialty and intermediate chemicals, has more than $1 billion in revenues and is listed on the NYSE. The company has operations in the U.S., Mexico, Columbia, France, Germany, the United Kingdom and the Philippines. Mr. Klein began his financial career at Arthur Andersen LLP in 1978. He has a B.B.A. and an M.B.A. from Loyola University, and is a Certified Public Accountant.

Lloyd Campbell joined our Board of Directors in January 2008 and was named Chairman of the Governance Committee. He has served as a Managing Director of Rothschild North America, Inc., the U.S.-based asset management, investment banking, real estate advisor and brokerage “arm” of U.K. financial services provider, N M Rothschild & Sons, since June 2001.  Previously, Mr. Campbell was at Credit Suisse First Boston, from 1985 through 2001. He was a Managing Director in the Private Finance Group, which focused on senior and mezzanine debt for large and mid-cap companies. Mr. Campbell began his career at Teachers Insurance (“TIAA”) in 1980. Additionally, Mr. Campbell currently serves on the Boards of Guardian Life Insurance, Spartech Corporation and the Georgetown University Board of Regents. He has a B.S. in Business Administration from Georgetown University and an M.B.A. from The Wharton School of the University of Pennsylvania.

Sam Youngblood has been President of Argyle Security USA since January 2008 and, prior to that, was the Chief Executive Officer of ISI (which became part of Argyle Security USA in January 2008) since 1991. During that 17-year span Mr. Youngblood acted as the Project Manager on many projects. As ISI grew, he became responsible for all acquisitions. From 1981 to 1990, he founded and was the Chief Executive Officer of ADTEC, Inc. From 1974 to 1981, he served in several managerial positions with Southern Steel Company, most recently as its President. Mr. Youngblood graduated from Baylor University in 1978 with a BBA in Accounting and a minor in Finance. Mr. Youngblood served on the Board of the Baptist Center for Ethics (BCE) from 2001 to 2005.

Donald Carr has been the President of Argyle Corrections since January 2008 and, prior to that, was President of ISI (which became part of Argyle Security USA in January 2008) since 1991. During this time, Mr. Carr has been responsible for project management, sales and estimating. Over time, Mr. Carr built a sales team and relinquished his project management responsibilities to focus on the sales growth of the business. From 1987 to 1991, Mr. Carr served as the Project Manager of American Detention Services, Inc. a subsidiary or ADTEC, Inc. Prior to that time, from 1985 to 1987, Mr. Carr served as the Director of Contract Administration of Southern Steel Company. Mr. Carr attended St. Edwards University.

Mark McDonald has been the Chief Technology Officer of Argyle Security USA since January 2008 and, prior to that, was President of MCS-Detention (which became part of Argyle Security USA in January 2008) since 2000. MCS-Detention was acquired by ISI in 2000 and it is currently one of our subsidiaries. During this period Mr. McDonald was responsible for Sales, Marketing and Product Development. Mr. McDonald oversaw development of the OneFab product line which opened MCS to a much larger market. Prior to 2000, Mr. McDonald was Vice President of Sales of Metroplex-Control Systems operating in Dallas, Texas. He served in this capacity from 1990 to 2000. Prior to that time, from 1983 to 1990, he was the General Manager of Dilok, Inc. From 1980 to 1983 he was the Service Manager of Edwards Company. Mr. McDonald received an Associated Arts Degree in Electronics from Chabot College in 1979.

Staggered Board

Our Board of Directors is divided into three classes, with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of John J. Smith and Lloyd Campbell, will expire at the 2008 Annual Meeting. The term of office of the second class of directors, consisting of Gen. Wesley Clark and Walter Klein, will expire at the 2009 annual meeting. The term of office of the third class of directors, consisting of Bob Marbut and
Ron Chaimovski, will expire at the 2010 annual meeting.

Meetings and Committees of the Board of Directors

During the fiscal year ended December 31, 2007, the Board of Directors held eight meetings and took action by written consent on two occasions. All of the directors attended at least 75% of the aggregate of all Board meetings. The Board of Directors has determined that Messrs. Klein, Campbell, Smith and Clark are each independent directors as defined in Rule 4200 of the Nasdaq Marketplace Rules. The Company does not have a written policy relating to attendance by members of the Board of Directors at annual stockholder meetings. However, all directors are encouraged to attend the Annual meeting, if practicable.

As of December 31, 2007, we did not have an audit committee, governance committee or compensation committee and therefore the entire Board of Directors performed those functions for us. In January 2008, the Board formed the executive committee, audit committee, compensation committee and the nominating and governance committee.

Compensation Committee. On January 25, 2008, the Board of Directors formed a Compensation Committee and elected the following members to serve on the Compensation Committee: John Smith (Chairman), Lloyd Campbell, and Gen. Wesley Clark, each of whom is independent as defined in Rule 4200 of the Nasdaq Marketplace Rules. The Compensation Committee adopted a written charter in May 2008. The charter will be available to security holders on our website, www.argylesecurity.com. The charter sets forth responsibilities, authority and specific duties of the Compensation Committee. The Compensation Committee reviews the CEO’s compensation recommendations for all other corporate officers. It also reviews the general policy relating to compensation and benefits for all employees. The Compensation Committee has been designated by the Board of Directors to administer the stock option and equity incentive plans of the Company.

Nominating and Governance Committee. On January 25, 2008, the Board of Directors formed a Nominating and Governance Committee and elected the following members to serve on this committee: Lloyd Campbell (Chairman), John Smith, and Walter Klein, each of whom is independent as defined in Rule 4200 of the Nasdaq Marketplace Rules. The Board of Directors adopted a charter for the Nominating and Governance Committee in May 2008. The charter will be available to security holders on our website, www.argylesecurity.com. The Nominating and Governance Committee reviews and recommends to the board the compensation for the CEO and non-employee directors of our Company.

Although we do not currently have a formal policy or procedure for stockholder recommendations of director candidates, the Board of Directors welcomes such recommendations and will consider candidates recommended by stockholders if there is a vacancy on the Board of Directors or if there is a need for particular expertise on the Board of Directors. The Nominating and Governance Committee will establish, review and evaluate the qualifications for Board membership, which shall at a minimum include the following; the highest personal and professional integrity; a demonstration of superior achievement and wise, informed judgment; broad-based experience in business, finance or administration; familiarity with the Company’s industry; ability to serve the long-term interests of the Company’s shareholders; and sufficient time to devote to their duties as directors of the Company. The Nominating and Governance Committee will also identify and consider candidates for the Board, including those recommended by shareholders.

Executive Committee. On January 25, 2008, the Board of Directors formed an Executive Committee and elected the following members to serve on this committee: Gen. Wesley Clark (Chairman), Ron Chaimovski, and Bob Marbut. Ron Chaimovski and
Bob Marbut also service as Co-Chief Executive Officers of the Company. The Executive Committee exercises the powers of the Board between meetings of the full Board of Directors.

Audit Committee.  On January 25, 2008, the Board of Directors formed an Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, and elected the following members to serve on this committee: Walter Klein (Chairman), Lloyd Campbell and John Smith. Walter Klein, who has B.B.A. and M.B.A. degrees from Loyola University and is a Certified Public Accountant, is an “audit committee financial expert”. The Board of Directors has determined that each of the members of the Audit Committee are independent as defined in Rule 4350(d) of the Nasdaq Marketplace Rules. The Audit Committee recommends to the Board of Directors the annual engagement of a firm of independent accountants and reviews with the independent accountants the scope and results of audits, our internal accounting controls and audit practices and professional services rendered to us by our independent accountants. The Audit Committee adopted a written charter in May 2008. The charter will be available on our website, www.argylesecurity.com. The charter sets forth the responsibilities, authority and specific duties of the Audit Committee.

Code of Ethics

We do not have a formal code of ethics. We intend to adopt such a code in the coming months.

Family Relationships

D. Hull Youngblood, Jr., brother to Sam Youngblood, the President of AUSA, and the law firm of K&L Gates, in which
Mr. D. Hull Youngblood is a partner, provide legal services to Argyle Security, Inc., AUSA, and all of its subsidiaries.

EXECUTIVE COMPENSATION

Overview

Our named executive officers are our Co-Chief Executive Officers, Bob Marbut and Ron Chaimovski, who have both been with us since our inception, our Chief Financial Officer, Donald Neville, who we hired on September 7, 2007, and Sam Youngblood, Don Carr, and Mark McDonald who are, respectively, the President of Argyle Security USA, President of Argyle Corrections, and Chief Technology Officer of Argyle Security USA. Each of Messrs. Youngblood, Carr, and McDonald was an executive officer of ISI, which we acquired on July 31, 2007.

Compensation Decisions Prior to the Acquisition of ISI

Before the acquisition, compensation decisions for ISI’s officers, including Mr. Youngblood, Mr. Carr, and Mr. McDonald, were made primarily by the ISI Board of Directors. This Board consisted of Mr. Youngblood and Mr. Carr (who together controlled 96% of the Company) and outside director David Jones. Prior to the acquisition of ISI, none of Argyle’s executive officers (who consisted of Mr. Marbut and Mr. Chaimovski) received any compensation for their service to Argyle. Instead, they were reimbursed for all business-related expenses incurred while helping us to identify potential target businesses and perform due diligence on suitable business combinations.

Compensation Decisions Following the Acquisition of ISI

Following the acquisition of ISI, compensation decisions for all of our named executive officers, key employees, and outside directors were made by our full Board of Directors. To ensure ongoing business continuity and minimize disruptions, the Board chose to keep all ISI compensation programs intact for 2007. Following the acquisition, the Board established salary levels for all named officers and key employees and made long-term incentive grants to these individuals as well as to outside board members.

Compensation Decisions During Fiscal Year 2008

In January 2008, we formed a Compensation Committee of the Board of Directors comprised of three outside, independent directors which will administer all compensation programs for its officers, key employees, and outside directors. This Committee will be working with management throughout 2008 to design key compensation policies and programs, as well as sound governance practices, to ensure that our compensation programs reflect best practices and strongly contribute to our growth and success.

Compensation Philosophy

The overriding goal of our executive compensation program is to recruit and retain key executives and motivate them to achieve maximum results.  To this end, we have designed and managed our programs with the following objectives in mind:

•            Generating significant stockholder value, while practicing good corporate governance,

•            Maximizing the alignment between our short-term and long-term results and executive pay, and

•            Providing market-competitive compensation, while considering our financial resources.

During 2008, our Compensation Committee will evaluate our compensation philosophy as well as individual programs and policies.

Administration of Executive Compensation Programs

Before the acquisition, executive compensation programs were administered by the respective Boards of ISI and Argyle. For the remainder of 2007, all executive pay programs were administered by the Argyle Board of Directors. Beginning with fiscal year 2008, all of our executive compensation programs will be administered by our new Compensation Committee of the Board.

Management Role in Compensation Decisions

During 2007, management played a significant role in the development of compensation programs and the determination of specific pay levels for the named executive officers and other employees. Prior to the acquisition of ISI, Mr. Youngblood and Mr. Carr developed proposed pay programs and pay levels for all ISI executives, subject to the approval of the full ISI board of directors, which consisted of outside director David Jones and themselves.

Following the acquisition of ISI, our Co-Chief Executive Officers, Mr. Marbut and Mr. Chaimovski proposed pay levels and pay programs for all of our named executive officers, subject to the approval of our full Board of Directors, which included themselves. Our Co-Chief Executive Officers were excused from all conversations related to their own pay, leaving the remaining members of the Board to discuss and approve their pay levels and programs.

All programs and policies adopted by the Board of Directors are managed on a day to day basis by our management and corporate staff.

Compensation Advisors and Consultants

In 2007, we did not use compensation consultants either to help us develop compensation programs or to determine pay levels for our executive officers, key employees, or outside directors. During 2008, the Compensation Committee has engaged Motivari Consulting to assist the Committee and management in a comprehensive review of compensation programs, policies, and governance.

Peer Groups and the Use of Market Compensation Data

While ISI attempted to maintain pay programs that were competitive with the market, in the past, ISI did not rely on specific market pay surveys or peer company analyses to assess our competitiveness. Instead, ISI relied on the general knowledge and experience of key management and other factors to ensure its programs were attractive in the market place. In 2008, we will evaluate whether the use of market surveys or the development of peer groups for comparisons will help us better achieve our compensation objectives.

Impact of Company Performance on Pay

Argyle’s performance impacts the compensation levels we pay in a number of ways. The salaries we pay to our executive officers are highly dependent on our size, in terms of revenues, and our financial performance. All salary increases are dependent on minimum levels of profitability to fund them. We are also in the process of developing a corporate bonus program for our executive officers which will focus heavily on company performance with payout levels closely aligned with our profitability. All of our long-term incentive programs are equity based, and thus heavily impacted by changes in our stock price. For example, stock options have no value unless our stock price increases; the ultimate value of restricted shares depends on our stock price as these shares vest; and, the value of performance units is dependent on operating performance over a three-year period, the price of a share of stock at that time, and the ultimate number of units that an executive is awarded.

The value of each of these elements is managed independently of others. For example, we do not give larger salary increases if our stock awards are not delivering the value we expected.

Elements of Compensation

For 2007, the primary components of our compensation program for executive officers were base salary, bonus, and long-term incentives. Perquisites were provided to Sam Youngblood as a continuation of benefits he received as an executive officer of ISI. Our named executive officers also participate in benefit plans generally available to our other employees. Each of these programs is described in more detail below.

During 2008, our Compensation Committee will evaluate each of these programs to ensure that they are structured and managed as effectively as possible.

Determining Pay Levels and Compensation Mix

Compensation for our named executive officers who joined us as a part of the ISI acquisition was determined by the ISI Board of Directors based on their knowledge of the security industry and general understanding of competitive pay levels within the industry. In establishing these pay levels, they did not target a particular mix of pay nor were they directly influenced by specific market pay data.

Following the acquisition of ISI, our Board of Directors kept the existing base salaries, bonus targets, and bonus structures in place for the named executive officers who were executive officers of ISI. At that time, the Board also established salary levels for the Co-Chief Executive Officers and long-term incentive grants for all named executive officers relying on deep personal experience and knowledge of the security industry while considering the affordability of these pay levels. In establishing pay levels, the Board did not target a particular pay mix; neither were they directly influenced by specific market pay data. The Compensation Committee will review the pay levels and pay mix of our named executive officers in 2008 as part of a comprehensive review of our compensation programs.

Base Salary

We use base salary as the foundation for our executive compensation program.  Base salary is intended to provide a fixed level of competitive pay that reflects each executive officer’s primary duties and responsibilities, as well as the foundation upon which incentive opportunities and benefit levels are established. We believe that a competitive base salary program is essential in recruiting and retaining the individuals needed for the Company to be successful. The table below indicates the effective annual base salaries for each named executive officer as of the end of fiscal year 2007.

Name	End of Year Salary

Ron Chaimovski	$275,000

Bob Marbut	$275,000

Donald F. Neville	$240,000

Sam Youngblood	$379,000

Don Carr	$249,000

Mark McDonald	$144,000

Base salaries for Mr. Chaimovski and Mr. Marbut were determined and approved by the Board of Directors on August 1, 2007. Before this date they did not receive compensation for their services to Argyle. The base salary for Mr. Neville was proposed by our Co-Chief Executive Officers and approved by the Board of Directors prior to his hire date of September 7, 2007. On January 1, 2008, we reduced Mr. Neville’s salary to $200,000 and increased his equity compensation to provide a stronger alignment between his pay and company performance. The salaries for Mr. Youngblood, Mr. Carr, and Mr. McDonald were determined by the ISI Board of Directors prior to the acquisition and were unchanged by our Board of Directors following the acquisition.  The Board has decided to continue to honor the contracts of former ISI executives during 2008.

Our Compensation Committee intends to review base salaries each year and to potentially make changes to named executive officer salaries based on company performance, individual performance, and market competitiveness considerations.

Bonus

We believe that incentive bonuses are a key component to motivate short-term performance that yields long-term stockholder value. As such, our Committee has approved a bonus plan for 2008 for our Co-Chief Executive Officers and Chief Financial Officer with the following characteristics:

•	The target award opportunity is 50% of salary for our Co-Chief Executive Officers and 40% of salary for our Chief Financial Officer,
•	75% of the award is based on performance against key financial and operational metrics, including revenues, EBITDA, EBITDA margin%, and corrections sector backlog,
•	25% of the award is based on performance against key individual performance metrics established for each participant,
•	Participants can earn between 0% and 120% of their target award opportunity based on performance against these metrics, and
•	Our Compensation Committee retains the right to modify awards up or down 20%, based on a subjective assessment of Company and/or individual performance.

We have also approved a bonus structure for Mr. McDonald that is substantially similar to his plan for fiscal year 2007, as described below. Although we have not yet done so, we may consider implementing bonus plans for Mr. Youngblood and Mr. Carr during 2008.

During fiscal year 2007, we did not have a bonus plan in place for our named executive officers with the exception of Mr. McDonald. He participated in a bonus plan intended to drive the gross margins of his division, MCS-Detention, which would then benefit ISI performance as a whole. His incentive formula was determined and approved by the ISI Board of Directors with the intent of providing an award size that was compelling enough to motivate him to achieve maximum results. Our Board of Directors elected to continue this plan following the acquisition of ISI on July 31, 2007.

Mr. McDonald’s 2007 fiscal year bonus formula provided him with 5% of MCS-Detention’s earned gross margin in excess of a base amount. The base amount is determined by adding $1.5 million plus $0.4 million for each sales person under his control for more than 12 months. The bonus formula yielded a bonus of $45,835 for 2007 performance. No discretion was applied in determining his final payout.

Long-Term Incentives

All outstanding stock awards held by employees of ISI were fully vested and paid out as part of our acquisition of ISI on July 31, 2007. Prior to the acquisition of ISI, we did not grant stock awards to any of our employees. On July 31, 2007, our stockholders approved the Argyle 2007 Omnibus Securities and Incentive Plan which allows us to make grants of stock-based incentives to employees, non-employee directors, and non-employee consultants. The purpose of this program is to attract and retain employees and motivate them to drive long-term performance and create stockholder value.

On August 1, 2007, immediately following the acquisition of ISI, we approved grants of stock options, restricted stock, and performance units to our employees. These grants included one-time “start-up” grants to be made immediately and then the first annual ongoing grants to be made in January 2008. Throughout the remainder of fiscal year 2007, we granted new hire awards to three individuals. In all cases, individual awards were proposed by our Co-Chief Executive Officers and approved by our Board of Directors. Award sizes were determined based on our understanding of competitive award levels and the size of awards needed to attract, retain, and motivate our employees. We also considered the affordability and projected share usage in determining award sizes. The mix of awards (options, restricted shares, and performance units) was determined based on responsibility level and our desire to balance retention, motivation, and stockholder alignment. Awards granted to named executive officers during 2007 were evenly split between restricted shares and performance units, with the exception of Mr. McDonald who did not receive equity compensation.

Stock Options

We use stock options as a tool to motivate our employees to increase our stock price. We believe that value delivered through options also helps us attract new employees and retain existing employees. We have granted both incentive stock options, which have certain potential tax benefits to employees, and non-qualified stock options to employees during 2007. All of our options granted during 2007 share the following characteristics:

•	A date of grant that is the date the award was approved by the Board of Directors,
•	An exercise price equal to or greater than the average of the high and low stock of Argyle Security common stock on the date of grant,
•	A term of 10 years during which participants can exercise awards, assuming continued employment,
•	A three-year graded (one-third per year) vesting schedule that begins on December 31, 2008.

In 2007, we granted a total of 125,000 stock options to 10 employees, none of whom are named executive officers. During 2007, we also discussed grants of 100,000 stock options to 12 employees, including 25,000 incentive stock options for Mr. Neville, subject to approval at our Board meeting on January 25, 2008. These grants were approved at our Board meeting on January 25, 2008.

Restricted Stock

We use restricted stock as a tool to retain employees and create a degree of alignment between the interests of our employees and stockholders. Because restricted shares are actual shares of common stock, our employees are affected by changes in our stock price to the same extent as our stockholders. To foster retention, all restricted shares granted to employees during 2007 vest annually over a three-year period that begins on December 31, 2008.

In 2007, we granted a total of 110,000 restricted shares to seven employees, including named executive officers Bob Marbut, Ron Chaimovski, Sam Youngblood, Don Carr, and Donald Neville.  Actual restricted stock grants for the named executive officers during 2007 are provided in the Grants of Plan Based Awards Table later in this report. During 2007, we also discussed grants of 55,000 restricted shares to five employees, including 15,000 each to Mr. Marbut and Mr. Chaimovski, 10,000 each to Mr. Neville and Mr. Youngblood, and 5,000 to Mr. Carr, subject to approval at our Board meeting on January 25, 2008. These grants were approved at our Board meeting on January 25, 2008.

Performance Units

We use performance units as a tool to motivate long-term financial and stock price performance that creates value for stockholders.  Performance unit awards granted during 2007 and the first three months of 2008 include the following design elements:

•                  A three-year performance period that reflects cumulative performance for 2008-2010,

•                  Performance metrics of: Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted Earnings per Share (EPS),

•                  The number of units earned will range from 0% to 150% of the target award based on performance against pre-established targets,

•                  The value of each unit will be equal to average the price of Argyle common shares during December 2010, the final month of the performance period, and

•                  The award value will be paid out in cash following the end of the performance period, once performance results have been certified by the Board of Directors.

To determine the number of targeted performance units earned, we have established a performance matrix which relates to specific combinations of aggregated three-year EBITDA and aggregated three-year adjusted EPS performance to specific payout levels expressed as a percentage of the target award. Performance goals are set such that the target performance level, which yields 100% of the target award, is reasonably difficult to achieve based on current expectations of performance. The threshold performance level, at which the award begins to pay, is set such that we would expect to achieve this level of performance in most years assuming reasonable performance.  The maximum performance level, which yields a payout at 150% of target, represents a significant degree of difficulty to achieve, such that we would not expect to regularly achieve it in most years unless we achieved truly outstanding performance on both EBITDA and adjusted EPS metrics.

During 2007, we granted a total of 115,000 performance units to eight employees, including named executive officers Bob Marbut, Ron Chaimovski, Sam Youngblood, Don Carr, and Donald Neville.  Actual performance unit grants for the named executive officers during 2007 are provided in the Grants of Plan Based Awards Table later in this report. During 2007, we also approved 55,000 performance units for five employees, including 15,000 to Mr. Marbut and Mr. Chaimovski, 10,000 to Mr. Neville and Mr. Youngblood, and 5,000 to Mr. Carr to be granted in January 2008. These grants were made at our Board meeting on January 25, 2008.

Perquisites

With the exception of Sam Youngblood, our named executive officers did not receive perquisites during 2007. In connection with his employment with ISI, Mr. Youngblood received certain perquisites, including: paid membership dues for the Plaza Club of San Antonio; tickets to the San Antonio Stock Show and Rodeo, San Antonio Spurs, and Majestic Theatre; and an automobile allowance of $900.00 per month. Except for the automobile allowance, these perquisites are provided to Mr. Youngblood in part to allow him to meet and/or entertain current or potential customers.  In addition, he provides a significant portion of the tickets to the officers and employees of ISI to recognize them for their efforts.  Following our acquisition of ISI, our Board of Directors elected to continue to provide these perquisites to Mr. Youngblood. The monetary value of these perquisites is detailed in the Summary Compensation Table later in this report.

Retirement Plans

We do not provide any retirement plans or deferred compensation plans to named executive officers that are not generally available to all other employees.

Severance Arrangements

We have entered into employment agreements with Sam Youngblood, Don Carr, and Mark McDonald that provide each of them with 12-month severance in the event they are terminated without cause. These agreements were put in place by ISI prior to the acquisition in order to retain these employees by ensuring some degree of financial certainty in the event of a job loss. These employment agreements are discussed in more detail in the Employment Agreements section later in the proxy. No other named executive officers had severance benefits in effect during 2007.

We feel that severance agreements can be an effective tool to attract executives and retain our existing executives. As such, we are exploring the possibility of implementing severance agreements for the remainder of our named executive officers during 2008.

Insider Trading and Speculation Policy

We have established policies prohibiting our officers, directors and employees from purchasing or selling Argyle securities while in possession of material, non-public information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations.  In addition, our policies prohibit our officers, directors and employees from speculating in our stock, which includes short selling (profiting if the market price of our stock decreases), buying or selling publicly traded options (including writing covered calls), hedging, or other types of derivative arrangements that have a similar economic effect.

Summary Compensation Table

The following summary compensation table sets forth the aggregate compensation awarded to, earned by, or paid to the co-chief executive officers and chief financial officer and each of our other three most highly compensated executive officers for the fiscal year ended December 31, 2007.

Name and Principal Position	Fiscal Year	Salary		Bonus	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation		All Other Compensation		Total
	(1)	$		$	$		$	$		$		$
Bob Marbut Co-Chief Executive Officer	2007	114,583	(2)	—	36,259	(5)	—	—		—		150,842

Ron Chaimovski Co-Chief Executive Officer	2007	114,583	(2)	—	36,259	(5)	—	—		—		150,842

Donald F. Neville Chief Financial Officer	2007	96,000	(3)	—	14,504	(5)	—	—		48,000	(7)	158,504

Sam Youngblood President of AUSA	2007	378,847	(4)	—	29,008	(5)	—	—		62,816	(8)	470,671

Don Carr President of Argyle Corrections	2007	249,032	(4)	—	29,008	(5)	—	—				278,040

Mark McDonald President – MCS- Detention	2007	144,008	(4)	—	—		—	45,835	(6)	—		189,843

(1)	Includes Fiscal Year 2007 only. Argyle did not pay compensation to any executive officers in 2006
(2)	Began receiving a salary in August 2007, following the acquisition of ISI, at an annual rate of $275,000.
(3)	Became the Chief Financial Officer of Argyle in September 2007 with an annual salary rate of $240,000, which was reduced to $200,000 in January 2008.
(4)	Includes salaries that were received for services to ISI prior to the acquisition in the amounts of $220,994, $145,269, and $84,005 for Mr. Youngblood, Mr. Carr, and Mr. McDonald, respectively.
(5)

The value reported for each executive is the cost recognized in our financial statements for restricted stock during fiscal 2007, calculated in accordance with FAS 123R. There was no expense recognized for performance units during 2007, because the performance criteria had not yet been defined as of 12/31/2007.

(6)	Reflects amount earned in 2007 under the annual bonus plan. The annual bonus structure for Mr. McDonald is described above.
(7)	Represents consulting fees for services prior to becoming the Chief Financial Officer.
(8)

Consists of: $52,016 paid for membership dues for the Plaza Club of San Antonio; tickets to the San Antonio Stock Show and Rodeo, San Antonio Spurs, and Majestic Theatre; and an automobile allowance of $900.00 per month.

Grants of Plan-Based Awards in 2007

The following table summarizes cash incentive bonuses, and grants of performance units and restricted stock for each of our named executive officers during fiscal year 2007.

	Grant		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						Estimated Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of
Name	Date		Threshold		Target		Maximum		Threshold	Target	Maximum	Stock or Units	Stock Awards
			($)		($)		($)		(#)	(#)	(#)	(#)	($)
Bob Marbut		(1)		(4)		(4)	137,500
	8/1/2007	(2)							0	25,000	37,500		185,250
	8/1/2007	(3)										25,000	185,250

Ron Chaimovski		(1)		(4)		(4)	137,500
	8/1/2007	(2)							0	25,000	37,500		185,250
	8/1/2007	(3)										25,000	185,250

Donald F. Neville		(1)		(4)		(4)	80,000
	10/1/2007	(2)							0	10,000	15,000		72,700
	10/1/2007	(3)										10,000	72,700

Sam Youngblood	8/1/2007	(2)							0	20,000	30,000		148,200
	8/1/2007	(3)										20,000	148,200

Don Carr	8/1/2007	(2)							0	20,000	30,000		148,200
	8/1/2007	(3)										20,000	148,200

Mark McDonald			0			(5)		(5)					—

(1)

Represents the 2008 annual cash incentive bonus. Award opportunity reflects the range of 2008 incentive awards approved during 2007 and is based on a $275,000 salary and 50% maximum bonus opportunity for Mr. Marbut and Mr. Chaimovski and a $200,000 salary and 40% maximum bonus opportunity for Mr. Neville. The bonus award structure, metrics, and other design details will be determined during 2008.

(2)

Represents performance unit awards which vest on December 31, 2010 assuming the achievement of minimum performance standards and continued employment. The value of each unit is equal to the price of one share of Argyle common stock. The number of units earned is determined on sliding scale between 0% and 150% of target based on performance against three-year aggregate EBITDA and adjusted EPS goals. The performance unit plan and performance targets are described above.

(3)

Represents restricted stock awards which will vest in three equal annual installments (one-third per year) beginning on December 31, 2008. Assuming continued employment, the award will be fully vested on December 31, 2010. The restricted stock plan is described above.

(4)

Messrs. Marbut, Chaimovski, and Neville did not have a bonus plan in place for fiscal 2007. For 2008, Messrs. Marbut and Chaimovski will have a target bonus opportunity equal to 50% of salary and Mr. Neville’s target bonus opportunity will be 40% of salary. The parameters of the recently approved 2008 bonus plan are described in more detail above.

(5)

Mr. McDonald’s bonus is determined using a formula that provides him 5% of MCS Detention gross margin above a certain base amount. There is no set target or maximum opportunity set forth in his plan. His bonus plan is described above.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table summarizes unvested performance units and restricted stock for our named executive officers at the end of fiscal 2007.

		Stock Awards
Name		Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have not Yet Vested ($)

Bob Marbut	(1)	8/1/2007	25,000	190,000	(3)
	(2)	8/1/2007	25,000	190,000	(3)

Ron Chaimovski	(1)	8/1/2007	25,000	190,000	(3)
	(2)	8/1/2007	25,000	190,000	(3)

Donald F. Neville	(1)	10/1/2007	10,000	76,000	(3)
	(2)	10/1/2007	10,000	76,000	(3)

Sam Youngblood	(1)	8/1/2007	20,000	152,000	(3)
	(2)	8/1/2007	20,000	152,000	(3)

Don Carr	(1)	8/1/2007	20,000	152,000	(3)
	(2)	8/1/2007	20,000	152,000	(3)

Mark McDonald			—	—

(1)

Represents outstanding shares of restricted stock which vest in even annual increments (one-third per year) beginning on December 31, 2008. Assuming continued employment, awards will be fully vested on December 31, 2010.

(2)	Represents outstanding performance unit awards at target performance. Awards will vest on December 31, 2010 assuming continued employment and the achievement of minimum performance standards.

(3)	Market value of awards was calculated using a stock price of $7.60, the closing price of Argyle common stock on December 31, 2007.

Option Exercises and Stock Vested in Fiscal 2007

The following table summarizes for our named executive officers option exercises and restricted stock vested in 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Bob Marbut	—	—	—	—

Ron Chaimovski	—	—	—	—

Donald F. Neville	—	—	—	—

Sam Youngblood	—	—	—	—

Don Carr	—	—	—	—

Mark McDonald			—	678,885	(1)

(1)             Mr. McDonald received a total of $678,885 in exchange for seven shares of ISI he received on 7/31/2007 immediately prior to the acquisition of ISI by Argyle. This value consisted of $415,497 in cash, $80,229 in notes, and Argyle shares valued at $183,159. The Argyle shares received are immediately vested, but cannot be sold until 8/1/2009.

Employment Contracts

Sam Youngblood, Don Carr, and Mark McDonald are subject to formal employment agreements that were entered into on October 19, 2004 while they were employed by ISI or an affiliate. These contracts were assumed by Argyle following the acquisition of ISI on July 31, 2007. These agreements contain the following provisions:

•                  An initial term of five years, automatically renewed for a sixth year unless the executive or the company provides written notice to the contrary at least 60 days prior to the fifth anniversary of the effective date,

•                  Minimum base salaries of $350,000, $235,000, and $125,000 for Mr. Youngblood, Mr. Carr, and Mr. McDonald, respectively,

•                  Annual salary increases at least equal to the change in the Consumer Price Index over the prior two years for Mr. Youngblood and Mr. Carr,

•                  Participation in any bonus plan maintained by Detention Contracting Group, or its parent ISI for Mr. Youngblood and Mr. Carr,

•                  Establishment of a specific bonus formula for Mr. McDonald that equals 5% of MCS-Detention gross margin in excess of $1.5 million,

•                  Participation in any executive benefits plans maintained by Detention Contracting Group or its parent ISI,

•                  Certain perquisites for Mr. Youngblood,

•                  Reimbursement of all reasonable business, promotional, travel, or entertainment expenses,

•                  Severance for 12 months following a termination without cause, and

•                  Confidentiality and non-competition clauses.

On August 1, 2007, Argyle entered into an Executive Services Agreement with Tatum LLC, a company in which our Chief Financial Officer Don Neville is a partner. This agreement outlines the terms of Mr. Neville’s employment with Argyle as well as the fees paid to him and to Tatum in exchange for his service as our Chief Financial Officer. This agreement was amended on January 1, 2008 to modify certain terms. This agreement and a term sheet provided upon his initial employment specify his title, reporting relationship, broad responsibilities, and the following elements of compensation:

•    A monthly fee of $24,000 including all benefits from September through December 2007,

•    A monthly travel/expense allowance of $2,500 through December 31, 2008

•            An initial long-term incentive grant comprised of 10,000 restricted shares and 10,000 performance units,

•    A base salary of $200,000 per year, effective January 1, 2008,

•    A performance bonus opportunity for 2008 ranging from 0% to 40% of salary,

•            A long-term incentive award during 2008 of 10,000 restricted shares, 10,000 performance units, and 25,000 stock options,

•            Health care and other appropriate benefits if and when such plans are implemented within the company, and

•            An employment contract to be created at the same time and with substantially the same terms as the Co-Chief Executive Officers.

Mr. Marbut and Mr. Chaimovski do not have employment agreements or term sheets specifying the terms of their employments. We have employment agreements in place with three other employees who are not named executive officers.

During 2008, we will implement employment contracts with each of our named executive officers. We believe that these types of contracts are a critical element to attracting and retaining top executives and they benefit the Company by establishing non-compete and other restrictive covenants that protect our business interests.

Potential Payments upon Termination

Severance Arrangements

Mr. Youngblood, Mr. Carr, and Mr. McDonald have employment agreements that provide 12 months of severance if they are terminated by the Company without cause. Assuming they are terminated on December 31, 2007, these payments would amount to $379,000, $249,000, and $144,000 respectively. The remaining named executive officers do not have severance arrangements that provide for cash benefits following any type of termination.

2007 Omnibus Securities and Incentive Plan

Our plan and award agreements specify the treatment of unvested stock options, restricted stock, and performance units upon a change-in-control and upon various types of termination. In the event of a change-in-control, the Compensation Committee has the discretion to either immediately vest all unvested awards or cancel these awards and provide a cash payment of equal value.

Under the plan, the definition of change-in-control refers to the definition in employment agreements for those individuals with an agreement, and to the following definition for those employees without agreements:

•                  Argyle, or an acquiring person announce that such person will be the beneficial owner of 50% or more of the Company’s voting stock then outstanding, or

•                  A tender or exchange offer that would result in any person becoming the beneficial owner of 50% or more of our voting stock then outstanding, or

•                  The announcement of any transaction relating to Argyle that is required to be described under Item 6(e) of Schedule 14A of Regulation 14A of the Securities and Exchange Commission under the Exchange Act, or

•                  A proposed change in the Board that would cause, over any two-year period, the members of the Board at the beginning of this period to no longer constitute a majority, unless each new director during this period was approved by at least two-thirds of the directors still in office who were members of the Board at the beginning of this period, or

•                  The Company enters into a merger or similar transaction that results in the conversion of Argyle stock into less than two-thirds of the surviving company’s common stock, or

•                  The Board approves a plan of liquidation or dissolution or an agreement for the sale or disposition of Argyle (in one transaction or in a series of transactions) or of all or substantially all of the our assets to a person or entity which is not one of our affiliates, or

•                  Any other event deemed by a majority of our Board members to constitute a “change-in-control”.

Under the terms of award agreements; all outstanding stock options, restricted shares, and performance units become 100% vested upon termination as a result of the death, total and permanent disability, or retirement of the employee. For these purposes, retirement is defined as attainment of age 65 with at least five years of full service for the Company and/or an affiliate. Unvested awards immediately forfeit if the employee terminates for any other reason.

The table below shows the incremental value that each named executive officer would have received due to the accelerated vesting of equity awards outstanding under the plan if a change-in-control or qualifying termination as described above had occurred on December 31, 2007.

Name	Value of Unvested Restricted Stock (1)	Value of Unvested Performance Units (1)	Total
	($)	($)	($)
Bob Marbut	190,000	190,000	380,000

Ron Chaimovski	190,000	190,000	380,000

Donald F. Neville	76,000	76,000	152,000

Sam Youngblood	152,000	152,000	304,000

Don Carr	152,000	152,000	304,000

Mark McDonald	—	—	—

(1)          Values for restricted stock and performance units are based on a price of $7.60, which was the closing price of Argyle common stock on December 31, 2007.

Director Compensation

Annual Cash Compensation

Each of our non-employee directors receives an annual retainer of $30,000 per year, with the Chairman of our Audit Committee receiving an additional annual retainer of $10,000 and the Chairs of the Compensation and Nominating / Governance Committees receiving and additional annual retainer of $5,000 in order to reflect the additional time and effort required to serve in that capacity. Retainers for 2007 service were paid in March 2008, while retainers for future service will be paid quarterly, in arrears. We do not compensate our non-employee directors for attending meetings of the Board or any of our Committees.

Initial Stock Awards

Our two founding directors, Gen. Wesley Clark and John Smith, each received a one-time grant of 10,000 restricted shares upon their election to the Board. Beginning in 2008, all newly elected directors receive a one-time grant of 5,000 restricted shares. Such awards are immediately vested upon grant.

Annual Stock Awards

Each non-employee director will receive a grant of 5,000 restricted shares in January of each year. Such awards will be immediately vested upon grant.

Reimbursement of Business and Travel Expenses

We reimburse our non-employee directors for all travel and business expenses incurred in connection with their execution of Board duties.

Fiscal 2007 Director Compensation

The table below sets forth certain information concerning compensation of our non-employee directors who served in 2007.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
	($)	($)	($)
Gen. Wesley K. Clark	12,500	72,700	85,200

John Smith	12,500	72,700	85,200

(1)          The amounts shown represent retainers earned in 2007 but paid in 2008.  Amounts reflect the $30,000 annual cash retainer prorated for the five months of Board service after the acquisition of ISI in July 2007.

(2)          The amounts shown in the stock awards column reflect the dollar amounts recognized as stock compensation expense in fiscal 2007 in accordance with SFAS 123 (revised 2004) “Share Based Payment” (“FAS 123R”).  Assumptions used to value these awards are included in our consolidated financial statements contained in our 2007 Annual Report on Form 10-K. Each non-management director received a grant of 10,000 restricted shares on August 1, 2007, which had a grant date fair value as calculated under FAS 123R of $72,700. These restricted shares were immediately vested upon grant.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2007 with respect to the shares of Argyle Security Common Stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)

Equity compensation plans approved by security holders (1)	255,000	(2)	$7.80	745,000

Equity compensation plans not approved by security holders	—		—	—

Total	255,000		$7.80	745,000

(1)          Reflects shares granted under the Argyle 2007 Omnibus Securities and Incentive Plan.

(2)          This amount includes 130,000 shares of restricted stock that will be settled in shares of Argyle Security Common Stock if vested.

SELLING STOCKHOLDERS

The Selling Stockholders may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to ‘‘Selling Stockholders’’ in this prospectus, we mean the persons listed in the table below, and the pledges, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Stockholders’ interests in shares of our common stock other than through a public sale.

The following table sets forth, as of May 27, 2008:

•                  the name of the Selling Stockholders for whom we are registering shares for resale to the public,

•                  the number of shares of common stock that the Selling Stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,

•                  the number of shares of our common stock that may be offered for resale for the account of the Selling Stockholders pursuant to this prospectus, and

•                  the number and percentage of shares of our common stock to be beneficially owned by the Selling Stockholders after the offering of the resale shares (assuming all of the offered resale shares are sold by the Selling Stockholders).

We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such shares of common stock. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below. Each of the Selling Stockholders other than William Blair Mezzanine Capital Fund III, L.P. and Rodman & Renshaw, LLC is a current officer or employee of AUSA or its subsidiaries or an affiliate thereof.  This table is prepared solely based on information supplied to us by the listed selling stockholders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the shares offered hereby.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering(1)	Total Number of Shares of Common Stock Owned Being Registered		Number of Shares of Common Stock Beneficially Owned After the Offering(1)	Percentage of Common Stock Beneficially Owned After the Offering(1)
Sam Youngblood(2)	471,269	441,269	(3)	30,000	*
Don Carr(2)	256,145	231,145	(4)	25,000	*
Mark McDonald(2)	80,827	80,827	(5)	0	0
Youngblood Charitable Remainder Trust (2)	28,018	28,018	(6)	0	0
William Blair Mezzanine Capital Fund III, L.P	542,340	542,340	(7)	0	0
Robert Roller (2)	21,115	21,115	(8)	0	0
Neal Horman (2)	14,098	14,098	(9)	0	0
Tom Moxon (2)	13,688	13,688	(10)	0	0
Rodman & Renshaw, LLC	487,500	112,500	(11)	375,000	5.9%

*                                         Represents beneficial ownership of less than one percent of our outstanding shares.

(1) Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 5,964,342 shares of common stock outstanding as of May 27, 2008.

(2) Pursuant to the terms of lock-up agreements with each of the indicated selling stockholders, such stockholders have agreed not to sell their shares until January 24, 2009.

(3) Includes 369,063 shares issued as part of the merger consideration in the acquisition of ISI by Argyle and 72,206 shares of common stock underlying promissory notes.

(4) Includes 193,323 shares issued as part of the merger consideration in the acquisition of ISI by Argyle and 37,822 shares of common stock underlying promissory notes.

(5) Includes 67,181 shares issued as part of the merger consideration in the acquisition of ISI by Argyle and 13,646 shares of common stock underlying promissory notes.

(6) Includes 23,433 shares issued as part of the merger consideration in the acquisition of ISI by Argyle and 4,585 shares of common stock underlying promissory notes. Mr. Sam Youngblood, as the trustee of the Youngblood Charitable Remainder Trust, has dispositive and voting control over the securities. Mr. Youngblood disclaims beneficial ownership in the securities to the extent that he does not have a pecuniary interest therein.

(7) Includes 486,237 shares issued as part of the merger consideration in the acquisition of ISI by Argyle and 56,103 shares of common stock underlying promissory notes.  Mr. David Jones of William Blair Mezzanine Capital Partners III, L.L.C., the sole general partner of William Blair Mezzanine Capital Fund III, L.P., has dispositive and voting control over the securities. Mr. Jones disclaims beneficial ownership in the securities to the extent that he does not have a pecuniary interest therein. This selling stockholder is an affiliate of registered broker-dealer. At the time this selling stockholder acquired these securities, it (i) was an affiliate of a broker-dealer, (i) had no direct or indirect agreement or understanding with any person to distribute the securities to be resold, and (iii) acquired the securities to be resold in the ordinary course of business.

(8) Includes 17,619 shares issued as part of the merger consideration in the acquisition of ISI by Argyle and 3,496 shares of common stock underlying promissory notes.

(9) Includes 11,748 shares issued as part of the merger consideration in the acquisition of ISI by Argyle and 2,350 shares of common stock underlying promissory notes.

(10) Includes 11,396 shares issued as part of the merger consideration in the acquisition of ISI by Argyle and 2,292 shares of common stock underlying promissory notes.

(11) Consists of 112,500 shares of common stock issuable upon exercise of the warrants at $8.00 per share.  The warrants were issued to Rodman & Renshaw, LLC as partial consideration for services rendered in connection with a financing transaction. Thomas G. Pinou of Rodman & Renshaw, LLC has dispositive and voting control over the securities. Thomas G. Pinou disclaims beneficial ownership in the securities to the extent that he does not have a pecuniary interest therein. This selling stockholder is a registered broker-dealer. At the time this selling stockholder acquired these securities, it (i) was a broker-dealer, (i) had no direct or indirect agreement or understanding with any person to distribute the securities to be resold, and (iii) acquired the securities to be resold in the ordinary course of business.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

i.	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
ii.	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
iii.	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
iv.	an exchange distribution in accordance with the rules of the applicable exchange;
v.	privately negotiated transactions;
vi.	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;
vii.	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
viii.	a combination of any such methods of sale; and
ix.	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the Selling Stockholder and/or the purchasers. At the time a particular offer of shares is made by the Selling Stockholders, to the extent required, a prospectus will be distributed. Each Selling Stockholder has represented and warranted to Argyle that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Selling Stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We entered into a registration rights agreement for the benefit of the Selling Stockholders to register the common stock under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the Selling Stockholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the Selling Stockholders incident to the registration of the offering and sale of the common stock.

We may suspend the use of this prospectus on a limited basis if we learn of any event that causes this prospectus to include an untrue statement of material fact or omit to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each Selling Stockholder.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of May 27, 2008, certain information regarding beneficial ownership of Argyle Security’s common stock by each person who is known by us to beneficially own more than 5% of our common stock. The table also identifies the stock ownership of each of our directors, each of our named executive officers, and all directors and officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

Shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

The applicable percentage of ownership is based on 5,964,342 shares outstanding as of May 27, 2008.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Approximate Percentage of Common Stock
Bob Marbut	991,007	(2)	14.2%

Ron Chaimovski	395,596	(3)	6.2%

Lloyd Campbell	10,000		*

Gen. Wesley Clark	86,720		1.4%

Walter Klein	10,000		*

John Smith	62,813		1.0%

Sam Youngblood	499,287	(4)	7.7%

Don Carr	256,145	(5)	4.1%

Mark McDonald	80,827	(6)	1.3%

Don Neville	20,000		*

The Pinnacle Fund, L.P. (7) Barry M. Kitt 4965 Preston Park Blvd., Suite 240 Plano, TX 75093	1,105,343		15.6%

Southwell Partners, L.P. (8) Southwell Management L.P. Southwell Holdings, LLC Wilson S. Jaeggli 1901 North Akard, Suite 200 Dallas, TX 75201	455,701		7.1%

William Blair Mezzanine Capital Fund III, L.P. (9) c/o Merit Capital Partners Attention: David Jones 303 West Madison Street, Suite 2100 Chicago, IL 60606	542,340	(10)	8.3%

Mezzanine Management Fund IV A Mezzanine Management Limited 333 Ludlow Street North Tower, Second Floor Stamford Connecticut 06902	1,846,600	(11)	23.6%

Mezzanine Management Fund IV A Coinvest A Mezzanine Management Limited 333 Ludlow Street North Tower, Second Floor Stamford Connecticut 06902	28,400	(12)	*

Rodman & Renshaw, LLC 1270 Avenue of the Americas, 16th Floor New York, New York 10020	487,000	(13)	7.6%
All directors and executive officers as a group (10 individuals)	2,412,395		28.8%

* Less than 1%.

(1)	The business address of each of our officers and directors is 200 Concord Plaza, Suite 700, San Antonio, Texas 78216.

(2)

Includes (i) 372,659 shares of Argyle common stock held by Argyle New Ventures, LP, which is controlled by Mr. Marbut, (ii) 278,910 shares by Argyle Joint Venture, over which Mr. Marbut has voting and dispositive power, and (iii) 93,750 shares underlying warrants owned by Argyle New Ventures, 105,438 shares underlying warrants owned by Bob Marbut and 6,250 shares underlying warrants held by Argyle Global Opportunities, over which Mr. Marbut has voting and dispositive power.

(3)	Includes warrants to purchase 45,437 shares.

(4)

Includes 76,791 shares of common stock underlying promissory notes and 23,433 shares held in Youngblood Charitable Remainder Trust of which Mr. Youngblood has voting and dispositive rights on those securities.

(5)	Includes 37,822 shares of common stock underlying promissory notes.

(6)	Includes 13,646 shares of common stock underlying promissory notes.

(7)

Barry M. Kitt is the sole member of Pinnacle Fund Management, LLC, which is the general partner of Pinnacle Advisers, L.P., which is the general partner of The Pinnacle Fund, L.P. This information is derived from a Schedule 13G filed by the reporting persons on July 31, 2007.

(8)

Southwell Management is the general partner of Southwell Partners. Southwell Management may be deemed to beneficially own shares owned and/or held by and/or for the account and/or benefit of South- well Partners. Southwell Holdings is the general partner of Southwell Management. Southwell Holdings may be deemed to beneficially own shares owned and/or held by and/or for the account and/or benefit of Southwell Management. Mr. Jaeggli is the managing director of Southwell Holdings. Mr. Jaeggli may be deemed to beneficially own shares owned and/or held by and/or for the account and/or benefit of Southwell Holdings. This information is derived from a Schedule 13G/A filed by the reporting persons on February 12, 2008.

(9)

David Jones has voting and dispositive power over the shares held by William Blair Mezzanine Capital Fund III, L.P. This information is derived from a Schedule 13G filed by the reporting persons on August 10, 2007.

(10)	Includes 56,103 shares of common stock underlying promissory notes.

(11)	Includes 1,846,600 shares of common stock underlying 18,466 shares of Series A Preferred Stock. This information is derived from a Schedule 13D filed by the reporting persons on May 5, 2008.

(12)	Includes 28,400 shares of common stock underlying 284 shares of Series A Preferred Stock. This information is derived from a Schedule 13D filed by the reporting persons on May 5, 2008.

(13)

Includes 112,500 shares of common stock underlying warrants issued as a placement agent fee in connection with a private placement of Series A Preferred Stock and 187,500 shares of common stock underlying warrants issued as an underwriter’s fee in connection with our initial public offering.

Argyle had 225,000 options outstanding as of May 27, 2008 and 125,000 options outstanding as of December 31, 2007, none of which were held by our executive officers or directors. There were no options outstanding as of December 31, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors formed a Nominating and Governance Committee in January 2008. While we have not yet adopted a charter for the Nominating and Governance Committee, we anticipate that the Nominating and Governance Committee will review transactions with firms associated with directors and nominees for director. The Company’s management also monitors such transactions on an ongoing basis. While we have not yet adopted a code of ethics, we anticipate that executive officers and directors will be governed by the Company’s code of ethics which will provide that waivers may only be granted by the Board of Directors and must be promptly disclosed to stockholders. The Company’s corporate governance guidelines will also require that all directors recuse themselves from any discussion or decision affecting their personal, business or professional interests.

On April 16, 2007, our officers and directors, an affiliate of Bob Marbut, our Chairman and Co-Chief Executive Officer, and certain of our consultants, pursuant to a note and warrant acquisition agreement, loaned us an aggregate of $300,000 and in exchange received promissory notes in the aggregate principal amount of $300,000 and warrants to purchase an aggregate of 37,500 shares of our common stock. Pursuant to the agreement, the holders of the warrants were granted demand and piggy-back registration rights with respect to the shares of common stock underlying the warrants. The warrants are exercisable at $5.50 per share of common stock and expire on January 24, 2011. The warrants also may be exercised on a net-share basis by the holders of the warrants. The promissory notes bore interest at a rate of 4% per year and were repaid after the acquisition of ISI.

Sam Youngblood and Don Carr are the principals in Green Wing Management, LP, the owner and lessor of the San Antonio office and warehouse facilities utilized by AUSA and its subsidiaries. AUSA currently pays Green Wing Management, LP $24,000 per month in connection with such leases.

On November 1, 2005, Sam Youngblood, ISI’s Chief Executive Officer, loaned ISI $65,922 and received a promissory note in that principal amount in exchange. The note had a scheduled maturity of October 22, 2011 and until maturity, bore interest at the rate of 12.00% per annum, payable quarterly. Pursuant to the merger agreement, this promissory note was paid off at the closing of the acquisition of ISI by Argyle.

On November 1, 2005, Don Carr, ISI’s President, loaned ISI $32,469 and received a promissory note in that principal amount in exchange. The note had a scheduled maturity of October 22, 2011 and until maturity bore interest at the rate of 12.00% per annum, payable quarterly. Pursuant to the merger agreement, this promissory note was paid off at the closing of the acquisition of ISI by Argyle.

On June 22, 2007, prior to consummation of the acquisition by us, ISI loaned Mark McDonald, President of MCS-Detention, $214,500 and received a secured promissory note in the principal amount in exchange. The stated maturity date of the note was December 31, 2007 and until maturity, interest accrued at the rate of 6% per annum. The principal and accrued interest was due and payable in advance of the stated maturity date in the event that (i) a cash bonus was paid to Mr. McDonald by ISI or (ii) a ‘‘Corporate Transaction’’ (as defined in the promissory note) occurs. The acquisition of ISI constituted a ‘‘Corporate Transaction’’ and resulted in a repayment of the promissory note.

On January 2, 2008, AUSA entered into and consummated a Third Amendment to Note and Warrant Purchase Agreement with William Blair Mezzanine Capital Fund III, L.P., an existing lender of AUSA and Argyle and stockholder of Argyle, pursuant to which AUSA issued and sold to Blair Mezzanine a Senior Subordinated Promissory Note in the aggregate principal amount of $5,000,000, due and payable on January 31, 2010, with interest thereon at 11.58% per annum, payable quarterly in arrears beginning March 31, 2008, deferred interest at the rate of 8.42% per annum, and default interest at 2% per annum. Argyle and each of AUSA’s subsidiaries are parties to the Note Purchase Agreement as guarantors.

D. Hull Youngblood, Jr., brother to Sam Youngblood, the President of AUSA, and the law firm of K&L Gates, in which Mr. D. Hull Youngblood is a partner, provide legal services to Argyle Security, Inc., AUSA, and all of its subsidiaries.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 89,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of the date of this Prospectus, 5,964,342 shares of common stock are outstanding, held by 14 holders of record and 18,750 shares of preferred stock are outstanding.

Common Stock

Holders of our common stock will be entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to preferred stock, holders of common stock of the combined company are entitled to receive dividends if and when declared by the Board of Directors. Subject to the prior rights of the holders, if any, of preferred shares, holders of common stock are entitled to share ratably in any distribution of the assets of the combined company upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series. The Board of Directors of the combined company, without approval of the stockholders, will be authorized to designate series of preferred stock and to fix the rights, privileges, restrictions and conditions to be attached to each such series. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the common stock.

As of the date of this Prospectus, there are 18,750 outstanding shares of Series A Convertible Preferred Stock.

Warrants

We have 3,862,546 warrants outstanding, entitling the registered holder to purchase one share of common stock at $5.50 per share. We also have one unit purchase option outstanding, entitling the holder to purchase 187,500 units, consisting of one share of common stock and one warrant to purchase one share of common stock at $5.50 per share, at an exercise price of $8.80 per unit. The warrants are each subject to adjustment as discussed below, and are exercisable at any time commencing on the completion of the acquisition. The warrants will expire at 5:00 p.m., New York City time on January 24, 2011. We may call the warrants for redemption in whole and not in part, at a price of $0.01 per warrant, at any time after they become exercisable, upon not less than 30 days’ prior written notice of redemption to each warrant holder; and if, and only if, the reported last sale price of the common stock equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders. The warrants have been issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and us. The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon their exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside. No fractional shares will be issued upon exercise of the warrants. However, if a warrant holder exercises all warrants then owned of record by him, Argyle will pay to the warrant holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount for such fractional share in cash based on the market value of the common stock on the last trading day prior to the exercise date.

We also have outstanding warrants exercisable for 112,500 shares of our common stock at $8.00 per share.  These warrants were issued to Rodman & Renshaw, LLC as partial consideration for services rendered in connection with a financing transaction.

Limitation of Liability of Directors and Officers

Our Third Amended and Restated Certificate of Incorporation provides that no director will be personally liable to Argyle or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent this limitation or exemption is not permitted by the Delaware General Corporation Law. As currently enacted, the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

The principal effect of this provision is that a stockholder will be unable to recover monetary damages against a director for breach of fiduciary duty unless the stockholder can demonstrate that one of the exceptions listed above applies. This provision, however, will not eliminate or limit liability arising under federal securities laws. The combined company’s charter will not eliminate its directors’ fiduciary duties. The inclusion of this provision in the charter may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the combined company and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of his or her fiduciary duties.

The Delaware General Corporation Law provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, in connection with various proceedings, other than an action brought by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of an action brought by or in the right of the corporation (commonly known as ‘‘derivative suits’’), except that indemnification in such a case may only extend to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The combined company’s charter and, with regard to its officers, its bylaws provide that the combined company will indemnify its directors and officers to the fullest extent permitted by Delaware law. Under these provisions and subject to the Delaware General Corporation Law, the combined company will be required to indemnify its directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s position with the combined company or another entity that the director or officer serves as a director, officer, employee or agent at the combined company’s request, subject to various conditions, and to advance funds to the combined company’s directors and officers before final disposition of such proceedings to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in the best interest of the combined company. The bylaws also specifically authorize the combined company to maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the combined company, or is or was serving at the combined company’s request as a director, officer, employee or agent of another entity, against certain liabilities.

Change of Control Provisions

A number of provisions in our charter and bylaws and under Delaware law may make it more difficult to acquire control. These provisions may have the effect of delaying, deferring, discouraging, preventing or rendering more difficult a future takeover attempt which is not approved by our Board, but which individual stockholders may deem to be in their best interests or in which they may receive a substantial premium over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions may also adversely affect the prevailing market price of the common stock. These provisions, which are described below, are intended to:

•                  Enhance the likelihood of continuity and stability in the Board of Directors;

•                  Discourage some types of transactions that may involve an actual or threatened change in control;

•                  Discourage certain tactics that may be used in proxy fights;

•                  Ensure that the Board of Directors will have sufficient time to act in what it believes to be in our best interests and its stockholders; and

•                  Encourage persons seeking to acquire control to consult first with the Board to negotiate the terms of any proposed business combination or offer.

Our Third Amended and Restated Certificate of Incorporation and bylaws provide that the Board of Directors will be divided into three classes of even number or nearly even number, with each class elected for staggered three-year terms expiring in successive years. Any effort to obtain control of the Board of Directors by causing the election of a majority of the Board of Directors may require more time than would be required without a staggered election structure. Under normal circumstances, stockholders may remove directors with or without cause. Vacancies in our Board of Directors, including a vacancy created by increasing the size of the Board of Directors, may only be filled by a majority of the directors. Any director elected to fill a vacancy, including a vacancy created by increasing the size of the Board of Directors, will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. The certificate of incorporation and bylaws also provide that the number of directors will be fixed and increased or decreased from time to time by resolution of the Board of Directors. These provisions may have the effect of slowing or impeding a third-party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of Argyle’s Board of Directors that would effect a change of control.

The shares of our authorized and unissued common stock are available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use them to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control, by, for example, issuing shares in private placements to purchasers who might side with the Board of Directors in opposing a hostile takeover bid.

Our Third Amended and Restated Certificate of Incorporation grants the Board of Directors the authority, without any further vote or action by stockholders, to issue preferred stock in one or more series, fix the number of shares constituting the series and establish the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, redemption rights and liquidation preferences of the shares of the series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid, since we could, for example, issue preferred stock to parties who might oppose such a takeover bid, or issue shares with terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, discourage bids for the common stock at a premium over the market price, and adversely affect the market price, and voting and other rights of holders of common stock.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the shares of our common stock, warrants and units is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038 (212) 936-5100.

SHARES ELIGIBLE FOR FUTURE SALE

We have 5,964,342 shares of outstanding as of May 27, 2008, of which all but 2,570,261 shares are freely tradable without securities law restriction. In addition, there are outstanding warrants to purchase 3,975,046 shares of Argyle’s common stock, each to purchase one share of common stock, 3,700,046 of which are freely tradable, and promissory notes in the aggregate principal amount of $1,925,000, convertible into 192,500 shares of Argyle’s common stock that were issued in connection with the acquisition of ISI and 112,500 shares of common stock issuable upon exercise of warrants issued to Rodman & Renshaw, LLC as partial consideration for services rendered in connection with a financing transaction. The common stock issuable upon exercise of the warrants will also be freely tradable, provided that there is a registration statement in effect at the time of their exercise. We intend to use our best efforts to cause such a registration statement to be in effect at such time as the warrants become exercisable. In addition, in connection with our initial public offering, we issued a unit purchase option to the representative of the underwriters which is exercisable for 187,500 units, consisting of one share of common stock and one warrant to purchase one share of common stock at $5.50 per share, at an exercise price of $8.80 per unit. The securities underlying the representative’s unit purchase option and underlying securities have registration rights and may be sold pursuant to Rule 144. Therefore, there are an aggregate of 4,585,046 shares of common stock that may be issued in the future upon exercise of outstanding warrants and options.

The 1,081,261 shares of Argyle’s common stock owned by its officers and directors and their respective affiliates are being held in escrow, and, subject to certain limited exceptions, such as transfers to family members and trusts for estate planning purposes and upon death, these shares will not be transferable during the escrow period and will not be released from escrow until January 24, 2009, unless we were to consummate a transaction after the consummation of the initial business combination which results in all of the stockholders of the combined entity having the right to exchange their shares of common stock for cash, securities or other property.

At the closing of the ISI merger, each of the security holders of ISI entered into a lock-up agreement with Argyle with respect to the shares that they acquired pursuant to which they agreed not to sell their shares (except to family members or affiliates) until certain specified times expire. William Blair Mezzanine Capital Fund III, L.P. acquired 486,237 shares in connection with the merger and was restricted from selling those shares until November 1, 2007. The remaining 693,763 shares issued to Sam Youngblood, Don Carr, Mark McDonald, The Youngblood Trust, Robert Roller, Neal Horman, and Tim Moxon will not be able to be sold until January 24, 2009. The shares issuable upon conversion of the promissory notes will not be convertible by the holder of the notes, until January 1, 2009.

No prediction can be made about the effect that market sales of our common stock or the availability for sale of our common stock will have on its market price. Sales of substantial amounts of common stock in the public market could adversely affect the market price for our securities and could impair our future ability to raise capital through the sale of common stock or securities linked to it.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Loeb & Loeb LLP, New York, New York.

EXPERTS

The consolidated financial statements of Argyle Security, Inc. at December 31, 2007 and 2006 and for the years then ended, appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of ISI Detention Contacting Group, Inc. appearing in this prospectus and Registration Statement as of December 31, 2006 and for the seven months ended July 31, 2007 and for the years ended December 31, 2006 and 2005 have been audited by Padgett, Stratemann & Co., L.L.P., independent registered public accounting firm, as set forth in their report included herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated statement of operations and cash flows of Argyle Security, Inc. (a corporation in the development stage) appearing in this prospectus and Registration Statement for the period from June 22, 2005 (inception) to December 31, 2005 have been audited by Goldstein Golub Kessler LLP, independent registered public accounting firm, as set forth in their report appearing herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Com-Tec Security, LLC and Affiliates appearing in this prospectus and Registration Statement as of December 31, 2007 and 2006 and for the years then ended have been audited by Clifton Gunderson LLP, independent registered public accounting firm, as set forth in their report appearing herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to the shares to be sold in this offering. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

ARGYLE SECURITY, INC.

PART I - FINANCIAL INFORMATION

ITEM 1 - CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

ARGYLE SECURITY, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands except share data)

	March 31,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,532	$3,556
Receivables:
Contract – net of allowance for doubtful accounts of $ 1,164 and $975 at March 31, 2008 and December 31, 2007, respectively	34,843	14,459
Contract receivables – related party	10,204	10,887
Other receivables – related party	48	42
Costs and estimated earnings in excess of billings on incomplete contracts	5,739	7,665
Intangible assets	3,650	2,959
Refundable income taxes	491	561
Other current assets	1,433	378
Deferred income taxes, net	191	—
Total current assets	59,131	40,507
Property and equipment, net	6,717	5,227
Goodwill	24,336	19,937
Intangible assets	18,136	15,146
Deposits, deferred transaction costs, and other assets	547	331
Total other assets	49,736	40,641
Total assets	$108,867	$81,148
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$21,207	$14,318
Accounts payable – related party	53	40
Billings in excess of costs and estimated earnings on incomplete contracts	10,105	5,733
Notes and interest payable to stockholders	24	40
Current portion of capitalized lease obligations	107	97
Current portion of long-term debt	413	81
Deferred income taxes	—	210
Total current liabilities	31,909	20,519
Long-Term Liabilities:
Deferred income taxes	6,063	6,095
Long-term debt – less current portion	32,518	15,965
Deferred rent and other long term liabilities	18	—
Long-term capitalized lease obligations - less current portion	1,871	1,904
Total long-term liabilities	40,470	23,964
Total liabilities	72,379	44,484
Stockholders’ Equity
Preferred stock of Argyle Security, Inc. - $.0001 par value; 1,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock of Argyle Security, Inc. - $.0001 par value; 89,000,000 shares authorized; shares issued and outstanding 5,964,342 at March 31, 2008 and 5,879,342 at December 31, 2007	1	1
Additional paid in capital	36,837	36,279
Accumulated earnings (deficit)	(350)	384
Total stockholders’ equity	36,488	36,664
Total liabilities and stockholders’ equity	$108,867	$81,148

See notes to unaudited consolidated financial statements

ARGYLE SECURITY, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in thousands except share data)

			Predecessor (ISI)
	Three Months Ended		Three Months Ended
	March 31,	March , 31	March 31,
	2008	2007	2007
Revenues:
Contract revenues	$25,188	$—	$9,341
Contract revenues - related party	6,943	—	5,801
Service and other revenues	5,466	—	3,710
Total revenues	37,597	—	18,852
Cost of revenues:
Contract costs	25,670	—	12,056
Service and other costs, including $1,252 of amortization of intangibles in 2008	5,523	—	3,041
Total cost of revenues	31,193	—	15,097
Gross profit	6,404	—	3,755
Operating expenses:
Salaries and related expenses, including $558 in stock-based compensation	3,369	—	1,462
Consulting fees and outside services	945	165	92
Depreciation	459	1	241
Other general and administrative expenses	1,588	125	760
Amortization of intangible assets	421	—	—
Total operating expenses	6,782	291	2,555
Operating income (loss)	(378)	(291)	1,200
Other income (expense):
Interest income	26	385	4
Interest expense	(799)	(15)	(984)
Total other income (expense)	(773)	370	(980)
Income (loss) before provision for income taxes	(1,151)	79	220
Provision (benefit) for income taxes	(417)	27	97
Net income (loss)	(734)	52	123
Deferred interest, net of taxes, attributable to common stock subject to possible redemption	—	50
Net income (loss) allocable to holders of non-redeemable common stock	$(734)	$2

Weighted-average number of shares of common stock outstanding:
Basic	5,749,342	4,781,307
Diluted	5,749,342	4,781,307
Net income (loss) per share:
Basic	$(0.13)	$0.01
Diluted	$(0.13)	$0.01
Weighted-average number of shares of common stock outstanding exclusive of shares subject to possible redemption:
Basic	5,749,342	4,016,680
Diluted	5,749,342	4,016,680
Net income (loss) per share exclusive of common stock and related deferred interest subject to possible redemption:
Basic	$(0.13)	$0.00
Diluted	$(0.13)	$0.00

See notes to unaudited consolidated financial statements

ARGYLE SECURITY, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

DECEMBER 31, 2007 THROUGH MARCH 31, 2008

(unaudited)

(in thousands except share data)

			Additional	Accumulated	Total
	Common Stock		Paid in	Earnings /	Stockholders’
	Shares	Amount	Capital	(Deficit)	Equity
Balance at December 31, 2007	5,879,342	$1	$36,279	$384	$36,664
Stock-based compensation	85,000	—	558	—	558
Net income (loss)	—	—	—	(734)	(734)
Balance at March 31, 2008	5,964,342	$1	$36,837	$(350)	$36,488

See notes to unaudited consolidated financial statements

ARGYLE SECURITY, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

(in thousands)

			Predecessor (ISI)
	Three Months Ended		Three Months Ended
	March 31,	March 31,	March 31,
	2008	2007	2007
Cash flows from operating activities:
Net income (loss)	$(734)	$52	$123
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Stock-based compensation	558	—	—
Amortization	1,673	—	—
Depreciation	488	1	328
Interest earned on assets held in trust	—	(381)	—
Tax payments relapsed from the trust	—	119	—
Decrease (increase) in contract receivables	(15,552)	—	(1,052)
Decrease (increase) in related party contract receivables	684	—	—
Decrease (increase) in related party receivables	(6)	—	—
Decrease (increase) in costs and estimated earnings in excess of billings	2,702	—	53
Decrease (increase) in other assets	237	(66)	(146)
Increase (decrease) in accounts payable and accrued expenses	3,569	(145)	(1,033)
Increase (decrease) in other long-term liabilities	18	—	—
Increase (decrease) in deferred income taxes	(392)	22	63
Increase (decrease) in billings in excess of costs and estimated earnings	3,854	—	262
Net cash used in operating activities	$(2,901)	$(398)	$(1,402)

Cash flows from investing activities:
Purchase of investments held in trust	—	(70,375)	—
Maturity of investments held in trust	—	70,375	—
Acquisitions, net of cash acquired	(5,259)	—	(73)
Purchase of property and equipment	(781)	—	(534)
Transaction costs	(223)	(160)	(44)
Increase / (decrease) in other assets	—	(6)	—
Net cash used in investing activities	$(6,263)	$(166)	$(651)

Cash flows from financing activities:
Offering costs	(7)	(7)	—
Payments on borrowings	(12,071)	—	(20)
Proceeds from borrowings	15,136	—	1,801
Proceeds from notes payable	5,105	—	—
Payments on capital lease obligations	(23)	—	(25)
Net cash provided by (used in) financing activities	$8,140	$(7)	$1,756

Net decrease in cash and cash equivalents	$(1,024)	$(571)	$(297)
Cash and cash equivalents at beginning of year	3,556	694	359
Cash and cash equivalents at end of year	$2,532	$123	$62

See notes to unaudited consolidated financial statements

ARGYLE SECURITY, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2008

Note 1 — Basis of Presentation

Argyle Security, Inc. is the parent company whose primary business operations are conducted under the name Argyle Security USA (which consists of the business of our wholly-owned subsidiary ISI Security Group, Inc. and all of its operating subsidiaries). We refer to Argyle Security USA as “AUSA” in this document and where the context indicates, to the historical business of ISI Security Group, Inc. as ISI.

Argyle Security, Inc. (formerly Argyle Security Acquisition Corporation) (the Company, we, us, our, or Argyle) was incorporated in Delaware in June 2005 as a blank check company formed to acquire, through merger, capital stock exchange, asset acquisition, or other similar business combination, a business in the security industry. On July 31, 2007, Argyle consummated its initial acquisition through the acquisition of 100% of the outstanding capital stock of ISI Detention Contracting Group, Inc. (ISI) and its subsidiaries. Prior to the acquisition of ISI, Argyle had no operations and was considered a developmental stage enterprise. ISI is deemed to be a “predecessor” to the Company.   As a result, the statements of operations and statements of cash flows of ISI for three months ended March 31, 2007 are presented for comparative purposes. The results of operations and cash flows on a consolidated basis subsequent to the acquisition of ISI are not comparative to the predecessor ISI results of operations and cash flows because the basis for the acquired assets and liabilities of ISI have been adjusted to fair value pursuant to Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations.

In February 2008, we reorganized our business under the name of Argyle Security USA, or AUSA, through which we provide physical security solutions to commercial, governmental, and correctional customers.  Argyle Security USA has two reporting segments, Argyle Corrections and Argyle Commercial Security.

Argyle Corrections consists of all of our businesses in the corrections sector including ISI, Metroplex Control Systems (MCS) as well as Com-Tec Security LLC (Com-Tec) and Peterson Detention, Inc. (PDI).  Com-Tec and PDI were acquired in January 2008.  This segment includes:

• ISI (also referred to historically as ISI-Detention) designs, engineers, supplies, installs, and maintains a full array of detention systems and equipment, targeting correctional facilities throughout the United States;

• Metroplex Control Systems (also referred to historically as MCS-Detention) designs, engineers, supplies, installs and maintains complex, customized security, access control, video and electronic security control system solutions at correctional and government facilities;

• PDI is a full-service, turnkey solutions provider that manufactures high security metal barriers, high security observation window systems, detention furniture and accessories; and

• Com-Tec is an industry leader in the custom design and manufacture of electronic security and communications systems.

Argyle Commercial Security focuses on the commercial security sector and provides turnkey, electronic security systems to the commercial market. Currently, MCS Commercial Fire & Security is the only member of this group and is referred to historically as MCS-Commercial.

AUSA is a detention and commercial equipment contractor that specializes in turnkey installations, including design, engineering, supply, and installation of various detention equipment for correctional facilities and institutions. The work is performed under fixed-price contracts. The projects are located in various cities in the United States. The length of the contracts varies but is typically less than two years. AUSA also provides turnkey installations covering the full spectrum of electronic security and low voltage systems, including fire alarm, access control, closed circuit television, intercom, sound/paging, and other custom designed systems.

On January 1, 2008, MCFSA, Ltd. (MCFSA), all of the partnership interests of which are directly or indirectly wholly owned by AUSA, acquired substantially all of the business assets and liabilities of Fire Quest Inc. (Fire Quest). Fire Quest is engaged in the business of alarm system sales and service.

On January 4, 2008, AUSA acquired substantially all of the business assets and liabilities of PDI.  PDI is a full-service, turnkey solutions provider that manufactures high security metal barriers, high security observation window systems, detention furniture and accessories.

On January 31, 2008, ISI Controls, Ltd. (ISI-Controls), a wholly owned subsidiary of AUSA, which in turn is a wholly owned subsidiary of the Company, closed a transaction, pursuant to which ISI-Controls acquired 100% of the outstanding units of Com-Tec, resulting in Com-Tec becoming a wholly owned subsidiary of ISI-Controls. Com-Tec is engaged in the business of custom design, manufacture and installation of electronic security and communication systems.

The unaudited consolidated financial statements of Argyle as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 include the accounts of the Company and all wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.  In the opinion of management, all normal recurring adjustments considered necessary for a fair presentation have been included.  Operating results for the interim periods presented are not necessarily indicative of the results to be expected for a full fiscal year.

Pro Forma Results of Operations

The accompanying unaudited consolidated statements of operations only reflect the operating results of companies acquired following the date of acquisition and do not reflect the operating results prior to the acquisitions. Following are pro forma unaudited results of operations for the Company for the three months ended March 31, 2008 and 2007 assuming the Fire Quest, PDI and Com-Tec acquisitions occurred on January 1, 2008 and 2007, respectively.

The Company derived the unaudited pro forma results of operations from (i) the unaudited consolidated financial statements of ISI from January 1, 2007 to March 31, 2007, (ii) the unaudited consolidated financial statements of Com-Tec for the one month ended January 31, 2008 and the three months ended March 31, 2007, (iii) the unaudited financial statements of PDI for the three months ended March 31, 2007, (iv) the unaudited financial statements of Fire Quest for the three months ended March 31, 2007 and (v) the unaudited consolidated financial statements of the Company for the three months ended March 31, 2008 and 2007. The unaudited pro forma results of operations are not necessarily indicative of results of operations that may have actually occurred had the acquisitions taken place on the dates noted, or the future financial position or operating results of the Company. The pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable. The pro forma adjustments include adjustments for interest expense and increased depreciation and amortization expense as a result of the application of the purchase method of accounting based on the fair values of the tangible and intangible assets.

Pro Forma Consolidated Statements of Operations

(unaudited)

(in thousands, except share data)

	Three Months Ended
	March, 31	March 31,
	2008	2007
Revenues:
Contract revenues	$26,906	$11,806
Contract revenues - related party	6,943	5,801
Service and other revenues	5,466	5,566
Total revenues	39,315	23,173
Cost of revenues:
Contract costs	27,040	13,813
Service and other costs, including amortization of intangibles ($1,289 for 2008 and 2007)	5,559	5,620
Total cost of revenues	32,599	19,433
Gross profit	6,716	3,740
Operating expenses:
Salaries and related expense, including $558 stock-based compensation in 2008	3,577	2,489
Consulting fees and outside services	948	295
Depreciation	462	302
Other general and administrative expenses	1,668	1,165
Amortization of intangible assets	442	442
Total operating expenses	7,097	4,693
Operating loss	(381)	(953)
Other income (expense):
Interest income	26	59
Interest expense	(844)	(754)
Total other income (expense)	(818)	(695)
Loss before provision for income taxes	(1,199)	(1,648)
Provision (benefit) for income taxes	(451)	(691)
Net income (loss)	$(748)	$(957)

Weighted-average number of shares outstanding:
Basic	5,749,342	5,749,342
Diluted	5,749,342	5,749,342
Net loss per share:
Basic	$(0.13)	$(0.17)
Diluted	$(0.13)	$(0.17)

Note 2 — Background, Formation, and Summary of Significant Accounting Policies

Argyle completed a private placement (the Private Placement) in January 2006 and received net proceeds of approximately $0.9 million. Also in January 2006, the registration statement for Argyle’s initial public offering (Public Offering) was declared effective, and the net proceeds from the sale of Argyle’s units, after deducting certain offering expenses of approximately $2.4 million, including underwriting discounts of approximately $1.8 million, were approximately $28.2 million. Approximately $27.3 million of the proceeds from the Public Offering and the Private Placement were placed in a trust account for Argyle’s benefit. Except for $0.6 million in interest that was earned on the funds contained in the trust account and that was released to Argyle to be used as working capital, and the amounts released to Argyle for the payment of taxes, Argyle was not able to access the amounts held in the trust until it consummated a business combination. The amounts held outside of the trust account were used by Argyle to provide for business, legal, and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Prior to releasing the funds held in trust, the trust account contained $1.4 million reserved for the compensation of Argyle’s underwriters in its Public Offering which was paid to them upon completion of the business combination. All amounts held in trust were released at July 31, 2007 to fund the ISI acquisition.

On March 14, 2007, the underwriters from Argyle’s Public Offering agreed to forfeit any and all rights or claims to a pro-rata portion of the deferred underwriting costs and associated interest with respect to any shares of common stock redeemed in connection with any acquisition (see Note 16). In connection with the Public Offering and the Private Placement, Argyle’s officers and directors placed all the shares owned by them before the Private Placement and the Public Offering into an escrow account. Except in certain circumstances, the shares held in escrow may not be released prior to January 24, 2009.

As part of the ISI merger, public stockholders holding 211,965 of the aggregate number of shares sold in the Public Offering elected to redeem such shares (see Note 14). The per share redemption price was equal to $7.80 per share including interest earned thereon in the trust account, net of taxes payable, $0.6 million of interest income which was released from the trust account in September 2006 to fund our working capital, and amounts owed to the underwriter for the Private Placement (approximately $45,000 plus interest). Approximately $1.7 million was paid to redemptive shareholders in August of 2007.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents, and the carrying amounts approximate fair value.

Contracts Receivable

Contracts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is established as losses are estimated to have occurred through a provision for bad debts charged to earnings. Losses are charged against the allowance when management believes the uncollectibility of a receivable is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for doubtful accounts is evaluated on a regular basis by management and is based on historical experience and specifically identified questionable receivables. The evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Revenue Recognition

A majority of the Company’s revenues are performed under fixed-price construction contacts.  Revenues under fixed-price contracts are recognized under the percentage-of-completion methodology.  Service revenues are recognized when the services have been delivered to and accepted by the customer. Other revenues consists of product sales and are recognized upon shipment , or later if required by shipping terms, provided title is transferred, prices are fixed and collection is deemed probable.

Construction Contracts

Construction contracts are those as defined in the American Institute of Certified Public Accountants’ Statement of Position 81-1 (SOP 81-1), Accounting for Performance of Construction-Type and Certain Production-Type Contracts.

Most of the Company’s contracts extend over a period of 12 to 16 months, which is the period the Company considers to be its operating cycle. Such contracts generally provide that the customers accept completion of progress to date and compensate the Company for services rendered measured in terms of units installed, hours expended, or some other measure of progress. Revenues from construction contracts are recognized on the percentage-of-completion method in accordance with SOP 81-1. The Company recognizes revenue on signed contracts and change orders. The Company generally recognizes revenue on unsigned change orders where it has written notices to proceed from the customer and where collection is deemed probable. Percentage-of-completion for construction contracts is measured principally by the percentage of costs incurred and accrued to date for each contract to the estimated total costs for each contract at completion. The Company generally considers contracts to be substantially complete upon departure from the work site and acceptance by the customer. Contract costs include all direct material, labor, subcontract, equipment costs, related payroll taxes and insurance costs, and any other indirect costs related to contract performance. Changes in job performance, job conditions, estimated contract costs, profitability, and final contract settlements may result in revisions to costs and income and the effects of these revisions are recognized in the period in which the revisions are determined. Provisions for total estimated losses on incomplete contracts are made in the period in which such losses are determined.

Pre-contract costs are costs that are incurred for a specific anticipated contract and that will result in no future benefits unless the contract is obtained. Such costs are expensed as incurred.

The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company’s experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

The current asset, “costs and estimated earnings in excess of billings on incomplete contracts,” represents revenues recognized in excess of amounts billed which management believes will be billed and collected within the subsequent year. The current liability, “billings in excess of costs and estimated earnings on incomplete contracts,” represents billings in excess of revenues recognized.

Service Sales

Service sale revenue are recognized when the services have been delivered to and accepted by the customer.  These are generally short-term projects which are evidenced by signed service agreements or customer work orders or purchase orders.  These sales agreements/customer orders generally provide for billing to customers based on time at quoted hourly or project rates plus costs of materials and supplies furnished by the Company.

Inventory

Inventory is valued at the lower of cost or market and consists primarily of finished goods. Costs of finished goods are determined using the average cost method for all segments of AUSA. Inventory that was acquired from ISI has been stated at fair value at July 31, 2007; all subsequent purchases are recorded based on cost. The $1.0 million of inventory that was acquired from the Fire Quest, Com-Tec, and PDI acquisitions have been stated at fair value at the date of acquisition (see Note 3).  At March 31, 2008 and December 31, 2007, the Company’s inventory balance was $1.1 million and $138,000, respectively, which is included in other current assets on the consolidated balance sheet.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation, except for the plant and equipment acquired in the ISI acquisition which has been recorded at fair value at July 31, 2007; all subsequent purchases are recorded based on cost. The $1.2 million of property and equipment from the Fire Quest, Com-Tec, and PDI acquisitions have been stated at fair value at the date of acquisition (see Note 3).  Depreciation is calculated on the straight-line method.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate the carrying value of the asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, and the effects of obsolescence, demand, competition, and other economic factors.

Assets Held Under Capital Leases

Assets held under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the asset at the inception of the lease. Amortization expense is computed using the straight-line method over the shorter of the estimated useful life of the asset or the lease term. Assets held under capital leases that were acquired from ISI have been stated at fair value as of July 31, 2007.

Goodwill and Other Intangible Assets

Goodwill represents the excess of consideration paid over the fair value of net assets acquired in the business combination in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Goodwill and other indefinite-lived intangibles (trade name) are not amortized but are tested at least annually for impairment. The Company must recognize an impairment loss if, and to the extent that, goodwill exceeds fair value. The Company has determined that no impairment existed at March 31, 2008.

The Company has two primary reporting units (Corrections and Commercial) that provide different services and products. Accordingly, goodwill was allocated to each.  Management believes that the relationship between allocation of identified tangible and intangible assets to be in similar proportion to how goodwill is to be allocated among its reporting units. Accordingly, each reporting division was allocated its share of goodwill based upon its percentage of purchase price allocation related to identified tangible and intangible assets.

Intangible assets that have finite useful lives are amortized over their useful lives which range from 96 to 120 months for customer relationships, 12 to 16 months for backlog and 24 to 36 months for non-competes.

A summary of the activity in goodwill by segment is as follows (in thousands):

	Corrections	Commercial	Total
Balance December 31, 2007	$13,275	$6,662	$19,937
ISI Adjustments	101	(34)	67
Com-Tec Acquisition	2,380	—	2,380
PDI Acquisition	1,223	—	1,223
Fire Quest Acquisition	—	729	729
Balance March 31, 2008	$16,979	$7,357	$24,336

During the first quarter of 2008, the Company increased goodwill from the ISI acquisition by $67,000 as a result of $26,000 of additional transaction costs ($22,000 registration fees and $4,000 in legal fees), a $12,000 write-down of stale checks outstanding (decrease in cash), and a $29,000 reduction in refundable taxes (current tax asset).

Software Costs

Software costs represent internally-developed software that is proprietary to the Company and assists in its operations. According to Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, the costs of computer software developed or obtained for internal use are to be amortized on a straight-line basis unless another systematic and rational basis is more representative of the software’s use. Management does not believe there is another more rational basis and therefore the assets are amortized on the straight-line basis over a 36-month period.

Self Insurance

AUSA and Com-Tec are self-insured to certain limits under its group health and dental plans.  On an annual basis, the Company estimates its health insurance cost, for its self insured employee base at AUSA, based upon expected health insurance claims for the current year. The insurance company which provides both the stop loss and total aggregate insurance coverages also provides the average or expected and maximum claims for each class. The average and maximum claims are based on the Company’s demographics and prior claim history. The Company uses the average claims history for the trailing twelve months as its basis for accruing health care cost.

Warranty Reserve

One of the Company’s subsidiaries warrants its products against defects in design, materials and workmanship generally for periods ranging from one to two years.  A provision for estimated future costs relating to warranty expense is recorded when products are sold.  Management estimates the provision based primarily on historical warranty claim experience.  As of March 31, 2008, the warranty reserve was $118,000 and included in accounts payable and accrued expenses on the unaudited consolidated balance sheet.

Fair Value of Financial Instruments

The recorded values of financial instruments, including contracts receivable, other assets, and accounts payable, approximate fair value due to their short maturity. The carrying value of the revolving line of credit approximates fair value due to its variable interest rate. The recorded value of the long-term debt approximates fair value based on borrowing rates currently available to the Company for financing arrangements with similar terms and average maturities.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. Deferred income taxes are recorded pursuant to FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB No. 109 (FIN 48) and are based on enacted statutory rates to reflect the tax consequences in future years of the differences between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax assets which will generate future tax benefits are recognized to the extent that realization of such benefits through future taxable earnings or alternative tax strategies in the foreseeable short-term future is more likely than not. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Reclassifications

Prior year balances have been reclassified to conform to current year presentation.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements but does not change existing guidance as to whether or not an instrument is carried at fair value.  In February 2008, the FASB released a FASB Staff Position, which delayed the effective date of SFAS No. 157 for all nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value in the condensed consolidated financial statements on a recurring basis. SFAS No. 157 was first effective for the Company on January 1, 2008. The impact of the adoption of SFAS No. 157 on our financial assets and liabilities, which are principally comprised of cash equivalents, did not have a significant impact on their fair value measurements or require expanded disclosures.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities. SFAS No. 159 permits all entities to choose to elect to measure eligible financial instruments at fair value. SFAS No. 159 applies to fiscal years beginning after November 15, 2007, with early adoption permitted for an entity that has also elected to apply the provisions of SFAS No. 157. The Company elected not to adopt the fair value option for valuation of those assets and liabilities which are eligible, therefore, there is no impact on our financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations—a replacement of FASB Statement No. 141, which significantly changes the principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement is effective prospectively, except for certain retrospective adjustments to deferred tax balances, for fiscal years beginning after December 15, 2008. We are currently evaluating the impact that SFAS No. 141(R) will have on our accounting for acquisitions prior to the effective date of the first fiscal year beginning after December 31, 2008.

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. SFAS 160 requires non-controlling interests held by parties other than the parent in subsidiaries be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. We are currently evaluating the impact SFAS No. 160 will have on our financial position and results of operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Contingencies

Certain conditions may exist as of the date of the consolidated balance sheet, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or its subsidiaries or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed in the notes to the consolidated financial statements.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.  As of March 31, 2008, the Company did not have any loss contingencies.

Concentrations of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk, as defined by SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk, consist primarily of contract receivables. During the three months ended March 31, 2008, revenue from our top three customers (all from the Corrections segment), represented 42% of total Company revenues.  During the three months ended March 31, 2008, the Company had revenues from our top two customers (all from the Corrections segment), which represented 20% and 12% of total Company revenues. See Related-Party Transactions footnote (see Note 19) for discussion of transactions with ISI*MCS, Ltd.

Net Income (Loss) Per Share

Net income (loss) per share (basic) is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Net income (loss) per share (diluted) is calculated by adjusting the number of shares of common stock outstanding using the treasury stock method. Under the treasury stock method, an increase in the fair market value of the Company’s common stock results in a greater dilutive effect from outstanding warrants, options, restricted stock awards and convertible securities (common stock equivalents).

The following table reconciles the components of the basic and diluted net income (loss) per share:

	Three Months Ended
	March 31,	March 31,
	2008	2007

Weighted average common shares outstanding - basic	5,749,342	4,781,307
Effect of convertible securities	—	—
Weighted average common shares outstanding - diluted	5,749,342	4,781,307

Stock options to acquire 225,000 shares and promissory notes convertible into 192,500 shares of common stock were excluded from the computation of diluted net income (loss) per share for three months ended March 31, 2008 as the effect of including them would have been anti-dilutive.

In April 2008, as noted in the Note 22 – Subsequent Events, the Company issued 18,750 shares of $0.001 par value Series A Convertible Preferred Stock pursuant to a $15.0 million private placement.

Note 3 — Acquisitions

Fire Quest

On January 1, 2008, MCFSA, all of the partnership interests of which are directly or indirectly wholly owned by AUSA, acquired substantially all of the business assets and liabilities of Fire Quest for a total purchase price of $1.1 million as follows (in thousands):

Cash	$764
Promissory note	250
Transaction costs	116
Net purchase price	$1,130

PDI

On January 4, 2008, AUSA acquired substantially all of the business assets and liabilities of Peterson Detention, Inc. (PDI) for a total purchase price of $4.8 million as follows (in thousands):

Cash	$1,500
Promissory note	3,000
Transaction costs	251
Net purchase price	$4,751

Com-Tec

On January 31, 2008, ISI Controls, Ltd. (ISI-Controls), a wholly owned subsidiary of AUSA, which in turn is a wholly owned subsidiary of the Company, closed a transaction, pursuant to which ISI-Controls acquired 100% of the outstanding units of Com-Tec Security, LLC (Com-Tec), resulting in Com-Tec becoming a wholly owned subsidiary of ISI-Controls. The total purchase price for the Com-Tec acquisition was $6.7 million as follows (in thousands):

Cash	$3,000
Promissory note	3,515
Transaction costs	186
Net purchase price	$6,701

The Fire Quest, PDI and Com-Tec acquisitions were accounted for as business combinations in accordance with SFAS No. 141.  Under the purchase method of accounting, the assets and liabilities acquired were recorded as of the acquisition date at their respective fair values.  We have obtained preliminary third party valuations, and the values of certain assets and liabilities are based on these preliminary valuations and are subject to adjustment as additional information is obtained. Such additional information includes, but is not limited to accounts receivable, inventory, and leases. The following table summarizes the estimated fair value of assets acquired and liabilities assumed and related deferred income taxes at the date of the acquisition.

	Fire Quest	PDI	Com-Tec	Total
Current assets	$126	$2,210	$4,638	$6,974
Property and equipment	37	1,126	72	1,235
Goodwill	729	1,223	2,380	4,332
Customer relationships	90	500	760	1,350
Customer backlog	84	1,270	590	1,944
Trade name	—	—	1,300	1,300
Software	—	—	250	250
Non-compete agreements	70	250	190	510
Total assets acquired	1,136	6,579	10,180	17,895

Current liabilities	(6)	(738)	(2,619)	(3,363)
Debt	—	(1,090)	(860)	(1,950)
Total liabilities assumed	(6)	(1,828)	(3,479)	(5,313)

Net purchase price	$1,130	$4,751	$6,701	$12,582

We have not identified any material unrecorded pre-acquisition contingencies where the related asset, liability, or impairment is probable and the amount can be reasonably estimated. Prior to the end of the one-year purchase price allocation period, if information becomes available that would indicate it is probable that such events had occurred and the amounts can be reasonably estimated, such items will be included in the final purchase price allocation and may adjust goodwill.

Note 4 — Contract Receivables

Contract receivables consist of the following (in thousands):

	March 31,	December 31,
	2008	2007
Completed contracts and contracts in progress	$29,058	$12,126
Retainage	5,785	2,333
Completed contracts and contracts in progress - related parties	8,330	8,468
Retainage - related parties	1,874	2,419
Contract receivables	$45,047	$25,346

Note 5 — Costs and Estimated Earnings on Incomplete Contracts and Backlog Information

Costs and estimated earnings on incomplete contracts and backlog information are as follows (in thousands):

	Total	Corrections	Commercial
	March 31,	March 31,	March 31,
	2008	2008	2008
Amended contract amount*	$231,191	$178,504	$52,687
Revenue recognized to date	153,707	112,049	41,658
Unearned contract amount - backlog*	$77,484	$66,455	$11,029
Costs incurred to date	$127,062	$93,770	$33,292
Estimated costs to complete	61,376	52,969	8,407
Estimated total cost	$188,438	$146,739	$41,699
Billings to date	$159,562	$116,869	$42,693
Costs and estimated earnings in excess of billings on incomplete contracts	$5,739	$4,077	$1,662
Billing in excess of costs and estimated earnings on incomplete contracts	$10,105	$7,801	$2,304

	Total	Corrections	Commercial
	December 31,	December 31,	December 31,
	2007	2007	2007
Amended contract amount	$196,030	$147,996	$48,034
Revenue recognized to date	109,179	72,978	36,201
Unearned contract amount - backlog	$86,851	$75,018	$11,833
Costs incurred to date	$89,863	$60,583	$29,280
Estimated costs to complete	70,496	61,364	9,132
Estimated total cost	$160,359	$121,947	$38,412
Billings to date	$109,658	$72,372	$37,286
Costs and estimated earnings in excess of billings on incomplete contracts	$7,665	$5,751	$1,914
Billing in excess of costs and estimated earnings on incomplete contracts	$5,733	$3,217	$2,517

* Backlog associated with PDI is not included in the table above for Total Company and Corrections Segment as the associated revenues are not accounted for under percentage of completion method as defined in SOP 81-1.

The various subsidiary companies often function as subcontractors to other subsidiary companies. The above schedule was computed on a consolidated basis in 2007. The company reorganized in January 2008 to report the business in two segments — Corrections and Commercial (see note 1 and note 20).  Since then the Company has determined that the most valid indicator of the next year’s performance will be more closely tied to the Corrections backlog versus the Commercial backlog which is more volatile given the shorter nature of completion for the contracts.

Intercompany contract amounts and billings have been eliminated, and costs and estimated earnings in excess of billings and billings in excess of costs and estimated earnings have been recomputed based on actual combined costs of the companies.

Backlog is the aggregate contract amount less revenue recognized using percentage-of-completion accounting as described in Note 2 of these consolidated financial statements. The Company recognizes as backlog only those contracts on which it has received signed contracts or executed letters of intent to award a contract from its customers. The Company also verifies funding is in place on the contracts prior to inclusion in backlog.

Note 6 — Property and Equipment

Property and equipment consists of the following (in thousands):

	Estimated
	Useful Lives	March 31,	December 31,
	In Years	2008	2007
Buildings	10 - 40	1,888	1,888
Leasehold improvements	12	975	593
Furniture, fixtures and equipment	3 - 10	2,591	1,254
Vehicles	3 - 7	2,443	2,189
Website costs	3	39	39
		7,936	5,963
Less - accumulated depreciation		1,219	736
Property and equipment, net		$6,717	$5,227

Depreciation expense relating to property and equipment was $488,000 and $1,000 for three months ended March 31, 2008 and 2007, respectively.  Depreciation and amortization expense was $241,000 for the Predecessor period January 1, 2007 through March 31, 2007.

Note 7 — Intangible Assets and Other Assets

At March 31, 2008, intangible assets consisted of the following (in thousands):

	Gross Carrying	Accumulated	Net Carrying	Weighted Average
	Amount	Amortization	Amount	Amortization Period
Amortizable Intangible Assets:
Customer relationships	$12,975	$853	$12,122	113 months
Customer backlog	6,303	2,653	3,650	15 months
Software	550	80	470	36 months
Non-compete	510	42	468	30 months
	$20,338	$3,628	$16,710
Unamortizable Intangible Assets:
Trade name	$5,076	$—	$5,076

Amortization expense was $1.7 million for the three months ended March 31, 2008.  As of March 31, 2008 and December 31, 2007, intangible assets not subject to amortization included trade names of $5.1 million and $3.8 million, respectively. Estimated amortization expense for the next five years and thereafter is as follows (in thousands):

Years ending December 31:
2008 (remaining nine months)	$4,791
2009	1,952
2010	1,638
2011	1,389
2012	1,382
Thereafter	5,558
$16,710

Note 8 — Long-Term Debt

Notes payable and long-term debt consists of the following (in thousands):

	March 31,	December 31,
Collateral	2008	2007
Notes payable:
Vehicles and equipment	$214	$190
Unsecured debt - related party	11,057	5,952
Unsecured convertible debt - stockholders	1,925	1,925
Seller notes	6,765	—
Line of credit and acquisition line	12,970	7,979
	$32,931	$16,046
Less - current maturities	413	81
Long term debt	$32,518	$15,965

Vehicles and Equipment

Amounts include notes related to Company vehicles and various equipment lines. Vehicle and equipment notes are staggered in regards to their maturity, each amortizing over 36 - 48 month periods.  Interest rates on the individual notes range from fixed rate of 7% up to Prime plus 1.0%. Included with the equipment is a note related to the phone system with a fixed rate of interest at 9.0% which matures in April 2008.  The weighted average interest rate for these borrowings was 8.0% and 8.2% at March 31, 2008 and December 31, 2007.

Unsecured Debt — Related Party

On January 2, 2008 an additional $5.0 million in unsecured debt was funded by the same related party for which $6.0 million was outstanding. All notes are unsecured and subordinated to the line of credit facility. The unsecured note agreements contain prepayment options with prepayment penalties. Interest accrues at 11.58% per annum and is payable quarterly in arrears, deferred interest at the rate of 8.42% per annum, and default interest at 2% per annum. The total debt of $11.0 million is due and payable in one single payment on January 31, 2010. There are both financial and restrictive covenants associated with the note agreements.  As of March 31, 2008, the Company was in compliance with all covenants except two technical, non financial, covenants.  The Company obtained a waiver from the lender to remedy these defaults.

Unsecured Convertible Debt — Stockholders

As part of the ISI merger consideration, the Company issued unsecured convertible debt to the stockholders in the amount of $1.9 million which bears interest at 5% per annum, paid semiannually. The notes mature five years from the date of issuance on July 31, 2012. The notes may be converted in whole or in part into shares of the Company’s common stock at the election of the note holder at a share price of $10.00 any time after January 1, 2008. The debt may be redeemed by the Company at $10.00 per share any time after January 1, 2009.

Seller Notes

In connection with the Fire Quest acquisition, the Company issued a promissory note in the aggregate principal amount of $250,000 (Fire Quest Promissory Note). The Fire Quest Promissory Notes bear interest at the rate of 7.25% per year and will become due and payable on January 1, 2009.

In connection with the PDI acquisition, the Company issued convertible promissory notes (the PDI Promissory Notes) in the aggregate principal amount of $3.0 million. The aggregate principal amount of the PDI Promissory Notes may be reduced depending on the occurrence of certain events described in the Asset Purchase Agreement. The payment of the PDI Promissory Notes are guaranteed by and secured by the assets of AUSA and Argyle and bear interest at 6% paid quarterly through December 2009.  After December 2009, principal and interest payments of $133,000 are due monthly with final payment occurring on December 31, 2012.  On June 1, 2009 through November 15, 2009, the Company has the option to (i) convert $500,000 of the outstanding principal into common stock of the Company based on 95% of the closing price of the Company’s common stock for a 20 day trading period preceding notice of the Company’s intent to convert; or (ii) extend the $500,000 principal due in 2010 to January 3, 2011 for an additional payment of $15,000 plus accrued interest.  The aforementioned options to convert or extend the PDI Promissory Notes have resulted in the creation of compound embedded derivatives for which the Company has performed valuations as of March 31, 2008.  The Company will mark to market the derivatives, for which any changes in fair value will be recognized in the statement of operations, in all the subsequent quarters until they are exercised or have expired.  The valuations of these derivatives held a nominal value as of March 31, 2008.

In connection with the Com-Tec acquisition, the Company issued a secured subordinated promissory note in the aggregate principal amount of $3.5 million (the Com-Tec Promissory Note). The Com-Tec Promissory Note is guaranteed by and secured by the assets of AUSA and Argyle, bears interest at 7% per year and will become due and payable on April 1, 2011.

Line of Credit Facility

At March 31, 2008, the Company had a line of credit facility totaling $12.0 million and an acquisition loan facility in the amount of $4.3 million. The line of credit is secured by all tangible and intangible assets of AUSA excluding vehicles. The line calls for all accounts receivable collections to be deposited directly to a lockbox. The outstanding balance on the credit facility and the acquisition loan facility at March 31, 2008 was $8.7 million, due January 23, 2010, and $4.3 million, due June 30, 2011, respectively.  Interest is payable quarterly at prime plus 0.75% for the credit facility and at prime plus 1.25% for the acquisition loan through December 31, 2008.  After December 31, 2008, the interest rate is based on a ratio of total debt to earnings before interest, taxes, depreciation and amortization ranging from prime to prime plus 0.75% for the credit facility and ranging from prime plus 0.5% to prime plus 1.25% for the acquisition note.  The agreement contains both financial and restrictive covenants, including a restriction on the payment of dividends. At March 31, 2008, the Company was in compliance with all covenants except four technical, non financial, covenants.  The Company obtained a 90 day extension to remedy two defaults which it believes is probable to cure during the grace period. The Company obtained a waiver from the lender to remedy the remaining two defaults.

The Company has agreed to pay an annual commitment fee of 0.5% per year on the unused borrowing capacity, which was $3.3 million and $1.0 million at March 31, 2008 and December 31, 2007, respectively.

Aggregate maturities required on all debt at March 31, 2008 are as follows (in thousand):

Year Ending December 31:
2008 (remaining nine months)	$163
2009	292
2010	21,735
2011	7,741
2012	3,000
Thereafter	—
$32,931

Note 9 — Capital Leases

ISI sold its owner-occupied real estate to a partnership owned by ISI’s stockholders during 2004 and entered into a leaseback of the properties with the partnership. ISI entered into a second lease on another property owned by the same partnership in 2006. Both leases were triple net leases. A triple net lease is a lease agreement on a property where the tenant or lessee agrees to pay all real estate taxes, building insurance, and maintenance (the three ‘Nets’) on the property in addition to any normal fees that are expected under the agreement (rent, etc.). In such a lease, the tenant or lessee is responsible for all costs associated with repairs or replacement of the structural building elements of the property.

The terms of the aforementioned leases were modified on July 31, 2007 to extend the expiration date from 2018 to 2019. The modification did not materially affect the carrying value of the assets or related liabilities recorded in the accompanying consolidated balance sheet.

The following is a summary of leased property, included in property and equipment, in the accompanying consolidated financial statements:

	March 31,	December 31,
Collateral	2008	2007
Buildings	$1,888	$1,888
Less - accumulated amortization	112	69
Net	$1,776	$1,819

The Company reassessed these leases for proper classification under SFAS No. 13, Accounting for Leases, and determined they remain properly classified as capital leases. The following is a schedule by years of future minimum lease payments under capital leases together with the present value of net minimum lease payments at March 31, 2008:

Year Ending December 31:
2008 (remaining nine months)	$216
2009	288
2010	288
2011	288
2012	288
Thereafter	1,917
Future minimum lease payments	$3,285
Less - amount of minimum lease payments attributable to interest	1,307
Present value of net minimum lease payments	$1,978
Current portion of capitalized lease obligations	$107
Long-term portion of capitalized lease obligations	1,871
$1,978

Note 10 — Commitments

AUSA leases office space and equipment under operating leases expiring through 2012.   The corporate office lease space of Argyle expired as of July 31, 2007 and Argyle operated under a month-to-month lease arrangement until it was renewed in January 2008.  The new lease expands the space from approximately 2,500 square feet to 5,500 square feet for a total expense in 2008 of $121,000.

As part of the PDI acquisition that occurred at January 4, 2008 the Company assumed the existing leases.  The PDI lease is a 4 year lease, for the 42,000 square foot facilities, with monthly payments at $16,000.   As part of the Com-Tec acquisition that occurred at January 31, 2008 the Company signed new leases for the existing facility.  The Com-Tec lease is a 5 year lease, for the 33,000 square foot facility, with monthly payments at $14,000 beginning in year 3 with the total rent expense being recognized on a straight line basis over the life of the lease.

Rental expense was $196,000 and $17,000 for the three months ended March 31, 2008 and 2007, respectively, and $71,000 for the three months ended March 31, 2007 (Predecessor).

Minimum rental commitments at March 31, 2008 are as follows (in thousands):

Year Ending December 31:
2008 (remaining nine months)	$394
2009	421
2010	522
2011	422
2012	312
Thereafter	187
Total commitment outstanding	$2,258

In August 2007 the Company entered into a letter of credit facility with a financial institution. The letter of credit may not exceed $500,000. The facility requires a 1% annual commitment fee on the unused portion of the letter of credit facility and is paid quarterly

Note 11 — Self Insurance

AUSA and Com-Tec are self-insured to certain limits under its group health and dental plans. Stop-loss coverage is provided for claims above $75,000 per employee up to a maximum $0.9 million for AUSA and above $30,000 per employee up to a maximum of $2.0 million for Com-Tec. Operations are charged with the cost of claims reported and an estimate of claims incurred but not reported based on prior experience. The determination of such claims and expenses and the appropriateness of the related liability are continually reviewed and updated. Total claims payable and claims incurred but not reported were $0.5 million at March 31, 2008 and $0.3 million at December 31, 2007. AUSA and Com-Tec have not yet met its stop-loss limit for 2008.

Note 12 — Offerings

Public Offering

In January 2006, Argyle sold 3,700,046 units (which included 75,046 units sold by the underwriters pursuant to a partial exercise of their over-allotment option) to the public at a price of $8.00 per unit. Each unit consists of one share of the Company’s common stock, $0.0001 par value, and one redeemable common stock purchase warrant (warrant). Each warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.50 and expiring January 24, 2011. The warrants are redeemable by the Company at a price of $.01 per warrant upon 30 days’ notice, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30-trading-day period ending three business days before a notice of redemption is delivered.

Private Placement

In January 2006, Argyle sold to its officers an aggregate of 125,000 units identical to the units sold in the Public Offering at a price of $8.00 per unit.

Note 13 — Common Stock Reserved for Issuance

As of March 31, 2008, 4,087,546 shares of common stock were reserved for issuance upon exercise of redeemable warrants and options and 375,000 shares of common stock were reserved for issuance pursuant to the underwriters’ unit purchase option described in Note 17. This includes the warrants that were issued in connection with the April 2007 notes to stockholders entitling the holder to exercise the warrants for a total of 37,500 shares of stock. In 2007, the Company granted certain employees incentive stock options (ISOs) and non-qualified stock options entitling the holder to exercise options for a total of 125,000 shares of stock and 130,000 shares of restricted stock (see Note 17).  Additionally, in 2008 the Company granted certain employees incentive stock options (ISOs) and non-qualified stock options entitling the holder to exercise options for a total of 100,000 shares of stock and 85,000 shares of restricted stock (see Note 17).

Note 14 — Redemptive Status of Common Stock

The registration statement for Argyle’s initial public offering indicated that, after signing a definitive agreement for the acquisition of a target business, Argyle would submit such transaction for stockholder approval. Based on the votes submitted, 211,965 shares voted against the proposed ISI business combination and sought to be redeemed for cash. As a result, $1.7 million of net proceeds from the initial public offering which included interest was redeemed to stockholders in August 2007. The 211,965 shares of common stock were cancelled as of August 2007.

Note 15 — Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting, and other rights and preferences, as may be determined from time to time by the Board of Directors. No shares of preferred stock are currently issued or outstanding.

In connection with the merger, and immediately prior to the merger, one of ISI’s unsecured debt holders converted $10.0 million of long-term debt with ISI into shares of ISI preferred stock. Upon closing of the purchase of ISI, the same debt holder received $10.0 million for the preferred stock of ISI.

 In April 2008, as noted in the Note 22 – Subsequent Events, the Company issued 18,750 shares of $0.001 par value Series A Convertible Preferred Stock pursuant to a $15.0 million private placement.

Note 16 — Agreement with Underwriters

In March 2007, the underwriters from Argyle’s Public Offering agreed to forfeit any and all rights or claims to a pro-rata portion of the deferred underwriting costs and associated accrued interest with respect to any shares of common stock that are redeemed in connection with the proposed acquisition. This fee was charged against additional paid-in capital and was payable upon a successful business combination. Based on the redemption of 211,965 shares, $80,000 related to these waived underwriter fees were paid to redemptive stockholders. Upon closing of the purchase of ISI, Argyle paid approximately $1.4 million for services performed related to Argyle’s Public Offering.

Note 17 — Stockholders’ Equity and Stock-Based Compensation

On January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share Based Payment. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Following is a description of the various grants made and the impact to the financial statements.

2005 — 2006 Options

In July 2005, Argyle granted to its officers, directors, and their respective affiliates certain options, which were exercisable only in the event the underwriters exercised the over-allotment option, to purchase that number of shares enabling them to maintain their 20% ownership interest in the Company (without taking into account the units they purchased in the private placement). The measurement date was deemed to be January 30, 2006, the date the over-allotment was exercised because the number of options to be issued was not known until that date.

In January 2006, the underwriters exercised a portion of the over-allotment option in the amount of 75,046 units. In February 2006, the officers and directors exercised their options and purchased 18,761 units for an aggregate cost of $507 (or $0.027 per share). The compensation cost, recorded in operating expenses, resulting from these share-based payments was $130,632 at January 30, 2006, using the Black-Scholes pricing model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The fair value of the options was estimated at the measurement date using the assumptions of weighted-average volatility factor of 0.10; no expected dividend payments; weighted-average risk-free interest rate of 5%; and a weighted-average expected life of 0.13 years.

The fair value of each option was $6.99 per share. All options vested immediately at the measurement date and no further options may be exercised. Compensation expense was recognized immediately and recorded as an operating expense for the year ended December 31, 2006.

Underwriter Options

Argyle sold to its underwriters options to purchase up to an aggregate of 187,500 units for $100. The units issuable upon exercise of these options are identical to those sold in the Public Offering. These options are exercisable at $8.80 per unit and expiring January 24, 2011. The options to purchase the 187,500 units and the Securities underlying such units were deemed compensation by the National Association of Securities Dealers (NASD) and were therefore subject to a 180-day lock-up pursuant to Rule 2710(g) (1) of the NASD Conduct Rules.

Argyle accounted for these purchase options as a cost of raising capital and included the instrument as equity in its consolidated balance sheet. Accordingly, there is no net impact on Argyle’s financial position or results of operations, except for the recording of the $100 proceeds from the sale. Argyle has estimated, based upon a Black-Scholes model, that the fair value of the purchase options on the date of sale was approximately $3.40 per unit, (a total value of approximately $0.6 million) using an expected life of five years, volatility of 44%, and a risk-free rate of 5%. However, because Argyle’s units did not have a trading history, the volatility assumption was based on information currently available to management. The volatility estimate was derived using historical data of public companies in the proposed industry. Argyle believes the volatility estimate calculated from these companies was a reasonable benchmark to use in estimating the expected volatility of our units; however, the use of an index to estimate volatility may not necessarily be representative of the volatility of the underlying securities.

2007 Incentive Plan

The 2007 Omnibus Securities and Incentive Plan provides for the grant of distribution equivalent rights, incentive stock options, nonqualified stock options, performance share awards, performance unit awards, restricted stock awards, stock appreciation rights, tandem stock appreciation rights, and unrestricted stock awards for an aggregate of not more than 1,000,000 shares of Argyle’s common stock, to directors, officers, employees, and consultants of Argyle or its affiliates. If any award expires, is cancelled, or terminates unexercised or is forfeited, the number of shares subject thereto, if any, is again available for grant under the 2007 Incentive Plan. The number of shares of common stock, with respect to which stock options or stock appreciation rights may be granted to a participant under the 2007 Incentive Plan in any calendar year, cannot exceed 150,000.

Except as provided in the 2007 Incentive Plan, awards granted under the 2007 Incentive Plan are not transferable and may be exercised only by the participant or by the participant’s guardian or legal representative. Each award agreement will specify, among other things, the effect on an award of the disability, death, retirement, authorized leave of absence or other termination of employment of the participant. Argyle may require a participant to pay Argyle the amount of any required withholding in connection with the grant, vesting, exercise, or disposition of an award. A participant is not considered a stockholder with respect to the shares underlying an award until the shares are issued to the participant.

Restricted Stock

On January 25, 2008, the Company granted an aggregate of 85,000 shares of the Company’s restricted common stock to certain of its executive officers and directors. Shares granted to the directors vested immediately and shares grant to the executive officers vest one-third on December 31 of each of 2008, 2009 and 2010.

The following table summarizes the restricted stock activity under the 2007 Incentive Plan:

			Average
		Weighted	Remaining
		Average Fair	Vesting
	Number of	Value	Term
Restricted Stock	Shares	Per Share	(Years)
Nonvested at December 31, 2007	110,000	$7.39
Granted	85,000	7.55
Vested	30,000	7.55
Forfeited	—	—
Nonvested at March 31, 2008	165,000	$7.44	2.75
Expected to vest at March 31, 2008	165,000	$7.44	2.75
Vested at March 31, 2008	—	$—	—

During the three months ended March 31, 2008, the Company recognized $505,000 in compensation expense, net of tax benefit of $183,000, related to the Company’s issuance of restricted stock.  As of March 31, 2008, there was $910,000 of unrecognized compensation costs, net of estimated forfeitures, related to the Company’s non-vested restricted stock, which is expected to be recognized over a weighted average period of 2.75 years.

Performance Share Awards

On January 25, 2008, the Company granted an aggregate of 55,000 performance units to certain of its officers, subject to terms and conditions to be set forth in a performance unit agreement and in accordance with the Company’s 2007 Incentive Plan.  These awards vest on December 31, 2010 if certain performance goals to be determined by the Board of Directors are achieved.  The Company recognizes compensation expense on the performance share awards based on the fair value of the underlying common stock at the end of each quarter over the remaining vesting period.  The final plan metrics for determination of the award was not approved by the Board of Directors until March 25, 2008.  As a result, during the three months ended March 31, 2008, the Company recognized no compensation expense related to the performance share awards.  Additionally, no compensation expense was recognized during the year ended December 31, 2007.

The following table summarizes the performance unit activity under the 2007 Incentive Plan:

			Average
		Weighted	Remaining
		Average Fair	Vesting
	Number of	Value	Term
Performance Units	Units	Per Unit	(Years)
Nonvested at December 31, 2007	115,000	$—
Granted	55,000	—
Vested	—	—
Forfeited	—	—
Nonvested at March 31, 2008	170,000	$—	2.75
Expected to vest at March 31, 2008	170,000	$—	2.75
Vested at March 31, 2008	—	$—	—

Incentive and Nonqualified Stock Options

On January 25, 2008, the Company granted stock options to purchase an aggregate of 100,000 shares of the Company’s common stock to various employees, of which all were ISO. The options have a strike price of $7.55 and vest December 31 in three equal tranches on each of 2008, 2009 and 2010.

The following table summarizes the stock option activity under the 2007 Incentive Plan:

			Average
		Weighted	Remaining
		Average Exercise	Vesting	Average
	Number of	Price	Term	Intrinsic
Stock Options	Shares	Per Share	(Years)	Value
Outstanding at December 31, 2007	125,000	$7.89
Granted	100,000	7.55
Exercised	—	—
Forfeited	—	—
Outstanding at March 31, 2008	225,000	$7.74	2.75	$—
Vested and expected to vest at March 31, 2008	225,000	$7.74	2.75	$—
Exercisable at March 31, 2008	—	$—	—	$—

The Company has estimated, based upon a Black-Scholes model, that the fair value of the stock options granted on January 25, 2008 was approximately $1.78 per unit, (a total value of approximately $178,000), using an expected life of three years, volatility of 40%, and a risk-free rate of 2.5%. However, because the shares did not have a trading history, the volatility assumption was based on information currently available to management. The volatility estimate was derived using historical data of public companies in the related industry. The Company believes the volatility estimate calculated from these companies was a reasonable benchmark to use in estimating the expected volatility of our units; however, the use of an index to estimate volatility may not necessarily be representative of the volatility of the underlying securities.

During the three months ended March 31, 2008, the Company recognized $53,000 in compensation expense, net of tax benefit of $19,000, related to the Company’s stock options.  As of March 31, 2008, there was $341,000 of unrecognized compensation costs, net of estimated forfeitures, related to the Company’s non-vested stock options, which is expected to be recognized over a weighted average period of 2.75 years.

Note 18 — Income Taxes

The provision for income taxes decreased $444,000 in the first quarter of 2008 compared to the same period in 2007.  The decrease in income taxes was primarily due to the decrease in income before income taxes of $1,230,000.  Our effective tax rate was 36.2% in the first quarter of 2008 and 34.2% for the same period in 2007.  The increase in our effective tax rate was due to the recognition of additional state income taxes associated with AUSA in 2008.

Note 19 — Related-Party Transactions

During the quarter ended March 31, 2008 the Company entered into a Board approved agreement with Sec-Tec Global to share certain expenses related to common office space in New York City, New York and administrative type expenses.  These expenses are being borne by the Company to reflect realistic expenses associated with the Company’s presence to conduct its business.  The Company has agreed to share expenses totaling $175,000 on an annual basis that are to be paid in quarterly payments of $43,750.   Sec Tec Global is a wholly-owned subsidiary of Electronics Line 3000 to which the Company’s co-CEOs are stock holders and board members.

At March 31, 2008 and December 31, 2007, other receivables include $47,000 and $42,000, respectively, of receivables from related parties, all of which is attributable to AUSA. Amounts represent monies or other assets advanced to employees. Amounts have been paid on these receivables and management believes they are fully collectible.

The Company leases various properties from Green Wing Management, Ltd., an entity owned and controlled by the Chief Executive Officer and President of AUSA under capital leases.  The leases on these properties were amended as part of the acquisition of ISI to reflect a term of 12 years ending in 2019 and to require that an appraisal be completed by a qualified appraiser to determine the market rate of the leases. The rental rate to be paid on these properties, after the acquisition of ISI, is limited to no more than 90% of the market rate determined by the third-party appraiser. Additional appraisals by a third-party appraiser are to be conducted every three years during the 12 year terms and the annual lease rate in the leases can increase at the time of these appraisals, but only to a level that does not to exceed 90% of the market rate determined by the third-party appraiser. Argyle has the right to purchase these three properties at any time, at the then current market value; however, the purchase price cannot be less than the value determined in the last appraisal preceding the effective date of the acquisition of ISI. During the three months ended March 31, 2008, the Company made lease payments of $72,000 under these leases.  See Note 9 for the remaining payments due under these leases.

In conjunction with the major refinancing of ISI in 2004, the majority stockholders formed a new company in 2004 (ISI*MCS, Ltd.) which was used as the contracting entity on all future bonded contracts. ISI transferred certain existing bonded contracts at their remaining contract values, and no gain or loss was recognized on the transfers to ISI*MCS, Ltd. at the time of its formation. All contracts of ISI*MCS, Ltd. were subcontracted to ISI for the full contract amount, less a 2% fee. AUSA recorded contract revenue based on the ISI*MCS, Ltd.’s contract amount, net of the 2% fee. Contract receivables from ISI*MCS, Ltd. at March 31, 2008 and December 31, 2007 totaled $10.2 million and $10.9 million, respectively, which is disclosed as contract receivables - related party on the face of the consolidated balance sheet since ISI*MCS, Ltd. is not consolidated in the balance sheet. Contract revenues reported by the Company from ISI*MCS, Ltd. were $6.9 million for the three months ended March 31, 2008.  ISI*MCS, Ltd. revenues reported by the predecessor (ISI) were $5.8 million for the three months ended March 31, 2007.  Argyle has agreed to indemnify the shareholders of ISI*MCS, Ltd. from claims brought by the bonding company against their personal guarantees for those contracts that have not been paid in full as of the closing of the merger. The merger agreement provides that these indemnification obligations will survive for a period of four years after the closing date of the merger and the obligations are not subject to cap, or maximum amount.

Subsequent to July 31, 2007, AUSA will receive 100% of the remaining contract amounts and ISI*MCS, Ltd. will forego its 2% fee. Remaining amounts to be billed on these contracts as of March 31, 2008 totaled $11.5 million. All future contracts, bonded and un-bonded, will be contracted directly by AUSA without involvement by ISI*MCS, Ltd.

Unsecured Debt — Related Party

As part of the ISI merger transaction, debt totaling $16.0 million was owed to a shareholder of ISI, of which $10.0 million was paid prior to its original terms. The shareholder became a shareholder of Argyle as part of the merger and holds 486,237 shares of Argyle common stock as of July 31, 2007 and as such, became a related party. At March 31, 2008 and December 31, 2007, the remaining debt to the shareholder (see Note 8) totaled $11.1 million and $6.0 million, respectively.

Note 20 — Segment Information

The Company’s segments are strategic business units that offer different products and services and are managed accordingly. Under GAAP segment reporting rules, management analyzes the various operating segments based on segment income before income taxes. During the first quarter of 2008, the Company changed its segment reporting to better align the Company’s recently acquired companies with its existing business units and its global and strategic direction.  This change resulted in ISI Detention and MSC Detention combining into the Corrections reportable segment and MCS Commercial into the Commercial reporting segment.  Segment information for the Predecessor for the three months ended March 31, 2007 has been restated to conform to current year presentation.  The customers and long-lived assets of the reportable segments are in the United States.

AUSA is a detention and commercial equipment contractor that specializes in turnkey installations, including design, engineering, supply, and installation of various detention equipment for correctional facilities and institutions. The work is performed under fixed-price contracts. The projects are located in various cities in the United States. The length of the contracts varies but is typically less than two years. AUSA also provides turnkey installations covering the full spectrum of electronic security and low voltage systems, including fire alarm, access control, closed circuit television, intercom, sound/paging, and other custom designed systems.

Argyle Corrections consists of all of our businesses in the corrections sector including ISI, Metroplex Control Systems (MCS) as well as Com-Tec Security LLC (Com-Tec) and Peterson Detention, Inc. (PDI).  Com-Tec and PDI were acquired in January 2008.  This segment includes:

• ISI (also referred to historically as ISI-Detention) designs, engineers, supplies, installs, and maintains a full array of detention systems and equipment, targeting correctional facilities throughout the United States;

• Metroplex Control Systems (also referred to historically as MCS-Detention) designs, engineers, supplies, installs and maintains complex, customized security, access control, video and electronic security control system solutions at correctional and government facilities;

• PDI is a full-service, turnkey solutions provider that manufactures high security metal barriers, high security observation window systems, detention furniture and accessories; and

• Com-Tec is an industry leader in the custom design and manufacture of electronic security and communications systems.

Argyle Corrections offers a complete array of electronic security system solutions revolving around electronic locking systems and hardware, security doors and frames, jail furniture, security glazing, and other security-based systems and specializes in turnkey installations for public- and privately-owned/operated detention facilities in designs, assembles, supplies, installs, and maintains access control, video, and integrated electronic control systems for correctional and government facilities throughout the United States. It also provides the above goods and services to detention market integrators, electrical contractors, and competitors of AUSA that lack their own in-house electronic solutions. Whether acting as prime contractor or as a subcontractor for projects spanning all levels of security, Corrections’ product offerings include security locking systems, security hollow metal doors and wall panels, security windows, security glass and glazing, security furnishings and accessories, design support, and full installation capabilities.

Argyle Commercial Security has built a parallel business to Corrections targeting commercial and industrial facilities.  Argyle Commercial Security group focuses on the commercial security sector and provides turnkey, electronic security systems to the commercial market. Currently, MCS Commercial Fire & Security is the only member of this segment and is referred to historically as MCS-Commercial.  Commercial currently operates out of its own San Antonio headquarters and five regional offices. The offices in Austin, Houston, and Denver resulted from acquisitions made by ISI.

		Predecessor (ISI)
	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2008	2007
Industry Segment (in thousands)
Revenues:
Corrections	$30,038	$9,970
Commercial	7,559	8,882
Corporate	—	—
Eliminations	—	—
Total	$37,597	$18,852
Operating income (loss):
Corrections	$1,610	$798
Commercial	(136)	402
Corporate	(1,852)	—
Eliminations	—	—
Total	$(378)	$1,200
Total assets:
Corrections	$99,920	$27,250
Commercial	5,752	4,818
Corporate	37,353	—
Eliminations	(34,158)	—
Total	$108,867	$32,068
Capital expenditures:
Corrections	$650	$414
Commercial	121	120
Corporate	10	—
Total	$781	$534

Note 21 — Supplemental Disclosures of Cash Flow Information

			Predecessor (ISI)
	Three Months Ended		Three Months Ended
	March 31,	March 31,	March 31,
	2008	2007	2007
Cash paid for interest	$489	$—	$—
Cash paid for income taxes	300	—	—
Supplemental schedule of non-cash investing activities:
Accrual for deferred transaction costs	$405	$174	$—
Supplemental schedule of non-cash financing activities:
Notes issued for acquisitions	$6,765	$—	$—
Accrual of offering costs	302	—	—

Note 22— Subsequent Events

In April 2008, the Company issued 18,750 shares of $0.0001 par value Series A Convertible Preferred Stock for aggregate proceeds of $15.0 million.  The preferred stock accrue dividends at a rate of 3% per annum and are convertible into 100 shares of the Company’s common stock at any time at the option of the holder at a conversion price of $8.00 per share.  Upon liquidation (voluntary or otherwise), dissolution, winding up or a change of control of the Company, holders of the Series A Preferred Stock will be entitle to receive, from the assets of the Company available for distribution, the greater of the original issue price plus accrued but unpaid dividends or the amount the holder would receive if all the Series A Preferred Stock were converted into shares of Common Stock.  Series A Convertible Preferred Stock holders have no voting rights.  The Series A Preferred Stock will be classified in Stockholders’ Equity on the Company’s Consolidated Balance Sheet.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Argyle Security, Inc.

We have audited the accompanying consolidated balance sheets of Argyle Security, Inc. (formerly Argyle Security Acquisition Corporation) (the Company)  as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Argyle Security, Inc. at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the financial statements, in 2007 the Company changed its method of accounting for income taxes.

/s/ Ernst & Young LLP

San Antonio, Texas
March 25, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Argyle Security, Inc.

We have audited the statements of operations and cash flows of Argyle Security, Inc. (formerly Argyle Security Acquisition Corporation) (a corporation in the development stage) for the period from June 22, 2005 (inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of its operations and its cash flows for the period from June 22, 2005 (inception) to December 31, 2005 in conformity with United States generally accepted accounting principles.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

February 3, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
ISI Detention Contracting Group, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of ISI Detention Contracting Group, Inc. and Subsidiaries as of December 31, 2006 and the related consolidated statements of operations and cash flows for the seven months ended July 31, 2007 and for the years ended December 31, 2006 and 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ISI Detention Contracting Group, Inc. and Subsidiaries as of December 31, 2006 and the results of their operations and their cash flows for the seven months ended July 31, 2007 and for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Padgett, Stratemann & Co., L.L.P.

San Antonio, Texas

October 30, 2007

REPORT OF MANAGEMENT ON INTERNAL CONTROLS OVER FINANCIAL REPORTING

To the Board of Directors and Stockholders

The management of Argyle Security, Inc. (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rule 13a-15(f) or 15d-15(f) under the Securities Exchange act of 1934. The Company’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Internal control over financial reporting, no matter how well designed, has inherent limitations. Therefore, internal controls over financial reporting determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007. In making this assessment, it used the criteria set forth in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). We have excluded from the scope of our assessment of internal control over financial reporting the operations and related assets of ISI, which we acquired on July 31, 2007.  At December 31, 2007 and for the period from July 31 through December 31, 2007, total assets, total assets less goodwill and net intangible assets, and total revenues subject to ISI’s internal control over financial reporting represented 94.9%, 49.4%, and 100.0% of Argyle’s consolidated total assets, total assets less goodwill and net intangible assets, and total revenues as of and for the year ended December 31, 2007.

Management’s assessment included an evaluation of the design of the Company’s internal controls over financial reporting and testing of the operational effectiveness of its internal controls over financial reporting.

Based on our assessment, management has determined that, as of December 31, 2007, the Company maintained effective internal control over financial reporting.  The annual report on internal control over financial reporting does not include an attestation report of the registrant’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the registrant to provide only management’s report in its annual report.

By: /s/ Bob Marbut
Bob Marbut
(Principal Executive Officer)

By: /s/ Don Neville
Donald Neville
(Principal Accounting and Financial Officer)

Dated: March 31, 2008

ARGYLE SECURITY, INC.
CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

			Predecessor (ISI)
	December 31,	December 31,	December 31,
	2007	2006	2006
Assets
Current assets:
Cash and cash equivalents	$3,556	$694	$359
Cash and cash equivalents, held in trust	—	29,453	—
Receivables:
Contract — net of allowance for doubtful accounts of $975 and $412 at December 31, 2007 and 2006, respectively	14,459	—	13,431
Contract receivables — related party	10,887	—	6,262
Other receivables — related party	42	—	—
Costs and estimated earnings in excess of billings on incomplete contracts	7,665	—	3,871
Intangible assets	2,959	—	—
Refundable income taxes	561	—	517
Other current assets	378	7	673
Deferred income taxes, net	—	28	—
Total current assets	40,507	30,182	25,113
Property and equipment, net	5,187	5	3,970
Goodwill	19,937	—	1,365
Intangible assets	15,146	—	—
Deposits, deferred transaction costs, and other assets	371	494	1,169
Total other assets	40,641	499	6,504
Total assets	$81,148	$30,681	$31,617

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$14,318	$743	$10,736
Accounts payable — related party	40	—	1,806
Billings in excess of costs and estimated earnings on incomplete contracts	5,733	—	6,005
Payable to redemptive shareholders	—	—	—
Notes and interest payable to stockholders	40	—	—
Deferred underwriting costs	—	1,162	—
Current portion of capitalized lease obligations	97	—	103
Current portion of long-term debt	81	—	406
Deferred income taxes, net	211	—	—
Total current liabilities	20,520	1,905	19,056
Long-Term Liabilities:
Deferred income taxes	6,095	—	248
Long-term debt — less current portion	15,965	—	18,569
Unsecured convertible debt — payable to parent	—	—	—
Long-term capitalized lease obligations — less current portion	1,904	—	1,972
Warrants, subject to redemption	—	—	5,019
Total long-term liabilities	23,964	—	25,808
Total liabilities	44,484	1,905	44,864
Common stock of Argyle Security, Inc. , subject to possible redemption — 764,627 shares at $7.50 per share	—	5,738	—
Deferred interest attributable to redemptive shares (net of taxes of $91)	—	176	—
Stockholders’ Equity
Preferred stock of Argyle Security, Inc. — $.0001 par value; 1,000,000 shares authorized; 0 shares issued and outstanding	—	—	—
Common stock of ISI Detention— $1 par value; 3,000 shares authorized; 105 shares issued and outstanding at December 31, 2006	—	—	—
Common stock of Argyle Security, Inc. — $.0001 par value; 89,000,000 shares authorized; shares issued and outstanding 5,879,342 at December 31, 2007 and 4,781,307 at December 31, 2006	1	—	—
Additional paid in capital	36,279	22,697	—
Accumulated earnings (deficit)	384	165	(13,247)
Total stockholders’ equity	36,664	22,862	(13,247)
Total liabilities and stockholders’ equity	$81,148	$30,681	$31,617

The accompanying notes are an integral part of these consolidated financial statements.

ARGYLE SECURITY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

			June 22, 2005
			(inception)
			through
	Year Ended December 31,		December 31,
	2007	2006	2005
Revenues:
Contract revenues	$24,341	$—	$—
Contract revenues — related party	15,048	—	—
Service and other revenues	4,664	—	—
Total revenues	44,053	—	—
Cost of revenues:
Contract costs	29,435	—	—
Service and other costs, including $1,400 of amortization of intangibles	4,585	—	—
Total cost of revenues	34,020	—	—
Gross profit	10,033	—	—
Operating expenses:
Salaries and related expenses, including stock-based compensation	3,891	131	—
Consulting fees and outside services	1,686	494	—
Depreciation	737	2	—
Other general and administrative expenses	2,943	397	8
Amortization of intangible assets	555	—	—
Total operating expenses	9,812	1,024	8
Operating income (loss)	221	(1,024)	(8)
Other income (expense):
Interest income	1,005	1,352	—
Interest expense	(838)	(64)	—
Total other income (expense)	167	1,288	—
Income (loss) before provision for income taxes	388	264	(8)
Provision for income taxes	169	91	—
Net income (loss)	219	173	(8)
Deferred interest, net of taxes, attributable to common stock subject to possible redemption	—	(176)	—
Net income (loss) allocable to holders of non-redeemable common stock	$219	$(3)	$(8)

Weighted-average number of shares of common stock outstanding:
Basic	5,187,086	4,477,861	937,500
Diluted	6,213,189	4,477,861	937,500
Net income (loss) per share:
Basic	$0.04	$0.04	$(0.01)
Diluted	$0.04	$0.04	$(0.01)
Weighted-average number of shares of common stock outstanding exclusive of shares subject to possible redemption:
Basic	5,187,086	3,773,985	937,500
Diluted	6,213,189	3,773,985	937,500
Net income (loss) per share exclusive of common stock and related deferred interest subject to possible redemption:
Basic	$0.04	$(0.00)	$(0.01)
Diluted	$0.04	$(0.00)	$(0.01)

The accompanying notes are an integral part of these consolidated financial statements.

ARGYLE SECURITY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Predecessor (ISI)
	January 1, 2007
	through	Year Ended December 31,
	July 31, 2007	2006	2005
Revenues:
Contract revenues	$19,948	$30,968	$20,905
Contract revenues — related party	16,740	19,855	14,476
Service and other revenues	6,446	6,929	3,853
Total revenues	43,134	57,752	39,234
Cost of revenues:
Contract costs	28,626	41,130	28,213
Service and other costs, including $0 amortization of intangibles	4,890	4,839	2,652
Total cost of revenues	33,516	45,969	30,865
Gross profit	9,618	11,783	8,369
Operating expenses:
Salaries and related expenses, including stock-based compensation	4,641	4,554	3,304
Consulting fees and outside services	194	405	418
Depreciation	475	641	652
Other general and administrative expenses	2,283	2,910	2,185
Amortization of intangible assets	203	349	349
Total operating expenses	7,796	8,860	6,908
Operating income (loss)	1,822	2,923	1,461
Other income (expense):
Interest income	4	211	8
Interest expense	(3,010)	(3,830)	(3,178)
Total other income (expense)	(3,006)	(3,619)	(3,170)
Income (loss) before provision for income taxes	(1,184)	(696)	(1,709)
Benefit for income taxes	(1,053)	(8)	(525)
Net income (loss)	$(131)	$(688)	$(1,184)

The accompanying notes are an integral part of these consolidated financial statements.

ARGYLE SECURITY, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands, except share data)

			Additional		Total
	Common Stock		Paid in	Accumulated	Stockholders’
	Shares	Amount	Capital	Earnings	Equity
Balance at December 31, 2005	937,500	$—	$25	$(8)	$17
Stock issuance at $8.00 per share	3,825,046	—	30,600	—	30,600
Expense of offerings	—	—	(2,145)	—	(2,145)
Proceeds subject to possible redemption of					—
764,627 shares and associated deferred interest	—	—	(5,914)	—	(5,914)
Stock based compensation	—	—	130	—	130
Officer and director option exercise	18,761	—	1	—	1
Net income	—	—	—	173	173
Balance at December 31, 2006	4,781,307	$—	$22,697	$165	$22,862

Repayment of redeeming stockholders	(211,965)	—	(1,661)	—	(1,661)
Stock issuance at $7.78 per share	1,180,000	1	9,180	—	9,181
Issuance of restricted stock	130,000	—	—	—	—
Deferred financing costs - warrants	—	—	93	—	93
Payment of underwriters fees	—	—	(103)	—	(103)
Release of redemptive reserves	—	—	5,736	—	5,736
Recognize deferred interest	—	—	101	—	101
Stock-based compensation	—	—	236	—	236
Net income	—	—	—	219	219
Balance at December 31, 2007	5,879,342	$1	$36,279	$384	$36,664

The accompanying notes are an integral part of these consolidated financial statements.

ARGYLE SECURITY, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

			June 22, 2005
			(inception)
			through
	Year Ended December 31,		December 31,
	2007	2006	2005
Cash flows from operating activities:
Net income (loss)	$219	$173	$(8)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Stock-based compensation	236	131	—
Amortization	2,048	—	—
Depreciation	734	2	—
Payment to ISI*MCS Ltd on behalf of ISI	(1,919)	—	—
Accrued interest on deferred underwriting costs	30	64	—
Interest earned on assets held in trust	(896)	(1,332)	—
Interest income released from the trust	—	600	—
Tax payments relapsed from the trust	149	—	—
Decrease (increase) in contract receivables	(3,535)	—	—
Decrease (increase) in related party contract receivables	(1,451)	—	—
Decrease (increase) in related party receivables	(3)	—	—
Decrease (increase) in costs and estimated earnings in excess of billings	(2,739)	—	—
Decrease (increase) in other assets	500	(10)	—
Increase (decrease) in accounts payable and accrued expenses	5,190	178	5
Increase (decrease) in deferred income taxes	(322)	91	—
Increase (decrease) in billings in excess of costs and estimated earnings	(2,681)	—	—
Net cash used in operating activities	$(4,440)	$(103)	$(3)

Cash flows from investing activities:
Purchase of investments held in trust	(171,372)	(318,720)	—
Maturity of investments held in trust	171,372	289,999	—
Acquisition of ISI, net of cash acquired	(17,260)	—	—
Purchase of property and equipment	(841)	(7)	—
Transaction costs	(1,967)	(58)	—
Increase / (decrease) in other assets	(16)	—	—
Net cash used in investing activities	$(20,084)	$(28,786)	$—

Cash flows from financing activities:
Gross proceeds from public offering and private placement	—	30,600	—
Offering costs	(7)	(873)	(167)
Proceeds from issuance and exercise of options	—	1	—
Receipt of funds held in trust	30,200	—	—
Investment banker fees paid	(1,370)	—	—
Repayment on borrowings	(12,942)	—	—
Proceeds from borrowings	13,220	—	—
Proceeds from notes payable and warrants to stockholders	300	—	155
Repayment of notes payable and warrants to stockholders	(300)	(155)	—
Redemption of common stock	(1,661)	—	—
Issuance of common stock	—	—	25
Payments on capital lease obligations	(54)	—	—
Net cash provided by financing activities	$27,386	$29,573	$13

Net increase (decrease) in cash and cash equivalents	$2,862	$684	$10
Cash and cash equivalents at beginning of year	694	10	—
Cash and cash equivalents at end of year	$3,556	$694	$10

The accompanying notes are an integral part of these consolidated financial statements.

ARGYLE SECURITY, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Predecessor (ISI)
	January 1, 2007
	through	Year Ended December 31,
	July 31, 2007	2006	2005
Cash flows from operating activities:
Net income (loss)	$(131)	$(688)	$(1,184)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Interest accretion and fair value adjustment on stock warrants	1,400	1,297	920
Depreciation	475	991	1,004
Stock appreciation rights	1,364	—	—
Loss on disposal of assets	—	(5)	—
Deferred income tax expense (benefit)	(1,190)	(7)	(78)
Decrease (increase) in contract receivables	(636)	(4,181)	(3,651)
Decrease (increase) in related party contract receivables	(3,174)	(3,935)	1,166
Decrease (increase) in other receivables	(131)	215	(192)
Decrease (increase) in costs and estimated earnings in excess of billings	(1,055)	(1,078)	(681)
Decrease (increase) in other assets	(368)	(156)	67
Increase (decrease) in accounts payable and accrued expenses	1,363	5,523	1,939
Increase (decrease) in related party accounts payable	—	6	302
Increase (decrease) in billings in excess of costs and estimated earnings	2,410	2,471	(296)
Net cash provided by (used in) operating activities	$327	$453	$(684)

Cash flows from investing activities:
Purchase of property and equipment	(1,004)	(764)	(298)
Proceeds from sale of property and equipment	—	7	—
Net cash used in investing activities	$(1,004)	$(757)	$(298)

Cash flows from financing activities:
Loan origination fees and other assets	240	(98)	(469)
Line of credit, net	2,686	507	22
Proceeds from Long-term borrowings	—	—	715
Net transaction costs	(624)	—	—
Payments on long-term borrowings and capital lease obligations	(542)	(162)	(178)
Net cash provided by financing activities	$1,760	$247	$90

Net increase (decrease) in cash and cash equivalents	$1,083	$(57)	$(892)
Cash and cash equivalents at beginning of year	359	416	1,308
Cash and cash equivalents at end of year	$1,442	$359	$416

The accompanying notes are an integral part of these consolidated financial statements.

ARGYLE SECURITY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

Note 1 — Basis of Presentation

Argyle Security, Inc. (formerly Argyle Security Acquisition Corporation) (the Company, we, us, our, or Argyle) was incorporated in Delaware in June 2005 as a blank check company formed to acquire, through merger, capital stock exchange, asset acquisition, or other similar business combination, a business in the security industry. On July 31, 2007, Argyle consummated its initial acquisition through the acquisition of 100% of the outstanding capital stock of ISI Detention Contracting Group, Inc. and its subsidiaries (ISI). Prior to the acquisition of ISI, Argyle had no operations and was considered a developmental stage enterprise. ISI is deemed to be a “predecessor” to the Company. As a result, the statements of operations and statements of cash flows of ISI for the period January 1, 2007 through July 31, 2007 and for the years ended December 31, 2006 and 2005 are presented for comparative purposes. The results of operations and cash flows on a consolidated basis subsequent to the acquisition of ISI are not comparative to the predecessor ISI results of operations and cash flows because the basis for the acquired assets and liabilities of ISI have been adjusted to fair value pursuant to Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations.

ISI is a detention equipment contractor that specializes in turnkey installations, including design, engineering, supply, and installation of various detention equipment for correctional facilities and institutions. The work is performed under fixed-price contracts. The projects are located in various cities in the United States. The length of the contracts varies but is typically less than two years. ISI also provides turnkey installations covering the full spectrum of electronic security and low voltage systems, including fire alarm, access control, closed circuit television, intercom, sound/paging, and other custom designed systems.

The accompanying financial statements of Argyle Security, Inc. include the accounts of the Company and all wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

The Company’s operations are classified into three reportable segments, described in further detail in Note 20.

In the 2006 annual report on Form 10-K, Argyle disclosed that declining cash available outside the trust account and the lack of assurance that the Company would be able to successfully complete a business combination within the required time frame raised substantial doubt about Argyle’s ability to continue as a going concern. With the completion of the ISI acquisition and release of funds held in trust, there is no longer substantial doubt about Argyle’s ability to continue as a going concern.

Pro Forma Results of Operations

The accompanying consolidated statements of operations only reflect the operating results of ISI following the date of acquisition and do not reflect the operating results of ISI prior to the acquisition. Following are pro forma unaudited results of operations for the Company for the years ended December 31, 2007 and 2006 assuming the acquisition of ISI occurred on January 1, 2007 and 2006, respectively:

ARGYLE SECURITY, INC.
NOTES TO CONSOLIDATE FINANCIAL STATEMENTS
December 31, 2007

Note 1 — Basis of Presentation — (continued)

Pro Forma Consolidated Statements of Operations
(Unaudited)

(in thousands, except share data)

	Year Ended December 31,
	2007	2006
Revenues:
Contract revenues	$44,288	$30,968
Contract revenues - related party	31,788	19,855
Service and other revenues	11,110	6,929
Total revenues	87,186	57,752
Cost of revenues:
Contract costs	58,061	41,130
Service and other costs, including amortization of intangibles ($3,361 for 2007 and 2006)	11,435	8,200
Total cost of revenues	69,496	49,330
Gross profit	17,690	8,422
Operating expenses:
Salaries & related, including stock-based compensation	8,882	5,573
Consulting fees and outside services	1,880	899
Depreciation	1,294	782
Other general and administrative expenses	4,192	3,875
Amortization of intangible assets	1,332	1,332
Total operating expenses	17,580	12,461
Operating income (loss)	110	(4,039)
Other income (expense):
Interest income	246	459
Interest expense	(1,703)	(1,501)
Total other income (expense)	(1,457)	(1,042)
Income (loss) before provision for income taxes	(1,347)	(5,081)
Benefit for income taxes	(1,093)	(1,497)
Net income (loss)	$(254)	$(3,584)

Weighted-average number of shares outstanding:
Basic	5,749,342	5,495,005
Diluted	5,749,342	5,495,005
Net income / (loss) per share:
Basic	$(0.04)	$(0.65)
Diluted	$(0.04)	$(0.65)

ARGYLE SECURITY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Note 1 — Basis of Presentation — (continued)

The Company derived the pro forma results of operations from (i) the audited consolidated financial statements of ISI from January 1, 2007 to July 31, 2007 (the date of the ISI acquisition) and (ii) the audited consolidated financial statements of the Company for the year ended December 31, 2007 and 2006. The pro forma results of operations are not necessarily indicative of results of operations that may have actually occurred had the merger taken place on the dates noted, or the future financial position or operating results of the Company or ISI. The pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable. The pro forma adjustments include adjustments for interest expense (relating primarily to interest on the $10.0 million of principal of the unsecured debt of a related party) and increased depreciation and amortization expense as a result of the application of the purchase method of accounting based on the fair values of the tangible and intangible assets of ISI. Additionally, the pro forma results of operations do not include approximately $1.4 million in non-recurring charges relating to the stock appreciation rights incurred in connection with the acquisition.

Note 2 — Background, Formation, and Summary of Significant Accounting Policies

Argyle completed a private placement (the Private Placement) in January 2006 and received net proceeds of approximately $0.9 million. Also in January 2006, the registration statement for Argyle’s initial public offering (Public Offering) was declared effective, and the net proceeds from the sale of Argyle’s units, after deducting certain offering expenses of approximately $2.4 million, including underwriting discounts of approximately $1.8 million, were approximately $28.2 million. Approximately $27.3 million of the proceeds from the Public Offering and the Private Placement were placed in a trust account for Argyle’s benefit. Except for $0.6 million in interest that was earned on the funds contained in the trust account and that was released to Argyle to be used as working capital, and the amounts released to Argyle for the payment of taxes, Argyle was not able to access the amounts held in the trust until it consummated a business combination. The amounts held outside of the trust account were used by Argyle to provide for business, legal, and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Prior to releasing the funds held in trust, the trust account contained $1.4 million reserved for the compensation of Argyle’s underwriters in its Public Offering which was paid to them upon completion of the business combination. All amounts held in trust were released at July 31, 2007 to fund the ISI acquisition.

On March 14, 2007, the underwriters from Argyle’s Public Offering agreed to forfeit any and all rights or claims to a pro-rata portion of the deferred underwriting costs and associated interest with respect to any shares of common stock redeemed in connection with any acquisition (see Note 16). In connection with the Public Offering and the Private Placement, Argyle’s officers and directors placed all the shares owned by them before the Private Placement and the Public Offering into an escrow account. Except in certain circumstances, the shares held in escrow may not be released prior to January 24, 2009.

As part of the ISI merger, public stockholders holding 211,965 of the aggregate number of shares sold in the Public Offering elected to redeem such shares (see Note 14). The per share redemption price was equal to $7.80 per share including interest earned thereon in the trust account, net of taxes payable, $0.6 million of interest income which was released from the trust account in September 2006 to fund our working capital, and amounts owed to the underwriter for the Private Placement (approximately $45,000 plus interest). Approximately $1.7 million was paid to redemptive shareholders in August of 2007.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents, and the carrying amounts approximate fair value.

ARGYLE SECURITY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Note 2 — Background, Formation, and Summary of Significant Accounting Policies — (continued)

Contracts Receivable

Contracts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is established as losses are estimated to have occurred through a provision for bad debts charged to earnings. Losses are charged against the allowance when management believes the uncollectibility of a receivable is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for doubtful accounts is evaluated on a regular basis by management and is based on historical experience and specifically identified questionable receivables. The evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Revenue Recognition

The Company receives its revenues primarily from performance of fixed-price construction contracts and from service sales.

Construction Contracts

Construction contracts are those as defined in the American Institute of Certified Public Accountants’ Statement of Position 81-1 (SOP 81-1), Accounting for Performance of Construction-Type and Certain Production-Type Contracts.

Most of the Company’s contracts extend over a period of 12 to 16 months, which is the period the Company considers to be its operating cycle. Such contracts generally provide that the customers accept completion of progress to date and compensate the Company for services rendered measured in terms of units installed, hours expended, or some other measure of progress. Revenues from construction contracts are recognized on the percentage-of-completion method in accordance with SOP 81-1. The Company recognizes revenue on signed contracts and change orders. The Company generally recognizes revenue on unsigned change orders where it has written notices to proceed from the customer and where collection is deemed probable. Percentage-of-completion for construction contracts is measured principally by the percentage of costs incurred and accrued to date for each contract to the estimated total costs for each contract at completion. The Company generally considers contracts to be substantially complete upon departure from the work site and acceptance by the customer. Contract costs include all direct material, labor, subcontract, equipment costs, related payroll taxes and insurance costs, and any other indirect costs related to contract performance. Changes in job performance, job conditions, estimated contract costs, profitability, and final contract settlements may result in revisions to costs and income and the effects of these revisions are recognized in the period in which the revisions are determined. Provisions for total estimated losses on incomplete contracts are made in the period in which such losses are determined.

Pre-contract costs are costs that are incurred for a specific anticipated contract and that will result in no future benefits unless the contract is obtained. Such costs are expensed as incurred.

The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on the Company’s experience with similar contracts in recent years, the retention balance at each balance sheet date will be collected within the subsequent fiscal year.

The current asset, “costs and estimated earnings in excess of billings on incomplete contracts,” represents revenues recognized in excess of amounts billed which management believes will be billed and collected within the subsequent year. The current liability, “billings in excess of costs and estimated earnings on incomplete contracts,” represents billings in excess of revenues recognized.

ARGYLE SECURITY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Note 2 — Background, Formation, and Summary of Significant Accounting Policies — (continued)

Service Sales

Service sale revenue are recognized when the services have been delivered to and accepted by the customer.  These are generally short-term projects which are evidenced by signed service agreements or customer work orders or purchase orders.  These sales agreements/customer orders generally provide for billing to customers based on time at quoted hourly or project rates plus costs of materials and supplies furnished by the Company.

Inventory

Inventory is valued at the lower of cost or market and consists primarily of finished goods. Costs of finished goods are determined using the average cost method. Inventory that was acquired from ISI has been stated at fair value at July 31, 2007; all subsequent purchases are recorded based on cost. At December 31, 2007, the Company’s inventory balance was $138,000, which is included in other current assets on the consolidated balance sheet.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation, except for the plant and equipment acquired in the ISI acquisition which has been recorded at fair value at July 31, 2007 (see Note 3); all subsequent purchases are recorded based on cost. Depreciation is calculated on the straight-line method.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate the carrying value of the asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, and the effects of obsolescence, demand, competition, and other economic factors.

Assets Held Under Capital Leases

Assets held under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the asset at the inception of the lease. Amortization expense is computed using the straight-line method over the shorter of the estimated useful life of the asset or the lease term. Assets held under capital leases that were acquired from ISI have been stated at fair value as of July 31, 2007.

Goodwill and Other Intangible Assets

Goodwill represents the excess of consideration paid over the fair value of net assets acquired in the business combination in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Goodwill and other indefinite-lived intangibles (trade name) are not amortized but are tested at least annually for impairment. The Company must recognize an impairment loss if, and to the extent that, goodwill exceeds fair value. The Company has determined that no impairment exists at December 31, 2007.

The Company has three primary reporting units that provide different services and products. Accordingly, goodwill was allocated to each. Management believes that the relationship between allocation of identified tangible and intangible assets to be in similar proportion to how goodwill is to be allocated among its reporting units. Accordingly, each reporting division was allocated its share of goodwill based upon its percentage of purchase price allocation related to identified tangible and intangible assets.

ARGYLE SECURITY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Note 2 — Background, Formation, and Summary of Significant Accounting Policies — (continued)

As a result, goodwill was allocated in the approximate percentages as follows: ISI Detention 18%; MCS Detention 49%; and MCS Commercial 33%.  These amounts are included in each reporting division’s segment reporting.

Intangible assets that have finite useful lives are amortized over their useful lives which range from 96 to 120 months for customer relationships and 12 to 16 months for backlog.

A summary of the activity in goodwill by segment is as follows (in thousands):

	ISI	MCS	MCS
	Detention	Detention	Commercial	Total
Balance December 31, 2006	$—	$—	$—	$—
Acquisitions	3,599	9,676	6,662	19,937
Balance December 31, 2007	$3,599	$9,676	$6,662	$19,937

A summary of the activity in goodwill by segment for predecessor (ISI) for the year ending December 31, 2006 is as follows (in thousands):

	ISI	MCS	MCS
	Detention	Detention	Commercial	Total
Balance December 31, 2005	$—	$876	$379	$1,255
Acquisitions	—	—	110	110
Balance December 31, 2006	$—	$876	$489	$1,365

Software Costs

Software costs represent internally-developed software that is proprietary to the Company and assists in its operations. According to Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, the costs of computer software developed or obtained for internal use are to be amortized on a straight-line basis unless another systematic and rational basis is more representative of the software’s use. Management does not believe there is another more rational basis and therefore the assets are amortized on the straight-line basis over a 36-month period.

Self Insurance

ISI is self-insured to certain limits under its group health and dental plans.  On an annual basis, the Company estimates its health insurance cost, for its self insured employee base at ISI, based upon expected health insurance claims for the current year. The insurance company which provides both the stop loss and total aggregate insurance coverages also provides the average or expected and maximum claims for each class. The average and maximum claims are based on the Company’s demographics and prior claim history. The Company uses the average claims history for the trailing twelve months as its basis for accruing health care cost.

ARGYLE SECURITY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Note 2 — Background, Formation, and Summary of Significant Accounting Policies — (continued)

Fair Value of Financial Instruments

The recorded values of financial instruments, including contracts receivable, other assets, and accounts payable, approximate fair value due to their short maturity. The carrying value of the revolving line of credit approximates fair value due to its variable interest rate. The recorded value of the long-term debt approximates fair value based on borrowing rates currently available to the Company for financing arrangements with similar terms and average maturities.

Income Taxes

The Company accounts for income taxes under the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred income taxes are recorded based on enacted statutory rates to reflect the tax consequences in future years of the differences between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax assets which will generate future tax benefits are recognized to the extent that realization of such benefits through future taxable earnings or alternative tax strategies in the foreseeable short-term future is more likely than not. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (FIN 48) on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements and requires the impact of a tax position to be recognized in the financial statements if that position is more likely than not of being sustained by the taxing authority. The adoption of FIN 48 did not have an effect on our consolidated financial position or results of operations.  The Company has applied the accounting provisions of FIN 48 to its tax positions and determined that no uncertain tax positions presently exist.

The Company would record any interest and penalties related to unrecognized tax benefits in income tax expense.

Reclassifications

Certain prior period predecessor balances have been reclassified to conform to the current period presentation.   The balance sheet includes a reclassification of unapplied cash that was in accounts payable and accrued liabilities to contract receivables for $1.0 million at December 31, 2006.  The balance sheet includes a reclassification of $0.3 million from accrued liabilities to prepaid assets.

Recently Issued Accounting Pronouncements

 In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of this standard relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company does not believe the adoption of the provisions of SFAS No. 157 will materially impact its consolidated financial position or results of operations.

ARGYLE SECURITY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Note 2 — Background, Formation, and Summary of Significant Accounting Policies — (continued)

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities. SFAS No. 159 permits all entities to choose to elect to measure eligible financial instruments at fair value. SFAS No. 159 applies to fiscal years beginning after November 15, 2007, with early adoption permitted for an entity that has also elected to apply the provisions of SFAS No. 157. The Company elected not to adopt the fair value option for valuation of those assets and liabilities which are eligible, therefore, there is no impact on our financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations—a replacement of FASB Statement No. 141, which significantly changes the principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement is effective prospectively, except for certain retrospective adjustments to deferred tax balances, for fiscal years beginning after December 15, 2008. We are currently evaluating the impact that SFAS No. 141(R) will have on our accounting for acquisitions prior to the effective date of the first fiscal year beginning after December 31, 2008.

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. SFAS 160 requires non-controlling interests held by parties other than the parent in subsidiaries be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. We are currently evaluating the impact SFAS No. 160 will have on our financial position and results of operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Contingencies

Certain conditions may exist as of the date of the consolidated balance sheet, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or its subsidiaries or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed in the notes to the consolidated financial statements.

ARGYLE SECURITY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Note 2 — Background, Formation, and Summary of Significant Accounting Policies — (continued)

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Concentrations of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk, as defined by SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk, consist primarily of contract receivables. No unaffiliated customer accounts for more than 10% of revenues. See Related-Party Transactions footnote (see Note 19) for discussion of transactions with ISI*MCS, Ltd.

Net Income (Loss) Per Share

Net income (loss) per share (basic) is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Net income (loss) per share (diluted) is calculated by adjusting the number of shares of common stock outstanding using the treasury stock method. Under the treasury stock method, an increase in the fair market value of the Company’s common stock results in a greater dilutive effect from outstanding warrants, options, restricted stock awards and convertible securities (common stock equivalents).

The following table reconciles the components of the basic and diluted net income (loss) per share:

			June 22, 2005
			(inception)
			through
	Year Ended December 31,		December 31,
	2007	2006	2005
Weighted average common shares outstanding - basic	5,187,086	4,477,861	937,500
Effect of convertible securities	1,026,103	—	—
Weighted average common shares outstanding - diluted	6,213,189	4,477,861	937,500

Stock options to acquire 125,000 shares and promissory notes convertible into 192,500 shares of common stock were excluded from the computation of diluted net income (loss) per share for the year ended December 31, 2007 as the effect of including them would have been anti-dilutive.

Note 3 — ISI Acquisition

On July 31, 2007, following the stockholder approval and pursuant to the terms of the merger agreement, Argyle acquired all of the assets and liabilities of ISI. The acquisition was accounted for in accordance with the provisions of SFAS No. 141 and 142. As a result of the merger, ISI became a wholly owned subsidiary of Argyle. See Note 1 and Note 20 for a description of ISI operations.

ARGYLE SECURITY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Note 3 — ISI Acquisition — (continued)

At the closing of the merger, the following consideration was paid by the Company to the stockholders and debt holders of ISI:

•       $18.6 million in cash;

•       1,180,000 shares of common stock of Argyle (valued at approximately $9.2 million); and

•       $1.9 million of unsecured promissory notes convertible into shares of common stock of the Company at a conversion price of $10 per share.

The value of Argyle common stock issued as merger consideration is based on the average closing price of Argyle’s common stock for the two days prior to, including the day of, and two days subsequent to the second amendment to the merger agreement resulting in the final negotiated purchase price (June 29, 2007) of $7.78. Based on the cash paid, common stock and convertible promissory note issued, and capitalized merger transaction costs of $2.7 million, the transaction was valued for accounting purposes at $32.4 million.

The acquisition of ISI is accounted for as a business combination in accordance with SFAS No. 141 with Argyle as the acquirer. Under the purchase method of accounting, the assets acquired and liabilities assumed are recorded as of the acquisition date at their respective fair values, and added to those of Argyle. The following table summarizes the estimated fair value of assets acquired and the liabilities assumed and related deferred income taxes at the date of the acquisition.

All amounts below are depicted (in thousands):

Current assets	$27,962
Property and equipment	4,915
Goodwill	19,937
Customer relationships	11,625
Customer backlog	4,359
Trade name	3,776
Software	300
Deposits and other assets	229
Total assets acquired	73,103
Current liabilities	(17,316)
Deferred income taxes	(6,701)
Debt	(13,681)
Obligations under capital leases	(2,055)
Other liabilities	(991)
Total liabilities assumed	(40,744)
Net assets acquired	$32,359

ARGYLE SECURITY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Note 3 — ISI Acquisition — (continued)

The primary reasons for the acquisition were the physical security solutions to commercial, governmental, and correctional customers provided by ISI. As a security solutions provider, ISI has the ability to interview a customer, assess needs, and determine solutions within the customer’s budget. The security systems provided to customers are fully integrated security systems. Using its expertise, ISI develops security systems specific to each customer’s needs. Most hardware and software is purchased from third parties or involves ISI’s own proprietary software. ISI does not manufacture any products. ISI makes these disparate systems effectively communicate, react, and work together. This communication is made possible because of the proprietary development software that ISI has created. ISI does not sell or license this software. ISI customers get “one-stop” shopping for customized solutions to their physical security needs. The customer can look to ISI as the sole source for the solution to all of its physical security needs, even if those needs require hardware and software from many different manufacturers.

The purchased intangibles and goodwill are not deductible for tax purposes. However, purchase accounting allows for the establishment of deferred tax liabilities on purchased intangibles (other than goodwill), which will be reflected as a tax benefit on our future consolidated statements of income in proportion to and over the amortization period of related intangible assets.

We have not identified any material unrecorded pre-acquisition contingencies where the related asset, liability, or impairment is probable and the amount can be reasonably estimated. Prior to the end of the one-year purchase price allocation period, if information becomes available that would indicate it is probable that such events had occurred and the amounts can be reasonably estimated, such items will be included in the final purchase price allocation and may adjust goodwill.  During the fourth quarter of 2007, the Company increased goodwill by $174,000,  as a result of $103,000 of additional transaction costs ($58,000 in investment banker fees and $45,000 in accounting and legal fees), a $69,000 increase in current liabilities and a $72,000 increase in income taxes offset by a $70,000 decrease in current assets.

Note 4 — Contract Receivables

Contract receivables consist of the following (in thousands):

		Predecessor
		(ISI)
	December 31,	December 31,
	2007	2006
Completed contracts and contracts in progress	$12,126	$11,475
Retainage	2,333	1,956
Completed contracts and contracts in progress - related parties	8,468	4,669
Retainage - related parties	2,419	1,593
Contract receivables	$25,346	$19,693

ARGYLE SECURITY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Note 5 — Costs and Estimated Earnings on Incomplete Contracts and Backlog Information

Costs and estimated earnings on incomplete contracts and backlog information are as follows (in thousands):

		Predecessor
		(ISI)
	December 31,	December 31,
	2007	2006
Amended contract amount	$196,030	$137,847
Revenue recognized to date	109,179	71,592
Unearned contract amount - backlog	$86,851	$66,254
Costs incurred to date	$89,863	$60,946
Estimated costs to complete	70,496	55,359
Estimated total cost	$160,359	$116,305
Billings to date	$109,658	$72,946
Costs and estimated earnings in excess of billings on incomplete contracts	$7,665	$3,871
Billing in excess of costs and estimated earnings on incomplete contracts	$5,733	$6,005

Backlog is the aggregate contract amount less revenue recognized using percentage-of-completion accounting as described in Note 2 of these consolidated financial statements. The Company recognizes as backlog only those contracts on which it has received signed contracts or executed letters of intent to award a contract from its customers. The Company also verifies funding is in place on the contracts prior to inclusion in backlog.

The various subsidiary companies often function as subcontractors to other subsidiary companies. The above schedule is computed on a consolidated basis. Intercompany contract amounts and billings have been eliminated, and costs and estimated earnings in excess of billings and billings in excess of costs and estimated earnings have been recomputed based on actual combined costs of the companies.

Note 6 — Property and Equipment

Property and equipment consists of the following (in thousands):

				Predecessor
	Estimated			(ISI)
	Useful Lives	December 31,		December 31,
	In Years	2007	2006	2006
Buildings	10 - 40	1,888	—	2,278
Leasehold improvements	12	593	—	479
Furniture, fixtures and equipment	3 - 10	1,254	7	2,492
Vehicles	3 - 7	2,188	—	2,047
		5,923	7	7,296
Less - accumulated depreciation		736	2	3,326
Property and equipment, net		$5,187	$5	$3,970

Depreciation expense relating to property and equipment was $0.7 million and $2,000 for the years ended December 31, 2007 and 2006, respectively.  Depreciation and amortization expense was $0.5 million, $1.0 million and $1.0 million for the Predecessor period January 1, 2007 through July 31, 2007 and for the years ended December 31, 2006 and 2005, respectively.

ARGYLE SECURITY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Note 7 — Intangible Assets and Other Assets

At December 31, 2007, intangible assets consisted of the following (in thousands):

	Gross Carrying	Accumulated	Net Carrying	Weighted Average
	Amount	Amortization	Amount	Amortization Period
Amortizable Intangible Assets:
Customer relationships	$11,625	$513	$11,112	114 months
Customer backlog	4,359	1,400	2,959	16 months
Software	300	42	258	36 months
	$16,284	$1,955	$14,329
Unamortizable Intangible Assets:
Trade name	$3,776	$—	$3,776

Amortization expense was $2.0 million for the year ended December 31, 2007.  As of December 31, 2007, intangible assets not subject to amortization included trade names of $3.8 million. Estimated amortization expense for the next five years and thereafter is as follows (in thousands):

Years ending December 31:
2008	$4,291
2009	1,332
2010	1,291
2011	1,232
2012	1,232
Thereafter	4,951
$14,329

Predecessor (ISI) December 31, 2006 deposits, deferred transaction costs, and other assets are shown net of accumulated amortization of $0.7 million.

Note 8 — Long-Term Debt

Notes payable and long-term debt consists of the following (in thousands):

		Predecessor
		(ISI)
	December 31,	December 31,
Collateral	2007	2006
Notes payable:
Vehicles and equipment	$190	$470
Unsecured debt - related party	5,952	13,448
Unsecured convertible debt - stockholders	1,925	—
Unsecured debt - stockholders	—	98
Line of credit	7,979	4,959
	$16,046	$18,975
Less - current maturities	81	406
Long term debt	$15,965	$18,569

ARGYLE SECURITY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Note 8 — Long-Term Debt — (continued)

Vehicles and Equipment

Amounts include notes related to Company vehicles and various equipment lines. Vehicle and equipment notes are staggered in regards to their maturity, each amortizing over 36 — 48 month periods.  Interest rates on the individual notes range from fixed rate of 7% up to Prime plus 1.0%. Included with the equipment is a note related to the phone system with a fixed rate of interest at 9.0% which matures in 2008.  The weighted average interest rate for these borrowings was 8.2% and 9.6% at December 31, 2007 and December 31, 2006 (predecessor).

Unsecured Debt — Related Party

All notes are unsecured and subordinated to the line of credit facility. The unsecured note agreement contains prepayment options with prepayment penalties. Interest accrues at 11.58% per annum and is payable quarterly. The total debt of $6.0 million is due and payable in one single payment on January 31, 2010. There are both financial and restrictive covenants associated with the note agreement. As of December 31, 2007, the Company was in compliance with all covenants.

Predecessor (ISI) received proceeds received from the lender during 2004 totaling $15.3 million, $11.3 million of which was allocated to debt and $4.0 million to common stock warrants based on an assessment of fair values.  The total debt of $15.3 million was due and payable in one single payment in October 2011.  The note payable discount of $4.0 million was accreted as interest expense on the effective interest rate method based on the 2011 maturity date.  Total accretion recognized by Predecessor (ISI) for each of the years ended December 31, 2006, 2005, and 2004 was $0.7 million, $0.7 million, and $110,136 respectively.

Additional funds totaling $0.7 million were advanced from the lender during 2005 for the purchase of a company in a similar line of business.

The lender warrants were for 52.4532 shares of common stock, which equated to giving the warrant holder 30% of the Company’s shares after exercise of the warrant.  Subsequent issuances of stockholder appreciation rights to key employees caused the percentage to be diluted to 29.1%.  The warrants had an exercise price of $1.00 per share and was exercisable in whole or in part at any time through October 2014.  The warrants contained put privileges, effective October 2011 or prior to that date upon the occurrence of certain events, which could cause settlement in cash versus Company shares; therefore, the warrants was recorded as a liability.  Determination of the put price was based on the greater of five times earnings before income tax, depreciation, and amortization plus cash positions of the Company or market value of the Company.

The warrants were exercised in 2007 in conjunction with Argyle’s acquisition of ISI.

Unsecured Convertible Debt — Stockholders

As part of the merger consideration, the Company issued unsecured convertible debt to the stockholders in the amount of $1.9 million which bears interest at 5% per annum, paid semiannually. The notes mature five years from the date of issuance on July 31, 2012. The notes may be converted in whole or in part into shares of the Company’s common stock at the election of the note holder at a share price of $10.00 any time after January 1, 2008. The debt may be redeemed by the Company at $10.00 per share any time after January 1, 2009.

ARGYLE SECURITY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Note 8 — Long-Term Debt — (continued)

Unsecured Debt — Stockholders

In April 2007, Argyle’s officers and directors, an affiliate of Argyle’s Chairman and Co-Chief Executive Officer, and certain of Argyle’s consultants, pursuant to a note and warrant acquisition agreement, loaned Argyle an aggregate of $0.3 million and in exchange received promissory notes in the aggregate principal amount of $0.3 million and warrants to purchase an aggregate of 37,500 shares of Argyle’s common stock. The warrants are exercisable at $5.50 per share of common stock and expire on January 24, 2011.

The warrants also may be exercised on a net-share basis by the holders of the warrants. The Company has estimated, based upon a Black-Scholes model, that the fair value of the warrants on the date of issue was approximately $2.48 per warrant (a total value of approximately $93,000) using an expected life of 2 years, volatility of 2.39%, and a risk-free rate of 5%. However, because the Company’s warrants have a limited trading history, the volatility assumption was based on information currently available to management. The promissory notes had an interest at a rate of 4% per year and were repayable 30 days after the consummation of a business combination. The notes and the associated accrued interest were paid in full in August 2007.

In November 2005 Sam Youngblood and Don Carr loaned $66,000 and $32,000, respectively to ISI (predecessor) to acquire a company in a similar line of business (IPI).  The notes were to mature in October 2011 and bear interest rate of 12% per annum to be paid quarterly.   The loans were repaid in 2007 as part of the purchase price consideration paid by Argyle for ISI.

Line of Credit Facility

At December 31, 2007, the Company had a line of credit facility totaling $9.0 million. The line of credit is secured by all tangible and intangible assets of ISI excluding vehicles. The line calls for all accounts receivable collections to be deposited directly to a lockbox. Interest is payable quarterly and is calculated at the lender’s base rate (greater of prime or federal funds rate) plus 0.5% or 350 basis points in excess of LIBOR for the applicable period. The outstanding balance on the line at December 31, 2007 was $8.0 million due December 31, 2009 (extended to 2010 in January 2008 as described below) with an interest rate of prime plus 0.5%. The weighted average interest rate for 2007 was 7.2%.  The agreement contains both financial and restrictive covenants, including a restriction on the payment of dividends. At December 31, 2007, the Company was in compliance with such covenants. The Company has agreed to pay an annual commitment fee of 0.5% per year on the unused borrowing capacity, which was $1.0 million at December 31, 2007. In January 2008, the Company increased its line of credit facility to $12.0 million and added a new acquisition loan facility in the amount of $4.3 million.  The line of credit facility matures in January 2010 and the acquisition loan facility matures in June 2011.

Aggregate maturities required on all debt at December 31, 2007 are as follows (in thousand):

Year Ending December 31:
2008	$81
2009	48
2010	15,901
2011	16
2012	—
Thereafter	—
$16,046

At December 31, 2006, the predecessor (ISI) had an outstanding balance of $5.0 million on its line of credit facility.

ARGYLE SECURITY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Note 9 — Capital Leases

ISI sold its owner-occupied real estate to a partnership owned by ISI’s stockholders during 2004 and entered into a leaseback of the properties with the partnership. ISI entered into a second lease on another property owned by the same partnership in 2006. Both leases were triple net leases. A triple net lease is a lease agreement on a property where the tenant or lessee agrees to pay all real estate taxes, building insurance, and maintenance (the three ‘Nets’) on the property in addition to any normal fees that are expected under the agreement (rent, etc.). In such a lease, the tenant or lessee is responsible for all costs associated with repairs or replacement of the structural building elements of the property.

The terms of the aforementioned leases were modified on July 31, 2007 to extend the expiration date from 2018 to 2019. The modification did not materially affect the carrying value of the assets or related liabilities recorded in the accompanying consolidated balance sheet.

The following is a summary of leased property, included in property and equipment, in the accompanying consolidated financial statements:

		Predecessor
		(ISI)
	December 31,	December 31,
Collateral	2007	2006
Buildings	$1,888	$2,278
Less accumulated amortization	(69)	(346)
Net	$1,819	$1,932

The Company reassessed these leases for proper classification under SFAS No. 13, Accounting for Leases, and determined they remain properly classified as capital leases. The following is a schedule by years of future minimum lease payments under capital leases together with the present value of net minimum lease payments at December 31, 2007:

Year Ending December 31:
2008	$288
2009	288
2010	288
2011	288
2012	288
Thereafter	1,917
Future minimum lease payments	$3,357
Less - amount of minimum lease payments attributable to interest	(1,356)
Present value of net minimum lease payments	$2,001
Current portion of capitalized lease obligations	$97
Long-term portion of capitalized lease obligations	1,904
$2,001

ARGYLE SECURITY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Note 10 — Commitments

The Company leases office space and equipment under operating leases expiring through 2011.   The corporate office lease space of Argyle expired as of July 31, 2007 and Argyle operated under a month-to-month lease arrangement until it was renewed in January 2008.  The new lease expands the space from approximately 2,500 square feet to 6,500 square feet for a total expense in 2008 of $121,000.  Rental expense was $193,000, and $61,000 for the years ended December 31, 2007 and 2006, respectively, and $185,000 for the seven months ended July 31, 2007 (Predecessor) and $190,000 and $155,000 for the years ended December 31, 2006 and 2005, respectively (Predecessor).

Minimum rental commitments at December 31, 2007 are as follows (in thousands):

Year Ending December 31:
2008	$211
2009	130
2010	89
2011	46
2012	6
Thereafter	—
Total commitment outstanding	$482

In August 2007 the Company entered into a letter of credit facility with a financial institution. The letter of credit may not exceed $500,000. The facility requires a 1% annual commitment fee on the unused portion of the letter of credit facility and is paid quarterly

Note 11 — Self Insurance

ISI is self-insured to certain limits under its group health and dental plans. Stop-loss coverage is provided for claims above $75,000 per employee up to a maximum $0.9 million. Operations are charged with the cost of claims reported and an estimate of claims incurred but not reported based on prior experience. The determination of such claims and expenses and the appropriateness of the related liability are continually reviewed and updated. Total claims payable and claims incurred but not reported were $0.3 million at December 31, 2007 and $0.3 million at December 31, 2006 for the Predecessor. ISI has not yet met its stop-loss limit for 2007.

Note 12 — Offerings

Public Offering

In January 2006, Argyle sold 3,700,046 units (which included 75,046 units sold by the underwriters pursuant to a partial exercise of their over-allotment option) to the public at a price of $8.00 per unit. Each unit consists of one share of the Company’s common stock, $0.0001 par value, and one redeemable common stock purchase warrant (warrant). Each warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.50 and expiring January 24, 2011. The warrants are redeemable by the Company at a price of $.01 per warrant upon 30 days’ notice, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30-trading-day period ending three business days before a notice of redemption is delivered.

Private Placement

In January 2006, Argyle sold to its officers an aggregate of 125,000 units identical to the units sold in the Public Offering at a price of $8.00 per unit.

ARGYLE SECURITY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Note 13 — Common Stock Reserved for Issuance

As of December 31, 2007, 3,987,546 shares of common stock were reserved for issuance upon exercise of redeemable warrants and options. In addition, 375,000 shares of common stock were reserved for issuance pursuant to the underwriters’ unit purchase option described in Note 17. In addition to the 3,285,046 warrants issued as part of the private placement and public offering, warrants were issued in connection with the April 2007 notes to stockholders entitling the holder to exercise the warrants for a total of 37,500 shares of stock. In 2007, the company granted certain employees incentive stock options (ISOs) and non-qualified stock options entitling the holder to exercise options for a total of 125,000 shares of stock and 130,000 shares of restricted stock (see Note 17).

Note 14 — Redemptive Status of Common Stock

The registration statement for Argyle’s initial public offering indicated that, after signing a definitive agreement for the acquisition of a target business, Argyle would submit such transaction for stockholder approval. Based on the votes submitted, 211,965 shares voted against the proposed ISI business combination and sought to be redeemed for cash. As a result, $1.7 million of net proceeds from the initial public offering which included interest was redeemed to stockholders in August 2007. The 211,965 shares of common stock were cancelled as of August 2007.

Note 15 — Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting, and other rights and preferences, as may be determined from time to time by the Board of Directors. No shares of preferred stock are currently issued or outstanding.

In connection with the merger, and immediately prior to the merger, one of ISI’s unsecured debt holders converted $10.0 million of long-term debt with ISI into shares of ISI preferred stock. Upon closing of the purchase of ISI, the same debt holder received $10.0 million for the preferred stock of ISI.

Note 16 — Agreement with Underwriters

In March 2007, the underwriters from Argyle’s Public Offering agreed to forfeit any and all rights or claims to a pro-rata portion of the deferred underwriting costs and associated accrued interest with respect to any shares of common stock that are redeemed in connection with the proposed acquisition. This fee was charged against additional paid-in capital and was payable upon a successful business combination. Based on the redemption of 211,965 shares, $80,000 related to these waived underwriter fees were paid to redemptive stockholders. Upon closing of the purchase of ISI, Argyle paid approximately $1.4 million for services performed related to Argyle’s Public Offering.

Note 17 — Stockholders’ Equity and Stock-Based Compensation

On January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share Based Payment. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Following is a description of the various grants made and the impact to the financial statements.

ARGYLE SECURITY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Note 17 — Stockholders’ Equity and Stock-Based Compensation — (continued)

2005 — 2006 Options

In July 2005, Argyle granted to its officers, directors, and their respective affiliates certain options, which were exercisable only in the event the underwriters exercised the over-allotment option, to purchase that number of shares enabling them to maintain their 20% ownership interest in the Company (without taking into account the units they purchased in the private placement). The measurement date was deemed to be January 30, 2006, the date the over-allotment was exercised because the number of options to be issued was not known until that date.

In January 2006, the underwriters exercised a portion of the over-allotment option in the amount of 75,046 units. In February 2006, the officers and directors exercised their options and purchased 18,761 units for an aggregate cost of $507 (or $0.027 per share). The compensation cost, recorded in operating expenses, resulting from these share-based payments was $130,632 at January 30, 2006, using the Black-Scholes pricing model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The fair value of the options was estimated at the measurement date using the assumptions of weighted-average volatility factor of 0.10; no expected dividend payments; weighted-average risk-free interest rate of 5%; and a weighted-average expected life of 0.13 years.

The fair value of each option was $6.99 per share. All options vested immediately at the measurement date and no further options may be exercised. Compensation expense was recognized immediately and recorded as an operating expense for the year ended December 31, 2006.

Underwriter Options

Argyle sold to its underwriters options to purchase up to an aggregate of 187,500 units for $100. The units issuable upon exercise of these options are identical to those sold in the Public Offering. These options are exercisable at $8.80 per unit and expiring January 24, 2011. The options to purchase the 187,500 units and the Securities underlying such units were deemed compensation by the National Association of Securities Dealers (NASD) and were therefore subject to a 180-day lock-up pursuant to Rule 2710(g) (1) of the NASD Conduct Rules.

Argyle accounted for these purchase options as a cost of raising capital and included the instrument as equity in its consolidated balance sheet. Accordingly, there is no net impact on Argyle’s financial position or results of operations, except for the recording of the $100 proceeds from the sale. Argyle has estimated, based upon a Black-Scholes model, that the fair value of the purchase options on the date of sale was approximately $3.40 per unit, (a total value of approximately $0.6 million) using an expected life of five years, volatility of 44%, and a risk-free rate of 5%. However, because Argyle’s units did not have a trading history, the volatility assumption was based on information currently available to management. The volatility estimate was derived using historical data of public companies in the proposed industry. Argyle believes the volatility estimate calculated from these companies was a reasonable benchmark to use in estimating the expected volatility of our units; however, the use of an index to estimate volatility may not necessarily be representative of the volatility of the underlying securities.

ARGYLE SECURITY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Note 17 — Stockholders’ Equity and Stock-Based Compensation — (continued)

2007 Incentive Plan

The 2007 Omnibus Securities and Incentive Plan provides for the grant of distribution equivalent rights, incentive stock options, nonqualified stock options, performance share awards, performance unit awards, restricted stock awards, stock appreciation rights, tandem stock appreciation rights, and unrestricted stock awards for an aggregate of not more than 1,000,000 shares of Argyle’s common stock, to directors, officers, employees, and consultants of Argyle or its affiliates. If any award expires, is cancelled, or terminates unexercised or is forfeited, the number of shares subject thereto, if any, is again available for grant under the 2007 Incentive Plan. The number of shares of common stock, with respect to which stock options or stock appreciation rights may be granted to a participant under the 2007 Incentive Plan in any calendar year, cannot exceed 150,000.

Except as provided in the 2007 Incentive Plan, awards granted under the 2007 Incentive Plan are not transferable and may be exercised only by the participant or by the participant’s guardian or legal representative. Each award agreement will specify, among other things, the effect on an award of the disability, death, retirement, authorized leave of absence or other termination of employment of the participant. Argyle may require a participant to pay Argyle the amount of any required withholding in connection with the grant, vesting, exercise, or disposition of an award. A participant is not considered a stockholder with respect to the shares underlying an award until the shares are issued to the participant.

Restricted Stock

In 2007, the Company issued 130,000 shares of restricted stock under the 2007 Incentive Plan.  These awards vest one-third on December 31 of each of 2008, 2009 and 2010.

The following table summarizes the restricted stock activity under the 2007 Incentive Plan:

Average
		Weighted	Remaining
		Average Fair	Vesting
	Number of	Value	Term
Restricted Stock	Shares	Per Share	(Years)
Nonvested at December 31, 2006	—	$—
Granted	130,000	7.39
Vested	—	—
Forfeited	—	—
Nonvested at December 31, 2007	130,000	$7.39	3.0
Expected to vest at December 31, 2007	130,000	$7.39	3.0
Vested at December 31, 2007	—	$—	—

During the year ended December 31, 2007, the Company recognized $189,000 in compensation expense, net of tax benefit of $64,000, related to the Company’s issuance of restricted stock.  As of December 31, 2007, there was $772,000 of unrecognized compensation costs, net of estimated forfeitures, related to the Company’s non-vested restricted stock, which is expected to be recognized over a weighted average period of 3 years.

ARGYLE SECURITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

Note 17 — Stockholders’ Equity and Stock-Based Compensation — (continued)

Performance Share Awards

In 2007, the Company issued 115,000 shares of performance awards under the 2007 Incentive Plan.  These awards vest on December 31, 2010 if certain performance goals to be determined by the Board of Directors are achieved.  The Company has not estimated the fair value of the performance share awards as the performance goals have not yet been determined by the Board of Directors.  No compensation expense was recognized during the year ended December 31, 2007 related to the performance share awards.

The following table summarizes the performance unit activity under the 2007 Incentive Plan:

Average
		Weighted	Remaining
		Average Fair	Vesting	Average
	Number of	Value	Term	Intrinsic
Performance Units	Units	Per Unit	(Years)	Value
Nonvested at December 31, 2006	—	$—
Granted	115,000	—
Vested	—	—
Forfeited	—	—
Nonvested at December 31, 2007	115,000	$—	3.0	$—
Expected to vest at December 31, 2007	115,000	$—	3.0	$—
Vested at December 31, 2007	—	$—	—	$—

Incentive and Nonqualified Stock Options

In 2007, the Company awarded a grant of 125,000 stock options to various employees, of which 91,000 were ISO and 34,000 were non-qualified. The options have a strike price of $7.80 and vest December 31 in three equal tranches on each of 2008, 2009 and 2010.

The following table summarizes the stock option activity under the 2007 Incentive Plan:

Average
		Weighted	Remaining
		Average Exercise	Vesting	Average
	Number of	Price	Term	Intrinsic
Stock Options	Shares	Per Share	(Years)	Value
Outstanding at December 31, 2006	—	$—
Granted	125,000	7.80
Exercised	—	—
Forfeited	—	—
Outstanding at December 31, 2007	125,000	$7.80	3.0	$—
Vested and expected to vest at December 31, 2007	125,000	$7.80	3.0	$—
Exercisable at December 31, 2007	—	$—	—	$—

ARGYLE SECURITY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Note 17 — Stockholders’ Equity and Stock-Based Compensation — (continued)

The Company has estimated, based upon a Black-Scholes model, that the fair value of the stock options on the date of grant was approximately $2.10 per unit, (a total value of approximately $0.3 million), using an expected life of three years, volatility of 49%, and a risk-free rate of 4%. However, because the shares did not have a trading history, the volatility assumption was based on information currently available to management. The volatility estimate was derived using historical data of public companies in the related industry. The Company believes the volatility estimate calculated from these companies was a reasonable benchmark to use in estimating the expected volatility of our units; however, the use of an index to estimate volatility may not necessarily be representative of the volatility of the underlying securities.

During the year ended December 31, 2007, the Company recognized $47,000 in compensation expense, net of tax benefit of $16,000, related to the Company’s stock options.  As of December 31, 2007, there was $215,000 of unrecognized compensation costs, net of estimated forfeitures, related to the Company’s non-vested stock options, which is expected to be recognized over a weighted average period of 3 years.

Predecessor (ISI) Stockholder Appreciation Rights

Predecessor (ISI) made verbal agreements with certain key employees to provide incentive compensation for enhancement of Company and stockholder value and to share in the future economic success of the Company.  Under these agreements, the Company committed to issue common stock shares to key employees if the Company was sold or merged, the employees were employed by the Company at the time of sale, and the sale price of the Company exceeds $6.0 million.  The shares were to be issued immediately prior to the sale or merger and the rights terminate at issuance of the stock. (Stock was issued in conjunction with Argyle acquisition of ISI).

In accordance with EITF No. 96-5, Recognition of Liabilities for Contractual Termination Benefits or Changing Benefit Plan Assumptions in Anticipation of a Business Combination, compensation cost will be recognized when a business combination has been consummated.

Common shares committed to the employees at December 31, 2006 were estimated to have a fair value of $0.6 million.

ARGYLE SECURITY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Note 18 — Income Taxes

A reconciliation of income taxes at the U.S. federal statutory rate to the effective tax rate follows (in thousands):

				Predecessor (ISI)
			Inception Through December 31, 2005	January 1, Through July 31, 2007

	Years Ended December 31,				Years Ended December 31,
	2007	2006			2006	2005
Taxes at federal statutory rate	$132	$90	$(3)	(402)	$(234)	$(581)
Increase (decrease) resulting from:
Permanent differences	(2)	—	—	(609)	213	101
Change in valuation allowance	—	(3)	3	10	22	(22)
Long-term contract adjustments	39	—	—	—	(20)	(25)
State income tax, net of federal tax benefit	—	—	—	52	—	—
Other	—	4	—	(104)	12	2
Tax expense (benefit)	$169	$91	$—	$(1,053)	$(7)	$(525)

The provision for income tax is comprised of the following (in thousands):

				Predecessor (ISI)
			Inception Through December 31, 2005	January 1, Through July 31, 2007

	Years Ended December 31,				Years Ended December 31,
	2007	2006			2006	2005
Federal:
Current	$308	$119	$—	$53	$—	$(450)
Deferred	(215)	(28)	—	(1,065)	(7)	(78)
Total	$93	$91	$—	$(1,012)	$(7)	$(528)
State:
Current	$97	$—	$—	$84	$—	$3
Deferred	(21)	—	—	(125)	—	—
Total	$76	$—	$—	$(41)	$—	$3
Total provision for income taxes	$169	$91	$—	$(1,053)	$(7)	$(525)

ARGYLE SECURITY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Note 18 — Income Taxes — (continued)

Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for income tax purposes.  The income tax effect of these temporary differences, representing deferred income tax assets and liabilities result from the following (in thousands):

			Predecessor
			(ISI)
	December 31,		December 31,
	2007	2006	2006
Deferred tax liabilities:
Intangibles (non-amortizable)	$6,880	$—	$—
Property and equipment	419	—	353
Contract receivables	168	—	135
Prepaids	38	—	—
Other	—	16	—
Total deferred tax liabilities	7,505	16	488
Deferred tax assets:
Net operating loss	558	—	—
Realized capital loss	—	—	88
Allowance for doubtful accounts	371	—	140
Stock-based compensation	139	44	—
Other	131	—	100
Total gross deferred tax assets	1,199	44	328
Valuation allowance	—	—	(88)
Total deferred tax assets	1,199	44	240
Net deferred tax liabilities (assets)	$6,306	$(28)	$248

At December 31, 2007, net deferred tax liabilities include a deferred tax asset of $139,000 relating to stock based compensation expense under FAS 123(R).  Full realization of this deferred tax asset requires stock options to be exercised at a price equaling or exceeding the sum of the strike price plus the fair value of the option at the grant date. The provisions of FAS 123(R) do not allow a valuation allowance to be recorded unless the Company’s future taxable income is expected to be insufficient to recover the asset. Accordingly, there can be no assurance that the price of our common shares will rise to levels sufficient to realize the entire tax benefit currently reflected in our balance sheet. However, to the extent that additional tax benefits are generated in excess of the deferred taxes associated with compensation expense previously recognized, the potential future impact on income would be reduced.

The valuation allowance is related to capital losses incurred by the Company which were partially used in 2007. The remaining balance expired as of December 31, 2007.  At December 31, 2007, the Company had net operating loss carryovers of $1.5 million that expire July 31, 2027.

The Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (FIN 48) on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements and requires the impact of a tax position to be recognized in the financial statements if that position is more likely than not of being sustained by the taxing authority. The adoption of FIN 48 did not have an effect on our consolidated financial position or results of operations.  The Company has applied the accounting provisions of FIN 48 to its tax positions and determined that no uncertain tax positions presently exist.

Argyle and ISI will file a consolidated U.S. Federal income tax return for the period after July 31, 2007.  All prior tax returns filed by Argyle are open to examination by federal, state and local taxing authorities.  ISI is no longer subject to U.S. Federal income tax examinations for years before 2004 and is no longer subject to state and local income tax examinations by authorities for years before 2003.  To date, no material adjustments have been proposed with respect to ongoing and completed examinations.

ARGYLE SECURITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

Note 19 — Related-Party Transactions

Other receivables include $42,000 of receivables from related parties, all of which is attributable to ISI. Amounts represent monies or other assets advanced to employees. Amounts have been paid on these receivables and management believes they are fully collectible.

The Company leases various properties from Green Wing Management, Ltd., an entity owned and controlled by the Chief Executive Officer and President of ISI under capital leases.  The leases on these properties were amended as part of the acquisition of ISI to reflect a term of 12 years ending in 2019 and to require that an appraisal be completed by a qualified appraiser to determine the market rate of the leases. The rental rate to be paid on these properties, after the acquisition of ISI, is limited to no more than 90% of the market rate determined by the third-party appraiser. Additional appraisals by a third-party appraiser are to be conducted every three years during the 12 year terms and the annual lease rate in the leases can increase at the time of these appraisals, but only to a level that does not to exceed 90% of the market rate determined by the third-party appraiser. Argyle has the right to purchase these three properties at any time, at the then current market value; however, the purchase price cannot be less than the value determined in the last appraisal preceding the effective date of the acquisition of ISI. During the year ended December 31, 2007, the Company made lease payments of $120,000 under these leases.  See Note 9 for the remaining payments due under these leases.

In conjunction with the major refinancing of ISI in 2004, the majority stockholders formed a new company in 2004 (ISI*MCS, Ltd.) which was used as the contracting entity on all future bonded contracts. ISI transferred certain existing bonded contracts at their remaining contract values, and no gain or loss was recognized on the transfers to ISI*MCS, Ltd. at the time of its formation. All contracts of ISI*MCS, Ltd. were subcontracted to ISI for the full contract amount, less a 2% fee. ISI recorded contract revenue based on the ISI*MCS, Ltd.’s contract amount, net of the 2% fee. Contract receivables from ISI*MCS, Ltd. at December 31, 2007 totaled $10.9 million, which is disclosed as contract receivables - related party on the face of the consolidated balance sheet since ISI*MCS, Ltd. is not consolidated in the balance sheet. Contract revenues reported by the Company from ISI*MCS, Ltd. were $15.0 million for the period August 1, 2007 to December 31, 2007.  ISI*MCS, Ltd. revenues reported by the predecessor (ISI) were $16.7 million for the seven months ended July 31, 2007 and $19.9 million and $14.5 million for the years ended December 31, 2006 and 2005, respectively.  Argyle has agreed to indemnify the shareholders of ISI*MCS, Ltd. from claims brought by the bonding company against their personal guarantees for those contracts that have not been paid in full as of the closing of the merger. The merger agreement provides that these indemnification obligations will survive for a period of four years after the closing date of the merger and the obligations are not subject to cap, or maximum amount.

Subsequent to July 31, 2007, ISI will receive 100% of the remaining contract amounts and ISI*MCS, Ltd. will forego its 2% fee. Remaining amounts to be billed on these contracts as of December 31, 2007 totaled $31.6 million. All future contracts, bonded and un-bonded, will be contracted directly by ISI without involvement by ISI*MCS, Ltd.

Unsecured Debt — Related Party

As part of the ISI merger transaction, debt totaling $16.0 million was owed to a shareholder of ISI, of which $10.0 million was paid prior to its original terms. The shareholder became a shareholder of Argyle as part of the merger and holds 486,237 shares of Argyle common stock as of July 31, 2007 and as such, became a related party. At December 31, 2007, the remaining debt to the shareholder (see Note 8) totals $6.0 million.

ARGYLE SECURITY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

Note 20 — Segment Information

The Company’s segments are strategic business units that offer different products and services and are managed accordingly. Under GAAP segment reporting rules, management analyzes the various operating segments based on segment income before income taxes. The customers and long-lived assets of the reportable segments are in the United States. The Company has three reportable segments that reflect the current management of its business: (1) ISI Detention; (2) MCS Detention; and (3) MCS Commercial.

ISI Detention offers a complete array of electronic security system solutions revolving around electronic locking systems and hardware, security doors and frames, jail furniture, security glazing, and other security-based systems. Whether acting as prime contractor or as a subcontractor for projects spanning all levels of security, ISI Detention’s product offerings include security locking systems, security hollow metal doors and wall panels, security windows, security glass and glazing, security furnishings and accessories, design support, and full installation capabilities.

MCS Detention specializes in turnkey installations for public- and privately-owned/operated detention facilities. MCS Detention designs, assembles, supplies, installs, and maintains access control, video, and integrated electronic control systems for correctional and government facilities throughout the United States. It also provides the above goods and services to detention market integrators, electrical contractors, and competitors of ISI that lack their own in-house electronic solutions

MCS Commercial has built a parallel business to MCS Detention targeting commercial and industrial facilities.  MCS Commercial currently operates out of its own San Antonio headquarters and five regional offices. The offices in Austin, Houston, and Denver resulted from acquisitions made by ISI.

The results for the year ended December 31, 2007 represent the five months of activity for the Company since the date of the acquisition of ISI on July 31, 2007. The predecessor information for the year ended December 31, 2006 and 2005 represent the full results for those respective time periods.

ARGYLE SECURITY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Note 20 — Segment Information — (continued)

	Year Ended	Predecessor (ISI)
	December 31,	Year Ended December 31,
	2007	2006	2005
Industry Segment (in thousands)
Net revenues:
ISI Detention	$23,985	$32,267	$14,307
MCS Detention	13,322	13,435	10,891
MCS Commercial	12,516	22,538	17,348
Corporate	—	—	—
Eliminations	(5,770)	(10,488)	(3,312)
Total	$44,053	$57,752	$39,234
Operating income (loss):
ISI Detention	$1,133	$428	$(563)
MCS Detention	653	1,501	1,804
MCS Commercial	214	994	220
Corporate	(2,505)	—	—
Eliminations	726	—	—
Total	$221	$2,923	$1,461
Total assets:
ISI Detention	$67,378	$23,550	$17,627
MCS Detention	8,052	2,307	1,705
MCS Commercial	5,519	5,171	3,254
Corporate	3,570	—	—
Eliminations	(3,371)	589	—
Total	$81,148	$31,617	$22,586
Capital expenditures:
ISI Detention	$552	$219	$131
MCS Detention	223	364	131
MCS Commercial	229	181	36
Corporate	25	—	—
Total	$1,028	$764	$298

ARGYLE SECURITY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Note 21 — Supplemental Disclosures of Cash Flow Information

			June 22, 2005
			(inception)
			through
	Year Ended December 31,		December 31,
	2007	2006	2005
Cash paid for interest	$912	$3	$—
Cash paid for income taxes	149	—	—
Supplemental schedule of non-cash investing activities:
Financed purchases of property and equipment	$161	$—	$—
Accrual for deferred transaction costs	45	435	—
Supplemental schedule of non-cash financing activities:
Reduction in deferred interest liability	$101	$—	$—
Reduction in deferred underwriter liability	185	—	—
Reduction in common stock subject to redemption	5,736	—	—
Issuance of warrants associated with notes to related parties	93	—	—
Accrual of offering costs	—	7	128
Accrual of deferred underwriting costs	—	1,098	—

	Predecessor (ISI)
	January 1, 2007
	through	Year Ended December 31,
	July 31, 2007	2006	2005

Cash paid for interest	$1,846	$2,563	$2,258
Cash paid for income taxes	—	30	—
Supplemental schedule of non-cash investing activities:
Financed purchases of property and equipment	$416	$—	$—
Assets acquired through capital lease	—	680	—
Accrual for deferred transaction costs	45	435	—
Goodwill and identified net intangible assets from push down accounting	38,210	—	—
Reallocation of acquisition costs to goodwill	110	—	—
Supplemental schedule of non-cash financing activities:
Accrual of stockholder distributions	$—	$229	$—
Write-off of deferred transaction costs	732	—	—
Conversion of warrants to common stock	6,033	—	—
Settlement of debt and related accretion	7,822	—	—

ARGYLE SECURITY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Note 22— Quarterly Financial Data (Unaudited)

The unaudited consolidated results of operations by quarter are summarized below (in thousands expect per share data). For comparative purposes, net loss per share for the predecessor was calculated using the weighted average number of common shares outstanding for the Company as of December 31, 2007 and does not reflect the actual basic and diluted weighted shares outstanding at the end of the applicable periods.

	Year Ended December 31, 2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$—	$—	$17,092	$26,961
Cost of revenues	—	—	13,426	20,594
Gross profit	—	—	3,666	6,367
Net income (loss)	51	50	(116)	234
Net income (loss) allocable to holders of non-redeemable common stock	1	(1)	(116)	234
Net income (loss) per share - basic	$0.01	$0.01	$(0.02)	$0.04
Net income (loss) per share - diluted	$0.01	$0.01	$(0.02)	$0.04
Net income (loss) per share exclusive of shares and related interest subject to potential redemption - basic	$—	$—	$(0.02)	$0.04
Net income (loss) per share exclusive of shares and related interest subject to potential redemption - diluted	$—	$—	$(0.02)	$0.04

	Year Ended December 31, 2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$—	$—	$—	$—
Cost of revenues	—	—	—	—
Gross profit	—	—	—	—
Net income (loss)	$(105)	$74	$102	$102
Net income (loss) allocable to holders of non-redeemable common stock	(148)	3	63	79
Net income (loss) per share - basic	$(0.03)	$0.02	$0.02	$0.02
Net income (loss) per share exclusive of shares and related interest subject to potential redemption - basic and diluted	$(0.05)	$—	$0.02	$0.02

	Predecessor
	January 1, 2007 through July 31, 2007
	First Quarter	Second Quarter	Third Quarter
Net revenues	$18,852	$17,787	$6,495
Cost of revenues	15,097	13,357	5,062
Gross profit	3,755	4,430	1,433
Net income (loss)	123	(619)	365

	Predecessor
	Year Ended December 31, 2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net revenues	$13,391	$12,389	$15,454	$16,518
Cost of revenues	10,858	9,566	12,149	13,396
Gross profit	2,533	2,823	3,305	3,122
Net income (loss)	(386)	(48)	70	(324)

ARGYLE SECURITY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

Note 23— Subsequent Events

On January 2, 2008 an additional $5.0 million in unsecured debt was funded by the same related party for which $6.0 million is due. The aforementioned debt is due on January 31, 2010 with interest thereon at 11.58% per annum, payable quarterly in arrears beginning March 31, 2008, deferred interest at the rate of 8.42% per annum, and default interest at 2% per annum. Argyle and each of ISI’s subsidiaries are parties to the Note Purchase Agreement as guarantors.

On January 1, 2008, MCFSA, Ltd. (“MCFSA”), all of the partnership interests of which are directly or indirectly wholly owned by ISI, acquired substantially all of the business assets and liabilities of Fire Quest. Fire Quest is engaged in the business of alarm system sales and service.  In consideration for the sale of its assets to MCFSA, Fire Quest received cash in the amount of $750,000 and a promissory note in the aggregate principal amount of $250,000 (“Fire Quest Promissory Note”). The Promissory Notes will bear interest at the rate of 7.25% per year and will become due and payable on January 1, 2009.

On January 4, 2008, ISI acquired substantially all of the business assets and liabilities of Peterson Detention for cash in the amount of $1.5 million and convertible promissory notes (the Peterson Promissory Notes) in the aggregate principal amount of $3.0 million. The aggregate principal amount of the Peterson Promissory Notes may be reduced depending on the occurrence of certain events described in the Asset Purchase Agreement. The payment of the Peterson Promissory Notes is guaranteed by and secured by the assets of ISI and the Company, bears interest at 6% per year and will become due and payable on December 31, 2012.

On January 31, 2008, ISI Controls, Ltd. (ISI-Controls), a wholly owned subsidiary of ISI, which in turn is a wholly owned subsidiary of the Company, closed a transaction, pursuant to which ISI-Controls acquired 100% of the outstanding units of Com-Tec Security, LLC (Com-Tec), resulting in Com-Tec becoming a wholly owned subsidiary of ISI-Controls. Com-Tec is engaged in the business of custom design, manufacture and installation of electronic security and communication systems.

In consideration for the sale of the Com-Tec units to ISI-Controls, the holders of units in Com-Tec (the Seller) received cash in the amount of $3.0 million and a secured subordinated promissory note in the aggregate principal amount of $3.5 million (the Com-Tec Promissory Note). The Com-Tec Promissory Note is guaranteed by and secured by the assets of ISI and the Company, bears interest at 7% per year and will become due and payable on April 1, 2011.

On January 25, 2008, the Board of Directors approved the issuance of certain equity-based awards under the Company’s 2007 Omnibus Securities and Incentive Plan. The Company granted an aggregate of 85,000 shares of the Company’s restricted common stock to certain of its executive officers and directors. In addition, the Company granted stock options to purchase an aggregate of 100,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock to certain of its employees. The Company also granted an aggregate of 55,000 performance units to certain of its officers, subject to terms and conditions to be set forth in a performance unit agreement and in accordance with the Company’s 2007 Omnibus Securities and Incentive Plan.

Report of Independent Registered Public Accounting Firm

Member and Management

Com-Tec Security, LLC and its Affiliates

Appleton, Wisconsin

We have audited the accompanying consolidated balance sheet of Com-Tec Security, LLC and its Affiliates as of December 31, 2007, and the related consolidated statements of operations, changes in members’ equity and cash flows for the year then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Com-Tec Security, LLC and its Affiliates as of December 31, 2007, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The accompanying supplemental information is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations, and cash flows of the individual companies.  The additional accompanying supplemental information is presented for purposes of additional analysis and is not a required part of the basic consolidated financial statements.  Such information has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, is presented fairly, in all material respects, in relation to the basic consolidated financial statements taken as a whole.

/s/ Clifton Gunderson LLP

Oshkosh, Wisconsin

March 10, 2008

COM-TEC SECURITY, LLC AND ITS AFFILIATES

CONSOLIDATED BALANCE SHEET
December 31, 2007

ASSETS

CURRENT ASSETS
Cash	$30,962
Contract receivables, less allowance for doubtful accounts of $44,117	3,427,879
Notes receivable	101,575
Inventories, less reserve for obsolescence of $30,000	372,419
Costs and estimated earnings in excess of billings on uncompleted contracts	545,326
Prepaid expenses	99,805
Total current assets	4,577,966

PROPERTY AND EQUIPMENT, NET	1,262,160

OTHER ASSETS	—

TOTAL ASSETS	$5,840,126

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$1,277,816
Current maturities of long-term debt	156,817
Line-of-credit	677,340
Deferred revenue	100,538
Warranty reserves	20,468
Billings in excess of costs and estimated earnings on uncompleted contracts	628,736
Accrued expenses	289,840
Total current liabilities	3,151,555

LONG-TERM LIABILITIES
Long-term debt, less current maturities above	1,482,092
Total long-term liabilities	1,482,092

Total liabilities	4,633,647

NONCONTROLLING INTEREST IN AFFILIATES	150,325

MEMBERS’ EQUITY	1,056,154

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$5,840,126

See notes to consolidated financial statements

COM-TEC SECURITY, LLC AND ITS AFFILIATES

CONSOLIDATED STATEMENT OF OPERATIONS
Year ended December 31, 2007

	Amount	Percent of Contract Revenue Earned

CONTRACT REVENUE EARNED	$9,592,905	100.0%

COST OF REVENUE EARNED	7,590,529	79.1

Gross profit	2,002,376	20.9

OPERATING EXPENSES	1,466,705	15.3

Income from operations	535,671	5.6

OTHER INCOME (EXPENSE)
Other income	363
Interest expense	(167,950)
Total other expense	(167,587)	(1.8)

Income before noncontrolling interest in net income of affiliates	368,084	3.8

NONCONTROLLING INTEREST IN NET INCOME OF AFFILIATES	(91,883)	(1.0)

NET INCOME	$276,201	2.8%

See notes to consolidated financial statements

COM-TEC SECURITY, LLC AND ITS AFFILIATES

CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY
Year ended December 31, 2007

BALANCE, BEGINNING OF YEAR	$1,303,175

ADDITIONS (DEDUCTIONS)
Net income	276,201
Member distributions	(523,222)

BALANCE, END OF YEAR	$1,056,154

See notes to consolidated financial statements

COM-TEC SECURITY, LLC AND ITS AFFILIATES

CONSOLIDATED STATEMENT OF CASH FLOWS
Year ended December 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$276,201
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	74,423
Amortization	8,714
Provision for doubtful accounts	22,662
Noncontrolling interest in net income of affiliates:
Effects of changes in operating assets and liabilities	91,883
Contract receivables	(978,479)
Inventories	(33,776)
Costs and estimated earnings in excess of billings on uncompleted contracts	9,037
Prepaid expenses	7,237
Accounts payable	516,787
Deferred revenue	15,464
Billings in excess of costs and estimated earnings on uncompleted contracts	430,255
Warranty reserves	(2,524)
Accrued expenses	2,635

Net cash provided by operating activities	440,519

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(16,999)
Decrease in notes receivable	(19,641)

Net cash used by investing activities	(36,640)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowing and repayment under line-of-credit	12,340
Proceeds from long-term debt	202,017
Payments of principal on long-term debt	(146,265)
Member distributions	(593,221)

Net cash used by financing activities	(525,129)

NET DECREASE IN CASH	(121,250)

CASH, BEGINNING OF YEAR	152,212

CASH, END OF YEAR	$30,962

See notes to consolidated financial statements

COM-TEC SECURITY, LLC AND ITS AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

NOTE 1 - NATURE OF OPERATIONS

Com-Tec Security, LLC (the “Company”), was formed on May 17, 2004, in the state of Wisconsin.  The Company’s principal business activity is manufacturing and installing custom designed integrated electronic systems for use in correctional facilities. The Company’s customer base, to which they extend credit, is located throughout the United States.  JJC Valley Properties LLC, (“JJC”), a consolidated affiliate, was formed on June 7, 2004.  JJC owns and leases the building which the Company uses as its primary operating facility.  Com-Tec California, LP (CTC), a consolidated affiliate, was formed on October 21, 2004.  CTC manufactures and installs custom designed integrated electronic systems for use in correctional facilities in the state of California.  The fiscal year end for all Companies is December 31.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company, JJC and CTC, its consolidated affiliates.  JJC is included in these consolidated financial statements under the requirements of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities (“FIN 46”).  FIN 46 requires that if an enterprise is the primary beneficiary of a variable interest entity (“VIE”), the assets, liabilities, noncontrolling interests and results of operations of the VIE should be included in the consolidated financial statements of the enterprise.  The Company has determined that JJC is a VIE and that the Company is the primary beneficiary of JJC.  JJC is owned by members of the Company, whose ownership interest is presented as a “noncontrolling interest” in the accompanying consolidated financial statements.

Com-Tec California, LP (CTC) is related to the Company through common ownership.  The Company owns 50% of CTC as a limited partner and the remaining 50% is owned by one of the Company’s members.  The Company has determined that CTC is a VIE and that the Company is the primary beneficiary of CTC.  CTC’s ownership interest is presented as a “noncontrolling interest” in the accompanying consolidated financial statements.

Intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES IN PREPARING CONSOLIDATED FINANCIAL STATEMENTS

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

REVENUE AND COST RECOGNITION

Construction Contracts

The accompanying consolidated financial statements are prepared using the “percent of completion” method of accounting for long-term contracts.  Therefore, revenues are recognized on contracts in progress.  Most of the contracts that the Company enters into are longer than the Company’s normal operating cycle, that being one calendar year.

COM-TEC SECURITY, LLC AND ITS AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE AND COST RECOGNITION (CONTINUED)

The amount of revenues recognized is that portion of the total contract amount that the actual cost expended bears to the anticipated final total cost based on current estimates of costs to complete the project (cost-to-cost method).  A higher profit percentage is applied to the components of the contract involving labor to accurately reflect the Company’s revenue recognition.  The revenue recognized is not related to the progress billings. Management believes this to be a more consistent revenue recognition.  If and when it becomes known that the anticipated total cost will exceed the contract amount, the excess of cost over contract amount is immediately recognized as a loss on the contract.  Revenues from claims are recognized when the amounts have been received or awarded.  Recognition of profit commences on an individual project only when costs to complete the project can reasonably be estimated and after there has been some meaningful performance achieved on the project.  Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions (when applicable), and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

Contract costs include all direct costs, consisting of labor, material, sub-contract, sales/use tax, etc., and indirect costs related to contract performance, consisting of benefits, etc.  Operating expenses, consisting of selling, general and administration expenses, are charged to operations as incurred.

The current asset reflected on the consolidated balance sheet as “costs and estimated earnings in excess of billings on uncompleted contracts” represents revenues recognized in excess of amounts billed (underbillings).  The current liability reflected on the consolidated balance sheet as “billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenues recognized (overbillings).

Service Sales

Service revenues are recognized when the services have been delivered to and accepted by the customer.  These are generally short-term projects (less than one year) which are evidenced by signed service agreements or customer work orders or purchase orders.  These sales agreements or customer orders generally provide for billing to customers based on time at quoted hourly or project rates, plus costs of materials and supplies furnished by the Company.

Many customers are required to make a deposit at the time the service agreement is signed.  The deposit is recorded as a current liability (deferred revenue) when received and is recognized as revenue is earned.

CONTRACT RECEIVABLES

Contract receivables are uncollateralized customer obligations which are recorded at the invoice amount and do not bear interest.  Payments of contract receivables are applied to the specific invoices identified on the customer’s remittance advice.

COM-TEC SECURITY, LLC AND ITS AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONTRACT RECEIVABLES (CONTINUED)

The carrying amount of contract receivables is reduced by a valuation allowance that reflects management’s best estimate of amounts that will not be collected.  The allowance for doubtful accounts is based on management’s assessment of the collectibility of specific customer accounts and the aging of the contract receivables.  If there is a deterioration of a major customer’s credit worthiness or actual defaults are higher than the historical experience, management’s estimates of the recoverability of amounts due the Company could be adversely affected.  All contracts or portions thereof deemed to be uncollectible or to require an excessive collection cost are written off to the allowance for doubtful accounts.

INVENTORY

Material inventory used in determining cost of revenue earned is stated at average cost, less a reserve for obsolescence.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation.  The Company and affiliates’ capitalization policies are to generally capitalize property and equipment whose amounts are greater than $1,000.  Depreciation is provided by using both the straight-line and accelerated methods.  The estimated useful lives are as follows:

Building	40 years
Land improvements	15 years
Furniture and fixtures	10 years
Computer equipment	5 years
Vehicles	5 years
Machinery and equipment	7 years

PRODUCT WARRANTY COSTS

The Company warrants its products against defects in design, materials, and workmanship generally for periods ranging from one to two years.  A provision for estimated future costs relating to warranty expense is recorded when products are sold.  Management estimates the provision based primarily on historical warranty claim experience.

ADVERTISING COSTS

The Company expenses advertising costs as incurred.

INCOME TAXES

The Company and affiliates are treated as partnerships for income tax purposes, whereby income or loss of the partnerships is reported on the individual members’ income tax returns.  Therefore, no provision or liability for income taxes has been included in the consolidated financial statements for the Company or affiliates.

COM-TEC SECURITY, LLC AND ITS AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SALES TAX COLLECTED AND REMITTED

The Company presents sales taxes collected from customers and remitted to governmental authorities on a net basis, excluding such amounts from revenues and cost of sales.

LIMITED LIABILITY COMPANY

Since the Company is a limited liability company, no member, manager, agent, or employee of the Company shall be personally liable for the debts, obligations, or liabilities of the Company, whether arising in contract, tort, or otherwise, or for the acts or omissions of any other member, director, manager, agent, or employee of the Company, unless the individual has signed a specific personal guarantee. The duration of the Company is perpetual.

IMPAIRMENT OF LONG-LIVED ASSETS

Whenever events or changes in circumstances indicate the carrying amount of assets may not be recoverable, the Company would review the assets for impairment.  If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The recorded values of financial instruments, including contract receivables and accounts payable, approximate fair value due to their short maturity.  The carrying value of the revolving line of credit approximates fair value due to its variable interest rate.  The recorded value of the long-term debt approximates fair value based on borrowing rates currently available to the Company for financing arrangements with similar terms and average maturities.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 2006, the Financial Accounting Standards Board issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, an interpretation of FASB Statement No. 109 (FIN 48), to create a single model to address accounting for uncertainty in tax positions.  FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements.  FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, disclosure and transition.  FIN 48 is effective for nonpublic entities for annual periods beginning after December 15, 2007.  The Company will adopt FIN 48 in its December 31, 2008, financial statements as required.  The cumulative effect of adopting FIN 48 will be recorded as an adjustment of retained earnings on January 1, 2008.  The Company has not determined the effect, if any, the adoption of FIN 48 will have on the Company’s financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements.  SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements.  The changes to current practice resulting from the application of this standard relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements.  SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.  The Company does not believe the adoption of the provisions of SFAS No. 157 will materially impact its consolidated financial position or results of operations.

COM-TEC SECURITY, LLC AND ITS AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In February 2007, The FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities.  SFAS No. 159 permits all entities to choose to elect to measure eligible financial instruments at fair value.  SFAS No. 159 applies to fiscal years beginning after November 15, 2007, with early adoption permitted for an entity that has also elected to apply the provisions of SFAS No. 157.  The Company does not believe the adoption of SFAS No. 159 will have a material impact on its consolidated financial position or results of operations.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (R), Business Combinations, and No.160, Non-controlling Interest in Consolidated Financial Statements.  The standards will improve, simplify and converge internationally the accounting for business combinations and the reporting of non-controlling interest in consolidated financial statements.  SFAS 141 (R) requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclosed to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination.  SFAS 160 requires all entities to report non-controlling (minority) interest in subsidiaries in the same way — as equity in the consolidated financial statements.  SFAS 141 (R) and SFAS 160 are effective for the Company on January 1, 2008.  The Company is currently reviewing these statements to determine the impact and materiality of their adoption to the Company.

NOTE 3 -VARIABLE INTEREST ENTITIES

In August 2004, the Company began leasing its manufacturing facility and building site from JJC.  The lease requires monthly payments of $20,000 through the end of the lease, July 31, 2008.  A mortgage on the building held by Associated Bank secures JJC’s note on the property.  The Company has guaranteed repayment of the note.  The creditors of JJC do not have recourse to the general credit of the Company.

Summarized financial information regarding JJC and CTC as of December 31, 2007 is as follows:

	JJC	CTC
Total assets	$1,320,166	$145,460
Total liabilities	$1,217,108	$98,193
Noncontrolling interest in affiliates	$103,058	$47,267
Total revenues	$240,000	$44,008
Noncontrolling interest in net income of affiliates	$93,199	$(1,316)

COM-TEC SECURITY, LLC AND ITS AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

NOTE 4 - CONTRACT RECEIVABLES

Contract receivables consist of the following at December 31, 2007:

Billed:
Completed contracts	$486,952
Contracts in progress	2,460,660
Retained	524,384
Total	3,471,996
Less allowance for doubtful accounts	44,117

Total contract receivables	$3,427,879

All retained contract receivables are expected to be collected within one year.

NOTE 5 - BILLINGS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

The billings and estimated earnings on uncompleted contracts in progress are summarized as follows at December 31, 2007:

Cost and estimated earnings in excess of billings on uncompleted contracts:
Costs incurred	$1,607,039
Estimated earnings	280,593
Total costs and estimated earnings	1,887,632
Less billings to date	1,342,306

Costs and estimated earnings in excess of billings on uncompleted contracts	$545,326

Billings in excess of costs and estimated earnings on uncompleted contracts:
Costs incurred	$4,066,195
Estimated earnings	1,104,394
Total costs and estimated earnings	5,170,589
Less billings to date	5,799,325

Billings in excess of costs and estimated earnings on uncompleted contracts	$628,736

NOTE 6 -NOTES RECEIVABLE

An affiliate has a note receivable due from Jeff Corcoran, a related party as more fully described in Note 14.  The amount due has not been formally documented by the affiliate. It is considered to be non-interest bearing and due on demand.  Total amount due at December 31, 2007 is $101,106.

The remaining notes receivable at December 31, 2007, of $469 have no payment terms.

COM-TEC SECURITY, LLC AND ITS AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

NOTE 7 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31, 2007:

Land	$138,300
Land improvements	126,791
Building	973,690
Computer equipment	69,774
Furniture and fixtures	82,850
Vehicles	79,094
Machinery and equipment	32,529
Total - at cost	1,503,028
Less accumulated depreciation	240,868

Net property and equipment	$1,262,160

Total depreciation expense charged to operations was $74,423 for the year ended December 31, 2007.

NOTE 8 - ACCRUED EXPENSES

Accrued expenses consist of the following at December 31, 2007:

Wages	$91,634
Payroll taxes	5,306
Vacation	1,086
Property taxes	33,961
State business taxes	12,000
Sales tax	88,088
Interest	4,094
Self-insurance reserve	52,384
Estimated loss on contracts	1,287

Total accrued expenses	$289,840

NOTE 9 - LINE-OF-CREDIT

Line-of-credit consisted of the following at December 31, 2007:

Nicolet National Bank:

The Company has available a $2,000,000 line-of-credit, of which $677,340 was used as of December 31, 2007. The line is due on January 9, 2008 and bears interest at the prime rate less 0.50% (6.75% at December 31, 2007). The line-of-credit is secured by a general business security agreement, is personally guaranteed by Jeff Corcoran and is guaranteed by JJC.  The agreement contains a monthly borrowing base provision which the Company was in compliance with at December 31, 2007.

On January 9, 2008, the line-of-credit with Nicolet Bank, which was due on January 9, 2008, was extended for a period of 60 days or until March 9, 2008.  With exception of the due date, all terms and conditions of the line-of-credit remain unchanged.

COM-TEC SECURITY, LLC AND ITS AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

NOTE 10 - LONG-TERM DEBT

Long-term debt consists of the following at December 31, 2007:

Associated Bank:
An affiliate obtained a $239,976 term loan during 2006; due in monthly installments of $4,000 through July 2009; including interest at 7.75%. The loan is secured by a general business security agreement, is personally guaranteed by Jeff Corcoran, and is guaranteed by the Company.	196,521

An affiliate obtained a $1,105,000 term loan during 2004; due in monthly installments of $9,076 with a final payment due April 2009; including interest at 7.75%. The loan is secured by real estate, a general business security agreement, is personally guaranteed by Jeff Corcoran, and is guaranteed by the Company.	1,020,587

Nicolet National Bank:
The Company entered into a $500,000 term loan on January 9, 2007. The loan is due in monthly installments of $10,000 with a final payment due January 2010; including interest at 7.375%. The loan is secured by a general business security agreement, is personally guaranteed by Jeff Corcoran and is guaranteed by JJC. The agreement contains a monthly borrowing base provision which the Company was in compliance with at December 31, 2007.	421,801

Total	1,638,909
Less current portion	156,817

Long-term portion	$1,482,092

Future maturities of long-term debt are as follows:

Years ending December 31:
2008	$156,817
2009	1,251,225
2010	230,867

Total	$1,638,909

NOTE 11 - 401(k) PROFIT SHARING PLAN

The Company has a 401(k) profit sharing plan.  Eligible employees can contribute up to the maximum amount of their eligible compensation that is allowed by the Federal Government each year.  The plan has a discretionary match for employees.  The Company may make discretionary profit sharing contributions to the plan.

For the plan year ended December 31, 2007, the Company did not make a contribution to the plan.

COM-TEC SECURITY, LLC AND ITS AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

NOTE 12 - SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the period for interest	$171,001

During 2007, the Company refinanced a term loan and a portion of balances outstanding under a line-of-credit, both payable to Associated Bank, totaling $500,000, through the issuance of a term loan payable to Nicolet National Bank.

NOTE 13 - BACKLOG

The Company backlog is the aggregate contract amount less revenue recognized using the percentage-of completion method as described in Note 2.  The Company recognizes as backlog only those contracts on which it has received signed contracts or executed letters of intent to award a contract from its customers. The Company has a backlog of approximately $13,504,000 at December 31, 2007.

NOTE 14 - RELATED PARTY TRANSACTIONS

Com-Tec Security, LLC is owned 100% by Jeff and Janell Corcoran.

JJC Valley Properties LLC is owned 100% by Jeff and Janell Corcoran.

Com-Tec California, LP is owned 50% by Com-Tec Security, LLC and 50% by Jeff Corcoran.

The Corcoran’s (either alone or together) own a majority in the following entities:

Corcoran Glass and Paint, Inc.

Corcoran Glass, LLC

Fox River Equipment Depot, LLC

Product Handling Concepts, LLC

Related party transactions at December 31, 2007, are summarized below:

Related Party	Purpose	Amount

JJC Valley Properties LLC	Rent paid	$240,000

The Company leases its manufacturing facility and building site from JJC.  See Note 3.

NOTE 15 - SELF FUNDED INSURANCE

The Company is self-funding a health insurance plan that provides medical, dental, vision and prescription benefits for eligible employees.  The Company has an excess loss policy, which contains a $30,000 deductible per employee and a $20,000 aggregating deductible per year, with an aggregate maximum loss determined at the end of the policy period in accordance with the terms of the agreement.  Under its self-funded insurance plan, the Company accrues the estimated expense of health care costs based on claims filed subsequent to year-end and an additional estimated amount for incurred but not yet reported claims.  An accrual for such costs of $50,000 is recorded at December 31, 2007. Claim payments based on actual claims ultimately filed could differ materially from these estimates.

COM-TEC SECURITY, LLC AND ITS AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

NOTE 16 - SIGNIFICANT CONCENTRATIONS

Generally accepted accounting principles require disclosure of information about certain significant estimates and current vulnerabilities due to certain concentrations.  These matters include the following:

Sales from major customers:

Approximately 25%, 11% and 11% of the Company’s sales for the year ended December 31, 2007 were from three unrelated customers.  Accounts receivable at December 31, 2007 for these customers were $45,275, $321,523 and $942,810, respectively.

Note 17 - SUBSEQUENT EVENT

Change in Ownership:

On January 31, 2008, 100% ownership of the Company was acquired by ISI Controls, LTD, a subsidiary of Argyle Security, Inc.

In conjunction with the change in ownership, the debt obligations with Nicolet National Bank were paid in full.  In addition, on February 1, 2008 the Company entered into a lease agreement with JJC for its manufacturing facility and building site.  The lease has a five year term ending on January 31, 2013.  The lease agreement will require a monthly payment of $14,000 through the end of the lease period after a two year rental abatement period.

Pending Litigation:

Subsequent to year end, the Company was named as a party in a lawsuit regarding deficiencies in one of the projects where the Company functioned as a subcontractor.  The lawsuit seeks an undetermined amount of damages.  No amount has been accrued in these financial statements since the outcome of this matter is uncertain, and since the resulting liability, if any, cannot be determined.  Additionally, management has determined that the potential damages are likely to be covered under the Company’s insurance policy.  However, it is at least reasonably possible that a liability could result in the near term.

SUPPLEMENTAL INFORMATION

COM-TEC SECURITY, LLC AND ITS AFFILIATES

CONSOLIDATING BALANCE SHEET

December 31, 2007

ASSETS

	Com-Tec	JJC Valley	Com-Tec
	Security LLC	Properties LLC	California LP	Eliminations	Consolidated

CURRENT ASSETS
Cash	$700	$30,262	$—	$—	$30,962
Contract receivables, less allowance for doubtful accounts of $80,000	3,282,419	—	145,460	—	3,427,879
Notes receivable	62,165	101,106	—	(61,696)	101,575
Inventories	372,419	—	—	—	372,419
Costs in estimated earnings in excess of billings on uncompleted contracts	545,326	—	—	—	545,326
Prepaid expenses	99,805	—	—	—	99,805
Total current assets	4,362,834	131,368	145,460	(61,696)	4,577,966

PROPERTY AND EQUIPMENT, NET	73,362	1,188,798	—	—	1,262,160

TOTAL ASSETS	$4,436,196	$1,320,166	$145,460	$(61,696)	$5,840,126

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$1,277,816	$—	$—	$—	$1,277,816
Current maturities of long-term debt	91,959	64,858	—	—	156,817
Line-of-credit	677,340	—	—	—	677,340
Deferred revenue	100,538	—	—	—	100,538
Warranty reserves	20,468	—	—	—	20,468
Billings in excess of costs and estimated earnings on uncompleted contracts	628,736	—	—	—	628,736
Accrued expenses	253,343	—	36,497	—	289,840
Due to related party	—	—	61,696	(61,696)	—
Total current liabilities	3,050,200	64,858	98,193	(61,696)	3,151,555

LONG-TERM LIABILITIES
Long-term debt, less current maturities above	329,842	1,152,250	—	—	1,482,092
Total long-term liabilities	329,842	1,152,250	—	—	1,482,092

Total liabilities	3,380,042	1,217,108	98,193	(61,696)	4,633,647

NONCONTROLLING INTEREST IN AFFILIATES	—	103,058	47,267	—	150,325

MEMBERS’ EQUITY	1,056,154	—	—	—	1,056,154

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$4,436,196	$1,320,166	$145,460	$(61,696)	$5,840,126

COM-TEC SECURITY, LLC AND ITS AFFILIATE

CONSOLIDATING STATEMENT OF OPERATIONS

December 31, 2007

	Com-Tec	JJC Valley	Com-Tec
	Security LLC	Properties LLC	California LP	Eliminations	Consolidated

REVENUE
Contract revenue earned	$9,548,897	$—	$44,008	$—	$9,592,905
Rental income	—	240,000	—	(240,000)	—
Total revenue	9,548,897	240,000	44,008	(240,000)	9,592,905

COST OF REVENUE EARNED	7,545,205	—	45,324	—	7,590,529

Gross profit (loss)	2,003,692	240,000	(1,316)	(240,000)	2,002,376

OPERATING EXPENSES	1,658,061	48,644	—	(240,000)	1,466,705

Income (loss) from operations	345,631	191,356	(1,316)	—	535,671

OTHER INCOME (EXPENSE)
Other income	363	—	—	—	363
Interest expense	(69,793)	(98,157)	—	—	(167,950)
Total other expense	(69,430)	(98,157)	—	—	(167,587)

Income (loss) before noncontrolling interest in net income (loss) of affiliates	276,201	93,199	(1,316)	—	368,084

NONCONTROLLING INTEREST IN NET INCOME (LOSS) OF AFFILIATES	—	(93,199)	1,316	—	(91,883)

NET INCOME	$276,201	$—	$—	$—	$276,201

Report of Independent Registered Public Accounting Firm

Member and Management

Com-Tec Security, LLC and its Affiliates

Appleton, Wisconsin

We have audited the accompanying consolidated balance sheet of Com-Tec Security, LLC and its Affiliates as of December 31, 2006, and the related consolidated statements of operations, changes in members’ equity and cash flows for the year then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  We were not engaged to perform an audit of the Company’s internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Com-Tec Security, LLC and its Affiliates as of December 31, 2006, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The accompanying supplemental information is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations, and cash flows of the individual companies.  The additional accompanying supplemental information is presented for purposes of additional analysis and is not a required part of the basic consolidated financial statements.  Such information has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, is presented fairly, in all material respects, in relation to the basic consolidated financial statements taken as a whole.

/s/ Clifton Gunderson LLP

Oshkosh, Wisconsin

March 4, 2008

COM-TEC SECURITY, LLC AND ITS AFFILIATES

CONSOLIDATED BALANCE SHEET

December 31, 2006

ASSETS

CURRENT ASSETS
Cash	$152,212
Contract receivables, less allowance for doubtful accounts of $80,000	2,472,062
Notes receivable	81,934
Inventories	338,643
Costs and estimated earnings in excess of billings on uncompleted contracts	544,400
Prepaid expenses	107,042
Total current assets	3,696,293

PROPERTY AND EQUIPMENT, NET	1,319,584

OTHER ASSETS
Loan fees, less accumulated amortization of $3,074	8,714

TOTAL ASSETS	$5,024,591

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$761,029
Current maturities of long-term debt	151,560
Deferred revenue	85,074
Warranty reserves	22,992
Billings in excess of costs and estimated earnings on uncompleted contracts	188,518
Accrued expenses	287,204
Total current liabilities	1,496,377

LONG-TERM LIABILITIES
Lines-of-credit	665,000
Long-term debt, less current maturities above	1,431,597
Total long-term liabilities	2,096,597

Total liabilities	3,592,974

NONCONTROLLING INTEREST IN AFFILIATES	128,442

MEMBERS’ EQUITY	1,303,175

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$5,024,591

See notes to consolidated financial statements

COM-TEC SECURITY, LLC AND ITS AFFILIATES

CONSOLIDATED STATEMENT OF OPERATIONS

Year ended December 31, 2006

		Percent of
		Contract
		Revenue
	Amount	Earned

CONTRACT REVENUE EARNED	$8,701,001	100.0%

COST OF REVENUE EARNED	6,335,330	72.8

Gross profit	2,365,671	27.2

OPERATING EXPENSES	1,427,921	16.4

Income from operations	937,750	10.8

OTHER INCOME (EXPENSE)
Other income	5,483
Interest expense	(175,700)
Total other expense	(170,217)	(2.0)

Income before noncontrolling interest in net income of affiliates	767,533	8.8

NONCONTROLLING INTEREST IN NET INCOME OF AFFILIATES	(73,438)	(0.8)

NET INCOME	$694,095	8.0%

See notes to consolidated financial statements

COM-TEC SECURITY, LLC AND ITS AFFILIATES

CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY

Year ended December 31, 2006

BALANCE, BEGINNING OF YEAR	$947,153

ADDITIONS (DEDUCTIONS)
Net income	694,095
Member distributions	(338,073)

BALANCE, END OF YEAR	$1,303,175

See notes to consolidated financial statements

COM-TEC SECURITY, LLC AND ITS AFFILIATES

CONSOLIDATED STATEMENT OF CASH FLOWS

Year ended December 31, 2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$694,095
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	72,755
Amortization	3,074
Loss on disposal of property and equipment	4,239
Provision for doubtful accounts	24,191
Noncontrolling interest in net income of affiliates	73,438
Effects of changes in operating assets and liabilities:
Contract receivables	332,296
Inventories	(13,441)
Costs and estimated earnings in excess of billings on uncompleted contracts	(215,814)
Prepaid expenses	(5,518)
Accounts payable	(52,008)
Deferred revenue	6,993
Billings in excess of costs and estimated earnings on uncompleted contracts	(400,836)
Warranty reserves	(7,488)
Accrued expenses	57,844

Net cash provided by operating activities	573,820

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(28,098)
Decrease in notes receivable	(31,034)

Net cash used by investing activities	(59,132)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowing and repayment under line-of-credit	116,128
Proceeds from long-term debt	51,334
Payments of principal on long-term debt	(146,106)
Member distributions	(453,067)

Net cash used by financing activities	(431,711)

NET DECREASE IN CASH	82,977

CASH, BEGINNING OF YEAR	69,235

CASH, END OF YEAR	$152,212

See notes to consolidated financial statements

COM-TEC SECURITY, LLC AND ITS AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Com-Tec Security, LLC (the “Company”), was formed on May 17, 2004, in the state of Wisconsin.  The Company’s principal business activity is manufacturing and installing custom designed integrated electronic systems for use in correctional facilities. The Company’s customer base, to which they extend credit, is located throughout the United States.  JJC Valley Properties LLC, (“JJC”), a consolidated affiliate, was formed on June 7, 2004.  JJC owns and leases the building which the Company uses as its primary operating facility.  Com-Tec California, LP (CTC), a consolidated affiliate, was formed on October 21, 2004.  CTC manufactures and installs custom designed integrated electronic systems for use in correctional facilities in the state of California.  The fiscal year end for all Companies is December 31.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company, JJC and CTC, its consolidated affiliates.  JJC is included in these consolidated financial statements under the requirements of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities (“FIN 46”).  FIN 46 requires that if an enterprise is the primary beneficiary of a variable interest entity (“VIE”), the assets, liabilities, noncontrolling interests and results of operations of the VIE should be included in the consolidated financial statements of the enterprise.  The Company has determined that JJC is a VIE and that the Company is the primary beneficiary of JJC.  JJC is owned by members of the Company, whose ownership interest is presented as a “noncontrolling interest” in the accompanying consolidated financial statements.

Com-Tec California, LP (CTC) is related to the Company through common ownership.  The Company owns 50% of CTC as a limited partner and the remaining 50% is owned by one of the Company’s members.  The Company has determined that CTC is a VIE and that the Company is the primary beneficiary of CTC.  CTC’s ownership interest is presented as a “noncontrolling interest” in the accompanying consolidated financial statements.

Intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES IN PREPARING CONSOLIDATED FINANCIAL STATEMENTS

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

REVENUE AND COST RECOGNITION

Construction Contracts

The accompanying consolidated financial statements are prepared using the “percent of completion” method of accounting for long-term contracts.  Therefore, revenues are recognized on contracts in progress.  Most of the contracts that the Company enters into are longer than the Company’s normal operating cycle, that being one calendar year.

COM-TEC SECURITY, LLC AND ITS AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE AND COST RECOGNITION (CONTINUED)

The amount of revenues recognized is that portion of the total contract amount that the actual cost expended bears to the anticipated final total cost based on current estimates of costs to complete the project (cost-to-cost method).  A higher profit percentage is applied to the components of the contract involving labor to accurately reflect the Company’s revenue recognition.  The revenue recognized is not related to the progress billings. Management believes this to be a more consistent revenue recognition.  If and when it becomes known that the anticipated total cost will exceed the contract amount, the excess of cost over contract amount is immediately recognized as a loss on the contract.  Revenues from claims are recognized when the amounts have been received or awarded.  Recognition of profit commences on an individual project only when costs to complete the project can reasonably be estimated and after there has been some meaningful performance achieved on the project.  Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions (when applicable), and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

Contract costs include all direct costs, consisting of labor, material, sub-contract, sales/use tax, etc., and indirect costs related to contract performance, consisting of benefits, etc.  Operating expenses, consisting of selling, general and administration expenses, are charged to operations as incurred.

The current asset reflected on the consolidated balance sheet as “costs and estimated earnings in excess of billings on uncompleted contracts” represents revenues recognized in excess of amounts billed (underbillings).  The current liability reflected on the consolidated balance sheet as “billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenues recognized (overbillings).

Service Sales

Service revenues are recognized when the services have been delivered to and accepted by the customer.  These are generally short-term projects (less than one year) which are evidenced by signed service agreements or customer work orders or purchase orders.  These sales agreements or customer orders generally provide for billing to customers based on time at quoted hourly or project rates, plus costs of materials and supplies furnished by the Company.

Many customers are required to make a deposit at the time the service agreement is signed.  The deposit is recorded as a current liability (deferred revenue) when received and is recognized as revenue is earned.

COM-TEC SECURITY, LLC AND ITS AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONTRACT RECEIVABLES

Contract receivables are uncollateralized customer obligations which are recorded at the invoice amount and do not bear interest.  Payments of contract receivables are applied to the specific invoices identified on the customer’s remittance advice.

The carrying amount of contract receivables is reduced by a valuation allowance that reflects management’s best estimate of amounts that will not be collected.  The allowance for doubtful accounts is based on management’s assessment of the collectibility of specific customer accounts and the aging of the contract receivables.  If there is a deterioration of a major customer’s credit worthiness or actual defaults are higher than the historical experience, management’s estimates of the recoverability of amounts due the Company could be adversely affected.  All contracts or portions thereof deemed to be uncollectible or to require an excessive collection cost are written off to the allowance for doubtful accounts.

INVENTORY

Material inventory used in determining cost of revenue earned is stated at average cost.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation.  The Company and affiliates’ capitalization policies are to generally capitalize property and equipment whose amounts are greater than $1,000.  Depreciation is provided by using both the straight-line and accelerated methods.  The estimated useful lives are as follows:

Building	40 years
Land improvements	15 years
Furniture and fixtures	10 years
Computer equipment	5 years
Vehicles	5 years
Machinery and equipment	7 years

LOAN FEES

Loan fees are amortized over the term of the loans using the straight-line method.

PRODUCT WARRANTY COSTS

The Company warrants its products against defects in design, materials, and workmanship generally for periods ranging from one to two years.  A provision for estimated future costs relating to warranty expense is recorded when products are sold.  Management estimates the provision based primarily on historical warranty claim experience.

ADVERTISING COSTS

The Company expenses advertising costs as incurred.

COM-TEC SECURITY, LLC AND ITS AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

The Company and affiliates are treated as partnerships for income tax purposes, whereby income or loss of the partnerships is reported on the individual members’ income tax returns.  Therefore, no provision or liability for income taxes has been included in the consolidated financial statements for the Company or affiliates.

LIMITED LIABILITY COMPANY

Since the Company is a limited liability company, no member, manager, agent, or employee of the Company shall be personally liable for the debts, obligations, or liabilities of the Company, whether arising in contract, tort, or otherwise, or for the acts or omissions of any other member, director, manager, agent, or employee of the Company, unless the individual has signed a specific personal guarantee. The duration of the Company is perpetual.

IMPAIRMENT OF LONG-LIVED ASSETS

Whenever events or changes in circumstances indicate the carrying amount of assets may not be recoverable, the Company would review the assets for impairment.  If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The recorded values of financial instruments, including contract receivables and accounts payable, approximate fair value due to their short maturity.  The carrying value of the revolving line of credit approximates fair value due to its variable interest rate.  The recorded value of the long-term debt approximates fair value based on borrowing rates currently available to the Company for financing arrangements with similar terms and average maturities.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements.  SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements.  The changes to current practice resulting from the application of this standard relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements.  SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.  The Company does not believe the adoption of the provisions of SFAS No. 157 will materially impact its consolidated financial position or results of operations.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (R), Business Combinations, and No.160, Non-controlling Interest in Consolidated Financial Statements.  The standards will improve, simplify and converge internationally the accounting for business combinations and the reporting of non-controlling interest in consolidated financial statements.  SFAS 141 (R) requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all

COM-TEC SECURITY, LLC AND ITS AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (CONTINUED)

assets acquired and liabilities assumed; and requires the acquirer to disclosed to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination.  SFAS 160 requires all entities to report non-controlling (minority) interest in subsidiaries in the same way — as equity in the consolidated financial statements. SFAS 141 (R) and SFAS 160 are effective for the Company on January 1, 2008.  The Company is currently reviewing these statements to determine the impact and materiality of their adoption to the Company.

NOTE 3 - VARIABLE INTEREST ENTITIES

In August 2004, the Company began leasing its manufacturing facility and building site from JJC.  The lease required monthly payments of $17,000 and increased to $20,000 effective January 1, 2006 through the end of the lease, July 31, 2007.  This lease was extended to July 31, 2008 subsequent to December 31, 2006.  A mortgage on the building held by Associated Bank secures JJC’s note on the property.  The Company has guaranteed repayment of the note.  The creditors of JJC do not have recourse to the general credit of the Company.

Summarized financial information regarding JJC and CTC as of December 31, 2006 is as follows:

	JJC	CTC
Total assets	$1,355,723	$101,452
Total liabilities	$1,275,863	$52,869
Noncontrolling interest in affiliates	$79,859	$48,583
Total revenues	$240,000	$169,766
Noncontrolling interest in net income of affiliates	$85,834	$(12,396)

NOTE 4 - CONTRACT RECEIVABLES

Contract receivables consist of the following at December 31, 2006:

Billed:
Completed contracts	$170,427
Contracts in progress	1,922,026
Retained	459,609
Total	2,552,062
Less allowance for doubtful accounts	80,000

Total contract receivables	$2,472,062

All retained contract receivables are expected to be collected within one year.

COM-TEC SECURITY, LLC AND ITS AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

NOTE 5 - BILLINGS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

The billings and estimated earnings on uncompleted contracts in progress are summarized as follows at December 31, 2006:

Cost and estimated earnings in excess of billings on uncompleted contracts:
Costs incurred	$5,165,187
Estimated earnings	1,533,974
Total costs and estimated earnings	6,699,161
Less billings to date	6,154,761

Costs and estimated earnings in excess of billings on uncompleted contracts	$544,400

Billings in excess of costs and estimated earnings on uncompleted contracts:
Costs incurred	$2,561,493
Estimated earnings	768,404
Total costs and estimated earnings	3,329,897
Less billings to date	3,518,415
Billings in excess of costs and estimated earnings on uncompleted contracts	$188,518

NOTE 6 - NOTES RECEIVABLE

An affiliate has a note receivable due from Jeff Corcoran, a related party as more fully described in Note 14.  The amount due has not been formally documented by the affiliate. It is considered to be non-interest bearing and due on demand.  Total amount due at December 31, 2006 is $81,788.

The remaining notes receivable at December 31, 2006, of $146 have no payment terms.

NOTE 7 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31, 2006:

Land	$138,300
Land improvements	120,110
Building	973,690
Computer equipment	64,256
Furniture and fixtures	82,850
Vehicles	74,294
Machinery and equipment	32,529
Total - at cost	1,486,029
Less accumulated depreciation	166,445

Net property and equipment	$1,319,584

Total depreciation expense charged to operations was $72,755 for the year ended December 31, 2006.

COM-TEC SECURITY, LLC AND ITS AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

NOTE 8 - ACCRUED EXPENSES

Accrued expenses consist of the following at December 31, 2006:

Wages	$145,362
Payroll taxes	8,924
Vacation	2,041
Sales tax	117,293
Interest	7,146
Self-insurance reserve	5,000
Estimated loss on contracts	1,438

Total accrued expenses	$287,204

NOTE 9 - LINES-OF-CREDIT

Lines-of-credit consist of the following at December 31, 2006:

Associated Bank:

The Company has available a $900,000 revolving line-of-credit, of which $665,000 was used as of December 31, 2006.  The line is due on April 7, 2008, and bears interest at the prime rate (8.25% at December 31, 2006).  The line-of-credit is secured by a general business security agreement.  Line-of-credit was paid in full during 2007. See Note 10 for more information.

The Company has available a $100,000 revolving line-of-credit, of which $-0- was used as of December 31, 2006.  The line is due on April 7, 2008, and bears interest at the prime rate (8.25% at December 31, 2006).  The line-of-credit has a 50% guarantee by the US Small Business Administration.  Per their guarantee, the line-of-credit will have a final maturity date 84 months from the date of the Note (October 2011) but will be reviewed by the bank annually.  The line-of-credit is secured by a general business security agreement, is personally guaranteed by Jeff Corcoran, and is guaranteed by JJC.  Line-of-credit was paid in full during 2007. See Note 10 for more information.

The Company has available a $350,000 revolving line-of-credit, of which $-0- was used as of December 31, 2006.  The line is due on April 7, 2008, and bears interest at the prime rate (8.25% at December 31, 2006).  The line-of-credit has a 50% guarantee by the US Small Business Administration.  Per their guarantee, the line-of-credit will have a final maturity date 84 months from the date of the Note (October 2011) but will be reviewed by the bank annually.  The line-of-credit is secured by a general business security agreement, is personally guaranteed by Jeff Corcoran, and is guaranteed by JJC.  Line-of-credit was paid in full during 2007. See Note 10 for more information.

Nicolet National Bank:

The Company entered into a $2,000,000 line-of-credit on January 9, 2007. The line is due on January 9, 2008 and bears interest at the prime rate less 0.50% (7.75% at December 31, 2006). The line-of-credit is secured by a general business security agreement, is personally guaranteed by Jeff Corcoran and is guaranteed by JJC.

COM-TEC SECURITY, LLC AND ITS AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

NOTE 10 - LONG-TERM DEBT

Long-term debt consists of the following at December 31, 2006:

Associated Bank:
The Company obtained a $500,000 term loan during 2004; due in monthly installments of $9,666 with a final payment due October 2009; including interest at prime plus 1.00% (9.25% at December 31, 2006). The loan has a 75% guarantee by the US Small Business Administration. The loan is secured by a general business security agreement, is personally guaranteed by Jeff Corcoran, and is guaranteed by JJC. Loan was paid in full during 2007.	$307,294

An affiliate obtained a $250,000 term loan during 2004; due in monthly installments of $4,121 with a final payment due April 2009; including interest at 7.75%. The loan is secured by a general business security agreement, is personally guaranteed by Jeff Corcoran, and is guaranteed by the Company. Loan was refinanced during 2006.	—

An affiliate obtained a $239,976 term loan during 2006; due in monthly installments of $4,000 through July 2009; including interest at 7.75%. The loan is secured by a general business security agreement, is personally guaranteed by Jeff Corcoran, and is guaranteed by the Company.	227,737

An affiliate obtained a $1,105,000 term loan during 2004; due in monthly installments of $9,076 with a final payment due April 2009; including interest at 7.75%. The loan is secured by real estate, a general business security agreement, is personally guaranteed by Jeff Corcoran, and is guaranteed by the Company.	1,048,126

Nicolet National Bank:
The Company entered into a $500,000 term loan on January 9, 2007. The loan is due in monthly installments of $10,000 with a final payment due January 2010; including interest at 7.375%. The loan is secured by a general business security agreement, is personally guaranteed by Jeff Corcoran and is guaranteed by JJC.	—

Total	1,583,157
Less current portion	151,560

Long-term portion	$1,431,597

Future maturities of long-term debt are as follows:

Years ending December 31:
2007	$151,560
2008	172,640
2009	1,258,957

Total	$1,583,157

COM-TEC SECURITY, LLC AND ITS AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

NOTE 10 - LONG TERM DEBT (CONTINUED)

The Company obtained a term loan and a line-of-credit with Nicolet National Bank to pay off the Company’s debt of $307,294 with Associated Bank on January 9, 2007. The term loan was obtained for $500,000 with the additional proceeds being applied to the line-of-credit balance.

NOTE 11 - 401(k) PROFIT SHARING PLAN

The Company has a 401(k) profit sharing plan.  Eligible employees can contribute up to the maximum amount of their eligible compensation that is allowed by the Federal Government each year.  The plan has a discretionary match for employees.  The Company may make discretionary profit sharing contributions to the plan.

For the plan year ended December 31, 2006, the Company contributed $-0-.

NOTE 12 - SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the period for interest	$186,771

The following non-cash transaction occurred:

An affiliate refinanced a term loan for a total of $188,642 with a new term loan.

NOTE 13 - BACKLOG

The Company backlog is the aggregate contract amount less revenue recognized using the percentage-of-completion method as described in Note 2.  The Company recognizes as backlog only those contracts on which it has received signed contracts or executed letters of intent to award a contract from its customers.  The Company has a backlog of approximately $6,780,000 at December 31, 2006.

NOTE 14 - RELATED PARTY TRANSACTIONS

Com-Tec Security, LLC is owned 100% by Jeff and Janell Corcoran.

JJC Valley Properties LLC is owned 100% by Jeff and Janell Corcoran.

Com-Tec California, LP is owned 50% by Com-Tec Security, LLC and 50% by Jeff Corcoran.

The Corcoran’s (either alone or together) own a majority in the following entities:

Corcoran Glass and Paint, Inc.

Corcoran Glass, LLC

Fox River Equipment Depot, LLC

COM-TEC SECURITY, LLC AND ITS AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

NOTE 14 - RELATED PARTY TRANSACTIONS (CONTINUED)

Related party transactions at December 31, 2006, are summarized below:

Related Party	Purpose	Amount

JJC Valley Properties LLC	Rent paid	$240,000

Fox River Equipment Depot, LLC	Interest paid	$14,605

Corcoran Glass and Paint, Inc	Product sold	$22,198

Corcoran Glass, LLC	Services purchased	$24,083

The Company leases its manufacturing facility and building site from JJC.  See Note 3.

NOTE 15 - SELF FUNDED INSURANCE

The Company is self-funding a health insurance plan that provides medical, dental, vision and prescription benefits for eligible employees.  The Company has an excess loss policy, which contains a $30,000 deductible per employee per year, with an aggregate maximum loss determined at the end of the policy period in accordance with the terms of the agreement.  Under its self-funded insurance plan, the Company accrues the estimated expense of health care costs based on claims filed subsequent to year-end and an additional estimated amount for incurred but not yet reported claims.  An accrual for such costs of $5,000 is recorded at December 31, 2006. Claim payments based on actual claims ultimately filed could differ materially from these estimates.

NOTE 16 - SIGNIFICANT CONCENTRATIONS

Generally accepted accounting principles require disclosure of information about certain significant estimates and current vulnerabilities due to certain concentrations.  These matters include the following:

Sales from major customers:

Approximately 23% and 13% of the Company’s sales for the year ended December 31, 2006 were from two unrelated customers.  Accounts receivable at December 31, 2006 for these customers was $643,054 and $813,585, respectively.

COM-TEC SECURITY, LLC AND ITS AFFILIATES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

Note 17 - SUBSEQUENT EVENT

Change in Ownership:

On January 31, 2008, 100% ownership of the Company was acquired by ISI Controls, LTD, a subsidiary of Argyle Security, Inc.

In conjunction with the change in ownership, the debt obligations with Nicolet National Bank were paid in full.  In addition, on February 1, 2008 the Company entered into a lease agreement with JJC for its manufacturing facility and building site.  The lease has a five year term ending on January 31, 2013.  The lease agreement will require a monthly payment of $14,000 through the end of the lease period after a two year rental abatement period.

Pending Litigation:

Subsequent to year end, the Company was named as a party in a lawsuit regarding deficiencies in one of the projects where the Company functioned as a subcontractor.  The lawsuit seeks an undetermined amount of damages.  No amount has been accrued in these financial statements since the outcome of this matter is uncertain, and since the resulting liability, if any, cannot be determined.  Additionally, management has determined that the potential damages are likely to be covered under the Company’s insurance policy.  However, it is at least reasonably possible that a liability could result in the near term.

SUPPLEMENTAL INFORMATION

COM-TEC SECURITY, LLC AND ITS AFFILIATES

CONSOLIDATING BALANCE SHEET

December 31, 2006

	Com-Tec	JJC Valley	Com-Tec
	Security LLC	Properties LLC	California LP	Eliminations	Consolidated

ASSETS

CURRENT ASSETS
Cash	$115,720	$36,492	$—	$—	$152,212
Contract receivables, less allowance for doubtful accounts of $80,000	2,370,610	—	101,452	—	2,472,062
Notes receivable	53,015	81,788	—	(52,869)	81,934
Inventories	338,643	—	—	—	338,643
Costs in estimated earnings in excess of billings on uncompleted contracts	544,400	—	—	—	544,400
Prepaid expenses	107,042	—	—	—	107,042
Total current assets	3,529,430	118,280	101,452	(52,869)	3,696,293

PROPERTY AND EQUIPMENT, NET	82,142	1,237,442	—	—	1,319,584

OTHER ASSETS
Loan fees, less accumulated amortization of $3,074	8,714	—	—	—	8,714

TOTAL ASSETS	$3,620,286	$1,355,722	$101,452	$(52,869)	$5,024,591

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$761,029	$—	$—	$—	$761,029
Current maturities of long-term debt	91,421	60,139	—	—	151,560
Deferred revenue	85,074	—	—	—	85,074
Warranty reserves	22,992	—	—	—	22,992
Billings in excess of costs and estimated earnings on uncompleted contracts	188,518	—	—	—	188,518
Accrued expenses	287,204	—	—	—	287,204
Due to related party	—	—	52,869	(52,869)	—
Total current liabilities	1,436,238	60,139	52,869	(52,869)	1,496,377

LONG-TERM LIABILITIES
Lines-of-credit	665,000	—	—	—	665,000
Long-term debt, less current maturities above	215,873	1,215,724	—	—	1,431,597
Total long-term liabilities	880,873	1,215,724	—	—	2,096,597

Total liabilities	2,317,111	1,275,863	52,869	(52,869)	3,592,974

NONCONTROLLING INTEREST IN AFFILIATES	—	79,859	48,583	—	128,442

MEMBERS’ EQUITY	1,303,175	—	—	—	1,303,175

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$3,620,286	$1,355,722	$101,452	$(52,869)	$5,024,591

COM-TEC SECURITY, LLC AND ITS AFFILIATE

CONSOLIDATING STATEMENT OF OPERATIONS

December 31, 2006

	Com-Tec	JJC Valley	Com-Tec
	Security LLC	Properties LLC	California LP	Eliminations	Consolidated

REVENUE
Contract revenue earned	$8,531,235	$—	$169,766	$—	$8,701,001
Rental income	—	240,000	—	(240,000)	—
Total revenue	8,531,235	240,000	169,766	(240,000)	8,701,001

COST OF REVENUE EARNED	6,153,168	—	182,162	—	6,335,330
`
Gross profit (loss)	2,378,067	240,000	(12,396)	(240,000)	2,365,671

OPERATING EXPENSES	1,619,276	48,645	—	(240,000)	1,427,921

Income (loss) from operations	758,791	191,355	(12,396)	—	937,750

OTHER INCOME (EXPENSE)
Other income	5,483	—	—	—	5,483
Interest expense	(70,179)	(105,521)	—	—	(175,700)
Total other expense	(64,696)	(105,521)	—	—	(170,217)

Income (loss) before noncontrolling interest in net income (loss) of affiliates	694,095	85,834	(12,396)	—	767,533

NONCONTROLLING INTEREST IN NET INCOME (LOSS) OF AFFILIATES	—	(85,834)	12,396	—	(73,438)

NET INCOME	$694,095	$—	$—	$—	$694,095

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the acquisitions by Argyle Security, Inc. (Argyle, we, our) of ISI Detention Contracting Group, Inc. (ISI) and Com-Tec Security, LLC (Com-Tec). These acquisitions have been accounted for as purchase business combinations. These unaudited pro forma condensed combined financial statements have been prepared from the historical consolidated financial statements of Argyle, ISI and Com-Tec and should be read in conjunction therewith.  The Company has included only ISI and Com-Tec in the following discussion because only these acquisitions were deemed significant pursuant to Rule 3-05 of Regulation SX.

On July 31, 2007, following the stockholder approval and pursuant to the terms of the merger agreement, Argyle acquired all of the assets and liabilities of ISI. As a result of the merger, ISI became a wholly owned subsidiary of Argyle.

At the closing of the merger, the following consideration was paid by the Company to the stockholders and debt holders of ISI:

•	$18.6 million in cash;

•	1,180,000 shares of common stock of Argyle (valued at approximately $9.2 million); and

•	$1.9 million of unsecured promissory notes convertible into shares of common stock of the Company at a conversion price of $10 per share.

The value of Argyle common stock issued as merger consideration is based on the average closing price of Argyle’s common stock for the two days prior to, including the day of, and two days subsequent to the second amendment to the merger agreement resulting in the final negotiated purchase price (June 29, 2007) of $7.78 per share. Based on the cash paid, common stock and convertible promissory note issued, and capitalized merger transaction costs of $2.7 million, the transaction was valued for accounting purposes at $32.4 million.

On January 31, 2008, ISI Controls, Ltd. (ISI-Controls), a wholly owned subsidiary of ISI, closed a transaction, pursuant to which ISI-Controls acquired 100% of the outstanding units of Com-Tec, resulting in Com-Tec becoming a wholly owned subsidiary of ISI-Controls. Com-Tec is engaged in the business of custom design, manufacture and installation of electronic security and communication systems.

In consideration for the sale of the units to ISI-Controls, the holders of units in Com-Tec received cash in the amount of $3.0 million and a secured subordinated promissory note in the aggregate principal amount of $3.5 million. The aggregate principal amount of the Com-Tec promissory note may be reduced depending on the occurrence of certain events described in the unit purchase agreement by and among ISI-Controls, the Seller and Jeffrey E. Corcoran as the Seller Representative. The Com-Tec promissory note is guaranteed by and secured by the assets of ISI and the Company, which bears interest at 7% per year and will become due and payable on April 1, 2011.

The following pro forma condensed combined financial statements are presented to illustrate the effects of the acquisitions on the historical financial position and operating results of Argyle, ISI and Com-Tec. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2008 gives effect to the Com-Tec acquisition as if it had occurred at the beginning of the period presented, and combines the (i) unaudited statements of operations of Argyle for the three months ended March 31, 2008 (ii) unaudited statement of operations of Com-Tec for the month ended January 31, 2008 (the date of acquisition).  The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2007 gives effect to the ISI ad Com-Tec acquisitions as if they had occurred at the beginning of the period presented, and combines the (i) audited statements of operations of Argyle for the year ended December 31, 2007 (ii) audited statement of operations of ISI from January 1, 2007 to July 31, 2007 (date of acquisition) and (iii) the audited statement of operation of Com-Tec for the year ended December 31, 2007.

The unaudited pro forma condensed combined financial statements do not include the realization of potential cost savings from operating efficiencies, synergies or other restructurings that may result from the acquisition.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this document. The pro forma information should be read in conjunction with the accompanying notes hereto, Argyle’s historical financial statements and related notes thereto as filed with the Securities and Exchange Commission (SEC), ISI’s historical financial statements and related notes thereto as filed with the SEC and Com-Tec’s historical financial statements and related notes included elsewhere in this filing.

Argyle Security, Inc

Unaudited Pro Forma Condensed Combined Statement of Operations

Three months ended March 31, 2008

(in thousands except share data)

			Pro Forma		Pro Forma
	Argyle	Com-Tec	Adjustments		Combined
Net revenues:
Contract revenues	$25,188	$1,718	$—		$26,906
Contract revenues - related party	6,943	—	—		6,943
Service and other revenues	5,466	—	—		5,466
Total net revenue	37,597	1,718	—		39,315
Cost of revenues:
Contract costs	25,670	1,370	—		27,040
Service and other costs, including amortization of intangibles	5,523	—	36	(a)	5,559
Total cost of revenues	31,193	1,370	36		32,599
Gross profit	6,404	348	(36)		6,716
Operating expenses:					—
Salaries and related expenses, including stock-based compensation	3,369	208	—		3,577
Consulting fees and outside services	945	3	—		948
Depreciation	459	3			462
Other general and administrative expenses	1,588	85	(5)	(o)	1,668
Amortization of intangible assets	421	—	21	(a)	442
Total operating expenses	6,782	299	16		7,097
Operating income	(378)	49	(52)		(381)
Other income (expense):					—
Interest income	26	—	—		26
Interest expense	(799)	(5)	(21)	(i)
			5	(n)
			(24	)(p)	(844)
Total other income (expense)	(773)	(5)	(40)		(818)
Income (loss) before provision for income taxes	(1,151)	44	(92)		(1,199)
Provision (benefit) for income taxes	(417)	—	(34	)(q)	(451)
Net income (loss)	$(734)	$44	$(58)		$(748)

Weighted-average number of shares outstanding:
Basic	5,749,342				5,749,342
Diluted	5,749,342				5,749,342
Net income (loss) per share:
Basic	$(0.13)				$(0.13)
Diluted	$(0.13)				$(0.13)

See notes to unaudited pro forma condensed combined financial statements

Argyle Security, Inc
Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2007

(in thousands, expect share data)

				Pro Forma		Pro Forma
	Argyle	ISI	Com-Tec	Adjustments		Combined
Net revenues:
Contract revenues	$24,341	$19,948	$9,593	$—		$53,882
Contract revenues - related party	15,048	16,740	—	—		31,788
Service and other revenues	4,664	6,446	—	—		11,110
Total net revenue	44,053	43,134	9,593	—		96,780
Cost of revenues:
Contract costs	29,435	28,626	7,591	—		65,652
Service and other costs, including amortization of intangibles	4,585	4,890	—	2,403	(a)	11,878
Total cost of revenues	34,020	33,516	7,591	2,403		77,530
Gross profit	10,033	9,618	2,002	(2,403)		19,250
Operating expenses:						—
Salaries and related expenses, including stock-based compensation	3,891	4,641	724	681	(d)
				(1,364	)(e)	8,573
Consulting fees and outside services	1,686	194	104	—		1,984
Depreciation	737	476	83	81	(b)	1,377
Other general and administrative expenses	2,943	2,282	746	(139)	(o)	5,832
Amortization of intangible assets	555	204	—	1,031	(a)
				(204	)(c)	1,586
Total operating expenses	9,812	7,797	1,657	86		19,352
Operating income	221	1,821	345	(2,489)		(102)
Other income (expense):						—
Interest income	1,005	4	1	(896	)(f)
				133	(g)	247
Interest expense	(838)	(3,009)	(70)	1,400	(h)
				(245	)(i)
				675	(j)
				93	(k)
				31	(l)
				(56	)(m)
				70	(n)
				(287	)(p)	(2,236)
Total other income (expense)	167	(3,005)	(69)	918		(1,989)
Income (loss) before provision for income taxes	388	(1,184)	276	(1,571)		(2,091)
Provision (benefit) for income taxes	169	(1,053)	—	(597	)(q)	(1,481)
Net income (loss)	$219	$(131)	$276	$(974)		$(610)

Weighted-average number of shares outstanding:
Basic	5,187,086					5,749,342
Diluted	6,213,189					5,749,342
Net income (loss) per share:
Basic	$0.04					$(0.11)
Diluted	$0.04					$(0.11)

See notes to unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. GENERAL

Argyle has accounted for the acquisitions of ISI and Com-Tec as purchase business combinations under the provisions of SFAS No. 141 and 142. The purchase price includes the initial cash consideration paid and the promissory note issued at closing, plus estimated direct acquisition costs.  The purchase price does not include any reductions to the Com-Tec Promissory Note that are dependent on the occurrence of certain events described in the Unit Purchase Agreement. The actual amount of future adjustments, if any, will be recognized as an adjustment to the purchase price in the period in which the adjustments are recorded.  The purchase price allocation will be finalized when all necessary information is obtained which is expected to occur within one year of the consummation of the transaction.

2. UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

The accompanying unaudited pro forma condensed combined statements of operations have been prepared as if the ISI and Com-Tec acquisitions were consummated as of the beginning of the earliest period presented.  Pro forma adjustments were made to reflect:

(a)          Amortization of acquired intangible assets based on the straight-line method of amortization and using the amortization periods as follows (in thousands):

			Amortization		Pro Forma Adjustments
			Period	Annual	Three Months	Year Ended
	ISI	Com-Tec	(in months)	Amortization	March 31, 2008	December 31, 2007
(in thousands Intangible assets:
Customer relationships	$11,625	$760	113 - 120	$1,282	$5	$795
Customer backlog	4,359	590	12 - 16	3,740	36	2,403
Non-competation agreements	—	190	24	95	7	95
Software	300	250	36	183	9	142
Total intangible assets	$16,284	$1,790		$5,300	$57	$3,434

Trade names and goodwill resulting from the acquisitions are not amortized in accordance with the provisions of SFAS No. 142.

(b)	Additional depreciation resulting from increased basis of property and equipment acquired for ISI of $418,000 based on estimated useful lives of 36 months.

(c)	To record the elimination of historical amortization expense for ISI due to the elimination of the related ISI intangible assets upon acquisition by Argyle.

(d)	To record additional salaries and FAS 123R compensation expense as a result of the ISI acquisition.

(e)	To record the elimination of non-recurring charges relating to the stock appreciation rights incurred in connection with the ISI acquisition.

(f)	To eliminate interest income earned on cash used for the ISI acquisition that was held in trust.

(g)	To eliminate interest income earned on cash used for the ISI acquisition that was held in money market accounts.

(h)	To eliminate interest expense on warrants which were exercised in connection with the ISI acquisition.

(i)	To record additional interest expense on $3.5 million at 7.0% for the Com-Tec Promissory Note.

(j)	To reduce interest expense on related party unsecured debt that was reduced from $16.0 million to $6.0 million at 11.58% at date of ISI acquisition.

(k)	To eliminate accretion of interest on warrants which were exercised in connection with the ISI acquisition.

(l)	To record the reduction of deferred interest on redemptive shares.

(m)	To record additional interest on $1.9 million at 5.0% for the ISI Seller Notes.

(n)	To eliminate interest expense related to Com-Tec debt that was paid off in connection with the acquisition.

(o)	To reduce Com-Tec rent expense.

(p)	To record additional interest on $3.2 million cash paid for Com-Tec @ 9.0%.

(q)	To adjust income taxes for pro forma income adjustments.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

SEC Registration fee	$410
Accounting fees and expense	25,000
Printing and engraving expenses	15,000
Legal fees and expenses	25,000
Miscellaneous	1,000
Total	$66,410

Item 14. Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of our amended and restated certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

The Registrant’s amended and restated certificate of incorporation provides that no director of the Corporation shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision of the Registrant’s amended and restated certificate of incorporation shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this provision of the Registrant’s amended and restated certificate of incorporation shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Registrant existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

Bylaws. The Registrant’s bylaws provide for the indemnification of the officers and directors of the Registrant to the fullest extent permitted by the DGCL. The bylaws provide that each person who was or is made a party to, or is threatened to be made a party to, any civil or criminal action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Registrant shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL against all expense, liability and loss, including, without limitation, attorneys’ fees, incurred by such person in connection therewith, if such person acted in good faith and in a manner such person reasonably believed to be or not opposed to the best interests of the Registrant and had no reason to believe that such person’s conduct was illegal.

Insurance. The Registrant maintains directors and officers liability insurance, which covers directors and officers of the Registrant against certain claims or liabilities arising out of the performance of their duties.

Indemnification Agreements. The Registrant has entered into agreements to indemnify its directors and executive officers. These agreements provide for indemnification of the Registrant’s directors and executive officers to the fullest extent permitted by the DGCL against all expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in actions or proceedings, including actions by the Registrant or in its right, arising out of such person’s services as a director or executive officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provided services at the Registrant’s request.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, we sold the following securities without registration under the Securities Act:

Number of
Stockholders	Shares
Argyle Joint Venture	296,875
Argyle New Ventures, L.P	296,875
Ron Chaimovski	296,875
John J. Smith	46,875

Such shares were issued on June 23, 2005 in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to sophisticated, wealthy individuals. The shares issued to the individuals and entities above were sold for an aggregate offering price of $25,000 or $0.027 per share. No underwriting discounts or commissions were paid with respect to such sales.

On July 13, 2005, the aforementioned stockholders were issued options to purchase such additional number of shares as would maintain their respective percentage ownership in the event the underwriters’ over-allotment option is exercised. The maximum number of shares that each existing stockholder can purchase pursuant to this option is:

Maximum
Number
Stockholders	of Shares
Argyle Joint Venture	43,047
Argyle New Ventures, L.P	43,047
Ron Chaimovski	43,047
John J. Smith	6,797

The exercise price of these options was $0.027 per share. Such options were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were issued to sophisticated, wealthy individuals. No underwriting discounts or commissions were paid with respect to such options.  On February 1, 2006 18,761 of the aforementioned options were exercised and the remaining options expired unexercised.

On September 23, 2005, Messrs. Marbut and Chaimovski, along with their affiliated entities, transferred an aggregate of 70,313 of their shares and a pro rata portion of their over-allotment options to Wesley Clark in connection with his appointment to the board of directors.

On January 24, 2006, we sold 125,000 units to Ron Chaimovski and Argyle New Ventures, L.P. for an aggregate purchase price of $1,000,000, or $8.00 per unit. Each unit consists of one share of common stock and a warrant to purchase one share of common stock, exercisable at $5.50 per share. The securities were sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act since they were sold to sophisticated, wealthy individuals. We paid Rodman & Renshaw, LLC a placement fee of $60,000 in connection with this placement.

On January 30, 2006, we sold a warrant to purchase 187,500 units to the two co-managing underwriters in the offering for an aggregate of $100. The exercise price per unit is $8.80, and each unit consists of one share of common stock and a warrant to purchase one share of common stock, exercisable at $5.50 per share. The securities were sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act since they were sold to the underwriters in our initial public offering. No underwriting discounts or commissions were paid with respect to such securities.

On March 16, 2007, the Company issued 37,500 warrants to 7 accredited investors. The warrants are exercisable at $5.50 per share of common stock and expire on January 24, 2011. The warrants also may be exercised on a net-share basis by the holders of the warrants. The securities were sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act since they were sold to sophisticated, wealthy individuals. No underwriting discounts or commissions were paid with respect to the sale of such securities.

On July 31, 2007, in connection with the consummation of the acquisition of ISI by Argyle, the stockholders of ISI were issued an aggregate of 1,180,000 shares of common stock of Argyle (valued at approximately $9,180,000). The shares of Argyle’s common stock issued to the ISI stockholders were not registered under the Securities Act in reliance upon the exemption from the registration requirements provided in Section 4(2) of the Securities Act.

On January 25, 2008, the Company granted an aggregate of 85,000 shares of the Company’s restricted common stock to 9 of its executive officers and directors. Shares granted to the directors vested immediately and shares grant to the executive officers vest one-third on December 31 of each of 2008, 2009 and 2010.  The shares of Argyle’s common stock issued to the ISI stockholders were not registered under the Securities Act in reliance upon the exemption from the registration requirements provided in Section 4(2) of the Securities Act.  No fees or commissions were paid in connection with such issuance.

On January 25, 2008, the Company granted stock options to purchase an aggregate of 100,000 shares of the Company’s common stock to 12 employees. The options have a strike price of $7.55 and vest December 31 in three equal tranches on each of 2008, 2009 and 2010.  The shares of Argyle’s common stock issued to the ISI stockholders were not registered under the Securities Act in reliance upon the exemption from the registration requirements provided in Section 4(2) of the Securities Act. No fees or commissions were paid in connection with such issuance.

In 2007, the Company issued 130,000 shares of restricted stock under the 2007 Incentive Plan to 9 of the Company’s officers and directors.  Shares granted to the directors vested immediately and shares grant to the executive officers vest one-third on December 31 of each of 2008, 2009 and 2010.  The shares of Argyle’s common stock issued to the ISI stockholders were not registered under the Securities Act in reliance upon the exemption from the registration requirements provided in Section 4(2) of the Securities Act. No fees or commissions were paid in connection with such issuance.

In 2007, the Company granted options to purchase 125,000 shares of the Company’s common stock 10 employees. The options have a strike price of $7.80 and vest December 31 in three equal tranches on each of 2008, 2009 and 2010.  The shares of Argyle’s common stock issued to the ISI stockholders were not registered under the Securities Act in reliance upon the exemption from the registration requirements provided in Section 4(2) of the Securities Act.  No fees or commissions were paid in connection with such issuance.

On April 23, 2008, we closed on a private placement of 18,750 shares of our Series A Convertible Preferred Stock, for an aggregate purchase price of $15,000,000.  The offering was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act. The units were offered and sold only to “accredited investors,” as that term is defined under Rule 501 of Regulation D.  Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc., served as the exclusive placement agent for the offering and received $900,000 and five year warrants to purchase 112,500 shares of the Company’s common stock at an exercise price of $8.00 per share as a placement fee.  Each of the investors in the offering executed a securities purchase agreement dated as of April 22, 2008.  No form of general solicitation or general advertising was conducted in connection with the sale. Each of the shares of the Company’s Series A Convertible Preferred Stock contains restrictive legends preventing the sale, transfer or other disposition of such Series A Convertible Preferred Stock unless registered under the Securities Act. Any shares of our common stock issued pursuant to the Series A Convertible Preferred Stock shall also contain restrictive legends preventing the sale, transfer or other disposition of such shares unless registered under the Securities Act.  The shares of Argyle’s common stock issued to the ISI stockholders were not registered under the Securities Act in reliance upon the exemption from the registration requirements provided in Section 4(2) of the Securities Act.

Item 16, Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
3.1	Third Amended and Restated Certificate of Incorporation (13)
3.2	By-laws(1)
3.3	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (11)
4.1	Specimen Unit Certificate(1)
4.2	Specimen Common Stock Certificate (1)
4.3	Specimen Warrant Certificate(1)
4.4	Form of Warrant Agreement between American Stock Transfer & Trust Company and the Registrant(1)
4.5	Form of Unit Purchase Option granted to Rodman & Renshaw, LLC(1)
4.6	Warrant to Purchase Common Stock between the Company and Wesley Clark (7)
4.7	Warrant to Purchase Common Stock between the Company and John J. Smith (7)
4.8	Warrant to Purchase Common Stock between the Company and Bob Marbut (7)
4.9	Warrant to Purchase Common Stock between the Company and Ron Chaimovski (7)
4.10	Warrant to Purchase Common Stock between the Company and Graham Wallis (7)
4.11	Warrant to Purchase Common Stock between the Company and Alan Wachtel (7)
4.12	Warrant to Purchase Common Stock between the Company and Argyle Global Opportunities, L.P. (7)
5.1	Opinion of Loeb & Loeb LLP(*)
10.1	Form of Stock Escrow Agreement between the Registrant, American Stock Transfer & Trust Company and the pre-offering stockholders (1)
10.2	Form of Registration Rights Agreement among the Registrant and the pre- initial public offering stockholders(1)
10.3	Warrant Clarification Agreement between the Company and American Stock Transfer & Trust Company, dated August 10, 2006 (2)
10.4	Unit Purchase Option Clarification Agreement between the Company and I-Bankers, Inc., dated August 10, 2006 (2)
10.5	Unit Purchase Option Clarification Agreement between the Company and Rodman & Renshaw, LLC, dated August 10, 2006 (2)
10.6	Merger Agreement by and among Argyle Security, Inc., ISI Security Group, Inc. and ISI Detention Contracting, Inc. (4)
10.7	Lease between the Company and Frost National Bank, Trustee For A Designated Trust (5)
10.8	Unit Purchase Agreement between and among ISI Controls, Ltd., Com-Tec Security, LLC, the holders of units in Com-Tec and Jeffery E. Corcoran (9)
10.9	First Amendment to the Lease Agreement between the Company and Frost National Bank, Trustee for a Designated Trust dated January 19, 2007. (12)
10.10	Second Amendment to the Lease Agreement between the Company and Frost National Bank, Trustee for a Designated Trust dated January 18, 2008. (12)
10.11	Guarantee of Lease Agreement dated February 6, 2008 between the Company and Investment Property, Ltd. for the guarantee of ISI’s lease for its facility in San Antonio. (12)
10.12	Asset Purchase Agreement between ISI Detention Contracting Group, Inc, and Peterson Detention Inc. dated as of January 1, 2008 (9)
10.13	Guaranteed Convertible Promissory Note by ISI Detention Contracting Group, Inc. in favor of Peterson Detention Inc. dated as of January 1, 2008 (9)
10.14	Guaranteed Convertible Promissory Note by ISI Detention Contracting Group, Inc. in favor of Peterson Detention Inc. dated as of January 1, 2008 (9)
10.15	Employment Agreement between ISI Detention Contracting Group, Inc. and Michael Peterson dated as of January 1, 2008 (9)
10.16	Employment Agreement between ISI Detention Contracting Group, Inc. and Leonard Peterson dated as of January 1, 2008 (9)
10.17	Note and Warrant Purchase Agreement between ISI Detention Contracting Group, Inc, William Blair Mezzanine Capital Fund III, L.P. and the Guarantors dated October 22, 2004. (12)
10.18

Omnibus First Amendment to Note and Warrant Purchase Agreement between ISI Detention Contracting Group, Inc, William Blair Mezzanine Capital Fund III, L.P. and the Guarantors dated November 1, 2005. (12)

10.19	Omnibus Second Amendment to Note and Warrant Purchase Agreement between ISI Detention Contracting Group, Inc, William Blair Mezzanine Capital Fund III, L.P. and the Guarantors. (12)

10.20	Third Amendment to Note and Warrant Purchase Agreement dated January 2, 2008 by and among ISI, Argyle and the other Guarantors, and William Blair Mezzanine Capital Fund III, L.P. (9)
10.21	Senior Subordinated Promissory Note of ISI issued to William Blair Mezzanine Capital Fund III, L.P., dated January 2, 2008 (9)
10.22	Unsecured Promissory Note by MCFSA, Inc. in favor of Fire Quest, Inc., dated as of January 1, 2008 (9)
10.23	Unit Purchase Agreement by and between ISI Controls, Ltd., the holders of units in Com-Tec and Jeffrey E. Corcoran, as the Seller (10)
10.24	Subordinated Promissory Note by ISI Controls, Ltd. in favor of Jeffrey E. Corcoran and Janell D. Corcoran (10)
10.25	Amended and Restated Loan and Security Agreement by and between ISI Security Group, Inc. and LaSalle Bank National Association (10)
10.26	Amended and Restated Revolving Note by ISI Security Group in favor of LaSalle Bank National Association dated January 23, 2008 (10)
10.27	Term Note by ISI Security Group in favor of LaSalle Bank National Association dated January 23, 2008 (10)
10.28	Amended and Restated Pledge Agreement among ISI Security Group, Inc., its wholly owned subsidiaries and LaSalle Bank National Association dated January 23, 2008 (10)
10.29	Amended and Restated Pledge Agreement among ISI Security Group, Inc., its wholly owned subsidiaries and LaSalle Bank National Association dated January 23, 2008 (10)
10.30	Amended and Restated Continuing Unconditional Guaranty among ISI Security Group, Inc., its wholly owned subsidiaries and LaSalle Bank National Association dated January 23, 2008 (10)
10.31	Note and Warrant Acquisition Agreement between the Company and Wesley Clark (6)
10.32	Note and Warrant Acquisition Agreement between the Company and John J. Smith (6)
10.33	Note and Warrant Acquisition Agreement between the Company and Bob Marbut (6)
10.34	Note and Warrant Acquisition Agreement between the Company and Ron Chaimovski (6)
10.35	Note and Warrant Acquisition Agreement between the Company and Graham Wallis (6)
10.36	Note and Warrant Acquisition Agreement between the Company and Alan Wachtel (6)
10.37	Note and Warrant Acquisition Agreement between the Company and Argyle Global Opportunities, L.P. (6)
10.38	Note made by the Company in favor of Wesley Clark (6)
10.39	Note made by the Company in favor of John J. Smith (6)
10.40	Note made by the Company in favor of Bob Marbut (6)
10.41	Note made by the Company in favor of Ron Chaimovski (6)
10.42	Note made by the Company in favor of Graham Wallis (6)
10.43	Note made by the Company in favor of Alan Wachtel (6)
10.44	Note made by the Company in favor of Argyle Global Opportunities, L.P. (6)
10.45	Second Fully Restated Commercial Lease Agreement by and between Green Wing Management, Ltd. and ISI Security Group, Inc., dated July 31, 2007. (9)
10.46	First Fully Restated Commercial Lease Agreement by and between Green Wing Management, Ltd. and ISI Security Group, Inc., dated July 31, 2002. (9)
10.47	Form of Non-Qualified Option Agreement (9)
10.48	Form of Restricted Stock Agreement (12)
10.49	Form of Incentive Stock Option Agreement (12)
10.50	Sixth Amendment to Loan and Security Agreement by and between LaSalle Bank National Association and ISI Security Group, Inc., dated September 14, 2007. (9)
10.51	Allonge to Second Agreement and Restated Senior Subordinated Promissory Note by and between ISI Security Group, Inc., and William Blair Mezzanine Capital Fund III, LP, dated September 14, 2007. (9)
10.52	Employment Agreement dated October 19, 2004 between Sam Youngblood and Detention Contracting Group, Ltd. (12)
10.53	Employment Agreement dated October 19, 2004 between Don Carr and Detention Contracting Group, Ltd. (12)
10.54	Employment Agreement dated October 19, 2004 between Tim Moxon and Metroplex Control Systems, Inc. (12)
10.55	Employment Agreement dated October 19, 2004 between Mark McDonald and Metroplex Control Systems, Inc. (12)
10.56	Intellectual Property Rights Transfer Agreement dated March 4, 2008 by and between Mark McDonald and ISI Security Group, Inc. (12)

10.57

Assignment and Amendment of Lease effective as of January 1, 2008 by and between CC&E LLC, a California limited liability company (Landlord), Peterson Detention, Inc., a California corporation (Assignor) and ISI Detention Contracting Group, Inc., a California corporation (Assignee) covering 577 North Batavia Street, Orange, California. (12)

10.58

Assignment of Lease effective as of January 1, 2008 by and between SAK Properties, LLC, an Arizona limited liability company (Landlord), Peterson Detention, Inc., a California corporation (Assignor) and ISI Detention Contracting Group, Inc., a Texas corporation (Assignee) covering 990 South Cherry, Tucson, Arizona. (12)

10.59

Lease Agreement dated February 1, 2008 by and between J.J.C. Valley Properties, LLC (Lessor) and ISI Controls, Ltd. (Lessee) covering 3030 East Goodland Drive, City of Appleton, Outagamie County, Wisconsin. (12)

10.60	Lease Agreement dated January 19, 1996 by and between Neil Fielder (Landlord) and ISI Controls, Ltd. (Lessee) as amended, covering 2472 Southwell Drive, Dallas, Callas County, Texas. (12)
10.61

Arapahoe Business Park I Lease Agreement dated as of November 19, 2002 by and between WKB Value Partners (Landlord) and MCFSA, Ltd. (Tenant) covering 7388 South Revere Parkway, Suite 601, Centennial Colorado. (12)

10.62	Industrial Building Lease dated as of December 20, 2006 by and between Carlyle/FR Houston Investors, L.P. (Landlord), and MCFSA, Ltd. (Tenant) covering 10624 Rockley Road, Houston, Texas 77099. (12)
10.63	Lease dated as of July 31, 2007 by and between Indiana Automation, Inc. (Landlord) and Metroplex (Tenant) covering 8001 East 196th Street, Noblesville, Indiana 46062. (12)
10.64	Commercial Lease dated January 1, 2008 by and between William L. Cavin (Landlord) and MCFSA, Ltd. (Tenant) covering 7823 Fortune Drive, Bexar County, Texas. (12)
10.65

Commercial-Industrial Lease Agreement dated as of February 1, 2008 by and between Investment Properties, Ltd. (Landlord) and ISI Security Group, Inc. (Tenant) covering 12915 Delivery Drive, San Antonio, Texas 78247. (12)

10.66

First Fully Restated Commercial Lease Agreement effective August 1, 2007 by and between Green Wing Management, Ltd. (Lessor) and ISI Controls, Ltd (Lessee) covering 12902 and 12906 Flagship Drive, San Antonio, Bexar County, Texas. (12)

10.67

Second Fully Restated Commercial Lease Agreement effective August 1, 2007 by and between Green Wing Management, Ltd. (Landlord) and ISI Detention Contracting Group, a Texas corporation (Lessee) covering 12903 and 12918 Delivery Drive, San Antonio, Bexar County, Texas. (12)

10.68	Securities Purchase Agreement, dated as of April 22, 2008, among the Company, certain stockholders and purchasers named therein (11)
23.1	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)(*)
23.2	Consent of Ernst & Young LLP
23.3	Consent of Goldstein Golub Kessler LLP
23.4	Consent of Padgett, Stratemann & Co., L.L.P
23.5	Consent of Clifton Gunderson LLP
24	Power of Attorney (included on page II-6)

(1) Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-124601).

(2) Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

(3) Incorporated by reference to the Registrant’s Current Report on Form 8-K dated March 14, 2007.

(4) Incorporated by reference to the Registrant’s Current Report on Form 8-K dated December 8, 2006.

(5) Incorporated by reference to the Registrant’s Current Report on Form 8-K dated April 20, 2006.

(6) Incorporated by reference to the Registrant’s Current Report on Form 8-K dated April 16, 2007.

(7) Incorporated by reference to the Registrant’s current report on Form 8-K dated September 13, 2007.

(8) Incorporated by reference to the Registrant’s quarterly report on Form 10-Q for the quarter ended September 30, 2007.

(9) Incorporated by reference to the Registrant’s Current Report on Form 8-K dated January 2, 2008.

(10) Incorporated by reference to the Registrant’s Current Report on Form 8-K dated February 6, 2008.

(11) Incorporated by reference to the Registrant’s Current Report on Form 8-K dated April 25, 2008.

(12) Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007.

(13) Incorporated by reference to the Registrant’s Proxy Statement filed on July 13, 2007.

(*) To be filed by amendment.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its U.S. counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the day of May 30, 2008.

ARGYLE SECURITY, INC.
By:	/s/ Bob Marbut

Bob Marbut,
Co-Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Bob Marbut and Donald F. Neville, individually, his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Bob Marbut
Bob Marbut	Chairman of the Board and Chief Executive Officer
	(Principal Executive Officer)	May 30, 2008

/s/ Ron Chaimovski
Ron Chaimovski	Vice Chairman of the Board and
	Co-Chief Executive Officer	May 30, 2008

/s/ Donald F. Neville
Donald F. Neville	Chief Financial Officer	May 30, 2008

/s/ Wesley K. Clark
Wesley K. Clark	Director	May 30, 2008

/s/ John J. Smith
John J. Smith	Director	May 30, 2008

/s/ Lloyd Campbell
Lloyd Campbell	Director	May 30, 2008

/s/ Walter Klein
Walter Klein	Director	May 30, 2008